   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 16, 1996


                                                       REGISTRATION NO. 333-4454
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                                AMENDMENT NO. 4

                                       TO

                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                              SCPIE HOLDINGS INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

           DELAWARE                            6719                           95-4557980
 (STATE OR OTHER JURISDICTION      (PRIMARY STANDARD INDUSTRIAL             (IRS EMPLOYER
               OF                  CLASSIFICATION CODE NUMBER)           IDENTIFICATION NO.)
INCORPORATION OR ORGANIZATION)

                          9441 WEST OLYMPIC BOULEVARD
                      BEVERLY HILLS, CALIFORNIA 90213-4015
                                 (310) 551-5900
              (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
       INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                            ------------------------

                            DONALD J. ZUK, PRESIDENT
                          9441 WEST OLYMPIC BOULEVARD
                                 P.O. BOX 4015
                      BEVERLY HILLS, CALIFORNIA 90213-4015
                                 (310) 551-5900
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                            ------------------------

                                    COPY TO:

                             DONALD P. NEWELL, ESQ.
                                LATHAM & WATKINS
                                 701 "B" STREET
                                   SUITE 2100
                        SAN DIEGO, CALIFORNIA 92101-1234
                                 (619) 236-1234
                            ------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:

  AS SOON AS PRACTICABLE AFTER THIS REGISTRATION STATEMENT BECOMES EFFECTIVE.
                            ------------------------

     If any of the securities being registered on this Form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. / /
                            ------------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                              SCPIE HOLDINGS INC.

                             CROSS REFERENCE SHEET
                    PURSUANT TO REGULATION S-K, ITEM 501(B)

                  ITEM NUMBER AND HEADING IN                     LOCATION OR HEADING IN
               FORM S-4 REGISTRATION STATEMENT                 PROXY STATEMENT/PROSPECTUS
               -------------------------------                 --------------------------
A.    INFORMATION ABOUT THE TRANSACTION
      1. Forepart of the Registration Statement and
         Outside Front Cover Page of Prospectus.........  Outside Front Cover Page
      2. Inside Front and Outside Back Cover Pages of
         Prospectus.....................................  Inside Front Cover Page; Outside Back
                                                          Cover Page
      3. Risk Factors, Ratio of Earnings to Fixed
         Charges and Other Information..................  Summary; Risk Factors
      4. Terms of the Transaction.......................  Summary; Information Concerning the
                                                          Special Meeting; The Merger
      5. Pro Forma Financial Information................  Selected Financial and Operating Data
      6. Material Contacts with the Company Being
         Acquired.......................................  Summary; The Merger
      7. Additional Information Required for Reoffering
         by Persons and Parties Deemed to be
         Underwriters...................................  Not Applicable
      8. Interests of Named Experts and Counsel.........  Not Applicable
      9. Disclosure of Commission Position on
         Indemnification for Securities Act
         Liabilities....................................  Management -- Limitation of Liability
                                                          and Indemnification
B.    INFORMATION ABOUT THE REGISTRANT
      10. Information with Respect to S-3 Registrants...  Not Applicable
      11. Incorporation of Certain Information by
          Reference ....................................  Not Applicable
      12. Information with Respect to S-3 or S-2
          Registrants...................................  Not Applicable
      13. Incorporation of Certain Information by
          Reference ....................................  Not Applicable
      14. Information with Respect to Registrants Other
          than S-3 or S-2 Registrants...................  Available Information; Summary; Risk
                                                          Factors; Comparison of Certain Rights
                                                          of Members Before and After the
                                                          Merger; Dividend Policy; Business;
                                                          Management; Ownership of Common Stock

                  ITEM NUMBER AND HEADING IN                     LOCATION OR HEADING IN
               FORM S-4 REGISTRATION STATEMENT                 PROXY STATEMENT/PROSPECTUS
               -------------------------------                 --------------------------
C.    INFORMATION ABOUT THE COMPANY
      BEING ACQUIRED
      15. Information with Respect to S-3 Companies.....  Not Applicable
      16. Information with Respect to S-2 or S-3
          Companies.....................................  Not Applicable
      17. Information with Respect to Companies Other
          than S-3 or S-2 Companies.....................  Available Information; Summary;
                                                          Dividend Policy; Selected Financial
                                                          and Operating Data; Management's
                                                          Discussion and Analysis of Financial
                                                          Condition and Results of Operations;
                                                          Business
D.    VOTING AND MANAGEMENT INFORMATION
      18. Information if Proxies, Consents or
          Authorizations are to be Solicited............  Outside Front Cover Page; Summary;
                                                          Risk Factors; Information Concerning
                                                          the Special Meeting; Management;
                                                          Certain Relationships and Related
                                                          Transactions; Ownership of Common
                                                          Stock
      19. Information if Proxies, Consents or
          Authorizations are not to be Solicited or
          in an Exchange Offer..........................  Not Applicable

               SOUTHERN CALIFORNIA PHYSICIANS INSURANCE EXCHANGE

                          9441 WEST OLYMPIC BOULEVARD
                                 P. O. BOX 4015
                      BEVERLY HILLS, CALIFORNIA 90213-4015
Dear Member:                                                              , 1996

     You are cordially invited to attend a special meeting (the "Special Meeting") of the members of Southern California Physicians Insurance Exchange, a California reciprocal insurer (the "Exchange"), to be held on
                      , 1996, at 3:00 p.m., Pacific time, at the Sheraton Grande Hotel, 333 South Figueroa Street, Los Angeles, California 90071.

     At this important meeting you will be asked to consider and vote upon a proposal to approve an Amended and Restated Plan and Agreement of Merger, dated as of August 8, 1996 (the "Merger Agreement"), pursuant to which the Exchange will merge (the "Merger") with and into SCPIE Indemnity Company, a California stock insurer and the surviving corporation of the Merger ("SCPIE Indemnity"). Following the Merger, SCPIE Indemnity will be a wholly owned subsidiary of SCPIE Holdings Inc., a Delaware corporation ("SCPIE Holdings"). In the Merger, each
member of the Exchange on           , 1996 (an "Eligible Member") will receive
shares of common stock, par value $.0001 per share, of SCPIE Holdings (the "Common Stock"). Pursuant to the Merger Agreement, 10,000,000 shares of Common Stock will be allocated to Eligible Members in accordance with the following formula: (i) each Eligible Member shall be allocated a number of shares of Common Stock equal to the product of x and y, where "x" equals 9,000,000 shares of Common Stock and "y" equals the ratio of the Earned Premiums (as defined) of such Eligible Member on Eligible Policies (as defined) to the total Earned Premiums of all Eligible Members on Eligible Policies during the period
beginning on January 1, 1993 and ending on but including                     ,
1996, plus (ii) each Eligible Member who was also a member on March 21, 1996, shall be allocated a number of shares of Common Stock equal to 1,000,000 shares of Common Stock divided by the total number of Eligible Members who were also members on March 21, 1996. The total amount of Earned Premiums for the January
1, 1993 through           1996 period is approximately $  million, or $  of
Earned Premiums for each of the 9,000,000 shares of Common Stock to be allocated
based on Earned Premiums. Approximately   Eligible Members were also Members on
March 21, 1996 and will be eligible to participate in the allocation of the
1,000,000 shares of Common Stock on the basis of   shares to each such Eligible
Member. It is contemplated that, substantially concurrent with the consummation of the Merger, SCPIE Holdings will complete an underwritten public offering of approximately 2,000,000 shares of Common Stock.

     The accompanying Proxy Statement/Prospectus describes in detail the proposed Merger. Please review carefully the information in the attached Proxy Statement/Prospectus.

     THE ENCLOSED GREEN RECORD CARD CONTAINS YOUR NAME AND SHOWS THE ESTIMATED WHOLE NUMBER OF SHARES OF COMMON STOCK YOU WILL RECEIVE PURSUANT TO THE MERGER AGREEMENT IF THE MERGER IS APPROVED AND CONSUMMATED.

     THE BOARD OF GOVERNORS OF THE EXCHANGE HAS DETERMINED THAT THE MERGER IS FAIR TO AND IN THE BEST INTERESTS OF THE EXCHANGE AND ITS MEMBERS AND RECOMMENDS THAT YOU VOTE FOR APPROVAL OF THE MERGER AGREEMENT.

     Whether or not you plan to attend the Special Meeting in person, your vote is important. Accordingly, I urge you to review carefully the enclosed materials, then please sign, date and mail the enclosed proxy card promptly in the postage-paid envelope that has been provided to you for your convenience. If you wish to vote in accordance with the recommendations of the Board of Governors of the Exchange, it is not necessary to specify your choices, you may merely sign, date and return the enclosed proxy. If you attend the Special Meeting, you may revoke your proxy by voting in person. Your prompt cooperation is greatly appreciated.
                                          Sincerely,

                                          [LOGO]

                                          Allan K. Briney, M.D.
                                          Chairman of the Board

               SOUTHERN CALIFORNIA PHYSICIANS INSURANCE EXCHANGE

                          9441 WEST OLYMPIC BOULEVARD
                                 P.O. BOX 4015
                      BEVERLY HILLS, CALIFORNIA 90213-4015

                           NOTICE OF SPECIAL MEETING

     A special meeting (the "Special Meeting") of the members of Southern California Physicians Insurance Exchange, a California reciprocal insurer (the "Exchange"), will take place at the Sheraton Grande Hotel, 333 South Figueroa
Street, Los Angeles, California 90071 at 3:00 p.m., Pacific time, on           ,
1996, to consider and vote upon:

          1. A proposal to approve an Amended and Restated Plan and Agreement of Merger, dated as of August 8, 1996 (the "Merger Agreement"), pursuant to which the Exchange will merge (the "Merger"), with and into SCPIE Indemnity Company, a California stock insurer and the surviving corporation of the Merger ("SCPIE Indemnity"). Following the Merger, SCPIE Indemnity will be a wholly owned subsidiary of SCPIE Holdings Inc., a Delaware corporation ("SCPIE Holdings"). In the Merger, each member of the Exchange on
               , 1996 (an "Eligible Member") will receive shares of common stock, par value $.0001 per share, of SCPIE Holdings (the "Common Stock"). Pursuant to the Merger Agreement, 10,000,000 shares of Common Stock will be allocated to Eligible Members in accordance with the following formula: (i) each Eligible Member shall be allocated a number of shares of Common Stock equal to the product of x and y, where "x" equals 9,000,000 shares of Common Stock and "y" equals the ratio of the Earned Premiums (as defined) of such Eligible Member on Eligible Policies (as defined) to the total Earned Premiums of all Eligible Members on Eligible Policies during the period beginning on January 1, 1993 and ending on but including
                 , 1996, plus (ii) each Eligible Member who was also a member on March 21, 1996, shall be allocated a number of shares of Common Stock equal to 1,000,000 shares of Common Stock divided by the total number of Eligible Members who were also members on March 21, 1996. The total amount of Earned
     Premiums for the January 1, 1993 through           1996 period is
     approximately $ million, or $ of Earned Premiums for each of the 9,000,000 shares of Common Stock to be allocated based on Earned Premiums.
     Approximately   Eligible Members were also Members on March 21, 1996 and
     will be eligible to participate in the allocation of the 1,000,000 shares
     of Common Stock on the basis of   shares to each such Eligible Member.

          2.  Such other business as may lawfully come before the Special
     Meeting.

     Eligible Members are entitled to notice of, and to vote at, the Special Meeting. Each Eligible Member is requested to complete, date and sign the enclosed proxy card and Taxpayer Identification Card and return them promptly in the enclosed pre-paid envelope whether or not you intend to attend the Special Meeting. Your proxy may be revoked in the manner described in the accompanying Proxy Statement/Prospectus at any time before it has been voted at the Special Meeting.

     Approval and adoption of the Merger Agreement require the affirmative vote of two-thirds (66 2/3%) of the Eligible Members.

                                          By Order of the Board of Governors of
                                          Southern California Physicians
                                          Insurance Exchange

                                          [LOGO]

                                          Henry L. Stoutz, M.D.
                                          Secretary
Beverly Hills, California
          , 1996

     PLEASE PROMPTLY EXECUTE THE ENCLOSED PROXY CARD AND TAXPAYER IDENTIFICATION CARD AND RETURN THEM TO THE EXCHANGE IN THE ENCLOSED POSTAGE-PAID ENVELOPE AS SOON AS POSSIBLE WHETHER OR NOT YOU INTEND TO BE PRESENT AT THE SPECIAL MEETING.

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                             SUBJECT TO COMPLETION

                            DATED SEPTEMBER 16, 1996


               SOUTHERN CALIFORNIA PHYSICIANS INSURANCE EXCHANGE

                                PROXY STATEMENT

                        FOR A SPECIAL MEETING OF MEMBERS
                      TO BE HELD ON                , 1996
                            ------------------------

                              SCPIE HOLDINGS INC.

                          PROSPECTUS FOR COMMON STOCK

     This Proxy Statement/Prospectus is being furnished to Members of Southern California Physicians Insurance Exchange, a California reciprocal insurer (the "Exchange"), in connection with the solicitation of proxies by the Board of Governors of the Exchange to be used at a special meeting of Members (the "Special Meeting") to take place at the Sheraton Grande Hotel, 333 South Figueroa Street, Los Angeles, California 90071 at 3:00 p.m., Pacific time, on
            , 1996.

     At the Special Meeting, each Member of the Exchange on             , 1996
(an "Eligible Member") will be asked to consider and vote upon a proposal to approve an Amended and Restated Plan and Agreement of Merger, dated as of August 8, 1996 (the "Merger Agreement"), pursuant to which the Exchange will merge (the "Merger") with and into SCPIE Indemnity Company, a California stock insurer and the surviving corporation of the Merger ("SCPIE Indemnity"). Following the Merger, SCPIE Indemnity will be a wholly owned subsidiary of SCPIE Holdings Inc., a Delaware corporation ("SCPIE Holdings" or the "Company"). In the Merger, each Eligible Member will receive shares of common stock, par value $.0001 per share, of SCPIE Holdings (the "Common Stock"). This Proxy Statement/Prospectus constitutes the Prospectus of SCPIE Holdings with respect to the shares of Common Stock to be issued in connection with the Merger. Pursuant to the Merger Agreement, 10,000,000 shares of Common Stock (the "Merger Shares") will be allocated to Eligible Members in accordance with the following formula: (i) each Eligible Member shall be allocated a number of shares of Common Stock equal to the product of x and y, where "x" equals 9,000,000 shares of Common Stock and "y" equals the ratio of the Earned Premiums (as defined) of such Eligible Member on Eligible Policies (as defined) to the total Earned Premiums of all Eligible Members on Eligible Policies during the period beginning on January 1, 1993 and
ending on but including             , 1996, plus (ii) each Eligible Member who
was also a Member on March 21, 1996, shall be allocated a number of shares of Common Stock equal to 1,000,000 shares of Common Stock divided by the total number of Eligible Members who were also Members on March 21, 1996. The total
amount of Earned Premiums for the January 1, 1993 through           1996 period
is approximately $ million, or $ of Earned Premiums for each of the 9,000,000 shares of Common Stock to be allocated based on Earned Premiums. Approximately
  Eligible Members were also Members on March 21, 1996 and will be eligible to participate in the allocation of the 1,000,000 shares of Common Stock on the
basis of   shares to each such Eligible Member.

     It is contemplated that, substantially concurrent with the consummation of the Merger, SCPIE Holdings will complete an underwritten public offering of approximately 2,000,000 shares of Common Stock (the "Initial Public Offering").

     Approval and adoption of the Merger Agreement require the affirmative vote at the Special Meeting of two-thirds (66 2/3%) of all Eligible Members.
                            ------------------------

     SEE "RISK FACTORS" COMMENCING ON PAGE 9 HEREIN FOR A DISCUSSION OF CERTAIN FACTORS WHICH SHOULD BE CONSIDERED BEFORE VOTING.
                            ------------------------

THE SECURITIES TO BE ISSUED HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
   SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION,
      NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
        SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF
          THIS PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO
              THE CONTRARY IS A CRIMINAL OFFENSE.
                            ------------------------

    THE DATE OF THIS PROXY STATEMENT/PROSPECTUS IS                  , 1996.

     All proxies that are properly executed and returned will be voted in accordance with the instructions noted thereon. ANY PROXY NOT SPECIFYING THE CONTRARY WILL BE VOTED IN FAVOR OF THE MERGER AGREEMENT. An Eligible Member who has given a proxy may revoke it at any time prior to its exercise at such meeting by delivering an instrument of revocation or a duly executed proxy bearing a later date to the Exchange or by attending the Special Meeting and voting in person.
                            ------------------------

     This Proxy Statement/Prospectus and the accompanying form of proxy are first being mailed or delivered to the Members of the Exchange on or about
            , 1996.

     STATE INSURANCE HOLDING COMPANY LAWS AND REGULATIONS APPLICABLE TO SCPIE HOLDINGS IN GENERAL PROVIDE THAT NO PERSON MAY ACQUIRE CONTROL OF THE COMPANY, AND THUS INDIRECT CONTROL OF ITS INSURANCE SUBSIDIARIES, UNLESS SUCH PERSON HAS PROVIDED CERTAIN REQUIRED INFORMATION TO, AND SUCH ACQUISITION IS APPROVED (OR NOT DISAPPROVED) BY, THE APPROPRIATE INSURANCE REGULATORY AUTHORITIES. GENERALLY, ANY PERSON ACQUIRING BENEFICIAL OWNERSHIP OF 10% OR MORE OF THE COMMON STOCK WOULD BE PRESUMED TO HAVE ACQUIRED SUCH CONTROL, UNLESS THE APPROPRIATE INSURANCE REGULATORY AUTHORITIES UPON ADVANCE APPLICATION DETERMINE OTHERWISE.
                            ------------------------

                             AVAILABLE INFORMATION

     The Company has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement (together with all amendments, exhibits, schedules and supplements thereto, the "Registration Statement"), on Form S-4 (Registration No. 333-4454) under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the shares of Common Stock to be issued pursuant to the Merger Agreement. As permitted by the rules and regulations of the Commission, this Proxy Statement/Prospectus, which constitutes a part of the Registration Statement, does not contain all information set forth in the Registration Statement. For further information with respect to the Company and the Common Stock offered hereby, please refer to the Registration Statement, including the exhibits thereto. The Registration Statement, as well as reports, proxy statements and other information filed by the Company can be inspected and copied at the Commission's Public Reference Room, Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the public reference facilities maintained by the Commission at its regional offices located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and Seven World Trade Center, Suite 1300, New York, New York 10048. Copies of such materials can be obtained from the Commission at prescribed rates from the Public Reference Room of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. Additionally, material filed by the Company can be inspected at the offices of the New York Stock Exchange at 20 Broad Street, New York, New York 10005. In addition, the Commission maintains a Web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission, including the Company. Statements contained in this Proxy Statement/Prospectus relating to the contents of any contract or other document referred to herein are not necessarily complete, and, in each instance, reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement and each such statement shall be deemed qualified in its entirety by such reference.

     No person is authorized to give any information or to make any representation with respect to the matters described in this Proxy Statement/Prospectus other than those contained herein and, if given or made, such information or representation should not be relied upon as having been authorized by the Company or any other person. This Proxy Statement/Prospectus does not constitute an offer to sell, or a solicitation of an offer to purchase, the securities offered by this Proxy Statement/Prospectus, or make a solicitation of a proxy, in any jurisdiction in which, or to or from any person to or from whom, it is unlawful to make such an offer or solicitation. Neither the delivery of this Proxy Statement/Prospectus nor any distribution of securities hereunder shall under any circumstances be deemed to imply that there has been no change in the assets, properties or affairs of the Company since the date hereof or that the information set forth herein is correct as of any time subsequent to the date hereof.
                            ------------------------

     As a result of the offering of Common Stock to be issued pursuant to the Merger Agreement, the Company will be subject to the information requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The Company will fulfill its obligations with respect to such requirements by filing periodic reports and other information with the Commission. The Company intends to furnish its stockholders with annual reports containing audited consolidated financial statements reported upon by its independent auditors and quarterly reports containing unaudited consolidated financial information for each of the first three quarters of each fiscal year.

                               TABLE OF CONTENTS

                                        PAGE
                                        ----
SUMMARY..............................      1
  Purpose of the Merger..............      2
  The Company........................      2
  The Special Meeting................      4
  Actions to be Taken by Eligible
     Members.........................      5
  The Plan and the Initial Public
     Offering........................      5
  The Merger.........................      5
  Certain Federal Income Tax
     Considerations..................      7
  Risk Factors.......................      7
  Summary Financial and Operating
     Data............................      8
RISK FACTORS.........................      9
  Concentration of Business..........      9
  Industry Factors...................      9
  Competition........................      9
  Loss and LAE Reserves..............     10
  Changes in Healthcare..............     11
  Entry into New Markets.............     11
  Physician and Medical Association
     Relationships...................     12
  Importance of Ratings..............     12
  Reinsurance........................     13
  Holding Company Structure;
     Limitation on Dividends.........     13
  Anti-takeover Provisions...........     13
  Regulatory and Related Matters.....     13
  Shares Eligible for Future Sale....     14
  Lack of Prior Public Market for
     Common Stock; No Initial Public
     Offering........................     14
INFORMATION CONCERNING THE SPECIAL
  MEETING............................     14
  Time, Date and Place...............     14
  Record Date, Quorum and Vote
     Required........................     14
  Recommendation of the Board of
     Governors.......................     15
  Interests of Members of the Board
     of Governors in the Merger......     15
  Proxies............................     15

                                        PAGE
                                        ----
  Proxy Solicitation.................     15
THE MERGER...........................     16
  Introduction.......................     16
  Background of the Merger...........     16
  History; Structure of the Merger
     Transactions....................     18
  Determination of Eligible
     Members.........................     19
  Exchange of Members' Membership
     Interests.......................     19
  Consideration......................     19
  Opinion of Financial Advisor.......     21
  Recommendation of the Board of
     Governors.......................     23
  The Initial Public Offering........     26
  Description of the Merger
     Agreement.......................     27
  Conditions to Effectiveness of the
     Merger..........................     27
  Additional Aspects of the Merger
     and the Plan....................     28
COMPARISON OF CERTAIN RIGHTS OF
  MEMBERS BEFORE AND AFTER THE
  MERGER.............................     29
MARKET FOR COMMON STOCK..............     42
DIVIDEND POLICY......................     42
CAPITALIZATION.......................     43
CERTAIN FEDERAL INCOME TAX
  CONSEQUENCES OF THE MERGER.........     44
  General............................     44
  Eligible Members...................     44
  The Exchange and SCPIE Indemnity...     45
  Consequence of a Taxable Exchange..     45
  Issuance of Rules Dealing with
     Inversions......................     45
  Possible Policyholder Dividend
     Treatment.......................     45
  Taxpayer Identification Number.....     46
SELECTED FINANCIAL AND OPERATING
  DATA...............................     47
MANAGEMENT'S DISCUSSION AND ANALYSIS
  OF FINANCIAL CONDITION AND RESULTS
  OF OPERATIONS......................     48
  General............................     48

                                        PAGE
                                        ----
  Results of Operations..............     50
  Liquidity and Capital Resources....     52
  Effect of Inflation................     53
BUSINESS.............................     54
  Overview...........................     54
  Products...........................     56
  Marketing and Policyholder
     Services........................     58
  Underwriting.......................     59
  Rates and Dividends................     60
  Claims.............................     60
  Loss Reserves......................     61
  Reinsurance........................     64
  Investment Portfolio...............     66
  Competition........................     68
  Regulation.........................     69
  A.M. Best Rating...................     72
  Employees..........................     72
  Properties.........................     72
  Litigation.........................     72
MANAGEMENT...........................     74
  Directors and Executive Officers...     74
  Committees of the SCPIE Holdings
     Board...........................     76
  Director Compensation..............     76
  Executive Compensation.............     77
  Employment Agreement...............     77
  Compensation Plans.................     77
  Limitation of Liability and
     Indemnification.................     79
  Certain Relationships and Related
     Transactions....................     79
                                        PAGE
                                        ----
OWNERSHIP OF COMMON STOCK............     81
DESCRIPTION OF CAPITAL STOCK.........     81
  General............................     81
  Common Stock.......................     81
  Preferred Stock....................     81
  Delaware Law and Certain Charter
     and Bylaw Provisions............     82
  Transfer Agent and Registrar.......     83
LEGAL MATTERS........................     83
EXPERTS..............................     84
GLOSSARY OF SELECTED INSURANCE
  TERMS..............................     85
GLOSSARY OF MERGER RELATED TERMS.....     88
INDEX TO FINANCIAL STATEMENTS........    F-1
ANNEX   I PLAN AND AGREEMENT OF MERGER
ANNEX  II OPINION OF THE FINANCIAL ADVISOR
ANNEX III AMENDED AND RESTATED CERTIFICATE
          OF INCORPORATION OF SCPIE
          HOLDINGS
ANNEX  IV AMENDED AND RESTATED BYLAWS OF
          SCPIE HOLDINGS
ANNEX   V INSTRUCTIONS FOR COMPLETING THE
          TAXPAYER IDENTIFICATION NUMBER
          ("TIN") CERTIFICATION CARD
ANNEX  VI APPROVAL OF CALIFORNIA DE-
          PARTMENT OF INSURANCE OF
          CONVERSION MERGER WITH AND INTO
          SCPIE INDEMNITY COMPANY

                                    SUMMARY

     The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and financial statements appearing elsewhere in this Proxy Statement/Prospectus. Financial data and ratios set forth in this Proxy Statement/Prospectus have been presented in accordance with generally accepted accounting principles ("GAAP"), unless otherwise indicated. See "Glossary of Selected Insurance Terms" and "Glossary of Merger Related Terms" for definitions of certain terms used in this Proxy Statement/Prospectus. Members are urged to read this Proxy Statement/Prospectus, including the Annexes hereto, in its entirety. For purposes of this Proxy Statement/Prospectus, the terms "SCPIE" and the "Company" refer, at all times prior to the Effective Date, to the Exchange and its subsidiaries, collectively, and at all times on or after the Effective Date, to SCPIE Holdings Inc. and its subsidiaries, collectively; the term "SCPIE Holdings" refers at all times, to SCPIE Holdings Inc., excluding its subsidiaries; and the term "Insurance Subsidiaries" refers, at all times prior to the Effective Date, to the Exchange, SCPIE Indemnity and two currently inactive insurance companies, and at all times on or after the Effective Date, to SCPIE Indemnity and such inactive insurance companies.

     This Proxy Statement/Prospectus is being furnished to Eligible Members in connection with the solicitation of proxies from Eligible Members by the Board of Governors of the Exchange (the "Board of Governors"). The proxies are for use at the Special Meeting of the Members of the Exchange scheduled to be held on
            , 1996, at 3:00 p.m., Pacific time, at the Sheraton Grande Hotel, 333 South Figueroa Street, Los Angeles, California 90071.

     At the Special Meeting, Eligible Members will consider and vote upon a proposal to approve the Merger Agreement, a copy of which is attached hereto as Annex I, pursuant to which the Exchange would merge with and into SCPIE Indemnity. As a result of the Merger, SCPIE Indemnity would be the surviving corporation and a wholly owned subsidiary of SCPIE Holdings, membership rights in the Exchange would be extinguished, and Eligible Members of the Exchange would be entitled to receive shares of the Common Stock. Pursuant to the Merger Agreement, 10,000,000 shares of Common Stock (the "Merger Shares") will be allocated to Eligible Members in accordance with the following formula: (i) each Eligible Member will be allocated a number of shares of Common Stock equal to the product of x and y, where "x" equals 9,000,000 shares of Common Stock and "y" equals the ratio of the Earned Premiums (as defined) of such Eligible Member on Eligible Policies (as defined) to the total Earned Premiums of all Eligible Members on Eligible Policies during the period beginning on January 1, 1993 and
ending on but including             , 1996, plus (ii) each Eligible Member who
was also a Member on March 21, 1996, shall be allocated a number of shares of Common Stock equal to 1,000,000 shares of Common Stock divided by the total number of Eligible Members who were also Members on March 21, 1996. The total
amount of Earned Premiums for the January 1, 1993 through             1996
period is approximately $ million, or $ of Earned Premiums for each of the 9,000,000 shares of Common Stock to be allocated based on Earned Premiums.
Approximately   Eligible Members were also Members on March 21, 1996 and will be eligible to participate in the allocation of the 1,000,000 shares of Common
Stock on the basis of        shares to each such Eligible Member. Based upon the
foregoing allocation formula, an Eligible Member who joined the Exchange prior to January 1, 1993 and who paid average annual premiums since that date of
$       would be allocated approximately        Merger Shares. Of such Merger
Shares,           would be allocable based on Earned Premiums and        would
be allocable by virtue of the fact that such Eligible Member was also a Member on March 21, 1996. In addition, 500,000 shares of Common Stock will be issued to SCPIE Indemnity in the Merger in consideration of the cancellation of the outstanding shares of Common Stock of SCPIE Holdings currently held by the Exchange which will be cancelled in the Merger.

     It is contemplated that, substantially concurrent with the consummation of the Merger, SCPIE Holdings will complete an underwritten public offering of approximately 2,000,000 shares of Common Stock (the "Initial Public Offering").

     The Merger will not affect any Eligible Member's policy coverages or premium and experience credits for 1996 or 1997.

PURPOSE OF THE MERGER

     The Merger is part of a plan of reorganization (the "Plan"), which the Board of Governors unanimously adopted on March 21, 1996, to convert the Exchange from a reciprocal insurer to a stock insurance company. The principal purpose of this reorganization is to improve the Company's access to the capital markets and to raise capital to permit the growth of existing business and develop new business opportunities in the professional liability insurance industry. See "The Merger -- History; Structure of the Merger Transactions."

THE COMPANY

     Overview and Strategy. The Company is the largest provider of medical malpractice insurance in California, based on direct premiums written in 1995. SCPIE currently insures approximately 10,200 California physicians and oral and maxillofacial surgeons practicing alone or in medical groups or clinics or other healthcare organizations. The Company also insures a variety of other healthcare providers, including hospitals, emergency department facilities, outpatient surgery centers and hemodialysis, clinical and pathology laboratories.

     The Company's total revenues and net income were $165.0 million and $24.4 million, respectively, for the year ended December 31, 1995 and were $93.7 million and $19.9 million, respectively, for the six months ended June 30, 1996. As of June 30, 1996, the Company had $786.6 million of total assets and $264.8 million of total equity.

     Medical malpractice insurance, or medical professional liability insurance, insures the physician, hospital or other healthcare provider against liabilities arising from the rendering of or failure to render professional medical services. Under the typical medical malpractice insurance policy, the insurer also defends the insured against potentially covered claims. Based on data compiled by A.M. Best Company, Inc. ("A.M. Best"), in 1995, total medical malpractice premiums in the United States exceeded $6.0 billion. In California, the second largest market for medical malpractice insurance based on premiums written, approximately $590.0 million of medical malpractice premiums were written in 1995. The Company's share of the medical malpractice premiums written in California in 1995 was approximately 21%. The Company's market share is substantially higher in Southern California where more than 95% of the Company's insureds are located.

     The Company believes that its leading market share for medical malpractice insurance in California is, in large part, due to the loyalty of its insured physicians. The Company attributes this loyalty to the high quality, personalized service it provides and its traditional focus on the California physician marketplace. The medical malpractice insurance offered by the Company has been endorsed by twelve county medical associations and specialty societies in California.

     The Company believes that the growth in managed healthcare and the emergence of multi-state integrated healthcare providers and delivery systems will lead to major changes in the medical malpractice insurance industry. Practice management organizations, hospitals, administrators of large group practices and managed care organizations have had an increasing influence over the purchasing decision for the medical malpractice insurance coverages of their affiliated physicians. As the consolidation of healthcare providers continues, the number of physicians insured through such organizations will increase and the Company believes that such organizations increasingly will seek well-capitalized medical malpractice insurers that can provide a full range of products and a high level of service in each state in which such organizations conduct business.

     To position the Company to compete and grow its business successfully in this changing environment, the Company has adopted a strategy that includes: (i) expanding the types of products offered to include hospital coverage, directors and officers liability insurance for healthcare professional organiza-tions and errors and omissions insurance for managed care and related organizations; (ii) diversifying geographically by increasing writings of medical malpractice insurance in states other than California; (iii) positioning the Company to take advantage of acquisition and consolidation opportunities relating to medical malpractice insurance; (iv) maintaining the Company's relationship with its primary policyholder base of California physician and medical group insureds; and (v) maintaining sufficient capital to take advantage of future market opportunities and to retain strong insurance ratings.

     The Company has taken the following steps to implement its strategy:

     New Product Introductions. In 1994, the Company began offering malpractice insurance to California hospitals and, in 1995, began offering errors and omissions coverage to managed care organizations. The Company currently insures six hospitals and 23 managed care organizations. The Company believes that such organizations represent an increasing share of the market for malpractice insurance and provide the Company with a significant area for future growth.

     Relationship with Sullivan, Kelly. The Company has entered into an exclusive marketing agreement with Sullivan, Kelly and Associates, Inc. ("SKA"), one of the leading hospital malpractice insurance brokers in the Western United States. SKA has relationships with approximately 600 healthcare entities in 15 states which generated more than $80.0 million of malpractice insurance premiums for a large insurance group in 1995. Following the recent termination by the insurance group of this relationship, SKA and SCPIE are actively working to obtain all or a portion of this business for SCPIE. In addition, SKA has the exclusive right to market SCPIE's malpractice coverage for hospitals in all states, and SCPIE recognizes SKA as the exclusive broker for medical group coverage in all states other than California.

     The Company believes that its marketing relationship with SKA will provide
(i) a significant advantage in marketing to hospitals and other healthcare entities and (ii) a cost-effective means of entering new geographic markets.

     Entering New States. To facilitate its geographic expansion, in March 1996, SCPIE acquired the outstanding stock of two inactive property and casualty insurance companies, one of which is licensed in 44 states plus the District of Columbia and the other of which is licensed in one state. The Company will capitalize these companies with a portion of the proceeds of its proposed Initial Public Offering, and will attempt to ensure that they are fully licensed and able to underwrite medical malpractice insurance as quickly as possible. In the meantime, the Company has entered into a fronting arrangement to allow the Company to accommodate SKA in all of the markets in which SKA operates.

     The Company believes that the medical malpractice insurance industry in California is currently experiencing a "soft insurance market," that is, an insurance market in which the underwriting capacity exceeds current demand and premium rates are relatively low. The Company believes that its strategy will position it to expand premium writings and market share when the market "hardens," that is, when demand coincides more closely with capacity and premium rates increase to more appropriate levels.

     In addition to its current direct insurance operations, SCPIE also assumes reinsurance of medical malpractice insurance. The Company intends to expand its reinsurance business and believes participation in reinsurance and excess casualty insurance programs will become an increasingly important aspect of its operations as healthcare entities become larger and obtain higher policy limits.

     History and Structure. The Exchange is a California reciprocal insurer organized in 1976 to provide medical malpractice insurance to its physician and other healthcare provider members. The business of the Exchange is managed by SCPIE Management Company, the attorney-in-fact for the Exchange, which is a wholly owned subsidiary of the Exchange. SCPIE Management Company also conducts an insurance agency business through its wholly owned subsidiary corporation, SCPIE Insurance Services, Inc., and plans to provide risk management and claims management services through another subsidiary corporation, SCPIE Management Services, Inc. Prior to July 1996, SCPIE Management Company was a wholly owned subsidiary of the Organization of Southern California Physicians, Inc., a California mutual benefit corporation indirectly controlled by the Exchange ("OSCAP"). In July 1996, OSCAP was liquidated into the Exchange and SCPIE Management Company and its subsidiaries became subsidiaries of the Exchange.

     SCPIE Holdings is a Delaware corporation which is a wholly owned subsidiary of the Exchange. SCPIE Holdings has no historic operations and was organized in February 1996, as part of the Exchange's plan to reorganize its corporate structure. SCPIE Indemnity, a wholly owned subsidiary of SCPIE Holdings, is a California stock insurance corporation that is licensed to write most property and casualty insurance lines in the State of California. It has conducted no business prior to the transaction contemplated herein in which the Exchange will be merged into and become part of SCPIE Indemnity. SCPIE Holdings' principal executive and business offices are located at 9441 West Olympic Boulevard, Beverly Hills, California 90213-4015, and its telephone number is (310) 551-5900.

     The following diagram summarizes the Company's structure after the Merger:

                          [COMPANY STRUCTURE DIAGRAM]

If the Initial Public Offering described below is consummated, the stockholders of SCPIE Holdings will include purchasers of Common Stock in the Initial Public Offering, in addition to the Eligible Members and SCPIE Indemnity.

THE SPECIAL MEETING

     Time, Date and Place. The Special Meeting will be held on             ,
1996, at 3:00 p.m., Pacific time, at the Sheraton Grande Hotel, 333 South Figueroa Street, Los Angeles, California 90071.

     Record Date. Members of the Exchange on             , 1996 (the "Record
Date") will be entitled to notice of, and to vote at, the Special Meeting. Such Members are defined herein as the "Eligible Members." Pursuant to the Merger Agreement, the Record Date is the date that the Commissioner of the Department of Insurance of the State of California (the "Insurance Commissioner") approved the Merger Agreement for submission to the Exchange's members for approval (the "Approval Date"). See "Information Concerning the Special Meeting -- Record Date, Quorum and Vote Required."

     Quorum. The presence, either in person or by proxy, of a majority of the Eligible Members entitled to vote at the Special Meeting is necessary to constitute a quorum.

     Vote Required. The affirmative vote of two-thirds (66 2/3%) of all Eligible Members is required to approve the Merger Agreement on behalf of the Exchange.

     On the Record Date, there were      Eligible Members. Each Eligible Member
is entitled to one vote at the Special Meeting.

ACTIONS TO BE TAKEN BY ELIGIBLE MEMBERS

     This Proxy Statement/Prospectus is part of a package designed to enable Eligible Members to understand and evaluate the Exchange's plan to merge with SCPIE Indemnity. In addition to the Proxy Statement/Prospectus, this package contains:

     - a blue PROXY CARD (card 1) to be used to vote for or against the Merger Agreement.

     - a yellow TAXPAYER IDENTIFICATION CARD (card 2) which shows the Eligible Member's social security number (or identification number), if known to the Exchange, and which is required by the Internal Revenue Service (the "Service").

     - a green RECORD CARD (card 3) showing the estimated whole number of Merger Shares that an Eligible Member is entitled to receive pursuant to the Merger Agreement.

 PLEASE CAREFULLY REVIEW ALL OF THE MATERIALS THE COMPANY HAS SENT. AFTER DOING
                                  SO, PLEASE:

     -  Complete, date and sign the enclosed blue PROXY CARD (card 1).

     -  Fill out and sign the enclosed yellow TAXPAYER IDENTIFICATION CARD (card
        2) by including the Eligible Member's taxpayer identification number (for most individuals, the Eligible Member's taxpayer identification number is the Eligible Member's social security number).

     - Return the completed PROXY CARD and TAXPAYER IDENTIFICATION CARD to the Exchange in the enclosed postage-paid envelope. THE PROXY CARD MUST BE RECEIVED BY THE EXCHANGE NO LATER THAN 3:00 P.M., PACIFIC TIME, ON
                       , 1996 (THE TIME OF THE SPECIAL MEETING). EACH ELIGIBLE MEMBER HAS THE RIGHT TO APPEAR AT THE SPECIAL MEETING AND VOTE IN PERSON OR TO GIVE THE ELIGIBLE MEMBER'S PROXY CARD TO ANOTHER PERSON.

     IF ANY ELIGIBLE MEMBER HAS ANY QUESTIONS OR NEEDS HELP IN COMPLETING THE PROXY CARD OR THE TAXPAYER IDENTIFICATION CARD, PLEASE CALL THE EXCHANGE'S MERGER INFORMATION CENTER AT 1-800-953-2491 (TOLL FREE).

THE PLAN AND THE INITIAL PUBLIC OFFERING

     The Merger is part of the Plan which includes the Initial Public Offering and the consolidation of the Exchange and its affiliates under SCPIE Holdings. See "The Merger" and "Comparison of Certain Rights of Members Before and After the Merger."

     The Merger is not conditioned upon completion of the Initial Public Offering. The Merger will be consummated substantially concurrent with the Initial Public Offering or on such earlier date as the Board of Governors, the SCPIE Holdings Board of Directors (the "SCPIE Holdings Board") and the SCPIE Indemnity Board of Directors (the "SCPIE Indemnity Board"), in their discretion, shall determine. See "The Merger."

     IF THE MERGER AGREEMENT IS NOT APPROVED, THE PLAN AS PRESENTLY CONTEMPLATED, INCLUDING THE INITIAL PUBLIC OFFERING, WILL NOT PROCEED ON THE BASIS DESCRIBED IN THIS PROXY STATEMENT/PROSPECTUS AND MAY BE ABANDONED. ACCORDINGLY, A VOTE IN FAVOR OF THE MERGER AGREEMENT IS EFFECTIVELY A VOTE IN FAVOR OF THE ENTIRE PLAN AND A VOTE AGAINST THE MERGER AGREEMENT IS EFFECTIVELY A VOTE AGAINST THE ENTIRE PLAN.

THE MERGER

     Background of the Merger. The Board of Governors determined that the reorganization of the Exchange into a stock insurance company which is a wholly owned subsidiary of a publicly held holding company would enable the Company to obtain increased financial and structural flexibility and greater access to capital resources than are currently available to the Exchange as a reciprocal insurer. See "The Merger."

     Opinion of Financial Advisor. On June 23, 1995, the Exchange retained Salomon Brothers Inc (the "Financial Advisor"), to assist it in the investigation and possible execution of a reorganization of the Exchange from a California reciprocal insurer to a stockholder-owned company or in some other transaction involving the issuance of debt and/or equity securities in order to secure and strengthen the Exchange's position and growth in the future.

     On                , 1996, the Financial Advisor delivered a fairness
opinion with respect to the Merger. This opinion is subject to certain limitations and assumptions stated therein. The Financial Advisor's written
opinion, dated             , 1996, is set forth fully as Annex II to this Proxy
Statement/Prospectus and should be read in its entirety. Any description of or reference to the Financial Advisor's opinion is subject, and qualified in its entirety by reference, to the full text of such opinion. See "The
Merger -- Opinion of Financial Advisor."

     Recommendations of the Exchange's Board of Governors. The Board of Governors has unanimously approved the Merger Agreement and recommends that Eligible Members vote in favor of the proposal to approve the Merger Agreement. The SCPIE Holdings Board and the SCPIE Indemnity Board, based upon the unanimous approval of the Board of Governors, each has approved the Merger Agreement. In making the determinations described above, the Board of Governors, among other things, had access to the analysis and advice referred to in "The
Merger -- Background of the Merger" and relied on the advice of the Financial Advisor regarding the fairness, from a financial point of view, of the aggregate consideration to be paid in the Merger to the Eligible Members as a group.

     Effective Time. On such date as the Board of Governors and the SCPIE Holdings Board and the SCPIE Indemnity Board determine is appropriate after the conditions to consummation of the Merger are satisfied or waived (see "The Merger -- Conditions to Effectiveness of the Merger"), the Merger Agreement, filed in accordance with the General Corporations Law of the State of California (the "California Corporations Law") and the Insurance Law of the State of California (the "California Insurance Law"), shall become effective (the "Effective Time") in accordance with its terms. If the Board of Governors, the SCPIE Indemnity Board and the SCPIE Holdings Board determine that the Initial Public Offering will close substantially concurrent with the consummation of the Merger, then the Effective Time will occur immediately prior to consummation of the Initial Public Offering. It is currently contemplated that the Initial Public Offering will be consummated in 1996. If the Merger has not been consummated by December 31, 1996, the Merger Agreement shall, unless extended in accordance with its terms, automatically terminate.

     Accounting Treatment. The Merger and related transactions involve a reorganization of entities under common control, and the assets and liabilities transferred to effect the Merger and related transactions will be accounted for at historical cost in a manner similar to that in pooling of interests accounting. See "The Merger -- Additional Aspects of the Merger and the
Plan -- Accounting Treatment."

     Regulatory Approvals. Except for the approval of the Merger Agreement by the Insurance Commissioner, the filing of the Merger Agreement with the Secretary of State of the State of California after approval and adoption of the Merger Agreement pursuant to the California Insurance Law and the California Corporations Law, and compliance with Federal and state securities laws, the Company is not aware of any material United States Federal or state regulatory requirements necessary to be complied with or approval that must be obtained in connection with the Merger. See "Risk Factors -- Regulatory and Related Matters."

     Compensation to Directors and Officers. Except for the Merger Shares allocated to members of the Board of Governors in their capacity as Eligible Members of the Exchange, no compensation or other benefits will be paid to the Board of Governors or officers of the Exchange in connection with the Merger. See "Information Concerning the Special Meeting -- Interests of Members of the Board of Governors."

CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

     ELIGIBLE MEMBERS SHOULD CAREFULLY REVIEW THE MORE DETAILED DISCUSSION UNDER "CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER" AND ARE URGED TO CONSULT THEIR PERSONAL TAX ADVISORS WITH RESPECT TO THE FEDERAL INCOME TAX IMPACT ON THEM OF THE CONSUMMATION OF THE MERGER.

RISK FACTORS

     Eligible Members should carefully consider the matters set forth herein under "Risk Factors" commencing on page 9, as well as the other information contained in this Proxy Statement/Prospectus.

                      SUMMARY FINANCIAL AND OPERATING DATA

     The following table sets forth selected combined financial data for the Exchange and OSCAP. The selected combined income statement data set forth below for each of the years in the three-year period ended December 31, 1995 and the selected combined balance sheet data as of December 31, 1995 and 1994 are derived from the combined financial statements audited by Ernst & Young LLP, independent auditors, included elsewhere herein and should be read in conjunction with, and are qualified by reference to such statements and the related notes thereto. The selected combined income statement data for the years ended December 31, 1992 and 1991 and for the six months ended June 30, 1996 and 1995 and the selected combined balance sheet data as of December 31, 1993, 1992 and 1991 and as of June 30, 1996 and 1995, are derived from unaudited combined financial statements of the Exchange and OSCAP which management believes incorporate all of the adjustments necessary for the fair presentation of the financial condition and results of operations for such periods.

                                             AS OF OR FOR THE
                                                SIX MONTHS
                                              ENDED JUNE 30,            AS OF OR FOR THE YEAR ENDED DECEMBER 31,
                                            -------------------   ----------------------------------------------------
                                              1996       1995       1995       1994       1993       1992       1991
                                            --------   --------   --------   --------   --------   --------   --------
                                            (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
COMBINED INCOME STATEMENT DATA:
Direct premiums written...................  $ 62,659   $ 62,216   $122,277   $120,024   $112,459   $107,126   $112,085
                                            ========   ========   ========   ========   ========   ========   ========
Premiums earned...........................  $ 61,128   $ 59,453   $116,354   $111,659   $113,194   $112,122   $108,895
Net investment income.....................    20,939     20,032     40,424     39,663     39,738     44,044     47,091
Realized investment gains and other
  revenue.................................    11,620      4,801      8,231        755     16,254     18,950     11,946
                                            --------   --------   --------   --------   --------   --------   --------
        Total revenues....................    93,687     84,286    165,009    152,077    169,186    175,116    167,932
                                            --------   --------   --------   --------   --------   --------   --------
Losses and loss adjustment expenses.......    58,247     57,533    118,023    108,720    125,354    135,959    124,280
Other operating expenses..................     6,764      6,270     12,561     11,844      9,734      8,520      8,394
                                            --------   --------   --------   --------   --------   --------   --------
        Total expenses....................    65,011     63,803    130,584    120,564    135,088    144,479    132,674
                                            --------   --------   --------   --------   --------   --------   --------
Income before policyholder dividends and
  Federal income taxes....................    28,676     20,483     34,425     31,513     34,098     30,637     35,258
Policyholder dividends(1).................     9,000          0          0          0          0      2,366     31,726
Federal income taxes (benefit)............     5,599      6,167     10,056      9,212      8,618      7,899     (1,375)
                                            --------   --------   --------   --------   --------   --------   --------
        Net income........................  $ 14,077   $ 14,316   $ 24,369   $ 22,301   $ 25,480   $ 20,372   $  4,907
                                            ========   ========   ========   ========   ========   ========   ========
COMBINED BALANCE SHEET DATA:
Total investments(2)......................  $685,562   $674,564   $695,021   $636,909   $679,257   $629,289   $592,192
Total assets..............................   786,620    763,052    781,358    751,605    775,667    722,563    694,347
Total liabilities.........................   521,798    510,192    507,539    542,069    548,268    540,920    534,294
Equity(2).................................   264,822    252,860    273,819    209,536    227,399    181,643    160,053
ADDITIONAL DATA:
Earnings per share(3).....................  $   1.41   $   1.43   $   2.44   $   2.23   $   2.55   $   2.04   $   0.49
Book value per share(3)...................     26.48      25.29      27.38      20.95      22.74      18.16      16.01
GAAP ratios:
  Loss ratio..............................      95.3%      96.8%     101.4%      97.4%     110.7%     121.3%     114.1%
  Expense ratio...........................      11.1       10.5       10.8       10.6        8.6        7.6        7.7
  Combined ratio..........................     106.4      107.3      112.2      108.0      119.3      128.9      121.8
Statutory combined ratio..................     106.8      108.0      112.8      108.2      120.2      129.6      122.6
Statutory surplus.........................  $246,555   $208,742   $235,352   $187,299   $171,589   $154,675   $146,765

- ---------------

(1) Includes $31.0 million of Proposition 103 refunds in 1991. See "Management's Discussion and Analysis of Financial Condition and Results of
    Operations -- General." In the second quarter of 1996, the Company estimated an additional $9.0 million of policyholder dividends would be paid due to favorable loss experience related to policy years 1987 through 1992. This $9.0 million policyholder dividend will be paid to Members in the form of premium credits in 1997. Except for this final dividend, after the Merger, the Company will cease paying such dividends to its policyholders.

(2) Due to the adoption of Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities," on December 31, 1993, total investments and equity were adjusted to reflect changes in market values. This change resulted in a decrease to total investments of $5.2 million, an increase of $10.8 million, an increase of $24.0 million, a decrease of $28.8 million and an increase of $30.1 million as of June 30, 1996 and 1995 and as of December 31, 1995, 1994 and 1993, respectively, and which resulted in a decrease to equity of $3.4 million, an increase of $7.0 million, an increase of $15.6 million, a decrease of $18.7 million and an increase of $19.6 million as of June 30, 1996 and 1995 and as of December 31, 1995, 1994 and 1993, respectively.

(3) Gives effect in all periods to the issuance of approximately 10,000,000 shares of Common Stock to Eligible Members. Does not give effect to the sale of Common Stock in the Initial Public Offering. The 500,000 shares of Common Stock issued to SCPIE Indemnity are not considered outstanding for purposes of determining the per share amounts.

                                  RISK FACTORS

     In considering the matters set forth in this Proxy Statement/Prospectus, Eligible Members should carefully consider, among other things, the significant factors described below and under "Comparison of Certain Rights of Members Before and After the Merger" that may adversely affect Eligible Members if the Merger Agreement is approved or that may generally adversely affect the value of an investment in Common Stock.

     Certain statements in this Proxy Statement/Prospectus that are not historical fact constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results of the Company to be materially different from historical results or from any results expressed or implied by such forward-looking statements. Such risks, uncertainties and other factors include, but are not limited to, the following risks:

CONCENTRATION OF BUSINESS

     Substantially all of the Company's premiums written are generated from medical malpractice insurance policies issued to physicians and medical groups. As a result, negative developments in the economic, competitive or regulatory conditions affecting the medical malpractice insurance industry, particularly as such developments might affect medical malpractice insurance for physicians, could have a material adverse effect on the Company's results of operations.

     Substantially all of the Company's direct premiums written are generated in Southern California. The revenues and profitability of the Company are therefore subject to prevailing regulatory, economic and other conditions in Southern California. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Results of Operations."

     The Company's strategy includes expanding and diversifying its insurance products and geographic operations. There can be no assurance that the Company will be successful in implementing this strategy. See "-- Entry into New Markets."

INDUSTRY FACTORS

     Many factors influence the financial results of the medical malpractice insurance industry, several of which are beyond the control of the Company. These factors include, among other things: changes in severity and frequency of claims; changes in applicable law and regulatory reform; changes in judicial attitudes toward liability claims; and changes in inflation, interest rates and general economic conditions.

     The availability of medical malpractice insurance, or the industry's underwriting capacity, is determined principally by the industry's level of capitalization, historical underwriting results, returns on investment and perceived premium rate adequacy. Historically, the financial performance of the medical malpractice industry has tended to fluctuate in cyclical patterns characterized by periods of greater competition in pricing and underwriting terms and conditions (a "soft insurance market") followed by periods of capital shortage and lesser competition (a "hard insurance market"). In a soft insurance market, competitive conditions could result in premium rates and underwriting terms and conditions which may be below profitable levels. For a number of years, the medical malpractice insurance industry in California has faced a soft insurance market. There can be no assurance as to whether or when industry conditions will improve or the extent to which any improvement in industry conditions may improve the Company's results of operations.

COMPETITION

     The Company competes with numerous insurance companies in the California market. The Company's principal competitors for physicians and medical groups consist of three physician-owned mutual or reciprocal insurance companies, several commercial companies and a physicians' mutual protection trust, which levies assessments primarily on a "claims paid" basis. In addition, commercial insurance companies such as Farmers Group, Inc. and MMI Companies, Inc. compete for the medical malpractice insurance business of larger medical groups, hospitals and other healthcare providers. Several of these competitors have greater financial resources than the Company. In the last several years, the Company has increased premium rates, while its competitors have maintained their rates or instituted smaller increases. The Company has lost some of its policyholders, in part due to these rate increases, but has realized a modest increase in its premium volume and improved its underwriting results. See "Management's Discussion and Analysis of Financial Condition and Results of
Operations -- General -- Competitive Environment" and "Business -- Rates and Dividends." In addition to pricing, competitive factors include dividend policy, financial stability, breadth and flexibility of coverage and the quality and level of services provided. The Company paid dividends to its Members of $9.5 million, $11.2 million and $18.6 million in 1995, 1994 and 1993, respectively, in the form of premium credits. Such dividends were paid primarily to insureds who were Members of the Exchange in 1990 and prior policy years and were based primarily on underwriting results in such years. The Board of Governors has declared a final dividend to its Members of $9.0 million which will be paid in the form of premium credits in 1997. Except for this final dividend, after the Merger, the Company will cease paying such premium credit dividends to its policyholders. Therefore, the Company may find it more difficult to compete with other insurance companies offering such dividends. The competitive environment could also result in lower premium rates and fees, reduced profitability and loss of market share. As the Company expands into new product lines and new geographic markets, it will need to compete with established companies in such markets, many of which will have existing relationships with the doctors and medical groups that the Company will be seeking to insure. See
"Business -- Competition"

LOSS AND LAE RESERVES

     The reserves for losses and loss adjustment expenses ("LAE") established by the Company are estimates of amounts needed to pay reported and unreported claims and related LAE. The estimates are based on assumptions related to the ultimate cost of settling such claims based on facts and interpretation of circumstances then known, predictions of future events, estimates of future trends in claims frequency and severity and judicial theories of liability, legislative activity and other factors. However, establishment of appropriate reserves is an inherently uncertain process involving estimates of future losses and there can be no assurance that currently established reserves will prove adequate in light of subsequent actual experience. The inherent uncertainty is greater for certain types of insurance, such as medical malpractice, where a longer period may elapse before a definite determination of ultimate liability is made, and where the judicial, political and regulatory climates are changing. Medical malpractice claims and expenses may be paid over a period of ten or more years, which is longer than most property and casualty claims. Trends in losses on long-tail lines of business such as medical malpractice may be slow to appear and, accordingly, the Company's reaction in terms of modifying underwriting practices and changing premium rates may lag underlying loss trends. In addition, emerging changes in the practice of medicine, such as the emergence of new, larger medical groups that do not have an established claims history and additional claims resulting from restrictions on treatment by managed care organizations, may require the Company to adjust its underwriting and reserving practices. See "-- Changes in Healthcare." While the Company believes that its reserves for losses and LAE are adequate, there can be no assurance that the Company's ultimate losses and LAE will not deviate, perhaps substantially, from the estimates reflected in the Company's financial statements. If the Company's reserves should prove inadequate, the Company will be required to increase reserves, which could have a material adverse effect on the Company's financial condition or results of operations.

     The Company believes it has been conservative in the establishing loss and LAE reserves. In recent years, the Company has revised estimates of loss severity and determined that certain of its reserves were redundant. Redundant reserves, which have been released in every year since 1985, have contributed significantly to reported earnings in 1995, 1994 and 1993. The Company reduced reserves for prior years by $57.8 million, $60.4 million and $43.4 million in the years ending December 31, 1995, 1994 and 1993, respectively, and by $27.9 million for the six months ended June 30, 1996. See Note 3 of Notes to Combined Financial Statements. The Company cannot predict whether similar redundancies will be experienced in future years. The Company continues to establish its loss and LAE reserves at what it believes is the upper end of a reasonable range of reserve estimates, but there is no assurance that such reserves will ultimately prove to be redundant. If reserves ultimately prove to be redundant, then the redundant amount will become income in the period such amount is released from reserves and will be included in stockholders' equity. If such redundancies do not occur or loss and LAE experience does not improve, the Company's net income could be significantly reduced or a net loss could occur. To the extent that reserves prove to be inadequate in the future, the Company would have to increase such reserves and incur a charge to earnings in the period that such reserves are increased, which could have a material adverse effect on the Company's results of operations and financial condition. See "Management's Discussion and Analysis of Financial Condition and Results of
Operations -- General -- Loss and LAE Reserves" and "-- Results of Operations" and "Business -- Loss Reserves."

CHANGES IN HEALTHCARE

     Significant attention has recently been focused on reforming the healthcare system at both the Federal and state levels. A broad range of healthcare reform measures have been suggested, and public discussion of such measures will likely continue in the future. Proposals have included, among others, spending limits, price controls, limits on increases in insurance premiums, limits on the liability of doctors and hospitals for tort claims and changes in the healthcare insurance system. The Company cannot predict which, if any, reform proposals will be adopted, when they may be adopted or what impact they may have on the Company. While some of these proposals could be beneficial to the Company, the adoption of others could have a material adverse effect on the Company's financial condition or results of operations.

     In addition to regulatory and legislative efforts, there have been significant market driven changes in the healthcare environment. In recent years, a number of factors related to the emergence of "managed care" have negatively impacted or threatened to impact the medical practice and economic independence of physicians. Physicians have found it more difficult to conduct a traditional fee for service practice and many have been driven to join or contractually affiliate with managed care organizations, healthcare delivery systems or practice management organizations. This consolidation could result in the elimination or significant decrease in the role of the physician and the medical group from the medical professional liability purchasing decision. In addition, this consolidation could reduce primary medical malpractice insurance premiums paid by healthcare systems, as larger healthcare systems generally retain more risk by accepting higher deductibles and self-insured retentions or form their own captive insurance companies.

ENTRY INTO NEW MARKETS

     The Company's strategy is to expand and diversify its products and operations to meet the insurance needs of large healthcare organizations, while maintaining its traditional personalized service for physicians and medical groups, both large and small. SCPIE has recently introduced policies providing hospital professional liability, managed care organization errors and omissions and directors and officers liability insurance for healthcare organizations. SCPIE has also participated in recent years as a reinsurer in the excess medical professional liability market. There is no assurance, however, that this diversification will be successful.


     Another aspect of the Company's strategy is to expand its market by offering a variety of healthcare related liability insurance products to hospitals, large medical groups and managed care and other healthcare systems outside California. After the Merger, the Company will be licensed to write liability insurance only in California. In March 1996, SCPIE Holdings acquired two inactive insurance companies, one of which is licensed in 44 states plus the District of Columbia and the other of which is licensed in one state. The licenses will have to be modified in a number of states and certain rate filings will need to be made to permit the writing of medical malpractice insurance. The Company could encounter delays in meeting such regulatory requirements, and plans to market certain of its policies through licensed "fronting" insurers under arrangements whereby the Company would reinsure all or substantially all of the policy risks under the policies. There is no assurance that such arrangements can be successfully implemented.

     In August 1995, SCPIE entered into a marketing agreement with SKA, a leading healthcare insurance broker in the Western United States. Under the agreement, SKA has the exclusive right to market SCPIE's malpractice coverage for hospitals in all states, and SCPIE recognizes SKA as the exclusive broker for medical group coverage in all states other than California. The agreement with SKA has been renewed until October 1997 and will continue to renew on an annual basis unless terminated by either party on 90 days' notice. SKA has offices in the states of California, Arizona, Florida, Hawaii, Illinois, Maryland, Oregon, Tennessee, Texas and Washington. SKA has historically offered competing programs, including a well-established hospital professional liability insurance program for a large insurance group which involved approximately 600 healthcare entities and which generated more than $80.0 million of malpractice insurance premiums in 1995. Following the recent termination by the insurance group of this relationship, SKA and SCPIE are actively working to obtain all or a significant portion of this business for SCPIE. SKA and the insurance group are currently engaged in litigation in the California state court regarding rights to certain insurance information and the ability to solicit professional liability insurance from hospitals and medical groups currently insured by the insurance group through SKA. On September 13, 1996, the court entered a preliminary injunction placing some restrictions on the ability of the insurance group to solicit renewals of these policies and ordering certain information returned to SKA. SCPIE has entered into a financing transaction with SKA under which SCPIE has loaned $5.0 million to SKA, which SKA has used to post a bond as security for the preliminary injunction. The Company does not know what effect, if any, this litigation or the termination of the current relationship will have on its efforts to obtain the business currently underwritten by the insurance group. There is no assurance that SCPIE will obtain any of such business or that any business written pursuant to its arrangements with SKA will ultimately be profitable for the Company. Through June 30, 1996, the Company had issued one policy through SKA. If SKA is not successful in marketing SCPIE's products to hospitals in California or to hospitals and medical groups in other states, or if the SKA arrangement is not renewed, SCPIE may have difficulty in directly marketing its own products in other states or developing an alternative marketing relationship.


PHYSICIAN AND MEDICAL ASSOCIATION RELATIONSHIPS

     The Exchange was organized in 1976 by physicians, received the exclusive endorsement and active support of a number of local county medical associations in building its physician and medical group policyholder base and, as a reciprocal insurance company, has been wholly owned and governed by its members. The Exchange has relied on its relationship with physicians and medical associations in marketing its policies in competition with commercial insurance companies and other physician-owned companies. The Company will endeavor to maintain its medical association endorsements and to continue its close relationship with physicians and medical groups through personalized service. There can be no assurance that the Company will be able to maintain these relationships.

     The members of the Exchange currently have the power to elect all members of the Board of Governors and otherwise exercise ultimate control over the Exchange. After the Merger, the voting power of such members will be diluted and they may have less influence and control over the management and affairs of the Company. Although immediately following the Merger all nine physician members of the Exchange's Board of Governors will constitute more than a majority of the directors of the Company, there is no assurance that this control will continue for any period of time. See "Management -- Directors and Executive Officers."

IMPORTANCE OF RATINGS

     Ratings have become an increasingly important factor in establishing the competitive position of insurance companies. SCPIE is rated "A (Excellent)" by A.M. Best, the third highest rating of 13 ratings assigned to solvent insurance companies, which currently range from "A++ (Superior)" to "D (Very Vulnerable)." A.M. Best's ratings reflect its opinion of an insurance company's financial strength, operating performance and ability to meet its obligations to policyholders and are not evaluations directed to purchasers of an insurance company's securities. In June 1996, A.M. Best reduced the Company's rating from "A+ (Superior)," citing significant uncertainty in the medical malpractice marketplace, caused, in part, by evolving managed care issues, the Company's narrow product line and geographic concentration, and intense competition and weakening premium rates in the medical malpractice industry. A.M. Best similarly reduced the ratings of three other medical malpractice insurance companies domiciled in California. The Company's ability to maintain or improve its rating by A.M. Best may depend on its ability to implement successfully its business strategy. See "Business -- A.M. Best Rating." If SCPIE's rating is materially reduced from its current level by A.M. Best, the Company's results of operations could be adversely affected. The Insurance Subsidiaries have entered into a reinsurance pooling arrangement and each of the Insurance Subsidiaries has been assigned the same "pooled" "A (Excellent)" A.M. Best rating based on their consolidated performance.

REINSURANCE

     The amount and cost of reinsurance available to companies specializing in medical professional liability insurance are subject, in large part, to prevailing market conditions beyond the control of the Company. The Company's ability to provide professional liability insurance at competitive premium rates and coverage limits on a continuing basis will depend in part upon its ability to secure adequate reinsurance in amounts and at rates that are commercially reasonable. Although the Company anticipates that it will continue to be able to obtain such reinsurance, there can be no assurance that this will be the case. Further, the Company is subject to a credit risk with respect to its reinsurers because reinsurance does not relieve the Company of liability to its insureds for the risks ceded to reinsurers. Although the Company places its reinsurance with reinsurers it believes to be financially stable, a significant reinsurer's inability to make payment under the terms of a reinsurance treaty could have a material adverse effect on the Company. See "Business -- Reinsurance."

HOLDING COMPANY STRUCTURE; LIMITATION ON DIVIDENDS

     Following the Effective Date, SCPIE Holdings will be an insurance holding company whose assets will consist of all of the outstanding capital stock of the Insurance Subsidiaries and, following the Initial Public Offering, will include a portion of the net proceeds of the Initial Public Offering, if any. As an insurance holding company, SCPIE Holdings' ability to meet its obligations and to pay dividends, if any, may depend upon the receipt of sufficient funds from its subsidiaries. The payment of dividends to SCPIE Holdings by the Insurance Subsidiaries is subject to general limitations imposed by applicable insurance laws. See "Business -- Regulation -- Regulation of Dividends from Insurance Subsidiaries."

ANTI-TAKEOVER PROVISIONS

     SCPIE Holdings' amended and restated certificate of incorporation (the "Restated Certificate") and amended and restated bylaws (the "Bylaws") include provisions that may be deemed to have anti-takeover effects and may delay, defer or prevent a takeover attempt that stockholders may consider to be in their best interests. These provisions include: a Board of Directors consisting of three classes; authorization to issue up to 5,000,000 shares of preferred stock, par value $1.00 per share (the "Preferred Stock"), in one or more series with such rights, obligations, powers and preferences as the SCPIE Holdings Board may provide; a limitation which permits only the SCPIE Holdings Board or the Chairman or the President of SCPIE Holdings to call a special meeting of stockholders; a prohibition against stockholders acting by written consent; provisions which provide that directors may be removed only for cause and only by the affirmative vote of holders of two-thirds (66 2/3%) of the outstanding shares of voting securities; provisions which provide that the SCPIE Holdings Board may increase the size of the board and may fill vacancies and newly created directorships; and certain advance notice procedures for nominating candidates for election to the SCPIE Holdings Board and for proposing business before a meeting of stockholders. In addition, California law prohibits a person from acquiring control of SCPIE Holdings without the prior approval of the Insurance Commissioner. The Company will also be subject to insurance holding company laws in other states that contain similar regulatory approval requirements.

See "Management" and "Description of Capital Stock -- Delaware Law and Certain Charter and Bylaw Provisions."

REGULATORY AND RELATED MATTERS

     Insurance companies are subject to supervision and regulation by the state insurance authority in each state in which they transact business. Such supervision and regulation relate to numerous aspects of an insurance company's business and financial condition, including limitations on lines of business, underwriting limitations, the setting of premium rates, the establishment of standards of solvency, statutory surplus requirements, the licensing of insurers and agents, concentration of investments, levels of reserves, the payment of dividends, transactions with affiliates, changes of control and the approval of policy forms. Such regulation is concerned primarily with the protection of policyholders' interests rather than stockholders' interests. See
"Business -- Regulation."

     State regulatory oversight and various proposals at the Federal level may in the future adversely affect the Company's results of operations. In recent years, the state insurance regulatory framework has come under increased Federal scrutiny, and certain state legislatures have considered or enacted laws that alter and, in many cases, increase state authority to regulate insurance companies and insurance holding company systems. Further, the National Association of Insurance Commissioners (the "NAIC") and state insurance regulators are reexamining existing laws and regulations, which in many states has resulted in the adoption of certain laws that specifically focus on insurance company investments, issues relating to the solvency of insurance companies, risk-based capital ("RBC") guidelines, interpretations of existing laws, the development of new laws and the definition of extraordinary dividends. See "Business -- Regulation -- Regulation of Dividends from Insurance Subsidiaries," "-- Risk-Based Capital" and "-- Regulation of Investments."

SHARES ELIGIBLE FOR FUTURE SALE

     Approximately 12,000,000 of the 12,500,000 shares of Common Stock, including the 10,000,000 shares of Common Stock issued to Eligible Members as Merger Shares (less fractional shares, which will be paid in cash) and approximately 2,000,000 shares of Common Stock sold to the public in the Initial Public Offering, will be eligible for immediate sale in the public market. No prediction can be made as to the effect, if any, that future sales of shares, or the availability of shares for future sale, will have on the market price of the Common Stock prevailing from time to time. Sales of substantial amounts of such shares of Common Stock in the public market following effectiveness of the Merger and the Initial Public Offering or the perception that such sales could occur could adversely affect the market price of the Common Stock and could impair the Company's future ability to raise capital through an offering of its equity securities.

LACK OF PRIOR PUBLIC MARKET FOR COMMON STOCK AND POSSIBLE VOLATILITY OF STOCK PRICE; NO INITIAL PUBLIC OFFERING

     Prior to the Merger, there has been no public market for the Common Stock and there can be no assurance that an active trading market will develop or be sustained, or that shares of Common Stock will be able to be resold at or above the offering price in the Initial Public Offering, if such Initial Public Offering occurs. The Common Stock has been approved for listing, subject to official notice of issuance, on the New York Stock Exchange. The Initial Stock Price for the Common Stock to be sold by the Company will be determined by agreement between the Company and the underwriters of the Initial Public Offering, and may bear no relationship to the price at which the Common Stock will trade after completion of the Initial Public Offering.

     Completion of the Initial Public Offering is not a condition to consummation of the Merger. If the Merger is consummated and the Initial Public Offering does not occur, the shares of Common Stock distributed to Eligible Members are expected to be listed on the New York Stock Exchange; however, in the absence of the Initial Public Offering, there can be no assurance that either an active or an orderly trading market for the Common Stock will develop. The absence of an active and orderly trading market could have an adverse effect on the market price of the Common Stock subsequent to the Merger. See "Market for Common Stock."

                   INFORMATION CONCERNING THE SPECIAL MEETING

     This Proxy Statement/Prospectus is furnished in connection with the solicitation by the Board of Governors of proxies in the accompanying form to be used at the Special Meeting and any adjournment or postponement thereof.

TIME, DATE AND PLACE

     The Special Meeting will be held on             , 1996, at 3:00 p.m.,
Pacific time, at the Sheraton Grande Hotel, 333 South Figueroa Street, Los Angeles, California 90071. At the Special Meeting, including any adjournment or postponement thereof to the next business day, all Eligible Members will consider and vote upon a proposal to approve and adopt the Merger Agreement.

RECORD DATE, QUORUM AND VOTE REQUIRED

     Eligible Members will be entitled to notice of, and to vote at, the Special Meeting. Pursuant to the Merger Agreement, the Record Date for the Special
Meeting is             , 1996, the date that the Insurance Commissioner approved
the Merger Agreement for submission to the Exchange's Members for approval (the "Approval Date"). The presence, either in person or by proxy, of a majority of the Eligible Members entitled to vote at the Special Meeting is necessary to constitute a quorum. The affirmative vote of not less than two-thirds (66 2/3%) of all Eligible Members is required to approve the Merger Agreement on behalf of the Exchange. The SCPIE Holdings Board and the SCPIE Indemnity Board, based upon the unanimous approval of the Board of Governors, each approved the Merger Agreement on March 21, 1996, and August 8, 1996.

     On the Record Date, there were      Eligible Members. Each Eligible Member
is entitled to one vote at the Special Meeting regardless of the size of the Policy owned or held by the Eligible Member.

RECOMMENDATION OF THE BOARD OF GOVERNORS

     The Board of Governors has unanimously approved the Merger Agreement and recommends that Eligible Members vote in favor of the proposal to approve such Merger Agreement. In making the determination described above, the Board of Governors, among other things, had access to the analysis and advice referred to in "The Merger -- Background of the Merger" and relied on the fairness opinion of the Financial Advisor with respect to the Merger. The Board of Governors also considered, among other things, the proposed terms and conditions of the Merger, its fiduciary responsibilities, possible alternative transactions, and information with respect to the financial condition, assets, liabilities, businesses, results of operations and prospects of the Exchange on a historical, prospective and current value basis.

     The Board of Governors believes that the Merger is in the best interest of, and is fair to, the Members. ACCORDINGLY, THE BOARD OF GOVERNORS HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND UNANIMOUSLY RECOMMENDS THAT MEMBERS VOTE IN FAVOR OF THE PROPOSAL TO APPROVE THE MERGER AGREEMENT.

INTERESTS OF MEMBERS OF THE BOARD OF GOVERNORS IN THE MERGER

     Pursuant to the Exchange's Bylaws, members of the Board of Governors must be Members of the Exchange in order to serve on the Board of Governors. Accordingly, each member of the Board of Governors is an Eligible Member who will be entitled to vote upon the Merger Agreement and to receive Merger Shares. The estimated number of Merger Shares to be allocated to members of the Board of Governors is set forth under "Ownership of Common Stock." Such Merger Shares will be allocated to members of the Board of Governors solely in their capacity as Eligible Members and no additional shares of Common Stock will be allocated in the Merger to members of the Board of Governors or to management.

PROXIES

     Each Eligible Member entitled to vote at the Special Meeting will be entitled to one vote in connection with the approval of the Merger Agreement as well as any other matter which may properly come before the Special Meeting. Eligible Members entitled to vote at the Special Meeting which are represented by properly executed proxies, will, unless such proxies have been revoked, be voted in accordance with the instructions indicated on such proxies. If no contrary instructions are indicated, such Eligible Member entitled to vote at the Special Meeting represented by properly executed proxy will be voted in favor of approval of the Merger Agreement and, in the discretion of the proxy holder, as to any other matter which may properly come before the Special Meeting and as to which such Eligible Member is entitled to vote. An Eligible Member who has given a proxy may revoke it at any time prior to its exercise at such meeting by delivering to the Exchange an instrument of revocation or a duly executed proxy bearing a later date or by attending the Special Meeting and voting in person.

PROXY SOLICITATION

     The Exchange will bear the cost of soliciting proxies to its Members. In addition to solicitation by mail, proxies may be solicited by the directors, officers and certain employees of the Exchange, who will not be specifically compensated for such services, by personal interview, telephone or other telecommunication. In addition, the Exchange has retained ChaseMellon Shareholder Services, L.L.C. to assist in soliciting proxies for the Special Meeting at a fee of approximately $32,000 plus out-of-pocket expenses.

                                   THE MERGER

     Eligible Members who have questions regarding the Merger or who need help with any of the accompanying materials may call the Exchange's Merger Information Center at 1-800-953-2491 (toll-free).

     Persons wishing to comment to the Department of Insurance of the State of California (the "California Department") regarding the Merger may write to:
Department of Insurance, 45 Fremont Street, 24th Floor, San Francisco, California 94105, Attn: James Holmes, Esq., or may send comments to the California Department via facsimile at (415) 904-5729, Attn: James Holmes, Esq. Such comments will be lodged in the California Department's public application file unless confidential treatment is requested.

INTRODUCTION

     This general information section describes certain aspects of the Merger Agreement and the proposed Merger. A copy of the Merger Agreement is included in this Proxy Statement/Prospectus as Annex I. This Proxy Statement/Prospectus contains information about the Company and its business, including financial statements, certain considerations relevant to the ownership of Common Stock and additional information about the Merger and other matters. Members are urged to read this Proxy Statement/Prospectus in its entirety.

     Overview of the Merger. The Board of Governors approved the Merger on March 21, 1996 and on August 8, 1996. If the Merger Agreement is approved, the Exchange will merge into a stock insurance company. See "Summary -- Purpose of the Merger" and "-- History; Structure of the Merger Transactions." The principal purpose of the Merger is to enable the Company to obtain increased financial and structural flexibility and greater access to capital resources than are currently available to the Exchange as a reciprocal insurer to help position it for long-term growth. Pursuant to the Merger Agreement, the Exchange will merge with and into SCPIE Indemnity. As a result of the Merger, SCPIE Indemnity would be the surviving corporation, membership rights in the Exchange would be extinguished and Eligible

Members would be entitled to receive shares of Common Stock. See "Comparison of Certain Rights of Members Before and After the Merger." The Merger will not affect any Eligible Member's policy coverage, premium, or premium credit dividends for 1996 or 1997. After the Merger, SCPIE Indemnity would remain a wholly owned subsidiary of SCPIE Holdings, and SCPIE Indemnity will have access to capital markets through SCPIE Holdings.

     If the conditions to the Merger are met, the Effective Date of the Merger Agreement is expected to occur during 1996. For further details about these conditions, see "-- Conditions to Effectiveness of the Merger."

BACKGROUND OF THE MERGER

     As a result of intense competition in the medical malpractice industry in the late 1980s premium rates fell. In the 1990s, premium rates have remained at low levels, while the severity of claims has continued to increase. The Company believes that these market conditions favor larger, well-capitalized companies with multi-state operations and broad distribution systems that offer a variety of products and that companies with one state and one line of business operations will be the most negatively affected. In light of this competitive environment, on June 23, 1995, the Exchange engaged the Financial Advisor to serve as its financial advisor in the investigation and possible execution of a reorganization of the Exchange from a California reciprocal insurer to a stockholder-owned company or in some other transaction involving the issuance of debt and/or equity securities in order to secure and strengthen the Exchange's market position and growth in the future. No decision was made by the Exchange with respect to converting the Exchange into a stockholder-owned company or to participate in any other transaction involving the issuance of debt and/or equity securities, but it engaged the Financial Advisor in order to explore the capital raising alternatives available to the Exchange.

     At a meeting of the Board of Governors on September 14, 1995, the Financial Advisor reviewed in detail with the Board of Governors several capital raising alternatives for the Exchange. The purpose of the Financial Advisor's report was to analyze the financial position and operations of the Exchange and alternative sources for raising capital for a reciprocal insurance company, including a feasibility and preliminary evaluation analysis of a public securities offering by the Exchange in the event it is restructured and reorganized as a stock corporation. The Financial Advisor discussed the following matters with the Board of Governors: (i) trends in the insurance industry, including the acquisitions and pending acquisitions of smaller malpractice insurance companies by publicly held insurers; (ii) projections of operating income for the Exchange, including the effect of projected reductions in prior years' reserve estimates; (iii) capital raising alternatives available to reciprocal insurance companies, including financial reinsurance, the sale of surplus note securities, the long-term utilization of a downstream holding company and the conversion to a corporate structure; and (iv) constraints inherent in a single state, single line of business insurance company.

     The Financial Advisor emphasized the need for financial flexibility to effect strategic initiatives, even though additional capital is not an immediate need of the Exchange. The Financial Advisor also presented an analysis of the feasibility of a public stock offering if the Exchange reorganized to a corporate form, and the Financial Advisor presented different scenarios and the potential for dilution of the Members' ownership of the Exchange under these scenarios, including a discussion of both primary and secondary offering components. The Financial Advisor's conclusion was that it is feasible for the Exchange to access the public markets and to proceed as a publicly held corporate insurer. The Financial Advisor also expressed its view that a holding company structure (under which the Exchange would become a wholly owned subsidiary of a publicly held holding company) would be ideal, but that if this structure is not legally possible at the outset, the Exchange could nevertheless operate as a publicly held insurance company.

     The Board of Governors asked questions throughout the presentation and then discussed various issues related to conversion to a publicly held stock company, including different methods of valuing the respective interests of the Members and the appropriate corporate structure. Based on the Board of

Governors' conclusions that it is in the best interest of the Exchange and its Members that the Board of Governors consider a plan of reorganization of the Exchange to a stock corporation, the Board of Governors instructed management, in conjunction with the Exchange's professional advisors, to develop and prepare a detailed plan of reorganization for the Exchange, pursuant to which the Exchange, by merger or otherwise, would become a stock corporation, and to present the plan of corporate reorganization to the Board of Governors for its consideration at a future meeting. The Board of Governors directed management to include in the plan of corporate reorganization a detailed analysis and evaluation of the method of converting the Members' membership interests in the Exchange to interests in the stock corporation.

     Following the September 14, 1995 meeting, numerous drafts of the proposed Plan were created and exchanged between the Exchange, its attorneys and the Financial Advisor. Representatives of the Company's management, the Financial Advisor, and legal counsel to the Company and to the Financial Advisor held several meetings with the Insurance Commissioner's staff to discuss the development of the Plan. Meetings were held with the members of the Insurance Commissioner's legal division on December 1, 1995, with members of the Insurance Commissioner's financial services division on January 4, 1996, and with members of both the legal and financial services divisions on January 24, 1996. On March 21, 1996, the Board of Governors met with management, legal counsel and the Financial Advisor to consider the Plan and the Merger Agreement. The Financial Advisor advised the Board of Governors that, based upon current market conditions, the Financial Advisor's due diligence and the current structure of the Merger, the Financial Advisor was not aware of any reason that it would not be able to render a fairness opinion with respect to the Merger at the date of the proxy statement. See "-- Opinion of Financial Advisor." After discussion of the proposed Merger and the verbal advice of the Financial Advisor referred to above, the Board of Governors unanimously determined the Merger to be fair to and in the best interest of the Exchange and its Members and recommended that Eligible Members vote to approve the Merger Agreement. On such date, the Board of Governors, the SCPIE Holdings Board and the SCPIE Indemnity Board executed and delivered the Merger Agreement. On August 8, 1996, the Board of Governors amended the Plan and the Merger Agreement. The Financial Advisor subsequently
delivered to the Board of Governors its opinion, dated             , 1996.

HISTORY; STRUCTURE OF THE MERGER TRANSACTIONS

     The Exchange is a California reciprocal insurer organized in 1976 to provide medical malpractice insurance to its physician and other healthcare provider members. The business of the Exchange is managed by SCPIE Management Company, the attorney-in-fact for the Exchange, which is a wholly owned subsidiary of the Exchange. SCPIE Management Company also conducts an insurance agency business through its wholly owned subsidiary corporation, SCPIE Insurance Services, Inc., and plans to provide risk management and claims management services through another subsidiary corporation, SCPIE Management Services, Inc. Prior to July 1996, SCPIE Management Company was a wholly owned subsidiary of OSCAP, a California mutual benefit corporation indirectly controlled by the Exchange. In July 1996, OSCAP was liquidated into the Exchange and SCPIE Management Company and its subsidiaries became subsidiaries of the Exchange.

     SCPIE Holdings is a Delaware corporation which is a wholly owned subsidiary of the Exchange. SCPIE Holdings has no historic operations and was organized in February 1996, as part of the Exchange's plan to reorganize its corporate structure. SCPIE Indemnity, a wholly owned subsidiary of SCPIE Holdings, is a California stock insurance corporation that is licensed to write most property and casualty insurance lines in the State of California. It has conducted no business prior to the Merger contemplated herein, pursuant to which the Exchange will be merged with and into SCPIE Indemnity.

     The following diagram summarizes the Company's structure after the Merger:

If the Initial Public Offering described below is consummated, the stockholders of SCPIE Holdings will include purchasers of Common Stock in the Initial Public Offering, in addition to the Eligible Members and SCPIE Indemnity.

DETERMINATION OF ELIGIBLE MEMBERS

     A Member's right to vote on the proposal to approve the Merger Agreement is based on whether a Member was a Member on the Approval Date. Such Members are referred to herein as "Eligible Members."

     Determination of Membership. An individual, corporation, joint venture, limited liability company, partnership, association, trust, trustee, unincorporated entity, organization or government or any department or agency of any kind (a "Person") is a Member of the Exchange if such Person is a subscriber who is an "insured person" under the name of the Exchange through the facilities of the attorney-in-fact acting on behalf of the several subscribers. The term "subscriber" shall include those Persons who have executed a Subscription Agreement and Power of Attorney or any like agreement of the Exchange. The term "insured person" shall include (a) each individual physician, surgeon, nurse anesthetist, professional medical partnership, professional medical corporation or other healthcare provider to whom or which a policy of insurance has been issued by the Exchange as "named insured," and (b) each physician, surgeon, nurse anesthetist or other healthcare provider to whom a certificate insert (naming such person as a "physician member" or "certificate holder") has been issued as part of a policy of insurance issued by the Exchange to a professional medical partnership, professional medical corporation or other healthcare provider. A "named insured" under a policy of insurance ceases to be an insured person, subscriber and Member when the "policy period" of such policy terminates by expiration of time, cancellation or any other reason and a "physician member" or "certificate holder" ceases to be an insured person, subscriber and Member when the "coverage period" or "certificate period" under the applicable policy terminates by expiration of time, cancellation or any other reason.

     Whether or not a Member is an Eligible Member for purposes of voting and receiving consideration is determined by the Exchange's records.

EXCHANGE OF MEMBERS' MEMBERSHIP INTERESTS

     Members have certain rights which for purposes of the Merger are called "Membership Interests." Membership Interests consist of the rights arising under the Exchange's Subscription Agreements and Bylaws, the California Insurance Law and otherwise, including, without limitation, the right to vote for the election of members of the Board of Governors and on other matters and to participate in any distribution of surplus upon liquidation, but not including contractual rights arising under Policies. Upon consummation of the Merger, the Membership Interests of Eligible Members will be cancelled and extinguished and converted into the right to receive the consideration to be distributed in the Merger, as described in "-- Consideration." For a comparison of the rights of Members before and after the Merger, see "Comparison of Certain Rights of Members Before and After the Merger."

CONSIDERATION

     If the Merger becomes effective, Eligible Members will receive consideration in the form of Common Stock and cash in lieu of fractional shares. See "-- Exchange of Members' Membership Interests."

     Eligible Members. A Person is an Eligible Member if such Person was a Member on the Approval Date. For more information about this requirement, see "-- Determination of Eligible Members."

     Allocation of Shares. The amount of consideration received by Eligible Members pursuant to the Merger Agreement will be based on an allocation of Merger Shares. The Merger Shares will be allocated to Eligible Members pursuant to the Merger Agreement as follows:

          (i) each Eligible Member shall be allocated a number of shares of Common Stock equal to the product of x and y, where "x" equals 9,000,000 shares of Common Stock and "y" equals the ratio of the Earned Premiums of such Eligible Member on Eligible Policies to the total Earned Premiums of all Eligible Members on Eligible Policies during the period beginning on January 1, 1993 and ending on but including the Approval Date, plus

          (ii) each Eligible Member who was also a Member on March 21, 1996, shall be allocated a number of shares of Common Stock equal to 1,000,000 shares of Common Stock divided by the total number of Eligible Members who were also Members on March 21, 1996.

     The total amount of Earned Premiums for the January 1, 1993 through
          1996 period is approximately $ million, or $ of Earned Premiums for each of the 9,000,000 shares of Common Stock to be allocated based on Earned
Premiums. Approximately   Eligible Members were also Members on March 21, 1996
and will be eligible to participate in the allocation of the 1,000,000 shares of
Common Stock on the basis of   shares to each such Eligible Member. Based upon
the foregoing allocation formula, an Eligible Member who joined the Exchange prior to January 1, 1993 and who paid average annual premiums since that date of
$          would be allocated approximately        Merger Shares. Of such Merger
Shares,           would be allocable based on Earned Premiums and        would
be allocable by virtue of the fact that such Eligible Member was also a Member on March 21, 1996.

     This allocation formula reflects the Board of Governor's determination that the Merger Shares be allocated based principally upon Eligible Members' respective recent contributions (measured in terms of premiums) to the Exchange, and that the remaining Merger Shares be allocated based upon Eligible Members' rights to vote for the election of members of the Board of Governors and on other matters and to participate in any distribution of surplus upon liquidation.

     With respect to a Policy issued to an Eligible Member who was not a Member on March 21, 1996, Earned Premiums for such a Policy shall consist only of earned premiums following March 21, 1996, and not earned premiums at any point prior to such date.

     For more information about the allocation of the Merger Shares among Eligible Members, see Section 2.3 of the Merger Agreement, a copy of which is included in this Proxy Statement/Prospectus as Annex I.

     For information about the number of Merger Shares that will be allocated to each Eligible Member, see the green RECORD CARD (card 3) distributed with this Proxy Statement/Prospectus and "-- Estimated Allocation of Shares."

     Fractional Shares. No fractional shares shall be issued to any Eligible Member. In lieu of fractional shares, each Eligible Member who would otherwise have been entitled to a fraction of a share of Common Stock shall receive cash based upon the amount of such fraction of a share multiplied by the price per share at which the Common Stock is sold to the public in the Initial Public Offering (the "Initial Stock Price") or, in the event that the Initial Public Offering is not consummated substantially concurrent with the Merger, based upon the amount of such fraction of a share multiplied by the Fair Market Value of the Merger Shares, where Fair Market Value is (i) the average closing price of a share of the Common Stock on the principal exchange on which the Common Stock is then trading, if any, on the first five trading days following the Effective Date; or (ii) if the Common Stock is not traded on an exchange but is quoted on the Nasdaq Stock Market ("Nasdaq") or a successor quotation system, (1) the average last sales price (if the Common Stock is then listed as a National Market Issue under the NASD National Market System) or (2) the average of the mean between the closing representative bid and asked prices (in all other cases) for the Common Stock on the first five trading days following the Effective Date as reported by Nasdaq or such successor quotation system.

     Estimated Allocation of Shares. Printed on each green RECORD CARD is information about the number of Merger Shares on which each Eligible Member's consideration will be based. The green RECORD CARD indicates the estimated whole number of Merger Shares that an Eligible Member is entitled to receive pursuant to the Merger Agreement.

     Form of Consideration. Each Eligible Member will be entitled to receive the Merger Shares allocable to such Eligible Member.

     Payment of Consideration. After the Effective Date, Eligible Members will be sent (i) a stock certificate for their shares of Common Stock and (ii) a check (net of withholding tax required by law, if any) representing the cash paid in lieu of fractional shares.

OPINION OF FINANCIAL ADVISOR

     On June 23, 1995, the Exchange retained the Financial Advisor to assist it in the investigation and possible execution of a reorganization of the Exchange from a California reciprocal insurer to a stockholder-owned company or in some other transaction involving the issuance of debt and/or equity securities in order to secure and strengthen the Exchange's market position and growth in the future. See "-- Background of the Merger." In connection with such engagement, the Exchange instructed the Financial Advisor to evaluate the fairness, from a financial point of view, to the Eligible Members, as a group, of the exchange of the aggregate membership interests for shares of Common Stock, pursuant to the Plan. The Company imposed no limitations on the Financial Advisor with respect to the investigation made, or the procedures followed, by it in rendering its opinion. The Exchange selected the Financial Advisor because of its reputation and expertise as a nationally recognized investment banking firm. The Financial Advisor, as part of its investment banking services, is regularly engaged in the valuation of businesses and securities in connection with stock repurchases, mergers, acquisitions, underwritings, sales and distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes.

     The Financial Advisor has delivered its written opinion, dated
[          ], 1996, to the Board of Governors stating that, on and as of the date of such opinion, and based upon the procedures and subject to the assumptions and qualifications described in such opinion, the exchange of the aggregate membership interests for shares of Common Stock and for cash in lieu of fractional shares, pursuant to the Plan, is fair, from a financial point of view, to the Eligible Members as a group.

     THE FULL TEXT OF THE FINANCIAL ADVISOR'S OPINION, DATED [          ], 1996,
WHICH SETS FORTH THE MATTERS REVIEWED, ASSUMPTIONS MADE, FACTORS CONSIDERED, RELIANCE UPON OTHERS AND LIMITATIONS AS TO THE REVIEW UNDERTAKEN BY IT, IS ATTACHED HERETO AS ANNEX II AND IS INCORPORATED BY REFERENCE HEREIN. ELIGIBLE MEMBERS ARE URGED TO READ CAREFULLY THE OPINION OF THE FINANCIAL ADVISOR IN ITS ENTIRETY. ANY DESCRIPTION OF OR REFERENCE TO THE FINANCIAL ADVISOR'S OPINION IS SUBJECT TO, AND QUALIFIED IN ITS ENTIRETY BY REFERENCE TO, THE FULL TEXT OF SUCH OPINION. THE PREPARATION OF A FAIRNESS OPINION IS A COMPLEX PROCESS AND IS NOT NECESSARILY SUBJECT TO PARTIAL ANALYSIS OR SUMMARY DESCRIPTION. THE FINANCIAL ADVISOR'S OPINION IS DIRECTED TO THE BOARD OF GOVERNORS AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY ELIGIBLE MEMBER AS TO WHETHER SUCH ELIGIBLE MEMBER SHOULD VOTE TO APPROVE THE MERGER.

     The Financial Advisor was not requested to opine as to, and its opinion does not address, the underlying business decision of the Board of Governors to proceed with or effect the Merger. In addition, the Financial Advisor's opinion expressly excludes any opinion as to: (1) which of the Exchange's policyholders are to be included among the Eligible Members; (2) the fairness of the proposed consideration to be paid to any Eligible Member or class of Eligible Members in connection with the reorganization, including any provisions of the Plan relating to which Eligible Members receive Common Stock and other provisions of the Plan which distinguish among Eligible Members; and (3) the price at which the Common Stock is sold in the Initial Public Offering (the "IPO Price") or the fair market value of any shares of Common Stock to be issued pursuant to the Plan or the price at which the Common Stock issued in connection with the Plan or pursuant to the Initial Public Offering will trade. The Financial Advisor noted that the IPO Price, if the Initial Public Offering is consummated, will be a factor of market conditions and the recent performance of and outlook for the Company at that time. Further, the Financial Advisor noted its belief that trading in the Common Stock for a period following the Effective Date would be characterized by a redistribution of the Common Stock and that the Common Stock may trade during such redistribution below the prices at which it would trade on a fully distributed basis.


     In arriving at its opinion, the Financial Advisor reviewed, analyzed and relied upon material bearing upon the financial and operating condition and prospects of the Exchange and material prepared in connection with the Plan and the reorganization. The Financial Advisor considered such financial and other factors it deemed appropriate under the circumstances, including, among other things: (1) the statutory annual statements provided by the Exchange for the years 1991 through 1995; (2) certain GAAP financial data provided by the Exchange, including the unaudited income statement and balance sheet for the six month period ended June 30, 1996, the audited income statements for each year of the three-year period ended December 31, 1995, the audited balance sheets for each year of the two-year period ended December 31, 1995, the unaudited income statements for each year of the two-year period ended December 31, 1992, and the unaudited balance sheets for each year of the three-year period ended December 31, 1993; (3) certain consolidated financial projections for SCPIE Holdings and its subsidiaries after the Reorganization provided to the Financial Advisor by the Exchange; (4) the Registration Statement on Form S-1 of SCPIE Holdings dated May 3, 1996, as amended by Amendment No. 1 dated August 8, 1996, Amendment No. 2 dated August 28, 1996; (5) the Registration Statement on Form S-4 of SCPIE Holdings, dated May 3, 1996, as amended by Amendment No. 1 dated August 8, 1996, Amendment No. 2 dated August 28, 1996, Amendment No. 3 dated September 12, 1996 and Amendment No. 4 dated September 16, 1996; (6) a copy of the Plan dated March 21, 1996, as amended on August 8, 1996; (7) certain financial data of the Exchange which the Financial Advisor compared with publicly available financial information and market data of other companies which it believed to be comparable; (8) the aggregate ownership interests of the Company represented by the Common Stock to be distributed to Eligible Members in exchange for their Membership Interests, which the Financial Advisor compared with the exchange of ownership interests in other transactions that the Financial Advisor deemed to be relevant; and (9) certain discussions with management and advisors of the Exchange relating to the business of the Exchange and certain financial and other aspects of the Plan and the reorganization and such other matters believed to be relevant to its inquiry. In addition, the Financial Advisor took into account its assessment of general economic, market and financial conditions and its knowledge of the insurance industry generally.

     The Financial Advisor compared publicly available financial information and market data of comparable companies with certain financial data of the Exchange not for the purposes of comparative valuation but primarily to determine that the Company would have an appropriate capital structure and the requisite size to be viable as a publicly traded company upon the consummation of the Merger.

     The Financial Advisor compared the exchange of ownership interests in recent demutualizations with the exchange of Membership Interests for shares of Common Stock. The transactions reviewed consisted of the demutualizations of State Mutual Life Assurance Company of America, Guarantee Mutual Life Insurance Company and Farm Family Mutual Insurance Company. In each, as will be the case in the Merger, at the time of the demutualization all of the capital stock of the converted stock insurer's holding company was allocated to eligible policy holders in exchange for their membership interests.

     In preparing its opinion, the Financial Advisor assumed, at the Exchange's instruction, that: (1) the Reorganization will meet all applicable legal and regulatory requirements and that all necessary action will have been taken to comply with all applicable laws and requirements, including the receipt of all required approvals by policyholders, regulators and otherwise; (2) the terms of the Initial Public Offering (which have not yet been determined) will not affect the legal or tax treatment of the Plan or the reorganization; and (3) the reorganization will be completed on the basis described in the Plan. The Financial Advisor has been advised as to certain legal and tax matters by counsel to the Exchange and, with respect to such matters, has relied upon such counsel.

     In preparing its opinion, the Financial Advisor considered a number of factors including, among other things (in no particular order): (1) the fact that the Exchange advised the Financial Advisor that growth is extremely important to remain an effective and competitive insurer in the future; (2) the fact that the Exchange advised the Financial Advisor that it is of significant strategic importance that the Exchange have broader access to external capital to finance this growth; (3) the A (Excellent) rating of the Exchange by A.M. Best and the considerations on which such rating is based; (4) that in its present form as a reciprocal insurer, the Exchange has limited access to the capital markets for new capital; (5) that following the Reorganization the Exchange will have a capital structure potentially enabling it to access the capital markets for new capital; and (6) the illiquidity of Membership Interests.

     In preparing its opinion, the Financial Advisor relied on and assumed the accuracy and completeness of the financial and other information that was provided by the Exchange or was publicly available and did not attempt to independently verify the same. The Financial Advisor assumed that forecasts provided by the Exchange were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the Exchange, and noted that it expressed no opinion with respect to such forecasts or the assumptions on which they are based. In addition, the Financial Advisor did not make or obtain any evaluations or appraisals of the properties, assets, liabilities, reserves or surplus of the Exchange.

     The Exchange retained the Financial Advisor pursuant to an engagement letter dated June 23, 1995. The Exchange paid the Financial Advisor an aggregate fee of $300,000 pursuant to such engagement letter. The Exchange also agreed to reimburse the Financial Advisor for all reasonable out-of-pocket expenses, including fees and expenses of counsel, in connection with rendering such services as contemplated in the engagement letter. The foregoing fees and expenses were payable whether or not the Financial Advisor gave the Exchange a favorable fairness opinion. The Company has agreed to indemnify the Financial Advisor and its affiliated entities, directors, officers, employees, legal counsel, agents and controlling persons against certain costs, expenses and liabilities to which they may become subject arising out of or in connection with their engagement. The Company has also retained the Financial Advisor to act as lead underwriter in connection with the Initial Public Offering, and the Financial Advisor will receive fees in connection therewith.

RECOMMENDATION OF THE BOARD OF GOVERNORS

     The Board of Governors believes that the terms of the Merger are in the best interests of the Exchange and are fair to its Members. Accordingly, the members of the Board of Governors have unanimously adopted and approved the Plan, the Merger Agreement and the transactions contemplated thereby. The Board of Governors unanimously recommends that the Eligible Members of the Exchange vote FOR the approval of the Merger Agreement at the Special Meeting.

     The terms of the Merger Agreement were approved unanimously by the Board of Governors at a meeting held August 8, 1996. At that meeting and at a meeting held March 21, 1996, members of the Exchange's senior management, together with its legal and financial advisors, reviewed with the Board of Governors the background of the proposed transaction, the potential benefits of the
transaction and the terms of the proposed Merger Agreement. On             1996,
the Financial Advisor provided its opinion as to the fairness, from a financial point of view, to the Members of the Exchange, of the exchange of membership interests for shares of Common Stock and cash in lieu of fractional shares to be allocated in the Merger. A summary of such opinion and the procedures followed in preparing the opinion are set forth in "-- Opinion of Financial Advisor."

     Determination that the Terms of the Merger Agreement are in the Exchange's Best Interests and are Fair to its Members. In reaching its determination at the March 21, 1996 and August 8, 1996, meeting that the terms of the Merger Agreement are in the best interests of the Exchange and are fair to its Members, the Board of Governors consulted with the Exchange's management and its legal and financial advisors, and considered:

          1. The Board of Governor's belief that growth and diversification are important for the Exchange to remain an effective and competitive insurer in the future and that such growth and diversification can be best accomplished in a corporate form.

          2. The Board of Governor's belief that it is of strategic importance that the Exchange have broader access to external capital to achieve this growth, and that in its present form as a reciprocal insurer, the Exchange has limited access to the capital markets for new capital.

          3. The opinion of the Financial Advisor that the exchange of the aggregate membership interests for shares of Common Stock and for cash in lieu of fractional shares, pursuant to the Plan, is fair, from a financial point of view, to the Eligible Members as a group.

          4. The fact that the Merger will be a tax free reorganization and that Eligible Members will not recognize gain or loss for Federal income tax purposes in the Merger.

          5. The fact that the membership interests of Eligible Members are illiquid, and that the Common Stock, in contrast, will be freely tradable and will be listed on the New York Stock Exchange.

          6. The fact that other professional liability insurance companies have become publicly held and have, as public companies, been able to grow and diversify through mergers and acquisitions.

          7. The Board of Governor's familiarity with and review of, in consultation with the Financial Advisor, the business, operations, earnings, assets, liabilities and financial condition of the Exchange, on both a historical and prospective basis.

          8. Comments from A.M. Best relating to the Exchange's narrow product line and geographic concentration, and to the intense competition in the medical malpractice industry.

          9. The fact that, as a result of the Merger, the Eligible Members would become stockholders of SCPIE Holdings, a Delaware corporation. Delaware corporate law is widely regarded as the most extensive and well defined body of corporate law in the United States, and a substantial body of case law and public policies have developed with respect to Delaware corporations.

     Determining the Allocation Among Eligible Members. In determining Eligible Members and the apportionment of consideration among Eligible Members, the Board of Governors further considered the terms of other insurance company conversion transactions, the provisions of applicable California statutes, prior premium credit dividends to Members, the nature and value of the Membership Interests being exchanged, the financial results of recent years, and certain analyses prepared by management. These factors are described in more detail below. The Board of Governors did not find it practicable to, and did not, quantify or otherwise assign relative weights to the individual factors considered in reaching its determinations.

     With respect to the allocation among Eligible Members, there is no California statutory provision for the guidance of the Board. The Board of Governors was of the view that two components of value should be given consideration when allocating the Merger Shares: (1) the relative contribution of Members to the Exchange, and (2) the intangible membership interest itself, i.e., the right to vote on significant transactions and for election of the governing board, irrespective of the contribution to the assets and surplus of the Exchange.

     The Board of Governors considered the direct premiums earned from the respective members to be the predominant factor in determining contribution to surplus. Such premiums contribute to surplus of the Exchange in two ways. First, pending the payment of expenses and claims, premiums are invested and generate investment income to increase the Exchange's surplus. Second, to the extent the losses and expenses are ultimately less than the aggregate premiums, some underwriting profit is realized to further increase surplus. Any meaningful analysis of contributions to surplus on an individual policy basis was considered impracticable for a property and casualty company such as the Exchange. The Board of Governors concluded that the respective direct earned premiums themselves were the best indicator of contribution to the Exchange. This approach has been used by other property and casualty companies in allocating interests in connection with conversion to stock companies. The Board of Governors has made similar determinations since 1981 in distributing profits to its Members in the form of premium credit dividends. The measurement base used by the Board of Governors in connection with such distributions has been the respective direct premium earned on the Eligible Member's respective premiums. The Board of Governors concluded that the allocation formula should therefore be principally based on the respective premiums paid by an Eligible Member in proportion to the premiums paid by all Eligible Members during a specified period. The Board of Governors further concluded that premiums should be "net" of any discounts and should include any surcharges. This approach is consistent with the approach adopted by the Exchange for the respective distribution of premium credit dividends.

     The Board of Governors considered various measurement periods for determining the amount of premiums to be included in the allocation formula. The Exchange considered measurement periods used by other companies in similar conversions and also considered periods for which it had already paid substantial dividends. The Exchange concluded that periods of three to five years seemed the most common measurement periods. The Exchange selected a measuring period for earned premiums beginning on January 1, 1993 and continuing through the Approval Date; a measurement period of approximately 3 1/2 years. In adopting this period, the Exchange considered the fact that almost $170 million had already been returned as premium credit dividends to Members of the Exchange since 1982. These dividends have been paid to Members who paid premiums to the Exchange during policy years 1976 through 1992. In 1996, the Exchange declared a final dividend based on premiums earned in policy years 1987 through 1992. No dividends whatsoever had been paid to Members who joined the Exchange after January 1, 1993. The Exchange also determined that a period of approximately
3 1/2 years seemed to provide an appropriate weighing of the interests of both long-time and newer Members.

     The Board of Governors also considered the "intangible" membership interest itself and what value should be attributed to this interest independent of premiums paid by the Member. The intangible value, independent of premiums, was deemed to be the right to vote and the right to share in the assets of the Exchange in the event of the Exchange's liquidation. The bylaws of the Exchange give one vote to each Member regardless of longevity with the Exchange and give each Member some share in the assets of the Exchange, as determined by the Board of Governors in its discretion, in the event of the Exchange's liquidation. See "Comparison of Certain Rights of Members Before and After the Merger -- Description of Certain Rights of Members of the
Exchange -- Distributions." Since the Merger could not be effected under California law and under the bylaws without the "vote" of the members, the Exchange concluded that there is value to the intangible membership interests that should be recognized in the formula.

     In considering a value for the membership interest, the Board of Governors concluded that no value should be attributable to the membership interest for those members who joined after the transaction was publicly announced, as this would encourage health care providers to seek a windfall by joining the Exchange solely for the purpose of obtaining stock ownership attributable to the membership interest. The Exchange therefore adopted the public announcement date, March 21, 1996, as the record date for receiving any stock distribution attributable to the membership interest itself. (The premiums earned from these post-announcement members prior to the Approval Date would be counted for the premium component of the formula, but there would be no value attributable to the membership interest itself.)

     The Board of Governors considered what portion of the stock distribution should be attributable to the "intangible" membership interests. The Exchange reviewed other transactions and considered the measurement periods used for the earned premium component of the distribution and the absence of any independent value attributed to the membership interest in such transactions. Because, as discussed above, the Board of Governors concluded that there is value to the intangible membership interests, the Board of Governors determined that it would be appropriate to adopt an allocation formula which gave some value to the membership interests. The Exchange analyzed allocation formulas with 10%, 20% and 30% of the value based upon the membership interests and considered the effect that such allocation formulas had upon the distribution of consideration to Members. The Exchange concluded that attributing 20% or 30% of the consideration to the membership interests provided a disproportionately large amount of consideration to newer Members of the Exchange, and did not give adequate weight to the premiums contributed by Eligible Members who had been Members of the Exchange since the beginning of the premium measurement period. The Board of Governors also concluded such an allocation formula should provide those persons who were Members of the Exchange at the time the Merger was announced with a meaningful ownership interest in the Company. Accordingly, the Board of Governors determined, after consideration of the various analyses, that a 10% interest, combined with a premium measurement period commencing January 1, 1993, was appropriate to measure the value to be received by the Members.

     Based on all of the factors described above, the Board of Governors believes that the Merger is in the best interest of, and is fair to, the Eligible Members as a group. Accordingly, the Board of Governors has unanimously approved the Merger Agreement and unanimously recommends that the Eligible Members vote in favor of the proposal to approve and adopt the Merger Agreement.

THE INITIAL PUBLIC OFFERING

     SCPIE Holdings has filed with the Commission a registration statement under the Securities Act (the "IPO Registration Statement") pertaining to the shares of Common Stock to be sold by the Company in the Initial Public Offering. The IPO Registration Statement will contain a prospectus which will include information substantially similar to that which appears in this Proxy Statement/Prospectus. It is anticipated that the Company will issue approximately 2,000,000 shares of Common Stock in the Initial Public Offering. The net proceeds to the Company from the Initial Public Offering are estimated to be approximately $36.7 million. The Company expects to contribute approximately $34.0 million to the Insurance Subsidiaries to support the continued growth of the Company's business and to retain the balance for general corporate purposes.

     Several months may elapse as the Commission reviews the IPO Registration Statement and marketing by the underwriters is completed. The ability to effect an Initial Public Offering at any time is uncertain. During many periods in the past it has been effectively impossible for many companies to accomplish Initial Public Offerings at attractive prices or at all. Accordingly, even if the Merger is approved, the Initial Public Offering may not occur because, due to market or other conditions, the Common Stock cannot be sold at an acceptable price, or at all. When and if the marketing of the

Common Stock is successfully completed the SCPIE Holdings Board will determine, in consultation with the underwriters, the price at which the shares of the Common Stock to be included in the Initial Public Offering can then be sold. The Company believes that investors, in determining the price which they are willing to pay for the Common Stock, will consider factors such as prevailing market conditions, the Company's historical financial performance, estimates of the business potential and earnings prospects of the Company, an assessment of the Company's management and consideration of the above factors in relation to market valuations of companies in related businesses. The SCPIE Holdings Board may accept the price or request a delay to determine if conditions and the price will improve. The price at which the Common Stock will be sold to the public will not be determined until the Initial Public Offering process is complete. Although the underwriters will recommend a proposed price range which will be included in the preliminary prospectus, it is not unusual that the price at which shares of Common Stock are sold in an initial public offering is outside that range. See "Market for Common Stock."

     The SCPIE Holdings Board will have exclusive authority to determine if the price recommended by the underwriters is acceptable. In any event, the Merger will close in accordance with the Merger Agreement, subject to satisfaction or waiver of all the conditions therein, regardless of the occurrence or non-occurrence of the Initial Public Offering. Completion of the Initial Public Offering is not a condition precedent to the Merger. See "-- Conditions to Effectiveness of the Merger."

     SCPIE Holdings will register the Common Stock under the Exchange Act, on or prior to the Effective Date, and in accordance with the Exchange Act thereafter will be required to file reports, proxy statements and other information with the Commission. SCPIE Holdings intends to furnish holders of Common Stock with annual reports containing audited consolidated financial statements reported upon by independent auditors and quarterly reports for the first three quarters of each fiscal year containing unaudited quarterly consolidated financial statements. See "Available Information."

     THE FOREGOING DOES NOT CONSTITUTE EITHER AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY COMMON STOCK IN THE INITIAL PUBLIC OFFERING. SUCH OFFERING WILL BE MADE ONLY BY THE PROSPECTUS FOR THE INITIAL PUBLIC OFFERING.

DESCRIPTION OF THE MERGER AGREEMENT

     The following is a summary of certain provisions of the Merger Agreement, a copy of which is attached hereto as Annex I and incorporated by reference herein. The summary contains all the material information concerning the Merger Agreement, however, the summary is qualified in its entirety by reference to the full text of the Merger Agreement.

     The Merger Agreement was executed by and among the Exchange, SCPIE Holdings and SCPIE Indemnity on August 8, 1996 and provides that, following the satisfaction or waiver of certain conditions, in accordance with and subject to the provisions of the Merger Agreement, the California Insurance Law and the California Corporations Law, the Exchange shall be merged with and into SCPIE Indemnity. See "-- Conditions to Effectiveness of the Merger." At and after the Effective Date, the separate existence of the Exchange shall cease, and SCPIE Indemnity shall continue as the surviving corporation. The Merger Agreement further provides that the Merger shall have the effect set forth in the California Insurance Law and the California Corporations Law.

     The Merger Agreement provides that at the Effective Date, by virtue of the Merger and without any further action on the part of the Exchange or SCPIE Indemnity or any of the Members or SCPIE Holdings, (i) the Membership Interests of all Members shall be terminated, (ii) each Eligible Member shall be allocated and will receive Merger Shares in accordance with the provisions set forth in "-- Consideration -- Allocation of Shares" and "-- Consideration -- Form of Consideration" and (iii) SCPIE Indemnity will receive 500,000 Merger Shares.

     The Merger Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties thereto; provided, however, that after approval and adoption of the Merger Agreement by the Members entitled to vote at the Special Meeting, no amendment may be made which under applicable law requires further approval of Eligible Members without such further approval of Eligible Members.

     The Merger Agreement may be terminated and the Merger may be abandoned, at any time prior to the Effective Date, whether prior to or after approval of the Merger Agreement by the Members eligible to vote at the Special Meeting: (i) by mutual written consent of the Board of Governors, the SCPIE Holdings Board and the SCPIE Indemnity Board; (ii) by the Exchange, if SCPIE Indemnity or SCPIE Holdings breaches in any material respect any of its covenants or agreements contained in the Merger Agreement; (iii) by SCPIE Holdings, if the Exchange breaches in any material respect any of its covenants or agreements contained in the Merger Agreement; or (iv) by either SCPIE Holdings or the Exchange if: (a) the Merger has not been consummated prior to December 31, 1996; or (b) any court of competent jurisdiction or any other governmental body shall have issued an order, decree or ruling, or taken any other action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action, shall have become final and non-appealable.

CONDITIONS TO EFFECTIVENESS OF THE MERGER

     In order for the Merger to become effective, the Merger Agreement must be approved by the Eligible Members and by the Insurance Commissioner and certain required tax rulings or opinions of tax counsel must be received. THE OCCURRENCE OF THE INITIAL PUBLIC OFFERING IS NOT A CONDITION TO THE EFFECTIVENESS OF THE MERGER. See "-- Introduction" and "-- The Initial Public Offering."

     Approval by Eligible Members. One of the conditions for the Merger to become effective is that the Merger Agreement must be approved by a vote of the Eligible Members at the Special Meeting. The affirmative vote of two-thirds
(66 2/3%) of the Eligible Members is required to approve the Merger Agreement on behalf of the Exchange. The presence, either in person or by proxy, of a majority of the Eligible Members is necessary to constitute a quorum. For more information about the requirements to be an Eligible Member entitled to vote at the Special Meeting, see "-- Determination of Eligible Members." For more information about the Special Meeting, see "Information Concerning the Special Meeting -- Time, Date and Place" and "-- Record Date, Quorum and Vote Required."

     Approval by the Insurance Commissioner. Pursuant to the California Insurance Law, the Merger must be approved by the Insurance Commissioner for submission to a vote of Eligible Members entitled to vote at the Special Meeting. The Insurance Commissioner issued such approval on the Approval Date,
            , 1996 a copy of which is attached hereto as Annex VI. Eligible Members are encouraged to review the Insurance Commissioner's approval letter, which is attached at the beginning of this Proxy Statement/Prospectus. The Insurance Commissioner must also issue a final approval of the Merger Agreement prior to the Effective Date.

     Tax Rulings. Under the Merger Agreement, tax rulings of the Service or opinions of tax counsel regarding certain Federal income tax consequences of the Merger are required to be received in order for the Merger to become effective. As more fully discussed in "Certain Federal Income Tax Consequences of the Merger," rulings of the Service or an opinion of tax counsel have been received regarding all of these matters (although the opinion of tax counsel covering certain of these matters must be reconfirmed on or before the Effective Date).

     Effective Date. The Effective Time shall be when the Merger Agreement is filed in accordance with the California Corporations Law and the California Insurance Law. The Effective Date shall be such date as the Board of Governors, the SCPIE Holdings Board and the SCPIE Indemnity Board determine is appropriate after the conditions set forth in the Merger Agreement have been satisfied or waived. If the Merger has not been consummated by December 31, 1996, the Merger Agreement shall, unless extended in accordance with its terms, automatically terminate.

ADDITIONAL ASPECTS OF THE MERGER AND THE PLAN

     Accounting Treatment. The Merger and related transactions involve a reorganization of entities under common control, and the assets and liabilities transferred to effect the Merger and related transactions will be accounted for at historical cost in a manner similar to that in pooling of interests accounting.

     Expenses of the Merger. All reasonable costs, including those costs attributable to the use of the staff personnel of the California Department related to the Merger, shall be borne by the Exchange.

     Regulatory Approvals. Except for approval by the Insurance Commissioner, the filing of the Merger Agreement with the Secretary of State of the State of California after approval and adoption of the Merger Agreement pursuant to the California Insurance Law and the California Corporations Law, and compliance with Federal and state securities laws, the Company is not aware of any material United States Federal or state regulatory requirement necessary to be complied with or approval that must be obtained in connection with the Merger. See "Risk Factors -- Regulatory and Related Matters."

     Insurance Coverage. Following the Merger, each Eligible Member will become a policyholder of SCPIE Indemnity. The Merger will not affect any Eligible Member's policy coverage or premium credit dividends for 1996 or 1997.

     Issuance of Shares to SCPIE Indemnity. The Merger Agreement provides that SCPIE Holdings will issue SCPIE Indemnity 500,000 shares of Common Stock. Such shares will be issued in consideration of the cancellation of the outstanding shares of Common Stock of SCPIE Holdings currently held by the Exchange which will be cancelled in the Merger. The Board of Governors and the SCPIE Holdings Board may adjust the number of shares of Common Stock issuable to SCPIE Indemnity in the Merger in order to ensure that the Merger Shares issued to SCPIE Indemnity have a fair market value equivalent to the fair market value of the shares of Common Stock currently held by the Exchange which are to be cancelled in the Merger.

     These shares of Common Stock will be issued to SCPIE Indemnity in order to ensure that the Merger will have the tax consequences set forth in "Certain Federal Income Tax Consequences of the Merger -- The Exchange and SCPIE Indemnity." Pursuant to the Delaware General Corporation Law (the "DGCL"), SCPIE Indemnity will not be entitled to vote the shares of Common Stock it is issued in the Merger, but such shares will be entitled to receive dividends. Under GAAP these 500,000 shares will be treated as issued but not outstanding. See "Capitalization."

      COMPARISON OF CERTAIN RIGHTS OF MEMBERS BEFORE AND AFTER THE MERGER

     Members of the Exchange, a reciprocal insurer, have certain rights as members which are described herein as "Membership Interests." Membership Interests consist of the rights arising under the Exchange's Subscription Agreements and Bylaws, the California Insurance Law and otherwise, including, without limitation, the right to vote for the election of members of the Board of Governors and on other matters and to participate in any distribution of surplus upon liquidation, but not including contractual rights under Policies. Upon consummation of the Merger, the Membership Interests of Eligible Members will be cancelled and extinguished and converted into the right to receive Merger Shares, and members of the Exchange will become stockholders of SCPIE Holdings.

     The following is a comparison of certain rights of Members of the Exchange and holders of SCPIE Holdings' Common Stock. This comparison contains all the material information concerning the rights of members and shareholders set forth below, however, it is not intended to be complete and is qualified in its entirety by reference to the Exchange's Bylaws, copies of which are available for inspection at the executive offices of the Exchange and will be sent to Members upon request, and by reference to the Restated Certificate and the Bylaws, copies of which are attached hereto as Annexes III and IV, respectively.

DESCRIPTION OF CERTAIN RIGHTS OF MEMBERS OF      DESCRIPTION OF CERTAIN RIGHTS OF HOLDERS OF
THE EXCHANGE                                     SCPIE HOLDINGS STOCK AFTER THE MERGER
     General. Membership in the Exchange is           General. The authorized capital stock of
limited to and comprised of those persons        SCPIE Holdings consists of (i) 30,000,000
who are "insured persons" of the Exchange.       shares of Common Stock, par value $.0001 per
As of the Record Date, there were  ___           share, and (ii) 5,000,000 shares of
Members of the Exchange. Each "insured           Preferred Stock, par value $1.00 per share.
person" under a policy of insurance issued       Immediately after the consummation of the
by the Exchange becomes a Member when the        Merger but before the Initial Public
policy is issued and the period of coverage      Offering, it is expected that there will be
commences under the policy. "Insured             approximately 10,500,000 shares of Common
persons" include each individual physician,      Stock outstanding (less fractional shares,
surgeon, nurse anesthetist, professional         which, pursuant to the Merger Agreement,
medical partnership, professional medical        will be paid in cash) and no shares of
corporation or other healthcare provider to      Preferred Stock outstanding, and immediately
whom a policy or certificate insert under a      upon consummation of the Initial Public
policy has been issued by the Exchange.          Offering, it is expected that there will be
     Membership interests in the Exchange        approximately 12,500,000 shares of Common
have no preemptive or conversion rights,         Stock outstanding (less fractional shares,
redemption rights, or sinking fund               which, pursuant to the Merger Agreement,
provisions.                                      will be paid in cash).
                                                      Shares of Common Stock have no preemptive
                                                 rights, conversion rights, or redemption
                                                 rights. No shares of Preferred Stock will be
                                                 issued or outstanding immediately following
                                                 the Merger or Initial Public Offering. When,
                                                 and if, issued the Preferred Stock will have
                                                 such rights, powers and preferences as may
                                                 be established by the SCPIE Holdings Board.
                                                 See "Description of Capital
                                                 Stock -- Preferred Stock."

DESCRIPTION OF CERTAIN RIGHTS OF MEMBERS OF      DESCRIPTION OF CERTAIN RIGHTS OF HOLDERS OF
THE EXCHANGE                                     SCPIE HOLDINGS STOCK AFTER THE MERGER
     Liquidity/Marketability. A Membership            Liquidity/Marketability. SCPIE Holdings
Interest is not transferable and ceases and      has applied for listing of the shares of Common
terminates when the coverage period or           Stock on the New York Stock Exchange. As a
certificate period of the Member under the       result SCPIE Holdings anticipates that there
policy issued by the Exchange terminates by      will be a public market for the shares of
expiration of time, cancellation or              Common Stock.
otherwise.
     Distributions. If the Board of                   Distributions. Subject to the rights of
Governors, in its reasonable discretion,         holders of Preferred Stock, if any, holders
determines that the surplus of the Exchange      of Common Stock will be entitled to
is adequate to meet estimated operating          participate equally in dividends if, as and
requirements and provide protection for          when declared by the SCPIE Holdings Board,
Members and that there is additional surplus     and in the distribution of assets in the
available for distribution to Members, the       event of dissolution. See "Dividend Policy."
Board may distribute all or a portion of              At the present time, the dividends that
this additional surplus to Members. Each         the Company intends to pay to its stockholders
Member's share of such distribution is           are significantly lower than the dividends
determined by the Board of Governors in its      that the Exchange historically paid to
reasonable discretion. When a person ceases      certain of its Members. See "Dividend
to be a Member, such person loses rights to      Policy." Accordingly, Eligible Members who
future dividends or other distributions.         have received premium credit dividends
     The Board has declared premium credit       (principally Eligible Members who joined the
dividends to Members each year since 1981        Exchange in 1990 or earlier), may experience
based upon the results of operations for         an increase in the net premium amount
particular policy years and each continuing      payable to the Company following the Merger.
Member's proportionate share of the premiums
paid by all continuing Members for each such
policy year.
     If the Exchange is liquidated, the
assets remaining after payment of all
liabilities would be distributed to the
persons who are Members at the time of such
liquidation, with each Member's share
determined by the Board of Governors in its
reasonable discretion or by a court having
jurisdiction in the event a conservator or
liquidator is appointed.
     Income Taxation. The Exchange, as a              Income Taxation. SCPIE Holdings is a
reciprocal insurance company, is taxable         taxable entity. A holder of Common Stock or
under the Internal Revenue Code as a "mutual     Preferred Stock will not be taxed with
insurance company." A holder of a Membership     respect to SCPIE Holdings' income, but will
Interest will not be taxed with respect to       realize taxable income to the extent that
the Exchange's income, but will realize          SCPIE Holdings makes actual distributions to
taxable income to the extent that the            such holder that are out of current or
Exchange makes actual distributions (in the      accumulated earnings and profits or that are
form of premium credits or other dividends)      in excess of the basis in such holder's
to such holder that are out of current or        Common Stock or Preferred Stock. As a stock
accumulated earnings and profits of the Ex-      corporation, SCPIE Holdings will not receive
change. As a "mutual insurance company" for      a deduction for such distributions.
Federal income tax purposes, the Exchange        Accordingly, to the extent distributed,
will receive a deduction in the amount of        earnings and profits of SCPIE Holdings
such distributions when accrued.                 generally will be subject to two levels of
                                                 Federal income tax.

DESCRIPTION OF CERTAIN RIGHTS OF MEMBERS OF      DESCRIPTION OF CERTAIN RIGHTS OF HOLDERS OF
THE EXCHANGE                                     SCPIE HOLDINGS STOCK AFTER THE MERGER
     Assessments. The Exchange has obtained           Assessments. Shares of Common Stock and
an order from the Insurance Commissioner         Preferred Stock will not be subject to
that Members are permanently nonassessable       further calls or assessments by SCPIE
on policies issued or renewed by the             Holdings.
Exchange.
     Meetings and Actions. Any actions                Meetings and Actions. Any action required
required to be taken by the Members may be       or permitted to be taken by the stockholders of
taken at a duly called annual or special         SCPIE Holdings must be taken by vote of the
meeting of members of the Exchange or by         stockholders at a duly called annual or
unanimous written consent of all Members.        special meeting of stockholders and not by
Special meetings of the Members may be           written consent. Special meetings of
called only by (i) a majority of the Board       stockholders may be called only by (i) a
of Governors, (ii) the Chairman of the Board     majority of the SCPIE Holdings Board, (ii)
of Governors or (iii) 20% or more of the         the Chairman of the SCPIE Holdings Board, or
Members.                                         (iii) the President of SCPIE Holdings.
     Special Meetings may be called for any           The business transacted at any special
purpose or purposes. The business transacted     meeting of stockholders is confined to
at any special meeting of the Members is         matters specified in the notice of meeting.
confined to matters specified in the notice           The SCPIE Holdings Bylaws establish an
of meeting.                                      advance notice procedure with regard to the
     The Bylaws of the Exchange provide for      nomination by stockholders of candidates for
an advance notice procedure with respect to      election as directors and with regard to
the nomination by Members of candidates for      proposals of business to be brought before
election as members of the Board of              an annual meeting of stockholders of SCPIE
Governors and with respect to certain            Holdings. Notice as to any such stockholder
matters to be brought before an annual           nomination or other proper proposal must be
meeting of Members. Nominations by Members       received by SCPIE Holdings not less than 60
require a nominee to be nominated by 10% of      days nor more than 90 days prior to the
the Members in writing at least 60 days          anniversary date of the immediately preced-
prior to the date of the meeting. Members        ing annual meeting. In the event that the
eligible to make such nominations must be        date of the annual meeting is more than 30
members both at the date the nominations are     days before or more than 60 days after such
made and at December 31 of the preceding         anniversary date, however, the Bylaws
year.                                            provide additional time for notice. In
     Bylaws of the Exchange may be amended       addition, such notice must contain certain
by the proposal of a Member at an annual         specified information concerning the person
meeting only if the text of the proposed         to be nominated or the matters to be brought
bylaw amendment has been filed with the          before the meeting as well as the name and
Secretary of the Exchange at least 60 days       address of the stockholder and the class and
prior to the date of the meeting.                number of shares beneficially owned by the
                                                 stockholder submitting the proposal.
     Domiciliary State. California               Domiciliary State. Delaware

DESCRIPTION OF CERTAIN RIGHTS OF MEMBERS OF      DESCRIPTION OF CERTAIN RIGHTS OF HOLDERS OF
THE EXCHANGE                                     SCPIE HOLDINGS STOCK AFTER THE MERGER
     Voting. Each Member is entitled to one           Voting. Holders of Common Stock are enti-
vote on all matters submitted to the Members     tled to one vote per share on all matters
for action or approval, regardless of the        with respect to which the holders of Common
number of insurance policies or certificate      Stock are entitled to vote (including the
inserts of the Exchange that may be held by      election of directors) and, except as
such Member. The Bylaws generally require        otherwise required by law or by the terms of
the affirmative vote of a majority of            any series of Preferred Stock then
members to approve matters submitted to the      outstanding, the holders of Common Stock
Members unless a higher vote is required by      will exclusively possess all voting power.
such Bylaws. The Bylaws require that the         Under DGCL in the absence of specific
Exchange may be liquidated only with the         requirements in a corporation's certificate
affirmative vote of two-thirds (66 2/3%) of      of incorporation or bylaws, all matters
the Members and that Bylaws of the Exchange      submitted to stockholders for approval must
may be amended or repealed only by the           be approved by the affirmative vote of the
affirmative vote of a majority of the            holders of a majority of the outstanding
Members entitled to vote. In the election of     shares entitled to vote except for election
members of the Board of Governors, there is      of directors, which requires a plurality
no cumulative voting, which means that a         vote, and certain matters governed by Sec-
majority of the Members voting at the            tion 203 of the DGCL, which requires the ap-
meeting will be entitled to elect all of the     proval of the Board of Directors and of
members of the Board of Governors to be          two-thirds (66 2/3%) vote of disinterested
elected at such meeting if they choose to do     stockholders to approve certain types of
so. In that event, any other members will        business combinations. See "-- Anti-takeover
not be able to elect any members of the          Provisions." Pursuant to the Restated
Board of Governors.                              Certificate, certain matters require a
                                                 two-thirds (66 2/3%) vote of outstanding
                                                 Common Stock, including provisions described
                                                 under "-- Removal of Directors,"
                                                 "-- Amendments to Governing Documents,"
                                                 "-- Restrictions on Certain Business
                                                 Combinations" and "-- Anti-takeover
                                                 Provisions." In the election of members of
                                                 the Board of Directors, there is no
                                                 cumulative voting, which means that the
                                                 holders of a majority of Common Stock
                                                 entitled to vote and voting at the meeting
                                                 will be entitled to elect all of the members
                                                 of the Board of Directors to be elected at
                                                 such meeting if they choose to do so.

DESCRIPTION OF CERTAIN RIGHTS OF MEMBERS OF      DESCRIPTION OF CERTAIN RIGHTS OF HOLDERS OF
THE EXCHANGE                                     SCPIE HOLDINGS STOCK AFTER THE MERGER
     Preferred Stock. Not applicable.                 Preferred Stock. The SCPIE Holdings Board
                                                 is authorized, subject to any limitations pre-
                                                 scribed by law, without further action by
                                                 stockholders, to issue up to 5,000,000
                                                 shares of Preferred Stock, from time to
                                                 time, in one or more series and, with
                                                 respect to each series, to determine the
                                                 terms thereof, including the number of
                                                 shares, dividend rates, redemption rights,
                                                 conversion rights, voting rights and rights
                                                 on liquidation. See "Description of Capital
                                                 Stock -- Preferred Stock." Because the SCPIE
                                                 Holdings Board has the power to establish
                                                 the preferences, powers and rights of each
                                                 series, it may afford the holders of any
                                                 particular series of Preferred Stock prefer-
                                                 ences, powers and rights (including dividend
                                                 rights, voting powers and liquidation
                                                 preferences) senior to the rights of the
                                                 holders of Common Stock. No shares of
                                                 Preferred Stock will be outstanding
                                                 immediately following the Merger and the
                                                 Initial Public Offering, and the Company has
                                                 no immediate plans to issue any series of
                                                 Preferred Stock. The issuance of a series of
                                                 Preferred Stock could, depending on the
                                                 terms of such series, have the effect of
                                                 discouraging, delaying or preventing a third
                                                 party from acquiring or proposing to acquire
                                                 a majority of the outstanding voting stock
                                                 of SCPIE Holdings. See "Description of
                                                 Capital Stock -- Delaware Law and Certain
                                                 Charter and Bylaw Provisions."
     Limited Liability. The liability of a            Limited Liability. The liability of
Member is generally limited to the premiums      holders of Common Stock is generally limited
accrued under the current policies of            to the price paid for such Common Stock by the
insurance issued by the Exchange to such         holder.
Member. Members of the Exchange are not
subject to assessment.

DESCRIPTION OF CERTAIN RIGHTS OF MEMBERS OF      DESCRIPTION OF CERTAIN RIGHTS OF HOLDERS OF
THE EXCHANGE                                     SCPIE HOLDINGS STOCK AFTER THE MERGER
     Management. The Exchange is a                    Management. The SCPIE Holdings Board has
reciprocal insurance company and management      the power and duty to manage the business and
responsibility is divided between the Board      affairs of SCPIE Holdings and, indirectly,
of Governors and its attorney-in-fact, SCPIE     all its subsidiaries. The SCPIE Holdings
Management Company (the "Manager"),              Board may designate committees, each
appointed by each subscriber when the            committee to consist of one or more
subscriber becomes a Member. The Manager is      directors, and has established an audit
designated as the attorney-in-fact for each      committee, a compensation committee and an
subscriber under a Subscriber Agreement and      executive committee. Directors are elected
Power of Attorney (the "Subscriber Agree-        by the stockholders of SCPIE Holdings. See
ment") which each subscriber must sign when      "-- Voting" and "-- Election of Directors."
making application for insurance. The                 The officers of the Company serve at
Subscriber Agreement describes the general       the discretion of the SCPIE Holdings Board.
allocation of powers and duties between the
Manager and the Board of Governors. A more
detailed definition of these matters is set
forth in the Management Agreement between
the Manager and the Exchange (the
"Management Agreement"), which is subject to
renewal annually. If the Management
Agreement is terminated, the Board of
Governors has the right to name a new
attorney-in-fact for the Members.
     Under the Subscriber Agreement and the
Management Agreement, the Manager operates
the business of the Exchange, accepts or
rejects applications, formulates the form of
insurance policies, handles and disposes of
claims, and performs all related functions.
The Board of Governors, on the other hand,
retains broad supervisory powers over the
financial aspects of the Exchange, including
investments, and establishes guidelines to
be followed by the Manager in certain key
areas such as policy forms, rates,
underwriting rules, surplus requirements and
dividend policies.

DESCRIPTION OF CERTAIN RIGHTS OF MEMBERS OF      DESCRIPTION OF CERTAIN RIGHTS OF HOLDERS OF
THE EXCHANGE                                     SCPIE HOLDINGS STOCK AFTER THE MERGER
     Board of Governors. The Bylaws of the            Board of Directors. The SCPIE Holdings
Exchange provide that the Board of Governors     Board consists of a minimum of seven and a
shall consist of nine members, each of whom      maximum of thirteen directors (not including
must be a Member, and that this bylaw may be     directors who may be selected from time to
amended only by the affirmative vote of a        time by holders of Preferred Stock), such
majority of the Members. The Board of            actual number of directors to be fixed from
Governors is divided into three classes who      time to time by the affirmative vote of a
serve for staggered terms. Each class is         majority of the SCPIE Holdings Board.
comprised of three governors, who serve for      Accordingly, the SCPIE Holdings Board, and
a term of three years, with one class being      not the stockholders, has the authority to
elected at each annual meeting.                  determine the number of directors, within
                                                 certain limits.
                                                      Immediately following the consummation of
                                                 the Merger, the SCPIE Holdings Board will consist
                                                 of twelve members. The Board of Directors is
                                                 divided into three classes who serve staggered
                                                 terms (not including directors who may be
                                                 selected from time to time by holders of
                                                 Preferred Stock). Each class is comprised of
                                                 four directors, who serve for a term of three
                                                 years, with one class being elected at each
                                                 annual meeting. See "Management -- Directors
                                                 and Executive Officers."
                                                      In the future, if a number of vacancies
                                                 existed on the SCPIE Holdings Board, the
                                                 Board's ability to determine the number of
                                                 directors could delay any stockholder from
                                                 obtaining majority representation on the
                                                 SCPIE Holdings Board and filling the new
                                                 vacancies with its own nominees until the
                                                 next stockholder election.
     Election of Governors. The Exchange's            Election of Directors. The SCPIE Holdings
Bylaws provide that nominations for election     Bylaws provide that nominations for election
of members of the Board of Governors may be      of directors may be made only by or at the
made only by the Board of Governors or by        direction of the SCPIE Holdings Board or by
10% of the Members. See "-- Meetings and         any stockholders of SCPIE Holdings entitled
Actions."                                        to vote on the election of directors who
                                                 comply with certain notice procedures and
                                                 who were stockholders of record at the time
                                                 of giving such notice. See "-- Meetings and
                                                 Actions." Directors are elected at the
                                                 annual meeting of stockholders except when
                                                 filling vacancies or newly-created vacan-
                                                 cies. See "-- Vacancies." A plurality of
                                                 votes present in person or by proxy and
                                                 entitled to vote on the election of
                                                 directors is required for election.

DESCRIPTION OF CERTAIN RIGHTS OF MEMBERS OF      DESCRIPTION OF CERTAIN RIGHTS OF HOLDERS OF
THE EXCHANGE                                     SCPIE HOLDINGS STOCK AFTER THE MERGER
     Removal of Governors. The Exchange's             Removal of Directors. The Restated Certifi-
Bylaws provide that a member of the Board of     cate provides that directors can be removed
Governors may be removed only by the vote of     from office only for cause and only with the
a majority of the Members, and that such         vote of two- thirds (66 2/3%) of the voting
removal may be voted upon only at a special      power of the then outstanding shares of
meeting of the Members called for that           voting stock of SCPIE Holdings, voting
purpose.                                         together as a single class.
     Vacancies. Vacancies in the Board of             Vacancies. The Restated Certificate pro-
Governors may be filled by a majority of the     vides that vacancies on the SCPIE Holdings
remaining governors, though less than a          Board and any newly-created directorships
quorum. Any vacancy not filled by the Board      resulting from an increase in the authorized
of Governors may be filled by the Members.       number of directors may be filled for the
                                                 remainder of a term only by an affirmative
                                                 vote of a majority of the remaining
                                                 directors (even though less than a quorum)
                                                 and not by the stockholders of SCPIE
                                                 Holdings. The provisions of the Restated
                                                 Certificate governing removal of directors
                                                 and the filling of vacancies would preclude
                                                 a third party from removing incumbent
                                                 directors and simultaneously gaining control
                                                 of the SCPIE Holdings Board by filling
                                                 vacancies created by such removal with its
                                                 own nominees unless, among other things,
                                                 such third party controls at least
                                                 two-thirds (66 2/3%) of the combined voting
                                                 power of SCPIE Holdings' voting stock.

DESCRIPTION OF CERTAIN RIGHTS OF MEMBERS OF      DESCRIPTION OF CERTAIN RIGHTS OF HOLDERS OF
THE EXCHANGE                                     SCPIE HOLDINGS STOCK AFTER THE MERGER
     Indemnification. The Exchange's Bylaws           Indemnification. The SCPIE Holdings Bylaws
provide that the Exchange shall indemnify        provide that SCPIE Holdings shall indemnify
and hold harmless the members of the Board       its directors and officers and may indemnify
of Governors, the officers of the Exchange,      its employees and agents, who are parties or
and members of any committees appointed by       threatened to be made parties to any action,
the Board of Governors from and against          suit or proceeding by reason of such
judgments, fines, amounts paid in                person's capacity as a director, officer,
settlement, and reasonable expenses incurred     employee or agent of SCPIE Holdings, from
in the defense of any actions, suits or          and against expenses (including legal fees),
proceedings relating to claims or                judgments, fines and settlements arising
liabilities asserted against the management      from such action, suit or proceeding to the
or operations of the Exchange, including any     fullest extent permitted by applicable law.
derivative actions brought in the name of or     Section 145(a) of the DGCL provides that a
on behalf of the Exchange. However, no           corporation may indemnify a director,
indemnification may be made for any claim,       officer, employee or agent if such person
obligation or liability which arose out of       acted in good faith and in a manner
such person's active and deliberate              reasonably believed to be in, or not opposed
dishonesty or fraud.                             to, the best interests of the corporation
     The Management Agreement provides for       and, with respect to any criminal
similar rights of indemnification by the         proceeding, had no reasonable cause to
Exchange of the Manager, its officers,           believe the conduct was unlawful. In
directors, employees and shareholders with       addition, effective upon consummation of the
respect to acts or omissions of such persons     Merger, SCPIE Holdings will enter into
on behalf of the Exchange, the Board of          indemnification agreements with each of its
Governors and the Members. However, no           directors and certain of its executive
indemnification may be made for any claim,       officers that generally provide for similar
obligation or liability which arose out of       indemnification. As permitted by the DGCL,
such person's active and deliberate              the Restated Certificate eliminates in
dishonesty or fraud.                             certain circumstances the monetary liability
                                                 of the directors of SCPIE Holdings for a
                                                 breach of their fiduciary duties as
                                                 directors.
     Amendments to Governing Documents.               Amendments to Governing Documents.
Members of the Exchange may adopt, alter,        Stockholders of SCPIE Holdings are entitled
amend or repeal provisions of the Exchange's     to adopt, alter, amend, rescind or repeal
Bylaws by the vote of a majority of the          provisions of the SCPIE Holdings Bylaws by
Members at an annual or special meeting or       the affirmative vote of two-thirds (66 2/3%)
by the unanimous written consent of the          of the total voting power of the then
Members. A Member may not propose a new          outstanding voting stock, voting together as
bylaw or the amendment or repeal of an           a single class. The SCPIE Holdings Board is
existing bylaw at an annual meeting unless       also entitled to alter, amend, change or
the text of the proposed change has been         repeal provisions of the SCPIE Holdings
filed with the Secretary of the Exchange at      Bylaws by majority vote. Generally, under
least 60 days prior to the date of the           Section 242 of the DGCL, an amendment to the
annual meeting.                                  Restated Certificate requires adoption by
                                                 the SCPIE Holdings Board of a resolution
                                                 setting forth the proposed amendment and the
                                                 approval thereof by a majority vote of the
                                                 Common Stock issued, outstanding and
                                                 entitled to vote.

DESCRIPTION OF CERTAIN RIGHTS OF MEMBERS OF      DESCRIPTION OF CERTAIN RIGHTS OF HOLDERS OF
THE EXCHANGE                                     SCPIE HOLDINGS STOCK AFTER THE MERGER
     Financial Reporting. The Exchange is             Financial Reporting. SCPIE Holdings will
not required to provide the Members with any     be subject to the reporting requirements of
annual or quarterly income and expense           the Exchange Act, and will file annual and
statements or balance sheets. The Exchange       quarterly reports with the Commission and
is required to file annual and quarterly         with the New York Stock Exchange. SCPIE
financial statements prepared in accordance      Holdings will also provide to the holders of
with statutory accounting practices ("SAP")      Common Stock annual and quarterly reports of
with the California Department, which are        its financial condition and results of
open to public inspection. The Exchange has      operations, prepared in accordance with GAAP
provided to Members since its inception an       and, with respect to the annual reports,
annual report of its financial condition and     audited by independent accountants. Fol-
results of operations, prepared in accor-        lowing the Merger, the Insurance
dance with SAP and audited by independent        Subsidiaries will file annual and quarterly
accountants.                                     financial statements under SAP with the
                                                 departments of insurance of their respective
                                                 domiciliary states.
     Business Combinations. The Bylaws of             Business Combinations. The DGCL generally
the Exchange require that the Board of           requires that a majority of the stockholders
Governors may elect to voluntarily liquidate     approve a merger, consolidation or the sale,
the Exchange only with the affirmative vote      lease or exchange of all or substantially
of two-thirds (66 2/3%) of the Members. This     all of a corporation's property and assets.
may limit or restrict the Board from taking      The DGCL contains additional restrictions
action to sell or transfer the business or       where such action or transaction is with, or
assets of the Exchange or to merge the           proposed by or on behalf of, an "Interested
Exchange with another insurance company in a     Stockholder" (defined generally as a person
transaction in which SCPIE is not the            owning 15% or more of SCPIE Holdings'
surviving entity.                                outstanding voting stock). See
                                                 "-- Anti-takeover Provisions" and
                                                 "Description of Capital Stock -- Delaware
                                                 Law and Certain Charter and Bylaw
                                                 Provisions."

DESCRIPTION OF CERTAIN RIGHTS OF MEMBERS OF      DESCRIPTION OF CERTAIN RIGHTS OF HOLDERS OF
THE EXCHANGE                                     SCPIE HOLDINGS STOCK AFTER THE MERGER
     Anti-takeover Provisions. The Board of           Anti-takeover Provisions. SCPIE Holdings
Governors is divided into three classes of       is a Delaware corporation and is subject to the
directors, serving staggered three-year          provisions of Section 203 of the DGCL. In
terms. As a result, one third of the Board       general, Section 203 prevents an "interested
of Governors is elected each year. This          stockholder" (defined generally as a person
classified board provision could delay a         owning 15% or more of SCPIE Holdings'
majority of Members who do not like the          outstanding voting stock) from engaging in a
policies of the Board of Governors from          "business combination" (as defined in
removing a majority of the Board of              Section 203) with SCPIE Holdings for three
Governors for two years.                         years following the date that person became
                                                 an interested stockholder unless: (i) before
                                                 that person became an interested
                                                 stockholder, the SCPIE Holdings Board
                                                 approved the transaction in which the
                                                 interested stockholder became an interested
                                                 stockholder or approved the business
                                                 combination; (ii) upon completion of the
                                                 transaction that resulted in the interested
                                                 stockholder becoming an interested
                                                 stockholder, the interested stockholder
                                                 owned at least 85% of the voting stock of
                                                 SCPIE Holdings outstanding at the time the
                                                 transaction commenced (excluding stock held
                                                 by directors who are also officers of SCPIE
                                                 Holdings and by employee stock plans that do
                                                 not provide employees with the right to
                                                 determine confidentially whether shares held
                                                 subject to the plan will be tendered in a
                                                 tender or exchange offer); or (iii) on or
                                                 following the date on which that person
                                                 became an interested stockholder, the
                                                 business combination is approved by the
                                                 SCPIE Holdings Board and authorized at a
                                                 meeting of stockholders by the affirmative
                                                 vote of the holders of at least two-thirds
                                                 (66 2/3%) of the outstanding voting stock of
                                                 SCPIE Holdings not owned by the interested
                                                 stockholder.
                                                      Under Section 203, these restrictions
                                                 also do not apply to certain business
                                                 combinations proposed by an interested
                                                 stockholder following the announcement or
                                                 notification of one of certain extraordinary
                                                 transactions involving SCPIE Holdings and a
                                                 person who was not an interested stockholder
                                                 during the previous three years or who
                                                 became an interested stockholder with the
                                                 approval of a majority of SCPIE Holdings'
                                                 directors, if that extraordinary transaction
                                                 is approved or not opposed by a majority of
                                                 the directors (but not less than one) who
                                                 were directors before any person became an
                                                 interested stockholder in the previous three
                                                 years or who were recommended for election
                                                 or elected to succeed such directors by a
                                                 majority of such directors then in office.

DESCRIPTION OF CERTAIN RIGHTS OF MEMBERS OF      DESCRIPTION OF CERTAIN RIGHTS OF HOLDERS OF
THE EXCHANGE                                     SCPIE HOLDINGS STOCK AFTER THE MERGER
                                                      The SCPIE Holdings Board of Directors is
                                                 divided into three classes of directors,
                                                 serving staggered three-year terms. The
                                                 classified board provisions could have the
                                                 effect of discouraging a third party from
                                                 making a tender offer or otherwise
                                                 attempting to gain control of SCPIE Hold-
                                                 ings. The Restated Certificate of SCPIE and
                                                 SCPIE Holdings' Bylaws will also contain
                                                 certain provisions that may delay, defer or
                                                 prevent a change of control of SCPIE
                                                 Holdings and make removal of management more
                                                 difficult. These provisions are intended to
                                                 (i) enhance the likelihood of continuity and
                                                 stability in the composition of the SCPIE
                                                 Holdings Board and in the policies
                                                 formulated by the SCPIE Holdings Board, (ii)
                                                 discourage certain types of transactions
                                                 which may involve an actual or threatened
                                                 change of control of SCPIE Holdings, (iii)
                                                 reduce the vulnerability of SCPIE Holdings
                                                 to an unsolicited proposal for a takeover of
                                                 the Company that does not contemplate the
                                                 acquisition of all its outstanding shares or
                                                 an unsolicited proposal for the
                                                 restructuring or sale of all or part of
                                                 SCPIE Holdings, and (iv) discourage certain
                                                 tactics that may be used in proxy fights.
                                                      In addition, the issuance of shares of
                                                 Preferred Stock by SCPIE Holdings (or the
                                                 issuance of rights to purchase such shares)
                                                 could be used to discourage an unsolicited
                                                 acquisition proposal. For instance, the
                                                 issuance of a series of Preferred Stock
                                                 might (i) impede a business combination by
                                                 including class voting rights that would
                                                 enable the holders to block such a
                                                 transaction or (ii) facilitate a business
                                                 combination by including voting rights that
                                                 would provide a required percentage vote of
                                                 the stockholders. Also, under certain
                                                 circumstances, the issuance of Preferred
                                                 Stock could adversely affect the voting
                                                 power of the holders of Common Stock.
                                                      The provisions described in "-- Meetings
                                                 and Actions," "-- Board of Directors,"
                                                 "Election of Directors," "-- Removal of
                                                 Directors," "-- Vacancies," and
                                                 "-- Amendments to Governing Documents,"
                                                 together with the ability of the SCPIE
                                                 Holdings Board to authorize the issuance of
                                                 Preferred Stock without further stockholder
                                                 action, could delay or frustrate the removal
                                                 of incumbent directors or the assumption of
                                                 control of SCPIE Holdings by the holder of a
                                                 large

DESCRIPTION OF CERTAIN RIGHTS OF MEMBERS OF      DESCRIPTION OF CERTAIN RIGHTS OF HOLDERS OF
THE EXCHANGE                                     SCPIE HOLDINGS STOCK AFTER THE MERGER
                                                 block of Common Stock. These provisions
                                                 could also discourage or make more difficult
                                                 a merger, tender offer or proxy contest even
                                                 if a majority of the stockholders might
                                                 consider such event to be in their best
                                                 interest. See "Description of Capital Stock
                                                 -- Delaware Law and Certain Charter and
                                                 Bylaw Provisions."

                            MARKET FOR COMMON STOCK

     Prior to the Merger, as a reciprocal insurer, the Exchange has not issued any capital stock. SCPIE Holdings has been organized for the purpose of becoming the parent company of the Insurance Subsidiaries upon consummation of the Merger. Prior to the Merger, there has not been any market for the Common Stock. The Common Stock has been approved for listing, subject to official notice of issuance, on the New York Stock Exchange under the symbol "SKP." There can be no assurance that an active market for the Common Stock will develop after such listing or, if developed, will continue. Regardless of whether a public market for such stock develops, if a substantial number of shares of Common Stock are sold by Eligible Members or any other stockholders, the market price of the Common Stock may be adversely affected.

     Completion of the Initial Public Offering is not a condition to consummation of the Merger. If the Merger is consummated and the Initial Public Offering does not occur, the shares of Common Stock distributed to Eligible Members would still be listed on the New York Stock Exchange; however, in the absence of the Initial Public Offering, there is no assurance that either an active or an orderly trading market for the Common Stock will develop. The absence of an active and orderly trading market could have an adverse effect on the market price of the Common Stock subsequent to the Merger. See "Risk Factors -- Lack of Prior Public Market for Common Stock; No Initial Public Offering" and "Risk Factors -- Shares Eligible for Future Sale."

                                DIVIDEND POLICY

     The Company currently intends to pay regular quarterly cash dividends. The Company initially expects to pay a quarterly cash dividend of $.05 per share commencing in the first quarter of 1997. The declaration and payment of dividends to holders of Common Stock will be at the discretion of the SCPIE Holdings Board and will be dependent upon SCPIE Holdings' financial condition, results of operations, cash requirements, future prospects, regulatory restrictions on the payment of dividends to SCPIE Holdings by the Insurance Subsidiaries and other factors deemed relevant by the SCPIE Holdings Board. There can be no assurance that SCPIE Holdings will declare and pay any dividends. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources." At the present time, the dividends that the Company intends to pay to its stockholders are significantly lower than the premium credit dividends that the Exchange historically paid to certain of its Members. See "Comparison of Certain Rights of Members Before and After the Merger -- Distributions."

     Following the Effective Date, SCPIE Holdings will be an insurance holding company whose assets will consist primarily of all of the outstanding shares of the common stock of the Insurance Subsidiaries. Although SCPIE Holdings intends to retain approximately $2.7 million of the net proceeds from the Initial Public Offering for general corporate purposes, SCPIE Holdings' ability to pay dividends to its stockholders and meet its other obligations, including operating expenses and any debt service, will depend primarily upon the receipt of sufficient funds from the Insurance Subsidiaries. The payment of dividends by the Insurance Subsidiaries to SCPIE Holdings will be restricted by applicable insurance law. See "Risk Factors -- Holding Company Structure; Limitation on Dividends," "Business -- Regulation -- Regulation of Dividends from Insurance Subsidiaries" and "Description of Capital Stock."

                                 CAPITALIZATION

     The information set forth in the table presented below is derived from the combined financial statements and the related notes thereto included elsewhere in this Proxy Statement/Prospectus. The table presents the capitalization at June 30, 1996 of: (i) the Exchange and OSCAP on a combined basis; (ii) SCPIE Holdings, adjusted to reflect, on a pro forma basis, the Merger and the issuance of 10,000,000 shares of Common Stock (less fractional shares, which will be paid in cash) in connection therewith to Eligible Members and 500,000 shares of Common Stock issued to SCPIE Indemnity; and (iii) SCPIE Holdings as adjusted further to reflect the sale of 2,000,000 shares of Common Stock in the Initial Public Offering at an assumed Initial Stock Price of $20.00 per share, and the application of the estimated net proceeds therefrom. See "The Merger." The table should be read in conjunction with the historical combined financial statements and the related notes thereto appearing elsewhere in this Proxy Statement/Prospectus.

                                                                   AT JUNE 30, 1996
                                                       -----------------------------------------
                                                                                      AS FURTHER
                                                        ACTUAL       AS ADJUSTED       ADJUSTED
                                                       --------      -----------      ----------
                                                                (DOLLARS IN THOUSANDS)
Total debt..........................................   $     --       $      --        $     --
Equity:
  Preferred Stock, $1.00 par value, 5,000,000 shares
     authorized; no shares issued and outstanding...         --              --              --
  Common Stock, $0.0001 par value, 30,000,000 shares
     authorized; 0 shares issued and outstanding;
     10,500,000 issued and 10,000,000 outstanding,
     as adjusted; and 12,500,000 issued and
     12,000,000 outstanding, as further adjusted....         --               1               1
  Additional paid-in capital........................         --         262,372(1)      299,572(1)
  Surplus...........................................    264,673              --              --
  Net unrealized appreciation of invested assets....        149             149             149
                                                       --------        --------         -------
          Total equity..............................    264,822         262,522         299,722(2)
                                                       --------        --------         -------
Total capitalization................................   $264,822       $ 262,522        $299,722(2)
                                                       ========        ========         =======

- ---------------

(1) Additional paid-in capital in the As Adjusted column is reduced by $2.3 million to reflect the estimated expenses related to the transactions which would be charged to operations at consummation of the Merger, if the Initial Public Offering does not occur. The As Further Adjusted column reflects the estimated underwriting discounts and expenses of the Initial Public Offering of $3.35 million and estimated expenses related to the Merger of $1.75 million.

(2) As noted above, Total equity and Total capitalization are based upon an assumed Initial Stock Price of $20.00 per share. Such price per share is solely an estimate. The actual Initial Stock Price will not be determined until after the Special Meeting, and it could vary significantly from the estimate shown above. For example, if the Initial Stock Price is $16.00 per share, Total equity and Total capitalization as Further Adjusted would be $292,282. If the Initial Stock Price per share is $24.00 per share, the Total equity and Total capitalization as Further Adjusted would be $307,162. Completion of the Initial Public Offering is not a condition to consummation of the Merger. See "Risk Factors -- Lack of Prior Public Market; No Initial Public Offering."

             CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

     The following discussion is a summary of the material Federal income tax consequences which are expected to result from the Merger and the related transactions, and is based on the opinion of Latham & Watkins, tax counsel to the Company ("Tax Counsel"). This summary is based on the current provisions of the Internal Revenue Code of 1986, as amended (the "Code"), existing Treasury Regulations thereunder and administrative rulings and court decisions, all of which are subject to changes that can be retroactively applied. The following discussion is limited to those persons who are citizens or residents of the U.S., corporations or partnerships organized in or under the laws of the U.S., and an estate or trust the income of which is subject to Federal income taxation regardless of its source.

     It is impractical to comment on all aspects of Federal, state, local and foreign laws that may affect the tax consequences of the Merger as they relate to the particular circumstances of each Eligible Member. This discussion does not address any aspect of foreign, state or local law or Federal estate or gift tax considerations. In addition, the following discussion does not address how the Federal income tax rules affect all of the possible types of Eligible Members, some of whom (e.g., tax-exempt entities) may be subject to special rules not discussed herein.

     THE DISCUSSION SET FORTH BELOW ADDRESSES ONLY THE MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF GENERAL APPLICATION WHICH ARE EXPECTED TO RESULT FROM THE MERGER. ELIGIBLE MEMBERS SHOULD CONSULT THEIR TAX ADVISORS TO DETERMINE THE TAX CONSEQUENCES OF THE MERGER, AND HOLDING AND DISPOSITION OF MERGER SHARES TO BE RECEIVED IN CONNECTION THEREWITH, INCLUDING THE APPLICABILITY AND EFFECT OF FEDERAL, STATE, LOCAL AND FOREIGN INCOME AND OTHER TAX LAWS WITH RESPECT TO THEIR OWN PARTICULAR CIRCUMSTANCES.

GENERAL

     Assuming that the Merger and the related transactions will take place as described elsewhere in this Proxy Statement/Prospectus and that certain factual matters represented by the Exchange are true and correct, it is the opinion of Tax Counsel that (i) the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code, (ii) the Eligible Members will recognize no gain or loss for Federal income tax purposes by reason of the exchange of their Membership Interests for the Merger Shares, except to the extent of any cash received in lieu of fractional Merger Shares and (iii) no gain or loss will be recognized by the Exchange, SCPIE Holdings or SCPIE Indemnity, as further discussed below.

ELIGIBLE MEMBERS

     Eligible Members will not recognize gain or loss for Federal income tax purposes upon their exchange of Membership Interests for Merger Shares pursuant to the Merger. The tax basis in their Merger Shares will be equal to their tax basis in their exchanged Membership Interests, which is deemed to be zero for Federal income tax purposes. The holding period for the Merger Shares received by an Eligible Member generally will include the holding period for the exchanged Membership Interest. Eligible Members who receive cash for fractional Merger Shares will generally recognize capital gain or loss equal to the amount of the cash received.

     Upon a subsequent sale or other taxable disposition of Merger Shares, Eligible Members will recognize gain in an amount equal to the amount of cash and fair market value of any property received upon such sale or other taxable disposition minus their tax basis in such Merger Shares. Since their tax basis in the Merger Shares would be zero (as discussed above), the entire amount of cash and fair market value of any property received would be the amount of gain subject to tax. Such gain will generally be long-term capital gain if the holding period of the Merger Shares (which includes the holding period of the exchanged Membership Interest) is more than one year.

     Policies issued by the Exchange before the Merger will not be deemed reissued or newly issued in exchange for existing policies as a result of the Merger. Accordingly, the Federal income tax rules that currently apply to each policy will generally continue to apply after the Merger.

THE EXCHANGE AND SCPIE INDEMNITY

     Subject to the discussion below under "-- Issuance of Rules Dealing with Inversions," no gain or loss will be recognized by the Exchange and SCPIE Indemnity as a result of the Merger. SCPIE Indemnity's tax basis in the assets of the Exchange acquired pursuant to the Merger will be equal to the tax basis of such assets in the hands of the Exchange immediately prior to the Merger.

CONSEQUENCE OF A TAXABLE EXCHANGE

     If the Merger were not to qualify as a tax-free reorganization under
Section 368(a) of the Code, Eligible Members would recognize gain equal to the fair market value of the Merger Shares received in the Merger minus their tax basis in their exchanged Membership Interests (which, as discussed above, would be zero). Such gain would generally be capital gain, and would be long-term capital gain if the Eligible Member has held the Membership Interest for more than one year. The tax basis of the Merger Shares received pursuant to the Merger Agreement would generally be equal to the fair market value of that stock at the Effective Time, and the holding period of the exchanged Membership Interest would not be included in the holding period of the Merger Shares received.

     In addition, if the Merger were not to qualify as a tax-free reorganization, the Exchange would recognize, in a taxable transaction, gain equal to the excess of the fair market value of the total Merger Shares that the Eligible Members are entitled to receive pursuant to the Merger over the Exchange's aggregate tax basis in its assets transferred to SCPIE Indemnity in the Merger.

ISSUANCE OF RULES DEALING WITH INVERSIONS

     There is a pending project at the Service dealing with the tax consequences of a transaction involving an "inversion" of members of an affiliated group (i.e., the positions of such members are inverted or otherwise reversed). The Service has announced in Notice 94-93 that any Treasury Regulations addressing inversion transactions will apply to certain transactions occurring on or after September 22, 1994. Notice 94-93 provides that future Treasury Regulations may require, where appropriate, "recognition of income or gain at the time of an inversion transaction" or "reductions to the basis (or increases in gain on the sale or other disposition) of the stock of one or more corporations that are involved in inversion transactions." While the potential scope of any future Treasury Regulations or other Service positions applicable to inversion transactions is unclear, Tax Counsel does not believe that income or gain recognition should be required in connection with the Merger and the related transactions.

POSSIBLE POLICYHOLDER DIVIDEND TREATMENT

     Eligible Members should be aware that a Federal district court recently rejected a claim by a life insurance company that its distribution to its policyholders of stock and cash pursuant to its plan of demutualization should be treated as a policyholder dividend distribution, rather than as part of an exchange. UNUM Corp. v. United States, 929 F. Supp. 15 (D. Maine 1996). This case is on appeal to the Federal Court of Appeals for the First Circuit. If the distribution were treated for Federal income tax purposes as a dividend distribution, such company would be entitled to a policyholder dividend deduction equal to the amount of cash and the fair market value of any stock distributed, and each policyholder receiving stock or cash would likely be treated for Federal income tax purposes as if the policyholder had received a policyholder dividend equal to the amount of cash or the fair market value of the stock received. The Exchange plans to treat the Merger Shares (and cash in lieu of a fractional share) as issued in exchange for the Membership Interests pursuant to a tax-free reorganization and not as a policyholder dividend.

     In the event that any portion of the consideration received by an Eligible Member pursuant to the Merger were treated as a policyholder dividend (an event which Tax Counsel believes is highly unlikely), the normal tax consequences of the receipt of a policyholder dividend would apply (rather than the rules generally summarized above). The tax basis of the Merger Shares received pursuant to the Merger Agreement would generally be equal to the fair market value of that stock at the Effective Time, and the holding period of the exchanged Membership Interest would not be included in the holding period of the Merger Shares received.

TAXPAYER IDENTIFICATION NUMBER

     It is important that each Eligible Member complete, sign and return the Taxpayer Identification Card accompanying the Eligible Member's Proxy card. (For most individuals, the Eligible Member's taxpayer identification number is the Eligible Member's Social Security number.) IF THE ELIGIBLE MEMBER FAILS TO COMPLETE, SIGN AND RETURN THIS CARD, THE ELIGIBLE MEMBER MAY BE SUBJECT TO A $50 PENALTY AND THE EXCHANGE (OR SCPIE INDEMNITY) MAY BE REQUIRED TO WITHHOLD FOR FEDERAL INCOME TAXES 31% OF ANY CASH PAYMENT, INCLUDING ANY FUTURE DIVIDENDS ON MERGER SHARES, THE ELIGIBLE MEMBER WOULD OTHERWISE RECEIVE. This 31% withholding is not an additional tax and any amount withheld may be claimed on the Eligible Member's Federal income tax return as a credit against the Eligible Member's Federal income tax liability. Detailed instructions for completing the Taxpayer Identification Card are included at Annex V hereto.

MERGER TAX OPINION

     It is a condition to the Company's obligation to effect the Merger that the Company shall have received a private letter ruling from the Service or an opinion from a law firm of recognized standing (the "Merger Tax Opinion") that, for federal income tax purpose, the Eligible Members generally will recognize no gain or loss on the exchange of their Membership Interests for shares of Common Stock pursuant to the Merger. The Exchange has requested a ruling from the Service that the Merger will constitute a tax-free reorganization for Federal income tax purposes, and, if the Service does not so rule or does not so rule prior to the Effective Time, Tax Counsel will render the Merger Tax Opinion in satisfaction of the conditions of the Merger Agreement. Tax Counsel's opinion will be based on current law, certain assumptions set forth therein, certain representations from the Exchange and certain other information, data, documentation and materials Tax Counsel deems necessary. While a private letter ruling issued by the Service generally is binding on the Service and a taxpayer, an opinion of counsel (although such opinion would represent the best interpretation of applicable law by counsel) is not binding on the Service, and, therefore, no assurance can be given that such an opinion will not be challenged by the Service or would be sustained by a court if so challenged.

                     SELECTED FINANCIAL AND OPERATING DATA

     The following table sets forth selected combined financial data for the Exchange and OSCAP. The selected combined income statement data set forth below for each of the years in the three year period ended December 31, 1995 and the selected combined balance sheet data as of December 31, 1995 and 1994 are derived from the combined financial statements audited by Ernst & Young LLP, independent auditors, included elsewhere herein and should be read in conjunction with, and are qualified by reference to such statements and the related notes thereto. The selected combined income statement data for the years ended December 31, 1992 and 1991 and for the six months ended June 30, 1996 and 1995 and the selected combined balance sheet data as of December 31, 1993, 1992 and 1991 and as of June 30, 1996 and 1995, are derived from unaudited combined financial statements of the Exchange and OSCAP which management believes incorporate all of the adjustments necessary for the fair presentation of the financial condition and results of operations for such periods.

                                                        AS OF OR FOR THE
                                                        SIX MONTHS ENDED
                                                            JUNE 30,               AS OF OR FOR THE YEAR ENDED DECEMBER 31,
                                                       -------------------   ----------------------------------------------------
                                                         1996       1995       1995       1994       1993       1992       1991
                                                       --------   --------   --------   --------   --------   --------   --------
                                                                     (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
COMBINED INCOME STATEMENT DATA:
Direct premiums written..............................  $ 62,659   $ 62,216   $122,277   $120,024   $112,459   $107,126   $112,085
                                                       ========   ========   ========   ========   ========   ========   ========
Premiums earned......................................  $ 61,128   $ 59,453   $116,354   $111,659   $113,194   $112,122   $108,895
Net investment income................................    20,939     20,032     40,424     39,663     39,738     44,044     47,091
Realized investment gains and other revenue..........    11,620      4,801      8,231        755     16,254     18,950     11,946
                                                       --------   --------   --------   --------   --------   --------   --------
    Total revenues...................................    93,687     84,286    165,009    152,077    169,186    175,116    167,932
                                                       --------   --------   --------   --------   --------   --------   --------
Losses and loss adjustment expenses..................    58,247     57,533    118,023    108,720    125,354    135,959    124,280
Other operating expenses.............................     6,764      6,270     12,561     11,844      9,734      8,520      8,394
                                                       --------   --------   --------   --------   --------   --------   --------
    Total expenses...................................    65,011     63,803    130,584    120,564    135,088    144,479    132,674
                                                       --------   --------   --------   --------   --------   --------   --------
Income before policyholder dividends and Federal
  income taxes.......................................    28,676     20,483     34,425     31,513     34,098     30,637     35,258
Policyholder dividends(1)............................     9,000          0          0          0          0      2,366     31,726
Federal income taxes (benefit).......................     5,599      6,167     10,056      9,212      8,618      7,899     (1,375)
                                                       --------   --------   --------   --------   --------   --------   --------
    Net income.......................................  $ 14,077   $ 14,316   $ 24,369   $ 22,301   $ 25,480   $ 20,372   $  4,907
                                                       ========   ========   ========   ========   ========   ========   ========
COMBINED BALANCE SHEET DATA:
Total investments(2).................................  $685,562   $674,564   $695,021   $636,909   $679,257   $629,289   $592,192
Total assets.........................................   786,620    763,052    781,358    751,605    775,667    722,563    694,347
Total liabilities....................................   521,798    510,192    507,539    542,069    548,268    540,920    534,294
Equity(2)............................................   264,822    252,860    273,819    209,536    227,399    181,643    160,053
ADDITIONAL DATA:
Earnings per share(3)................................  $   1.41   $   1.43   $   2.44   $   2.23   $   2.55   $   2.04   $   0.49
Book value per share(3)..............................     26.48      25.29      27.38      20.95      22.74      18.16      16.01
GAAP ratios:
  Loss ratio.........................................      95.3%      96.8%     101.4%      97.4%     110.7%     121.3%     114.1%
  Expense ratio......................................      11.1       10.5       10.8       10.6        8.6        7.6        7.7
  Combined ratio.....................................     106.4      107.3      112.2      108.0      119.3      128.9      121.8
Statutory combined ratio.............................     106.8      108.0      112.8      108.2      120.2      129.6      122.6
Statutory surplus....................................  $246,555   $208,742   $235,352   $187,299   $171,589   $154,675   $146,765

- ---------------

(1) Includes $31.0 million of Proposition 103 refunds in 1991. See "Management's Discussion and Analysis of Financial Condition and Results of
    Operations -- General." In the second quarter of 1996, the Company estimated an additional $9.0 million of policyholder dividends would be paid due to favorable loss experience related to policy years 1987 through 1992. This $9.0 million policyholder dividend will be paid to Members in the form of premium credits in 1997. Except for this final dividend, after the Merger, the Company will cease paying such dividends to its policyholders.

(2) Due to the adoption of Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities," on December 31, 1993, total investments and equity were adjusted to reflect changes in market values. This change resulted in a decrease to total investments of $5.2 million, an increase of $10.8 million, an increase of $24.0 million, a decrease of $28.8 million and an increase of $30.1 million as of June 30, 1996 and 1995 and as of December 31, 1995, 1994 and 1993, respectively, and which resulted in a decrease to equity of $3.4 million, an increase of $7.0 million, an increase of $15.6 million, a decrease of $18.7 million and an increase of $19.6 million as of June 30, 1996 and 1995 and as of December 31, 1995, 1994 and 1993, respectively.

(3) Gives effect in all periods to the issuance of approximately 10,000,000 shares of Common Stock to Eligible Members. Does not give effect to the sale of Common Stock in the Initial Public Offering. The 500,000 shares of Common Stock issued to SCPIE Indemnity are not considered outstanding for purposes of determining per share amounts.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion should be read in conjunction with the combined financial statements and the related notes thereto appearing elsewhere in this Proxy Statement/Prospectus.

GENERAL

     Cyclical Nature of Medical Malpractice Insurance Industry. Many factors influence the financial results of the medical malpractice insurance industry, several of which are beyond the control of the Company. These factors include, among other things, changes in severity and frequency of claims; changes in applicable law and regulatory reform; changes in judicial attitudes toward liability claims; and changes in inflation, interest rates and general economic conditions.

     The availability of medical malpractice insurance, or the industry's underwriting capacity, is determined principally by the industry's level of capitalization, historical underwriting results, returns on investment and perceived premium rate adequacy. Historically, the financial performance of the medical malpractice industry has tended to fluctuate between a soft insurance market and a hard insurance market. In a soft insurance market, competitive conditions could result in premium rates and underwriting terms and conditions which may be below profitable levels. For a number of years, the medical malpractice insurance industry in California has faced a soft insurance market. There can be no assurance as to whether or when industry conditions will improve or the extent to which any improvement in industry conditions may improve the Company's financial condition and results of operations.

     Changing Nature of SCPIE's Business. The vast majority of the Company's business is professional liability insurance for physicians written on a claims made and reported basis. The Company believes that the integration of healthcare delivery in recent years, particularly in California, will result in the growing importance of large medical groups and other healthcare entities, and a corresponding change in the entities that make professional liability purchasing decisions. The Company believes that these changes have created a need for the Company to further diversify. As a result, the Company has adopted a strategy that includes expanding the type of products offered by the Company and diversifying geographically by offering products in states other than California. The Company began to implement its strategy in 1994 by offering professional liability insurance to hospitals in California and, in 1995, began offering errors and omissions coverage for managed care organizations. In addition, the Company has entered into a marketing arrangement with SKA to expand its business to other states. See "Business -- Overview."

     Competitive Environment. The California medical malpractice insurance market for medical groups and physicians has become extremely competitive in recent years. SCPIE's principal competitors are three other physician-owned companies and a physicians' mutual protection trust. In addition, commercial insurance companies have recently returned to the California market to insure medical groups and physicians.

     In the late 1980s, many medical malpractice insurance companies began to experience significantly improved claims cost trends and attempted to attract medical groups and physicians insured by other companies by reducing premium rates. Beginning in 1990, the Company implemented annual rate decreases aggregating more than 25% during the next three years, which resulted in a reduction in premium volume to approximately $107.1 million in 1992, and a deterioration of underwriting results. Since 1993, however, SCPIE has instituted annual overall rate increases ranging from 4.4% to 9.2% in order to improve its underwriting results. These rate increases have been higher than those implemented by most of its competitors. As a result, the Company has lost some of its policyholders, in part due to these rate increases, but has realized a modest increase in its premium volume and has improved its underwriting results. See "Risk Factors -- Competition" and "Business -- Rates and Dividends."

     Policyholder Dividends. Since 1981, SCPIE has followed a practice of paying discretionary dividends to its physician and other healthcare provider members in the form of premium credits on the basis of the results of prior policy years, as the actual experience for such years becomes known. The Company paid dividends to its Members of $9.5 million, $11.2 million and $18.6 million in 1995, 1994 and 1993, respectively, in the form of premium credits. Such dividends were paid primarily to insureds who were Members of the Exchange in 1990 and prior policy years and were based primarily on underwriting results in such years. These dividends have been accrued as an expense for the year in which the related premiums were earned and not the year paid or declared. The Board of Governors has declared a final dividend of $9.0 million to Members of record on the earlier of the date of the Special Meeting or November 5, 1996, which will be paid in the form of premium credits in 1997. This dividend is reflected as an expense in the six month period ended June 30, 1996. See "-- Results of Operations -- Six Months Ended June 30, 1996 Compared to Six Months Ended June 30, 1995." Except for this final dividend, after the Merger, the Company will cease paying such premium credit dividends to its policyholders. Therefore, the Company may find it more difficult to compete with other insurance companies offering such dividends to their members. See "Risk Factors -- Competition."

     Loss and LAE Reserves. Medical malpractice and other property and casualty loss and LAE reserves are established based on known facts and interpretation of circumstances, including the company's experience with similar cases and historical trends involving claim payment patterns, loss payments and pending levels of unpaid claims, as well as court decisions and economic conditions. The effects of inflation are considered in the reserving process. Establishment of appropriate reserves is an inherently uncertain process, and there can be no assurance that currently established reserves will prove adequate in light of subsequent actual experience. The Company follows a practice of conservatively estimating its future liabilities relating to losses already incurred and has attempted to establish its loss and LAE reserves at the upper end of a reasonable range of reserve estimates. The Company believes that it has been particularly difficult to make such estimates for medical malpractice claims in California because of the uncertain benefits of tort reform measures and more recently a change in the judicial process. The tort reform measures, known as the Medical Injury Compensation Reform Act of 1975 ("MICRA"), were not declared constitutional by the California Supreme Court until the mid-1980s and their impact on settlements was difficult to evaluate until some years later. The change in judicial process, known as "fast-track," became fully effective for most California counties in 1992 and requires, among other things, that all non-complex civil actions, including most medical malpractice actions, proceed to trial within approximately one year after filing. Prior to this rule, in some of California's larger counties, a trial typically did not occur until more than four years after the related complaint had been filed. "Fast-track" has accelerated costs and expenses of investigation and defense, but has also led to more rapid settlements, judicial resolutions and, the Company believes, overall cost reductions. The Company believes that it has now realized virtually all of the benefits from the past tort reform legislation and from the institution of "fast-track."

     Beginning in 1988, the Company implemented several changes to its claims procedures including the establishment of increased levels of authority within the claims department for approval of reserves and settlement of claims. The Company believes that these changes resulted in (i) earlier recognition of liability, and therefore higher case reserves and (ii) faster settlement of claims, ultimately resulting in lower indemnity payments and reduced legal expenses.

     The Company believes that a combination of the factors discussed above and other factors have contributed to the recent redundancies in reserves established by SCPIE for prior years. The original reserves were established without full knowledge of the effect of these factors. Redundant reserves, which have been released in every year since 1985, have contributed significantly to reported earnings in 1995, 1994 and 1993. The Company reduced reserves for prior years by $57.8 million, $60.4 million and $43.4 million in the years ended December 31, 1995, 1994 and 1993, respectively. See Note 3 of Notes to Combined Financial Statements. The Company continues to establish its loss and LAE reserves at what it believes is the upper end of a reasonable range of reserve estimates, but there is no assurance that such reserves will ultimately prove to be redundant. The Company believes that some reduction in the amount of the redundancies recently experienced is reasonably likely. The Company cannot predict whether similar redundancies will be experienced in future years. If such redundancies do not occur or loss and LAE experience does not improve, the Company's net income could be significantly reduced or a net loss could occur. See "Business -- Loss Reserves."

     Operating Expenses. The Company's planned expansion into other states and markets may increase operating expense levels to achieve and service this expansion. The Company believes that its relationship with SKA will increase its marketing expenses, but it also believes that this relationship will reduce the need to make other significant expenditures in order to expand into other states. Commissions for hospital and other healthcare provider liability policies, which are sold on a brokerage basis through SKA and other brokers, typically range from 7.5% to 15.0% of premiums, whereas the Company does not incur commissions on products sold directly. To the extent that hospital and other healthcare provider policies represent an increased percentage of the Company's business in the future, expense ratios will increase. See
"Business -- Marketing and Policyholder Services."

RESULTS OF OPERATIONS

  SIX MONTHS ENDED JUNE 30, 1996 COMPARED TO SIX MONTHS ENDED JUNE 30, 1995

     Premiums Earned. Premiums earned increased approximately $1.6 million, or 2.8%, to $61.1 million for the six months ended June 30, 1996 from $59.5 million for the same period in 1995. The increase was principally attributable to an average 4.4% increase in premium rates in effect during the 1996 period, which was partially offset by a 3.9% decrease in the average number of policies in force during the 1996 period as compared to the 1995 period. Medical malpractice premiums from physicians and medical groups were approximately $58.3 million for the six months ended June 30, 1996 compared to $58.1 million for the same period in 1995. Hospital medical malpractice premiums were approximately $0.8 million for the six months ended June 30, 1996 compared to $0.5 million for the same period in 1995. Assumed reinsurance premiums were approximately $1.6 million for the six months ended June 30, 1996 compared to $0.4 million for the same period in 1995.

     Net Investment Income. Net investment income increased approximately $0.9 million, or 4.5%, to $20.9 million for the six months ended June 30, 1996 from $20.0 million for the same period in 1995. Average invested assets increased to $690.0 million during the six months ended June 30, 1996 compared to $653.6 million for the same period in 1995. The average pre-tax yield on the investment portfolio increased to 6.3% for the six months ended June 30, 1996 compared to 5.9% for the same period in 1995. See "Business -- Investment Portfolio."

     Realized Investment Gains and Other Revenue. Realized investment gains were approximately $11.5 million for the six months ended June 30, 1996 compared to $4.7 million for the same period in 1995. Approximately $10.0 million of the gains from 1996 resulted from the sale of equity securities in connection with the Company's decision in the first quarter to increase the focus of its investment portfolio on fixed maturity securities. The remainder were attributable to sales made in the fixed maturity portion of the investment portfolio to take advantage of more favorable yields or to reposition the maturity of the portfolio.

     Losses and LAE. Losses and LAE increased $0.7 million, or 1.2%, to $58.2 million for the six months ended June 30, 1996 from $57.5 million for the same period in 1995. As a percentage of premiums earned, losses and LAE decreased to 95.3% for the six months ended June 30, 1996 from 96.8% for the same period in 1995. In the six months ended June 30, 1996, the Company increased its reserves by $1.1 million for free tail coverage to be provided by the Company to currently insured physicians at the time of their death, disability or retirement. See "Business -- Products." This additional expense was more than offset by a decrease of approximately $27.9 million in loss and LAE reserves for the six months ended June 30, 1996 for claims incurred in prior policy years, compared to a decrease in reserves of $31.7 million for the same period in 1995 for claims incurred in prior policy years.

     Other Operating Expenses. Other operating expenses increased $0.5 million, or 7.9%, to $6.8 million for the six months ended June 30, 1996 from $6.3 million for the same period in 1995. This increase was principally attributable to increases in policy acquisition expenses and payroll of $0.4 million and $0.2 million, respectively. The ratio of other operating expenses to premiums earned is referred to as the expense ratio, which was 11.1% for the six months ended June 30, 1996 and 10.5% for the same period in 1995.

     Policyholder Dividends. In the second quarter of 1996, the Company estimated an additional $9.0 million of policyholder dividends would be paid due to favorable loss experience related to policy years 1987 through 1992. The Board of Governors declared a final dividend of $9.0 million to Members of record on the earlier of the date of the Special Meeting or November 5, 1996 who were also Members during policy years 1987 through 1992. Such dividend will be paid in the form of premium credits during 1997. This dividend is reflected as an expense for the six months ended June 30, 1996. Dividends declared in prior years have been accrued as an expense for the period in which the related premiums were earned and not the year paid or declared. Accordingly, there is no expense reflected for the comparable period in 1995.

     Federal Income Taxes. Federal income taxes decreased $0.6 million, or 9.2% to $5.6 million for the six months ended June 30, 1996 from $6.2 million for the same period in 1995. The effective tax rate increased to 28.5% for the six months ended June 30, 1996 from 30.1% for the same period in 1995, due primarily to an increase in tax-exempt interest for the six months ended June 30, 1996.

  YEAR ENDED DECEMBER 31, 1995 COMPARED TO YEAR ENDED DECEMBER 31, 1994

     Premiums Earned. Premiums earned increased $4.7 million, or 4.2%, to $116.4 million in 1995 from $111.7 million in 1994. The increase was principally attributable to an average 8.9% increase in premium rates in effect throughout 1995, which was partially offset by a 3.4% decrease in the average number of policies in force during 1995. Medical malpractice premiums from physicians and medical groups were approximately $113.3 million in 1995 compared to $109.7 million in 1994, while the Company had hospital medical malpractice premiums of $1.3 million in 1995 compared to $0.3 million in 1994. Assumed reinsurance premiums were less than $1.0 million in both years.

     Net Investment Income. Net investment income increased approximately $0.7 million, or 1.9%, to $40.4 million in 1995 from $39.7 million in 1994. Average invested assets increased $7.9 million, or 1.2%, to $666.0 million in 1995 from $658.1 million in 1994. The average pre-tax yield on the investment portfolio was virtually unchanged at 5.9% in both 1995 and 1994. The increase in investment income resulted from additional interest of approximately $1.9 million on a Federal income tax refund due the Company and was partially offset by lower rates available on fixed maturity investments purchased since 1994.

     Realized Investment Gains and Other Revenue. Net realized gains were approximately $8.0 million in 1995 compared to $0.5 million in 1994. Approximately $4.6 million of the 1995 gains were net gains realized from the sale of equity securities to take advantage of appreciation in the market price of those securities. The remainder of the net gains were attributable to sales made in the fixed maturities portion of the investment portfolio to take advantage of more favorable yields or to reposition the maturity of the portfolio.

     Losses and LAE. Losses and LAE increased $9.3 million, or 8.6%, to $118.0 million in 1995 from $108.7 million in 1994. As a percentage of premiums earned, losses and LAE increased to 101.4% in 1995 from 97.4% in 1994. In 1995, SCPIE increased its prior accident years' reserves by $23.9 million for free tail coverage to be provided by the Company to currently insured physicians at the time of their death, disability or retirement. The increase was the result of a refinement in the actuarial methodology used to calculate this reserve. See "Business -- Products." This additional expense was more than offset by a decrease of approximately $81.7 million in loss and LAE reserves in 1995 for claims incurred in prior accident years, compared to a reserve decrease of $60.4 million in 1994 for claims incurred in prior accident years.

     Other Operating Expenses. Other operating expenses increased $0.8 million, or 6.1%, to $12.6 million in 1995 from $11.8 million in 1994. This increase was principally attributable to legal and consulting fees incurred in 1995 relating to an employment law matter in litigation, which the Company successfully defended, and a small increase in personnel and compensation levels. The expense ratio was 10.8% in 1995 and 10.6% in 1994.

     Federal Income Taxes. Federal income taxes increased $0.9 million, or 9.2%, to $10.1 million in 1995 from $9.2 million in 1994. The effective tax rate was 29.2% in both years.

  YEAR ENDED DECEMBER 31, 1994 COMPARED TO YEAR ENDED DECEMBER 31, 1993

     Premiums Earned. Premiums earned decreased by $1.5 million, or 1.4%, to $111.7 million in 1994 from $113.2 million in 1993. The decrease in premiums earned is due to the fact that reinsurance premiums ceded in 1994 were approximately $7.5 million, while they were negligible in 1993. Reinsurance premiums in 1993 included an offset of $7.2 million in profits realized on the 1993 commutation of certain reinsurance by SCPIE attributable to prior years. There was no comparable offset in 1994. Direct premiums written in 1994 increased by approximately $7.5 million, or 6.7%, to $120.0 million in 1994 from $112.5 million in 1993, due primarily to an average 9.0% rate increase in effect during 1994, which was partially offset by a 3.3% decrease in the number of policyholders.

     Net Investment Income. Net investment income was virtually unchanged in 1994 as compared to 1993, remaining at approximately $39.7 million. Average invested assets decreased $5.0 million, or 0.8%, to $658.1 million in 1994 from $663.1 million in 1993. The average pre-tax yield on the investment portfolio decreased to 5.9% in 1994 from 6.2% in 1993.

     Realized Investment Gains and Other Revenue. Net realized gains were $0.5 million in 1994 compared to $16.0 million in 1993. The Company realized significant gains in 1993 primarily due to changes in investment mix that occurred as the Company changed its investment allocation in response to market conditions and the Company's expected Federal income tax position based on its underwriting results. These changes were in the fixed maturities portion of the portfolio, which produced a net gain of $13.2 million. Sale of equity securities produced a gain of approximately $2.8 million.

     Losses and LAE. Losses and LAE decreased $16.7 million, or 13.3%, to $108.7 million in 1994 from $125.4 million in 1993. As a percentage of premiums earned, losses and LAE also decreased to 97.4% in 1994 from 110.7% in 1993. In 1994, there was a decrease of approximately $60.4 million in estimated losses and LAE incurred in prior years compared to a decrease of $43.4 million in 1993. Both years reflect favorable changes in reserve estimates made in prior years, as more experience became available for analysis by management.

     Other Operating Expenses. Other operating expenses increased $2.1 million, or 21.7%, to $11.8 million in 1994 from $9.7 million in 1993. This increase was attributable to general increases in most expense categories, as SCPIE expanded into hospital liability insurance and other products. The expense ratio was 10.6% in 1994 and 8.6% in 1993.

     Federal Income Taxes. Federal income taxes increased $0.6 million, or 6.9%, to $9.2 million in 1994 from $8.6 million in 1993. The effective tax rate increased to 29.2% in 1994 from 25.3% in 1993, principally due to an increase in the Federal income tax marginal rate to 35.0% in 1994 from 34.0% in 1993.

LIQUIDITY AND CAPITAL RESOURCES

     The primary sources of the Company's liquidity are insurance premiums, net investment income, recoveries from reinsurers and proceeds from the maturity or sale of invested assets. Funds are used to pay claims, LAE, operating expenses, reinsurance premiums and taxes. SCPIE has also paid significant dividends, in the form of premium credits, to its members in each year since 1980. These premium credit dividends paid to members have totalled more than $160.0 million, of which SCPIE paid approximately $9.5 million, $11.2 million and $18.6 million during the years ended December 31, 1995, 1994 and 1993, respectively, and $4.7 million during the first six months of 1996. The Board of Governors has declared a final dividend to Members of $9.0 million, which will be paid in the form of premium credits during 1997. Except for this final dividend, after the Merger, the Company will cease such dividends to its policyholders.

     SCPIE had positive cash flow from operations in each of the last three years. Positive cash flow has resulted from long-term timing differences between the collection of premiums and payment of claims. Because of uncertainty related to the timing of the payment of claims, cash from operations for a property and casualty insurance company can vary substantially from year to year. Cash provided by operating activities for SCPIE, before the payment of dividends to policyholders, was $21.0 million in 1995 and $14.9 million in 1994. The smaller amount of cash flow from operations in 1994 compared to 1995 was due to significantly higher payments of losses and LAE in that year. The Company believes that the greater amount of paid claims and LAE in 1994 was the result of accelerated payout patterns due principally to developments in California's "fast-track" rules and changes in the Company's claims management procedures, emphasizing early resolution of claims. The Company believes that the trend in accelerated payout patterns may, over time, favorably impact results of operations, as claims settled relatively quickly may result in lower losses and LAE. Any such reductions in loss and LAE payments, however, may be offset entirely or partially by lower investment income, as loss and LAE reserves are held for shorter periods.

     The Company invests its positive cash flow from operations in both fixed maturity securities and equity securities. A change in SCPIE's investment philosophy in 1993 resulted in an increase in the purchase of equity securities and a reduction in the purchase of fixed maturity securities. The Company's current policy is to limit its investment in equity securities and real estate to no more than 8.0% of the total market value of its investments. Accordingly, the SCPIE portfolio of unaffiliated equity securities was reduced from $61.1 million at December 31, 1995 to less than $21.0 million at June 30, 1996. The Company plans to continue this focus on fixed maturity securities investments for the indefinite future. The Company has made limited investments in real estate which is used almost entirely in the Company's operating activities, with the remainder leased to third parties.

     The Company maintains a portion of its investment portfolio in high quality, short-term securities to meet short-term operating liquidity requirements, including the payment of losses and LAE. Short-term investments totalled $27.8 million, or 4.0% of invested assets at December 31, 1995. The Company believes that all of its short-term and fixed maturity securities are readily marketable.

     As a holding company, SCPIE Holdings' assets will consist primarily of the stock of the Insurance Subsidiaries and a portion of the proceeds of the Initial Public Offering, if any. The Company's principal sources of funds will be dividends from its subsidiaries and proceeds from the issuance of debt and equity securities. The Insurance Subsidiaries are restricted by state regulation in the amount of dividends they can pay in relation to earnings or surplus, without the consent of the applicable state regulatory authority. See
"Business -- Regulation -- Regulation of Dividends from Insurance Subsidiaries." SCPIE Holdings' direct subsidiary, SCPIE Indemnity, may pay dividends to SCPIE Holdings in any year, without regulatory approval, to the extent of the greater of (i) 10% of its statutory surplus at the end of the preceding year or (ii) its net income for the preceding year. If SCPIE had been a stock insurer on December 31, 1995, the amount of dividends it would be able to pay during 1996 without approval from the California Department would have been approximately $23.5 million.

     Based on historical trends, market conditions and its business plans, the Company believes that its sources of funds will be sufficient to meet its liquidity needs over the next 18 months and beyond. However, because economic, market and regulatory conditions may change, there can be no assurance that the Company's sources of funds will be sufficient to meet these liquidity needs. The short- and long-term liquidity requirements of the Company may vary because of the uncertainties regarding the settlement dates for unpaid claims.

     The Company has no planned material expenditures for property or equipment.

EFFECT OF INFLATION

     The primary effect of inflation on the Company is considered in pricing and estimating reserves for unpaid losses and LAE for claims in which there is a long period between reporting and settlement, such as medical malpractice claims. The actual effect of inflation on the Company's results cannot be accurately known until claims are ultimately settled. Based on actual results to date, the Company believes that loss and LAE reserve levels and the Company's ratemaking process adequately incorporate the effects of inflation.

                                    BUSINESS
OVERVIEW

     The Company is the largest provider of medical malpractice insurance in California, based on direct premiums written in 1995. SCPIE currently insures approximately 10,200 California physicians and oral and maxillofacial surgeons practicing alone or in medical groups or clinics or other healthcare organizations. The Company also insures a variety of other healthcare providers, including hospitals, emergency department facilities, outpatient surgery centers and hemodialysis, clinical and pathology laboratories.

     The Company's total revenues and net income were $165.0 million and $24.4 million, respectively, for the year ended December 31, 1995 and were $93.7 million and $19.9 million, respectively, for the six months ended June 30, 1996. As of June 30, 1996, the Company had $786.6 million of total assets and $264.8 million of total equity.

     Medical malpractice insurance, or medical professional liability insurance, insures the physician, hospital or other healthcare provider against liabilities arising from the rendering of, or failure to render, professional medical services. Under the typical medical malpractice insurance policy, the insurer also defends the insured against potentially covered claims. Based on data compiled by A.M. Best, in 1995, total medical malpractice premiums in the United States exceeded $6.0 billion. In California, the second largest market for medical malpractice insurance based on premiums written, approximately $590.0 million of medical malpractice premiums were written in 1995. The Company's share of the medical malpractice premiums written in California in 1995 was approximately 21%. The Company's market share is substantially higher in Southern California where more than 95% of the Company's insureds are located.

     The Company believes that its leading market share for medical malpractice insurance in California is in large part due to the loyalty of its insured physicians. The Company attributes this loyalty to the high quality, personalized service it provides and its traditional focus on the California physician marketplace. The medical malpractice insurance offered by the Company has been endorsed by twelve county medical associations and specialty societies in California.

     The Company believes that the growth in managed healthcare and the emergence of multi-state integrated healthcare providers and delivery systems will lead to major changes in the medical malpractice insurance industry. Practice management organizations, hospitals, administrators of large group practices and managed care organizations have an increasing influence over the purchasing decision for the medical malpractice insurance coverages of their affiliated physicians. As the consolidation of healthcare providers continues, the number of physicians insured through such organizations will increase and the Company believes that such organizations increasingly will seek well-capitalized medical malpractice insurers that can provide a full range of products and a high level of service in each state in which such organizations conduct business.

     To position the Company to compete and grow its business successfully in this changing environment, the Company has adopted a strategy that includes: (i) expanding the types of products offered to include hospital coverage, directors and officers liability insurance for healthcare professional organizations and errors and omissions insurance for managed care and related organizations; (ii) diversifying geographically by increasing writings of medical malpractice insurance in states other than California; (iii) positioning the Company to take advantage of acquisition and consolidation opportunities relating to medical malpractice insurance; (iv) maintaining the Company's relationship with its primary policyholder base of California physician and medical group insureds; and (v) maintaining sufficient capital to take advantage of future market opportunities and to retain strong insurance ratings.

     The Company has taken the following steps to implement its strategy:

     New Product Introductions. In 1994, the Company began offering malpractice insurance to California hospitals, and, in 1995, began offering errors and omissions coverage to managed care organizations. The Company currently insures six hospitals and 23 managed care organizations. The Company believes that such organizations represent an increasing share of the market for malpractice insurance and provide the Company with a significant area for future growth.

     Relationship with Sullivan, Kelly. The Company has entered into an exclusive marketing agreement with Sullivan, Kelly and Associates, Inc. ("SKA"), one of the leading hospital malpractice insurance brokers in the Western United States. SKA has relationships with approximately 600 healthcare entities in 15 states which generated more than $80.0 million of malpractice insurance premiums for a large insurance group in 1995. Following the recent termination by the insurance group of this relationship, SKA and SCPIE are actively working to obtain all or a significant portion of this business for SCPIE. In addition, SKA has the exclusive right to market SCPIE's malpractice coverage for hospitals in all states, and SCPIE recognizes SKA as the exclusive broker for medical group coverage in all states other than California.

     The Company believes that its marketing relationship with SKA will provide
(i) a significant advantage in marketing to hospitals and other healthcare entities and (ii) a cost-effective means of entering new geographic markets.

     Entering New States. To facilitate its geographic expansion, in March 1996, SCPIE acquired the outstanding stock of two inactive property and casualty insurance companies, one of which is licensed in 44 states plus the District of Columbia and the other of which is licensed in one state. The Company will capitalize these companies with a portion of the proceeds of its proposed Initial Public Offering, and will attempt to ensure that they are fully licensed and able to underwrite medical malpractice insurance as quickly as possible. In the meantime, the Company has entered into a fronting arrangement to allow the Company to accommodate SKA in all of the markets in which SKA operates.

     The Company believes that the medical malpractice insurance industry in California is currently experiencing a "soft insurance market," that is, an insurance market in which the underwriting capacity exceeds current demand and premium rates are relatively low. The Company believes that its strategy will position it to expand premium writings and market share when the market "hardens," that is, when demand coincides more closely with capacity and premium rates increase to more appropriate levels.

     In addition to its current direct insurance operations, SCPIE also assumes reinsurance of medical malpractice insurance. The Company intends to expand its reinsurance business and believes participation in reinsurance and excess casualty insurance programs will become an increasingly important aspect of its operations as healthcare entities become larger and obtain higher policy limits.

PRODUCTS

     SCPIE underwrites professional and related liability policy coverages for physicians (including oral and maxillofacial surgeons), physician medical groups and clinics, hospitals, managed care organizations and other providers in the healthcare industry. The following table summarizes, by product, the direct premiums written by the Company for the periods indicated:

                                            FOR THE
                                       SIX MONTHS ENDED
                                           JUNE 30,                FOR THE YEAR ENDED DECEMBER 31,
                                    -----------------------     --------------------------------------
                                      1996          1995          1995           1994          1993
                                    ---------     ---------     ---------      ---------     ---------
                                                              (IN THOUSANDS)
Physician and medical group
  liability:
  Physician and medical group
     standard professional
     liability...................   $  59,121     $  60,251     $ 116,894      $ 116,425     $ 110,154
  Special risk physicians........         769           181           674            261           164
  Emergency medicine program.....         294           275           596            322           113
  Urgent care centers............         119           104           224            263           226
                                     --------      --------      --------       --------      --------
          Subtotal medical
            liability............      60,303        60,811       118,388        117,271       110,657
  Excess personal liability......         416           456           877            957         1,012
                                     --------      --------      --------       --------      --------
          Subtotal physician and
            medical groups.......      60,719        61,267       119,265        118,228       111,669
                                                                                --------
Hospital liability...............       1,171           528         2,103            960            --
Healthcare provider liability....         399           351           757            800           790
Managed care organization errors
  and omissions..................         182            34           105             --            --
Directors and officers
  liability......................         188            36            47             36            --
                                     --------      --------      --------       --------      --------
          Total..................   $  62,659     $  62,216     $ 122,277      $ 120,024     $ 112,459
                                     ========      ========      ========       ========      ========

     An affiliated insurance agency allows the Company to meet a wide range of insurance needs of its customers by offering, on a brokerage basis, coverages not underwritten by SCPIE, including a comprehensive property protection program and stop loss insurance related to the provision of managed care services. The Company intends, in the future, to directly underwrite its own property lines as part of its overall strategy to meet the principal insurance needs of healthcare providers.

     Physician and Medical Group Liability. SCPIE offers separate policy forms for physicians who are sole practitioners and for those who practice as part of a medical group or clinic. The policy issued to sole practitioners includes coverage for professional liability that arises in the medical practice and also for certain other "premises" liabilities that may arise in the non-professional operations of the medical practice, such as slip and fall accidents, and a limited defense reimbursement benefit for proceedings by governmental disciplinary boards. The professional liability insurance for sole practitioners and for medical groups provides protection against the legal liability of the insureds for such things as injury caused by or as a result of the performance of patient treatment, failure to treat and failure to diagnose.

     The policy issued to medical groups and their physician members includes not only professional liability coverage and defense reimbursement benefits, but also substantially more comprehensive coverages for commercial general liability and employee benefit programs liability and also provides a small medical payments benefit to injured persons. The comprehensive general liability coverage included in the medical group policy does not exclude coverage for certain employment related liabilities and for pollution, which are normally excluded under a standard commercial general liability form. SCPIE also offers, as part of its standard policy forms for both sole and group practitioners, optional excess personal liability for the insured physicians. Excess personal liability insurance provides coverage to the physician for personal liabilities in excess of amounts covered under the physician's homeowners and automobile policies.

     The professional liability coverages are issued primarily on a "claims made and reported" basis. Coverage is provided for claims reported to the Company during the policy period arising from incidents that occurred at any time the insured was covered by the policy. The Company also offers "tail coverage" for claims reported after the expiration of the policy for occurrences during the coverage period. The price of the tail coverage is based on the length of time the insured has been covered under the Company's claims made and reported form. SCPIE provides free tail coverage for insured physicians who die or become disabled during the coverage period of the policy and those who have been insured by SCPIE for at least five consecutive years and retire completely from the practice of medicine. Free tail coverage is automatically provided to physicians with at least five consecutive years of coverage who are also at least 65 years old.

     Comprehensive general liability coverage for medical groups and clinics and the excess personal liability insurance is underwritten on an occurrence basis. Under occurrence coverage, the coverage is provided for incidents that occur at any time the policy is in effect, regardless of when the claim is reported. With occurrence coverage, there is no need to purchase tail coverage.

     The Company offers limits of insurance up to $5.0 million per claim or occurrence, with up to a $10.0 million aggregate policy limit for all claims reported or occurrences for each calendar year or other 12-month policy period. The most common limit is $1.0 million per claim or occurrence, subject to a $3.0 million aggregate policy limit. The Company's limit of liability under the excess personal liability insurance coverage is $1.0 million per occurrence with no aggregate limit. The defense reimbursement benefit for governmental disciplinary proceedings is $25,000, and the medical payments benefit for persons injured in non-professional activities is $10,000.

     The following table summarizes the Company's physician and medical group professional liability direct premiums written for the year ended December 31, 1995:

                                                         DIRECT
                                                        PREMIUMS            PERCENTAGE
                        GROUP SIZE                      WRITTEN              OF TOTAL
        ------------------------------------------   --------------         ----------
                                                     (IN THOUSANDS)
        Sole practitioner physicians..............     $   73,436               62.0%
        Group with less than five physicians......         17,322               14.6
        Group with five through eight
          physicians..............................          8,890                7.5
        Group with nine or more physicians........         18,740               15.9
                                                         --------              -----
                  Total...........................     $  118,388              100.0%
                                                         ========              =====

     Hospital Liability. The Company writes primary liability insurance on both a claims made and reported basis and a modified occurrence basis that in effect includes tail coverage for up to seven years after the policy terminates. The policy issued to hospitals provides protection for professional liabilities related to the operation of a hospital and its various staff committees, together with the same comprehensive general liability, medical payments and employee benefit program liability coverages included in the policy for large medical groups. The limits of coverage under the hospital policies issued by SCPIE, net of reinsurance, are $500,000 for each claim or occurrence, with no aggregate limit.

     Healthcare Provider Liability. SCPIE offers its professional liability coverage to a variety of specialty provider organizations, including hospital emergency departments, outpatient surgery centers, medical urgent care facilities and hemodialysis, clinical and pathology laboratories. These policies include the standard professional liability coverage provided to physicians and medical groups, with certain modifications to meet the special needs of these healthcare providers. The policies are generally issued on a claims made and reported basis with the limits of liability up to those offered to larger medical groups. The limits of coverage under the current healthcare provider policies issued by SCPIE are between $1.0 million and $5.0 million per incident, subject to $3.0 million to $10.0 million aggregate policy limits.

     Managed Care Organization Errors and Omissions. SCPIE has recently introduced a policy for managed care organizations that provides coverage for liability arising from the errors and omissions in managed care operations, for the vicarious liability of a managed care organization for the acts or omissions of non-employed physician providers and for liability of directors and officers of a managed care organization. These policies are generally issued on a claims made and reported basis. The annual aggregate limits of coverage under the current managed care organization policies issued by SCPIE are between $1.0 million and $5.0 million.

     Directors and Officers Liability. The Company historically has brokered directors and officers liability coverage through its affiliated agency, which will become a wholly owned subsidiary of the Company after the Merger. See "History; Structure of the Merger Transactions." This agency produced approximately $293,000, $271,000 and $240,000 in premiums for other insurers in 1995, 1994 and 1993, respectively. In 1995, the Company directly wrote one directors and officers liability policy, accounting for approximately $47,000 of direct premiums written. Currently, the Company is seeking to write renewals of the business it produces for other insurers and is marketing its product to prospective new insureds. The directors and officers liability policies are generally issued on a claims made and reported basis. The limits of coverage on directors and officers liability policies written by SCPIE are between $1.0 million and $5.0 million.

MARKETING AND POLICYHOLDER SERVICES

     The Company markets directly to its insureds through a marketing organization with approximately 25 employees providing sales solicitation and communications services. SCPIE markets to sole practitioner physicians and other prospective policyholders through its relationships with medical associations, referrals by existing policyholders, advertisements in medical journals, the presentation of seminars on timely topics for physicians, telemarketing and direct mail solicitation to licensed physicians and members of specialty group organizations. SCPIE attracts new physicians through special rates for medical residents and discounts for physicians just entering medical practice. In addition, SCPIE participates as a sponsor and participant in various medical group and hospital administrators' programs, medical association and specialty society conventions and similar programs. The Company believes that this personal, comprehensive approach to marketing is essential to providing professional liability insurance, where special knowledge and experience is a prerequisite.

     The SCPIE professional liability program is endorsed by ten Southern California county medical associations and the statewide associations of oral and maxillofacial surgeons and osteopathic physicians. SCPIE considers these endorsements to be helpful in its marketing efforts. The county medical associations also perform certain limited information verification services for SCPIE.


     SCPIE commenced marketing its own hospital professional liability policies during 1994 and currently underwrites coverage for six hospitals. In August 1995, SCPIE entered into a marketing agreement with SKA, one of the leading insurance brokers of hospital and large medical group coverages in the Western United States. Under the agreement, SKA has the exclusive right to market SCPIE's malpractice coverage for hospitals in all states, and SCPIE recognizes SKA as the exclusive broker for medical group coverage in all states other than California. SKA has historically offered competing programs, including a well-established hospital professional liability insurance program for a large insurance group of companies which involved approximately 600 healthcare entities and which generated more than $80.0 million of malpractice insurance premiums in 1995. Following the recent termination by the insurance group of this relationship, SKA and SCPIE are actively working to obtain all or a significant portion of this business for SCPIE. SKA and the insurance group are currently engaged in litigation in the California state court regarding rights to certain insurance information and the ability to solicit professional liability insurance from hospitals and medical groups currently insured by the insurance group through SKA. On September 13, 1996, the court entered a preliminary injunction placing some restrictions on the ability of the insurance group to solicit renewals of these policies and ordering certain information returned to SKA. SCPIE has entered into a financing transaction with SKA under which SCPIE has loaned $5.0 million to SKA, which SKA has used to post a bond as security for the preliminary injunction. The Company does not know what effect, if any, this litigation or the termination of the current relationship will have on its efforts to obtain hospital business currently underwritten by the insurance group. The Company believes that its marketing relationship with SKA will provide (i) a significant advantage in marketing to hospitals and other healthcare entities and (ii) a cost-effective means of entering new geographic markets.

     SCPIE also has a policyholder services department that provides account information to all insureds and maintains relationships with the small medical groups and sole practitioners insured by SCPIE. Each of these smaller insureds has a designated client service representative who can answer most inquiries and, in other instances, can provide the insured with immediate access to the person with expertise in a particular department. For hospitals and large and mid-size medical groups, SCPIE has an account manager assigned to each group who heads a service team comprised of underwriting, risk management and claims management representatives, each of whom may be contacted directly by the policyholder for prompt response. SCPIE also provides online computer access to the large groups and hospitals so that loss and LAE information can be accessed immediately.

     SCPIE provides comprehensive risk management services designed to heighten its insureds' awareness of situations giving rise to potential loss exposures, to educate its insureds as to ways to improve their medical practice procedures, and to assist its insureds in implementing risk modification measures. The Company maintains a 24-hour hotline to provide immediate access to its risk management personnel. SCPIE conducts surveys for hospitals and large medical groups both to review their practice procedures generally and to focus on specific areas in which there may be some concern. Complete reports that specify areas of the insured's medical practice that may need attention are provided to the policyholder. SCPIE also provides an annual program review for each of its medical groups. SCPIE presents periodic seminars and evening "town hall" meetings at medical societies at which pertinent subjects are presented. SCPIE risk management representatives also regularly participate in programs presented by healthcare related societies. These educational offerings are designed to increase risk awareness and the effectiveness of various healthcare professionals. Additionally, the Company provides risk management and claims administration services to certain entities on a fee-for-service basis.

UNDERWRITING

     The underwriting department consists of a vice president in charge of underwriting, an assistant underwriting manager, six other underwriters and five technical and administrative assistants. Certain of these underwriters specialize in underwriting hospitals, managed care organizations and directors and officers liability products. The Company's underwriting department is responsible for the evaluation of applicants for professional liability and other coverages, the issuance of policies and the establishment and implementation of underwriting standards for all of the coverages underwritten by SCPIE.

     The Company follows a strict procedure with respect to the issuance of all physician professional liability policies. Each applicant or member of an applicant medical group is required to complete a detailed application that provides a personal and professional history, the type and nature of the applicant's professional practice, certain information relating to specific practice procedures, hospital and professional affiliations and a complete history of any prior claims and incidents. The application is forwarded to the county medical association for verification of educational and professional information. The Company performs its own independent verification of these matters and conducts an investigation to determine if there are any lawsuits that may not have been disclosed in the application.

     SCPIE performs a continuous process of reunderwriting its insured physicians. Information concerning physicians with large losses, a high frequency of claims or unusual practice characteristics is developed through online claims and risk management reports. Each year, SCPIE also sends current practice questionnaires to approximately 15% of its insured physicians. These questionnaires request information similar to that submitted in connection with the physician's original application for insurance, and are designed to detect any changes in the specialty or practice characteristics of the physician that may require a higher or lower premium rate or possible removal from the program.

     The underwriting department submits all recommendations for premium surcharges or non-renewal to the underwriting committee of SCPIE, which is comprised solely of physicians many of whom are insureds or retired insureds of the Company and members of the Board of Governors. Members of the underwriting committee are not employees of the Company, but receive compensation for their services on the committee. Physicians have the right to seek reconsideration of surcharges from the committee.

SCPIE has found that physician interchange with the committee is often helpful in improving the practice characteristics of the insured.

     Although SKA performs the principal hospital marketing functions for the Company, SCPIE makes all underwriting and rating decisions on this and all of its direct business. Except as set forth below, each hospital is required to submit an application that provides detailed information on operations, financial position and risk factors. The Company reviews loss experience for at least the past five years, prior insurance policies and endorsements, financial reports and reports from the principal accreditation agencies for the hospital industry. Risk management surveys are performed as needed to supplement this information.

     For hospitals currently insured with the insurance group that recently terminated its relationship with SKA, the Company has agreed to issue its policies as if the hospitals were continuing with the insurance group. At the present time, the Company will utilize schedules of coverage, limits, rating factors and other pertinent information supplied to the Company by SKA. The Company will perform its normal renewal underwriting at the first renewal date of each such policy.

RATES AND DIVIDENDS

     SCPIE establishes, through its own actuarial staff and independent actuaries, rates and rating classifications for its physician and medical group insureds based on the loss and LAE experience it has developed over the past 20 years and upon rates charged by its competitors. The Company has various rating classifications based on practice location, medical specialty and other factors. SCPIE utilizes various discounts, including discounts for part-time practice, physicians just entering medical practice and large medical groups. SCPIE has developed a special risk program for physicians who have unfavorable loss history or practice characteristics, but whom SCPIE considers insurable. Policies issued in this program have significant surcharges. SCPIE has established its premium rates and rating classifications for hospitals and managed care organizations utilizing data publicly filed by other insurers. The data for managed care organization errors and omissions liability is extremely limited, as tort exposures for these organizations are only recently beginning to develop. All rates for liability insurance in California are subject to the prior approval of the Insurance Commissioner.

     SCPIE instituted annual average rate increases of 4.4%, 8.9%, 9.2% and 7.3% in 1996, 1995, 1994 and 1993, respectively, on its physician professional liability policies in order to improve its underwriting results. These rate increases have been higher than those implemented by most of its competitors. The number of policyholders insured by the Company has declined by a small percentage in each of these years, in part due to these rate increases, but the Company has realized a modest increase in its premium volume and has improved its underwriting results. See "Risk Factors -- Competition" and "Management's Discussion and Analysis of Financial Condition and Results of
Operations -- General -- Competitive Environment."

     The Company paid dividends of $9.5 million, $11.2 million and $18.6 million in 1995, 1994 and 1993, respectively, in the form of premium credits. Such dividends were paid primarily to insureds who were Members of the Exchange in 1990 and prior policy years and were based primarily on underwriting results in such years. After the Merger, the Company will cease paying such dividends to its policyholders. Therefore, the Company may find it more difficult to compete with other insurance companies offering such dividends.

CLAIMS

     The claims department of the Company is responsible for claims investigation, establishment of appropriate case reserves for loss and LAE, defense planning and coordination, control of attorneys engaged by the Company to defend a claim and negotiation of the settlement or other disposition of a claim. Under most of the Company's policies, except managed care organization errors and omissions policies and directors and officers liability policies, the Company is obligated to defend its insureds, which is in addition to the limit of liability under the policy. Medical malpractice claims often involve the evaluation of highly technical medical issues, severe injuries and conflicting expert opinions. In almost all cases, the person bringing the claim against the physician is already represented by legal counsel when SCPIE learns of the potential claim.

     The claims department staff includes managers, litigation supervisors, investigators and other experienced professionals trained in the evaluation and resolution of medical professional liability and general liability claims. The claims department staff consists of approximately 48 employees, including twelve clerical personnel. SCPIE has five unit managers responsible for specific geographic areas, and additional units for specialty areas such as hospitals, birth injuries and policy coverage issues. The Company also occasionally uses independent claims adjusters, primarily to investigate claims in remote locations. SCPIE selects legal counsel from among a group of law firms in the geographic area in which the action is filed.

     California has adopted a standard of judicial administration that requires its trial courts to set goals to dispose of 90% of all cases within twelve months after filing and 100% of cases within 24 months. The courts in the various counties in which SCPIE defends claims have sought to comply with these "fast-track" standards during the past few years. The effect of this change has been significant. Before this requirement was implemented, cases in certain counties did not proceed to trial for many years after filing. The claims department staff now must make earlier evaluations and reserve estimates, authorize discovery expenses early in the litigation process and be prepared to settle the case or proceed to trial within one year.

     SCPIE emphasizes early evaluation and aggressive management of claims. Claims department professionals complete a full evaluation and reserving of claims under "fast-track" within six months of the filing of a claim and on all other cases within twelve months after filing. The Company has established different levels of authority within the claims department for approval of reserves and settlement of claims. SCPIE has a claims committee comprised solely of physicians which meets bi-monthly with the vice president in charge of claims and other claims managers to consider and evaluate cases that have complex medical issues and subject the Company to large exposures. At June 30, 1996, the Company had 3,368 open claims.

     SCPIE vigorously defends its insureds against claims, but seeks to resolve expediently cases with high exposure potential. The defense of a medical professional liability claim requires significant cooperation between the litigation supervisor or claims department manager responsible for the claim and the insured physician. California law requires that a medical professional liability claim cannot be settled for an amount in excess of $30,000 without the consent of the physician insured. California law further requires that the insurer report all such settlements to a medical disciplinary board, and Federal law requires that any claim payment, regardless of amount, be reported to a national data bank which can be accessed by various state licensing and disciplinary boards and medical peer evaluation committees. Thus, the physician is often placed in a difficult position of knowing that a settlement may result in the initiation of a disciplinary proceeding or some other impediment to the physician's ability to practice. The claims department supervisor must be able to fully evaluate considerations of settlement or trial and to communicate effectively SCPIE's recommendation to its insured. If the insured will not consent to a settlement offer, the Company may be exposed to a larger judgment if the case proceeds to trial.

     The claims department staff utilizes structured settlements to resolve certain large claims. In a structured settlement, the Company will typically purchase an annuity from another insurance company that will satisfy periodic payments owed to the claimant as part of the settlement. The Company typically obtains a release from the claimant for its insured and itself and assigns the annuity to a third party for payment. The Company purchased annuities during the early 1980s from a life insurance company that subsequently became insolvent and could not satisfy its obligations. In some instances, SCPIE has concluded that it is obligated to satisfy any shortfall in these periodic payments and is making these shortfall payments. The Company has established a reserve to cover these expected shortfall obligations. See Note 8 of Notes to Combined Financial Statements.

LOSS RESERVES

     The determination of loss reserves is a projection of ultimate losses through an actuarial analysis of the claims history of the Company and other professional liability insurers, subject to adjustments deemed appropriate to the Company due to changing circumstances. Included in its claims history are losses and LAE paid by the Company in prior periods and case reserves for anticipated losses and LAE developed by the Company's claims department as claims are reported and investigated. Actuaries rely primarily on such historical loss experience in determining reserve levels on the assumption that historical loss experience provides a good indication of future loss experience despite the uncertainties in loss cost trends and the delays in reporting and settling claims. As additional information becomes available, the estimates reflected in earlier loss reserves may be revised. Any increase in the amount of reserves, including reserves for insured events of prior years, could have an adverse effect on the Company's results for the period in which the adjustments are made.

     The uncertainties inherent in estimating ultimate losses on the basis of past experience have grown significantly in recent years principally as a result of judicial expansion of liability standards and expansive interpretations of insurance contracts. These uncertainties may be further affected by, among other factors, changes in the rate of inflation and changes in the propensities of individuals to file claims. The inherent uncertainty of establishing reserves is relatively greater for companies writing long-tail casualty insurance, including medical malpractice insurance, due primarily to the longer-term nature of the resolution of claims.

     The Company utilizes both its internal actuarial staff and independent actuaries in establishing its reserves. The Company's independent actuaries review the Company's reserves for losses and LAE at the end of each fiscal year and prepare a report that includes a recommended level of reserves. The Company considers this recommendation as well as other factors, such as known, anticipated or estimated changes in frequency and severity of claims, loss retention levels and premium rates, in establishing the amount of its reserves for losses and LAE. The Company continually refines reserve estimates as experience develops and further claims are reported and settled. The Company reflects adjustments to reserves in the results of the periods in which such adjustments are made. Since medical malpractice insurance is a long-tail line of business for which the initial loss and LAE estimates may be adversely impacted by events occurring long after the reporting of the claim, such as sudden severe inflation or adverse judicial or legislative decisions, SCPIE has attempted to establish its loss and LAE reserves at the upper end of a reasonable range of reserve estimates.

     SCPIE's loss reserve experience is shown in the following table, which sets forth a reconciliation of beginning and ending reserves for unpaid losses and LAE for the periods indicated:

                                         SIX MONTHS ENDED
                                             JUNE 30,             YEAR ENDED DECEMBER 31,
                                        -------------------   --------------------------------
                                          1996       1995       1995         1994       1993
                                        --------   --------   --------     --------   --------
                                                            (IN THOUSANDS)
Reserves for losses and LAE at
  beginning of period.................  $466,187   $468,743   $468,743     $490,773   $492,004
Less reinsurance recoverables.........    19,560     19,177     19,177       18,644     26,580
                                        --------   --------   --------     --------   --------
Net reserves for losses and LAE at
  beginning of period.................   446,627    449,566    449,566      472,129    465,424
                                        --------   --------   --------     --------   --------
Provision for losses and LAE for
  claims, net of reinsurance,
  occurring in:
  The current period..................    86,160     89,203    175,856      169,143    168,784
  Prior periods(1)....................   (27,913)   (31,670)   (57,833)     (60,423)   (43,430)
                                        --------   --------   --------     --------   --------
  Total incurred losses and LAE.......    58,247     57,533    118,023      108,720    125,354
                                        --------   --------   --------     --------   --------
Less Loss and LAE payments for claims,
     net of reinsurance, occurring in:
  The current period..................     1,257        988     11,481       10,178     12,971
  Prior periods.......................    51,305     59,538    109,481      121,105    105,678
                                        --------   --------   --------     --------   --------
  Total payments......................    52,562     60,526    120,962      131,283    118,649
                                        --------   --------   --------     --------   --------
Net reserves for losses and LAE at end
  of period...........................   452,312    446,573    446,627      449,566    472,129
Add reinsurance recoverables..........    22,086     17,112     19,560       19,177     18,644
                                        --------   --------   --------     --------   --------
Reserves for losses and LAE at end of
  period..............................  $474,398   $463,685   $466,187     $468,743   $490,773
                                        ========   ========   ========     ========   ========

- ---------------
(1) Consists of a reduction in estimated losses and LAE for prior years of $52.0 million at June 30, 1995 and $81.7 million at December 31, 1995 and an increase in prior years' reserves for free tail coverage provided by the Company in the amount of $20.3 million at June 30, 1995 and $23.9 million at December 31, 1995. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Results of Operations -- Year Ended December 31, 1995 Compared to Year Ended December 31, 1994 -- Losses and LAE."

     The following table reflects the development of losses and LAE reserves for the periods indicated at the end of that year and each subsequent year. The first line shows the reserves, net of reinsurance recoverables, as originally reported at the end of the stated year. Each calendar year-end reserve includes the estimated unpaid liabilities for that report or accident year and for all prior report or accident years. The section under the caption "Liability reestimated as of" shows the original recorded reserve as adjusted as of the end of each subsequent year to reflect the cumulative amounts paid and all other facts and circumstances discovered during each year. The line "Cumulative redundancy" reflects the difference between the latest reestimated reserve amount and the reserve amount as originally established. The section under the caption "Cumulative amount of liability paid through" shows the cumulative amounts paid related to the reserve as of the end of each subsequent year.

     In evaluating the information in the table below, it should be noted that each amount includes the effects of all changes in amounts of prior periods. For example, if a loss determined in 1993 to be $100,000 was first reserved in 1985 at $150,000, the $50,000 redundancy (original estimate minus actual loss) would be included in the cumulative redundancy in each of the years 1985 through 1995 shown below. This table presents development data by calendar year and does not relate the data to the year in which the claim was reported or the accident actually occurred. Conditions and trends that have affected the development of these reserves in the past will not necessarily recur in the future.

                                                                      YEAR ENDED DECEMBER 31,
                        ------------------------------------------------------------------------------------------------------------
                          1985      1986      1987      1988      1989      1990      1991      1992      1993      1994      1995
                        --------  --------  --------  --------  --------  --------  --------  --------  --------  --------  --------
                                                                          (IN THOUSANDS)
Loss and LAE
  reserves..............$218,988  $282,805  $329,369  $389,404  $412,679  $427,049  $439,908  $465,423  $472,129  $449,566  $446,627
Liability reestimated
  as of:
  One year later........ 205,016   261,970   327,627   362,058   375,764   401,878   409,966   421,994   411,915   391,733
  Two years later....... 194,668   269,855   312,956   337,901   348,781   368,124   364,105   368,521   363,562
  Three years later..... 204,583   260,089   295,438   315,718   320,319   324,370   316,220   325,073
  Four years later...... 198,365   248,613   278,339   299,308   294,992   284,628   282,291
  Five years later...... 191,809   234,449   267,880   284,972   266,649   264,582
  Six years later....... 185,373   228,628   260,544   266,423   256,900
  Seven years later..... 180,714   229,152   249,644   262,642
  Eight years later..... 182,897   223,055   248,595
  Nine years later...... 181,127   222,460
  Ten years later....... 180,221
Cumulative redundancy...  38,767    60,345    80,774   126,762   155,779   162,467   157,617   140,350   108,567    57,833
Cumulative amount of
  liability paid
  through:
  One year later........  41,764    59,435    78,951    93,607    85,771   103,983   101,001   105,678   121,106   109,481
  Two years later.......  84,979   121,037   147,865   155,505   162,264   171,327   171,429   184,883   192,519
  Three years later..... 126,658   167,331   188,038   206,413   204,129   206,499   205,829   219,649
  Four years later...... 156,074   190,148   220,575   232,777   221,479   221,654   221,884
  Five years later...... 167,783   205,362   233,807   242,140   228,922   230,606
  Six years later....... 171,861   211,665   236,809   244,587   234,202
  Seven years later..... 173,446   214,314   238,105   248,319
  Eight years later..... 174,117   215,155   239,652
  Nine years later...... 174,699   215,647
  Ten years later....... 175,121
Net reserves --
  December 31...........                                                                                          $449,566  $446,627
Reinsurance recoverables                                                                                            19,177    19,560
                                                                                                                  --------  --------
Gross reserves..........                                                                                          $468,743  $466,187
                                                                                                                  ========  ========

     SCPIE has historically experienced favorable loss and LAE reserve development. The Company believes that the favorable loss and LAE reserve development since 1985 has resulted from four factors: (i) SCPIE's conservative approach to establishing reserves for medical malpractice insurance losses and LAE; (ii) the continuing benefits from MICRA, the California tort reform legislation that was declared constitutional in a series of decisions by the California Supreme Court in the mid-1980s; (iii) benefits from California's "fast-track" legislation; and (iv) improved results from a restructuring of SCPIE's internal claims process. See "-- Regulation -- Medical Malpractice Tort Reform" and "Management's Discussion and Analysis of Financial Condition and Results of Operations -- General." The Company believes, based on its analysis of annual statements filed with state regulatory authorities, that its principal California competitors have experienced similar favorable loss and LAE reserve development in past years.

     General liability losses have been less than 2.9% of medical malpractice losses in the last five years. The Company does not have material reserves for pollution claims and the Company's claims experience for pollution coverage has been negligible.

     While the Company believes that its reserves for losses and LAE are adequate, there can be no assurance that the Company's ultimate losses and LAE will not deviate, perhaps substantially, from the estimates reflected in the Company's financial statements. If the Company's reserves should prove inadequate, the Company will be required to increase reserves, which could have a material adverse effect on the Company's financial condition or results of operation.

REINSURANCE

     Reinsurance Ceded. SCPIE follows customary industry practice by reinsuring a portion of its risks. SCPIE cedes to reinsurers a portion of its risks and pays a fee based upon premiums received on all policies subject to such reinsurance. Insurance is ceded principally to reduce net liability on individual risks and to provide protection against large losses. Although reinsurance does not legally discharge the ceding insurer from its primary liability for the full amount of the policies reinsured, it does make the reinsurer liable to the insurer to the extent of the reinsurance ceded. SCPIE determines how much reinsurance to purchase based upon its evaluation of the risks it has insured, consultations with its reinsurance brokers and market conditions, including the availability and pricing of reinsurance. In 1995, SCPIE ceded $8.5 million of its earned premiums to reinsurers.

     SCPIE's reinsurance arrangements are generally placed through its exclusive reinsurance broker, Willcox Incorporated Reinsurance Intermediaries. The Company retains the first $1.0 million of loss incurred per incident and has various reinsurance treaties covering losses in excess of $1.0 million up to $20.0 million per incident. Losses in excess of $20.0 million would be retained by the Company. SCPIE often has more than one insured named as a defendant in a lawsuit or claim arising from the same incident, and therefore multiple policies and limits of liability may be involved. The Company's reinsurance program is purchased in several layers, the limits of which may be reinstated under certain circumstances at the Company's option subject to the payment of additional premium. SCPIE also reinsures a portion of the reinstatement premiums under a separate treaty, together with certain other miscellaneous liability exposures, including retroactive liability for two insurance layers from several past years and aggregate extension coverage which provides additional aggregate loss limits for the layer $1.0 million excess of $1.0 million, each occurrence, for specified years. The reinsurers also bear their proportionate share of loss expenses for claims in which they have an indemnity obligation.

     The Company has a separate quota share reinsurance treaty for 1996 with respect to its managed care organization errors and omissions policies and any directors and officers liability policies it may write. Under this treaty, the reinsurers bear 80% of all losses and LAE under these policies.

     Reinsurance is placed under reinsurance treaties and agreements with a number of individual companies and syndicates at Lloyd's of London ("Lloyd's") to avoid concentrations of credit risk. The following table identifies the Company's most significant reinsurers, their percentage participation in the Company's aggregate reinsured risk based upon premiums paid by the Company and their rating as of December 31, 1995. No other single reinsurer's percentage participation in 1995 exceeded 5% of total reinsurance premiums:

                                           PREMIUMS CEDED                     PERCENTAGE OF TOTAL
                                           FOR YEAR ENDED                         REINSURANCE
                                          DECEMBER 31, 1995     RATING(1)          PREMIUMS
                                          -----------------     ---------     -------------------
                                           (IN THOUSANDS)
    Hannover Ruckversicherungs..........       $ 2,389            A+                  30.6%
    Lloyd's Syndicates..................         2,075            NR                  26.5
    Transatlantic Reinsurance Co. ......           705            A+                   9.0
    Eisen und Stahl Ruckversicherungs...           597            A+                   7.6
    Swiss Reinsurance Co. U.S. Branch...           547            A+                   7.0
    Zurich Reinsurance (UK) Ltd.........           417           BBB                   5.3
    Underwriters Reinsurance Co.........           408            A                    5.2
                                              --------                               -----
                                               $ 7,138                                91.2%
                                          ===============                     ===============

- ---------------

(1) All ratings are assigned by A.M. Best, except for Zurich Reinsurance (UK) Ltd., which is a rating by Insurance Services International ("ISI"). The Company's minimum requirement for ratings of its reinsurers is B or better from A.M. Best and BB or better from ISI.

     The Company analyzes the credit quality of its reinsurers and relies on its brokers and intermediaries to assist it in such analysis. To date, the Company has not experienced any material difficulties in collecting reinsurance recoverables. No assurance can be given, however, regarding the future ability of any of the Company's reinsurers to meet their obligations. Among the reinsurers to which the Company cedes reinsurance are certain Lloyd's syndicates. In recent years, Lloyd's has reported substantial aggregate losses which have had adverse effects on Lloyd's in general and on certain syndicates in particular. In addition, there has been a decrease in the underwriting capacity of Lloyd's syndicates in recent years. The substantial losses and other adverse developments could affect the ability of certain syndicates to continue to trade and the ability of insureds to continue to place business with particular syndicates. It is not possible to predict what effects the circumstances described above may have on Lloyd's and the Company's contractual relationship with Lloyd's syndicates in future years.

     Reinsurance and Excess Liability Insurance Assumed. SCPIE assumes a small amount of reinsurance covering medical professional liability risks primarily in the United States. The principal reinsurance treaty, which has been in effect since 1988, is with a Lloyd's syndicate. Under this surplus share treaty, the Company assumes 50% of one or more layers of coverage above $1.0 million, which must be retained by the primary insurer. The reinsured receives a ceding commission and a profit share. The maximum amount of SCPIE's liability for any one risk is $500,000, and SCPIE does not participate as a reinsurer in any of its own policies. The annual premiums earned under this treaty have ranged from $106,000 in 1989 to $674,000 in 1995. In 1996, this treaty will also include reinsurance of excess layers of workers' compensation and clash casualty risks. SCPIE's liability for any one risk is limited to $500,000 above a $1.5 million layer assumed by other members of the syndicate.

     The Company also entered into a reinsurance treaty for 1995 with Hannover Ruckversicherungs ("Hannover Re"). The treaty is a quota share treaty, under which SCPIE reinsures up to $500,000 for each physician medical malpractice claim and up to $750,000 for each hospital professional liability claim on policies or contracts with limits in excess of $2.0 million. The reinsured receives an override commission earned and is required to retain not less than 20% of the risk, subject to a minimum retention of $1.0 million. Premiums under this treaty were $106,000 for 1995.

     SCPIE is a participant in a program for which SKA is the exclusive broker that provides excess liability insurance for approximately 600 healthcare facilities throughout the United States. The program provides excess coverage in layers up to $40.0 million above a primary insurance layer of $500,000. SCPIE has assumed, as a reinsurer, a 2% share of each loss above $500,000 up to $2.0 million and 3% of all losses in the higher layers of coverage.

     SCPIE has an indirect quota share participation in a reinsurance program of Hannover Re that provides high layer excess of loss property catastrophe coverage for international risks, other than in the United States and Japan. SCPIE has participated in this program since 1994 through the purchase of a $5.0 million Credit Note issued by a limited liability company organized by Hannover Re to underwrite a portion of this coverage. SCPIE purchased this note through the issuance of a letter of credit, which can be drawn to cover SCPIE's proportionate share of losses in this program. Interest on the note is based upon profits, if any, of the limited liability company. The outstanding Credit
Note is held by SCPIE in its investment portfolio, and the amount of the letter of credit is included in "Other Liabilities in the Combined Balance Sheets." See "-- Investment Portfolio."

     The Company intends to seek additional assumed reinsurance arrangements in future years. The Company believes that as more managed care organizations and integrated healthcare delivery systems retain a larger part of their own exposure directly or through captive insurance arrangements, they will need to obtain excess insurance or reinsurance for the potentially larger losses.

INVESTMENT PORTFOLIO

     An important component of the operating results of the Company has been the return on its invested assets. Investments of the Company are made by investment managers under policies established and supervised by the Board of Governors. The Company's investment policy has placed primary emphasis on investment grade, fixed maturity securities and maximization of after-tax yields. The investment manager since 1978 for the portfolio of fixed maturity securities is Brown Brothers Harriman & Co., and the investment manager for the equity securities portion of the portfolio is Hotchkis & Wiley.

     The following table sets forth the composition of the investment portfolio of the Company at the dates indicated. All of the fixed maturity securities are held as available-for-sale.

                                    JUNE 30, 1996              DECEMBER 31, 1995            DECEMBER 31, 1994
                               ------------------------     ------------------------     ------------------------
                                COST OR                      COST OR                      COST OR
                               AMORTIZED                    AMORTIZED                    AMORTIZED
                                 COST        FAIR VALUE       COST        FAIR VALUE       COST        FAIR VALUE
                               ---------     ----------     ---------     ----------     ---------     ----------
                                                                 (IN THOUSANDS)
Fixed maturity securities:
  Bonds:
    U.S. Government and
      Agencies..............   $334,341       $331,034      $304,091       $319,119      $300,131       $281,931
    State, municipalities
      and political
      subdivisions..........    220,771        219,322       149,693        155,118       110,423        109,392
  Mortgage-backed
    securities, U.S.
    Government..............     88,586         88,240        80,279         81,898        51,175         47,033
  Corporate.................     12,696         12,635        46,951         48,889       120,353        115,256
  Other.....................        105            105           105            105         2,644          2,284
                               --------       --------      --------       --------      --------       --------
         Total bonds........    656,499        651,336       581,119        605,129       584,726        555,896
  Redeemable preferred
    stock...................         --             --           996          1,026         3,018          3,018
                               --------       --------      --------       --------      --------       --------
         Total fixed
           maturity
           securities.......    656,499        651,336       582,115        606,155       587,744        558,914
                               --------       --------      --------       --------      --------       --------
Equity securities:
  Non-redeemable preferred
    stock...................         --             --            --             --         1,061          1,036
  Common stock..............     15,099         20,491        49,396         61,083        42,228         45,404
                               --------       --------      --------       --------      --------       --------
         Total equity
           securities.......     15,099         20,491        49,396         61,083        43,289         46,440
                               --------       --------      --------       --------      --------       --------
Total.......................   $671,598       $671,827      $631,511       $667,238      $631,033       $605,354
                               ========       ========      ========       ========      ========       ========

     In February 1996, the Company sold all equity securities in the portfolio with the exception of approximately $20.0 million of publicly traded common stocks. The Board of Governors has adopted a policy that no more than 8.0% of the total market value of invested assets may be held in equity securities and real estate.

     The Company's investment portfolio of fixed maturity securities consists primarily of intermediate-term, investment-grade securities. The Company's investment policy provides that fixed maturity securities investments are limited to purchases of investment-grade securities or unrated securities which, in the opinion of a national investment advisor, should qualify for such rating. The table below contains additional information concerning the investment ratings of the Company's fixed maturity investments at June 30, 1996:

                                                     AMORTIZED                    PERCENTAGE OF
             TYPE/RATING OF INVESTMENT(1)              COST        FAIR VALUE      FAIR VALUE
    ----------------------------------------------   ---------     ----------     -------------
                                                          (IN THOUSANDS)
    AAA (including U.S. Government and
      Agencies)...................................   $ 534,023      $ 529,490          81.3%
    AA............................................      78,323         77,504          11.9
    A.............................................      39,048         39,237           6.0
    Non rated(2)..................................       5,105          5,105            .8
                                                      --------       --------         -----
                                                     $ 656,499      $ 651,336         100.0%
                                                      ========       ========         =====

- ---------------

(1) The ratings set forth above are based on the ratings, if any, assigned by Standard & Poor's Corporation ("S&P"). If S&P's ratings were unavailable, the equivalent ratings supplied by Moody's Investors Services, Inc. were used.

(2) Includes a credit note received from a catastrophe reinsurance limited liability company controlled by Hannover Re with an amortized cost and fair value of $5.0 million and redeemable preferred stock with an amortized cost of $1.0 million and fair value of $1.0 million. See "-- Reinsurance."

     The following table sets forth certain information concerning the maturities of fixed maturity securities in the Company's investment portfolio as of June 30, 1996:

                                                                                   PERCENTAGE OF
                                                 AMORTIZED COST     FAIR VALUE      FAIR VALUE
                                                 --------------     ----------     -------------
                                                        (IN THOUSANDS)
    Years to maturity:
      One or less.............................      $ 13,637         $  13,504           2.1%
      After one through five..................       118,488           118,530          18.2
      After five through ten..................       194,668           194,434          29.9
      After ten...............................       241,120           236,628          36.3
    Mortgage-backed securities................        88,586            88,240          13.5
                                                    --------          --------         -----
              Totals..........................      $656,499         $ 651,336         100.0%
                                                    ========          ========         =====

     The average maturity of the securities in the Company's fixed maturity portfolio as of June 30, 1996 was 6.4 years. The average duration of the Company's fixed maturity portfolio as of June 30, 1996 was 5.1 years.

     The Company also maintains cash and highly liquid equivalent short-term investments, which at June 30, 1996 totalled $20.3 million.

     The following table summarizes the Company's investment results for the three years ended December 31, 1995 and for the six months ended June 30, 1996 and 1995:

                                      AS OF OR FOR THE SIX
                                          MONTHS ENDED          AS OF OR FOR THE YEAR ENDED
                                            JUNE 30,                    DECEMBER 31,
                                      --------------------    --------------------------------
                                        1996        1995        1995        1994        1993
                                      --------    --------    --------    --------    --------
                                                       (DOLLARS IN THOUSANDS)
FIXED MATURITY SECURITIES:
Average invested assets (includes
  short-term cash investments)(1)...  $639,730    $612,653    $614,492    $614,005    $595,192
Net investment income:
  Before income taxes...............    20,817      18,968      37,471      37,705      38,148
  After income taxes................    14,845      13,344      26,481      26,379      27,017
Average annual return on
  investments:
  Before income taxes...............      6.51%       6.19%       6.10%       6.14%       6.41%
  After income taxes................      4.64%       4.36%       4.31%       4.30%       4.54%
Net realized investment gains after
  income tax........................  $  1,000    $  1,655    $  2,202    $    165    $  8,579
Net increase (decrease) in
  unrealized gains on all fixed
  maturity investments after income
  taxes.............................   (18,982)     25,781      34,366     (38,546)      8,276
EQUITY SECURITIES:
Average invested assets(2)..........  $ 37,952    $ 47,123    $ 50,927    $ 43,338    $ 43,983
Net investment income:
  Before income taxes...............       530         328       1,506       1,063       1,042
  After income taxes................       480         306       1,189         972         952
Average annual return on
  investments:
  Before income taxes...............      5.58%       2.79%       2.96%       2.45%       2.37%
  After income taxes................      5.05%       2.60%       2.33%       2.24%       2.17%
Net realized investment gains after
  income tax........................  $  6,473    $  1,390    $  2,965    $    191    $  1,812
Net increase in unrealized gains on
  all equity investments after
  income taxes......................    (4,092)      3,257       5,548      (1,618)      4,028

- ---------------

(1) Fixed maturity securities at cost.

(2) Equities at market.

COMPETITION

     The physician professional liability insurance market in California is highly competitive. The Company competes principally with three physician-owned mutual or reciprocal insurance companies, Norcal Mutual Insurance Company, The Doctors' Company and Medical Insurance Exchange of California, with several commercial insurers, including CNA Insurance Companies and Fremont Indemnity Company, and also with a physicians' mutual protection trust, Mutual Protection Trust. The physician-owned insurance companies were organized at approximately the same time as SCPIE and all of these companies have expanded their operations in California. Each of these companies is actively engaged in soliciting insureds in Southern California, SCPIE's primary area of operations, and each has offered assessments or premiums at very competitive rates during the past few years. The Company believes that the principal competitive factors, in addition to pricing, include dividend policy, financial stability, breadth and flexibility of coverage and the quality and level of services provided. In addition, commercial insurance companies such as Farmers Group, Inc. and MMI Companies, Inc. now actively compete for larger medical groups in the California market, and companies endorsed by specialty medical societies are also entering the market.

     The Company believes that SCPIE's dividend policy has been an important competitive factor in the past. On August 8, 1996, the Board of Governors declared a dividend to its Members of $9.0 million which will be paid in the form of premium credits in 1997. However, other than this $9.0 million dividend, after the Merger, the Company will cease paying dividends in the form of premium credits to its policyholders. Therefore, the Company may find it more difficult to compete with other insurance companies offering such dividends. See "Risk Factors -- Competition" and "Management's Discussion and Analysis of Financial Condition and Results of Operations -- General -- Policyholder Dividends."

     The hospital professional liability insurance market is also extremely competitive. Most of the Company's principal insurance company competitors for physicians and medical groups, as well as a hospital industry sponsored captive insurance company, also now actively compete in the hospital professional liability insurance market. The largest writer of malpractice insurance for hospitals in California is an affiliate of Farmers Group, Inc., which until recently underwrote its coverage through SKA. The Company believes that the Company's current relationship with SKA will enable it to expand its hospital policyholders in California and other states.

     The Company expects to encounter similar competition from local doctor-owned insurance companies and commercial companies in other states as it carries out its expansion plans. The Company plans to compete in other states principally through its relationship with SKA and by offering superior policyholder services. All markets in which the Company now writes insurance and in which it expects to enter have certain competitors with substantially greater financial and operating resources than the Company. See "Risk
Factors -- Competition."

REGULATION

     General. Insurance companies are regulated by government agencies in states in which they transact insurance. The extent of regulation varies by state, but such regulation usually includes: (i) regulating premium rates and policy forms; (ii) setting minimum capital and surplus requirements; (iii) regulating guaranty fund assessments; (iv) licensing companies and agents; (v) approving accounting methods and methods of setting statutory loss and expense reserves; (vi) setting requirements for and limiting the types and amounts of investments; (vii) establishing requirements for the filing of annual statements and other financial reports; (viii) conducting periodic statutory examinations of the affairs of insurance companies; (ix) approving proposed changes of control; and (x) limiting the amounts of dividends that may be paid without prior regulatory approval. Such regulation and supervision are primarily for the benefit and protection of policyholders and not for the benefit of investors.

     The Company has written all of its insurance in California, and SCPIE Indemnity will be domiciled in that state. California laws and regulations, including the tort liability laws, and laws relating to professional liability exposures and reports, have the most significant impact on the Company and its operations.

     Insurance Guaranty Associations. Most states, including California, require admitted property and casualty insurers to become members of insolvency funds or associations which generally protect policyholders against the insolvency of such insurers. Members of the fund or association must contribute to the payment of certain claims made against insolvent insurers. Maximum contributions required by law in any one year vary by state, and California permits a maximum assessment of 1.0% of annual premiums written by a member in that state during the preceding year. The largest assessment paid by SCPIE was $697,000 in 1994. However, such payments are recoverable through policy surcharges.

     Holding Company Regulation. SCPIE Holdings will be subject to the California Insurance Holding Company System Regulatory Act (the "Holding Company Act"). The Holding Company Act requires the Company periodically to file information with the California Department and other state regulatory authorities, including information relating to its capital structure, ownership, financial condition and general business operations. Certain transactions between an insurance company and its affiliates, including sales, loans or investments which in any twelve-month period aggregate at least 5% of its admitted assets or 25% of its statutory capital and surplus, whichever is less, also are subject to prior approval by the California Department.

     The Holding Company Act also provides that the acquisition or change of "control" of a California insurance company or of any person or entity that controls such an insurance company cannot be consummated without the prior approval of the Insurance Commissioner. There is legislation pending in California which, if adopted, would require 30 days advance notice to the California Department of a material transaction, rather than prior approval, and would increase the types of transactions subject to the notice requirement. In general, a presumption of "control" arises from the ownership of voting securities and securities that are convertible into voting securities, which in the aggregate constitute 10% or more of the voting securities of a California insurance company or of a person or entity that controls a California insurance company, such as SCPIE Holdings. A person or entity seeking to acquire "control," directly or indirectly, of the Company is generally required to file with the Insurance Commissioner an application for change of control containing certain information required by statute and published regulations and provide a copy of the application to the Company. The Holding Company Act also effectively restricts the Company from consummating certain reorganizations or mergers without prior regulatory approval.

     The Company will also be subject to insurance holding company laws in other states that contain similar provisions and restrictions.

     Regulation of Dividends from Insurance Subsidiaries. The Holding Company Act also limits the ability of SCPIE Indemnity to pay dividends to the Company. Without prior notice to and approval of the Insurance Commissioner, SCPIE Indemnity may not declare or pay an extraordinary dividend, which is defined as any dividend or distribution of cash or other property whose fair market value together with other dividends or distributions made within the preceding 12 months exceeds the greater of such subsidiary's statutory net income of the preceding calendar year or 10% of statutory surplus as of the preceding December
31. Applicable regulations further require that an insurer's statutory surplus following a dividend or other distribution be reasonable in relation to meet its outstanding liabilities and adequate to meet its financial needs, and permit the payment of dividends only out of statutory earned (unassigned) surplus unless the payment out of other funds is approved by the Insurance Commissioner. In addition, an insurance company is required to give the California Department notice of any dividend after declaration, but prior to payment.

     The other insurance subsidiaries will be subject to similar provisions and restrictions under the insurance holding company laws of other states.

     Risk-Based Capital. The NAIC has developed a new methodology for assessing the adequacy of statutory surplus of property and casualty insurers which includes a risk-based capital ("RBC") formula that attempts to measure statutory capital and surplus needs based on the risks in a company's mix of products and investment portfolio. The formula is designed to allow state insurance regulators to identify potentially under-capitalized companies. Under the formula, a company determines its RBC by taking into account certain risks related to the insurer's assets (including risks related to its investment portfolio and ceded reinsurance) and the insurer's liabilities (including underwriting risks related to the nature and experience of its insurance business). The RBC rules provide for different levels of regulatory attention depending on the ratio of a company's total adjusted capital to its "authorized control level" of RBC. At December 31, 1995, SCPIE's RBC was $87.7 million, exceeding the threshold requiring the least regulatory attention, which was $39.4 million.

     NAIC-IRIS Ratios. The NAIC Insurance Regulatory Information System ("IRIS") was developed by a committee of state insurance regulators and is primarily intended to assist state insurance departments in executing their statutory mandates to oversee the financial condition of insurance companies operating in their respective states. IRIS identifies 12 ratios for the property and casualty insurance industry and specifies a range of "usual values" for each ratio. Departure from the "usual value" range on four or more ratios may lead to increased regulatory oversight from individual state insurance commissioners. In 1993,

SCPIE had one ratio outside the usual value range, which resulted from a large Proposition 103 refund. No ratios outside the usual value range resulted in 1994 or 1995.

     Regulation of Investments. The Insurance Subsidiaries are subject to state laws and regulations that require diversification of their investment portfolios and limit the amount of investments in certain investment categories such as below investment grade fixed income securities, real estate and equity investments. Failure to comply with these laws and regulations would cause investments exceeding regulatory limitations to be treated as nonadmitted assets for purposes of measuring statutory surplus and, in some instances, would require divestiture of such non-qualifying investments over specified time periods unless otherwise permitted by the state insurance authority under certain conditions.

     Prior Approval of Rates and Policies. Pursuant to the California Insurance Code the Company must submit rating plans, rates, policies and endorsements to the Insurance Commissioner for prior approval. The possibility exists that the Company may be unable to implement desired rates, policies, endorsements, forms, or manuals if such items are not approved by the Insurance Commissioner. See "Risk Factors -- Regulatory and Related Matters." In the past, all of the Company's rate applications have been approved in the normal course of review. The Company recently acquired two inactive insurance companies, one of which is licensed in 44 states plus the District of Columbia and the other of which is licensed in one state. Certain licenses will have to be modified in certain states and certain rate filings will need to be made to permit the writing of medical malpractice insurance.

     Medical Malpractice Tort Reform. MICRA, enacted in 1975, has been one of the most comprehensive medical malpractice tort reform measures in the United States. MICRA currently provides for limitations on damages for pain and suffering of $250,000, limitations on fees for plaintiffs' attorneys according to a specified formula, periodic payment of medical malpractice judgments and the introduction of evidence of collateral source benefits payable to the injured plaintiff. The Company believes that this legislation has brought stability to the medical malpractice insurance marketplace in California by making it more feasible for insurers to assess the risks involved in underwriting this line of business.

     The constitutionality of the various provisions of MICRA were judicially challenged soon after its enactment, and California trial courts and intermediate appellate courts reached conflicting decisions. The California Supreme Court, in a series of decisions rendered during 1984 and 1985, upheld the constitutionality of MICRA. Bills have been introduced in the California Legislature from time to time to modify or limit certain of the tort reform benefits provided to physicians and other healthcare providers by MICRA. In 1987, the principal proponents and opponents of MICRA signed an agreement under which the parties agreed to a five-year moratorium on amendments to MICRA, except for an increase in the limits on plaintiffs' attorneys' fees, which was enacted at the time of this agreement. This moratorium expired by its terms on December 31, 1992. Neither the proponents or opponents have attempted to enact significant changes since that time. The Company cannot predict what changes, if any, to MICRA may be enacted during the next few years or what effect such changes might have on the Company's medical malpractice insurance operations.

     Medical Malpractice Reports. SCPIE is required to report detailed information with regard to settlements or judgments against its California physician insureds in excess of $30,000 to the Medical Board of California, which has responsibility for investigations and initiation of proceedings relating to professional medical conduct in California. In addition, all payments must also be reported to the Federal National Practitioners' Data Bank and such reports are accessible by state licensing and disciplinary authorities, hospital and other peer review committees and other providers of medical care. A California statute also requires that defendant physicians must consent to all medical professional liability settlements in excess of $30,000, unless the physician waives this requirement. The SCPIE policy provides the physician with the right to consent to any such settlement, regardless of the amount, but that the matter of consent may be submitted to a county medical review board by either party. In virtually all instances, the Company must obtain the consent of the insured physician prior to any settlement.

A.M. BEST RATING

     A.M. Best, which rates insurance companies based on factors of concern to policyholders, currently assigns SCPIE an "A (Excellent)" rating. Such rating is the third highest rating of 13 ratings that A.M. Best assigns to solvent insurance companies, which currently range from "A++ (Superior)" to "D (Very Vulnerable)." Publications of A.M. Best indicate that the A rating is assigned to those companies that in A.M. Best's opinion have a strong ability to meet their obligations to policyholders over a long period of time. In evaluating a company's financial and operating performance, A.M. Best reviews the company's profitability, leverage and liquidity, as well as its book of business, the adequacy and soundness of its reinsurance, the quality and estimated market value of its assets, the adequacy of its loss reserves, the adequacy of its surplus, its capital structure, the experience and competence of its management and its market presence. A.M. Best's ratings reflect its opinion of an insurance company's financial strength, operating performance and ability to meet its obligations to policyholders and are not evaluations directed to purchasers of an insurance company's securities.

     In June 1996, A.M. Best reduced the Company's rating from "A+ (Superior)," citing significant uncertainty in the medical malpractice marketplace, caused, in part, by evolving managed care issues, the Company's narrow product line and geographic concentration, and intense competition and weakening premium rates in the medical malpractice industry. A.M. Best similarly reduced the ratings of three other medical malpractice insurance companies domiciled in California. See "Risk Factors -- Importance of Ratings." A.M. Best also noted, however, the Company's "strong capitalization, favorable loss reserve development and leadership position in its principal market." No assurance can be given that A.M. Best will not reduce its current rating of the Company in the future. The Insurance Subsidiaries have entered into a pooling arrangement and each of the Insurance Subsidiaries has been assigned the same "pooled" "A (Excellent)" A.M. Best rating based on their consolidated performance.

EMPLOYEES

     As of June 30, 1996, the Company employed 161 persons. None of the employees is covered by a collective bargaining agreement. The Company believes that its employee relations are good.

PROPERTIES

     The Company is the owner of two office buildings, both located in Beverly Hills, California. One building contains approximately 25,000 square feet of office space and is used by the Company and its subsidiaries as a home office. The other office building contains approximately 24,000 square feet, of which the Company and its subsidiaries occupy approximately 17,000 square feet and the remaining 7,000 square feet of the space in this office building are leased to unaffiliated persons. Both office buildings owned by the Company are currently unencumbered. The Company leases office space for a claims office in San Diego, California and a sales office in Oakland, California. The Company believes that its office space is adequate for its present needs and that it will be able to secure additional office space in the future if necessary.

LITIGATION

     The Company is a defendant in one material litigation, currently on appeal by SCPIE in the California District Court of Appeal, in which an adverse judgment was rendered for $4.21 million of compensatory damages and $14.0 million of punitive damages. The case involves an action against SCPIE by the bankruptcy estate of an uninsured physician who incurred an adverse jury verdict in a medical malpractice case. The physician's bankruptcy estate alleged that SCPIE had an undisclosed conflict of interest when it provided the physician with a free courtesy defense by an attorney who had represented the interests of SCPIE insureds in other cases. The plaintiff in the malpractice action was an infant who had suffered severe injuries at birth, and had obtained a judgment against two SCPIE insured physicians as well as the uninsured physician. The jury originally rendered a verdict that included $65.0 million in punitive damages, which was reduced to $14.0 million by the trial judge. SCPIE believes that the action is entirely without merit and plans to pursue aggressively its rights on appeal.

     The Company is from time to time named as a defendant in various lawsuits incidental to its insurance business. In many of these actions, plaintiffs assert claims for exemplary and punitive damages which are not insurable under California judicial decisions. The Company vigorously defends these actions, unless a reasonable settlement appears appropriate. The Company believes that adverse results, if any, in the actions currently pending should not have a material adverse effect on the Company's consolidated financial condition.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     The following table sets forth information concerning the individuals who serve as directors and executive officers of SCPIE Holdings. Messrs. Karlan, Briney, Moseley and Zuk are currently also directors of SCPIE Indemnity Co., and each of the physician directors is also a member of the Exchange's Board of Governors.

              NAME                                   POSITION
- ---------------------------------    ----------------------------------------
Mitchell S. Karlan, M.D.             Chairman of the Board
Donald J. Zuk                        President, Chief Executive Officer and
                                       Director
Patrick S. Grant                     Senior Vice President, Marketing
Joseph P. Henkes                     Senior Vice President, Operations and
                                       Actuarial Services
Patrick T. Lo                        Vice President and Chief Financial
                                       Officer
Jack E. McCleary, M.D.               Treasurer and Director
Wendell L. Moseley, M.D.             Secretary and Director
Allan K. Briney, M.D.                Director
Willis T. King, Jr.                  Director
Charles B. McElwee, M.D.             Director
Donald P. Newell                     Director
Harriet M. Opfell, M.D.              Director
William A. Renert, M.D.              Director
Henry L. Stoutz, M.D.                Director
Reinhold A. Ullrich, M.D.            Director

     The Company's Board of Directors consists of twelve persons, divided into three classes of directors and elected for staggered terms as follows: Class I, comprised of four persons and elected for a term expiring at the 1997 Annual Meeting of stockholders; Class II, comprised of four persons and elected for a term expiring at the 1998 Annual Meeting of stockholders; and Class III, comprised of four persons and elected for a term expiring at the 1999 Annual Meeting of stockholders. Class I directors are Messrs. Briney, King, Ullrich and Ms. Opfell. Class II directors are Messrs. Karlan, Moseley, McCleary and Newell. Class III directors are Messrs. Zuk, McElwee, Renert and Stoutz. Following the expiration of the initial term as described above, directors will serve for three-year terms.

     Mitchell S. Karlan, M.D., 68, has been a member of the Board of Governors of the Exchange since 1986 and Vice Chairman since 1991. He has been a board-certified general surgeon in Beverly Hills, California, for more than five years. He is a former President of the Los Angeles County Medical Association ("LACMA"), a former Chairman of LACMA's Board of Trustees and a recent past member of the California Medical Association's ("CMA") Board of Trustees. He is also Chairman of the SCPIE Management Company Board of Directors.

     Donald J. Zuk, 60, has been President and Chief Executive Officer of SCPIE Management Company since 1989. Prior to joining SCPIE Management Company, he served 22 years with Johnson & Higgins, insurance brokers. His last position there was Senior Vice President in charge of its Los Angeles Health Care operations, which included the operations of SCPIE under a contract that then existed with SCPIE Management Company. Since 1993, Mr. Zuk has served on the Board of Directors of GCR Holdings Limited, a catastrophe property reinsurance company.

     Patrick S. Grant, 54, has been with SCPIE since 1990 serving initially as Vice President, Marketing. He was named Senior Vice President, Marketing in 1992. Prior to that time, he spent almost 20 years with the insurance brokerage firm of Johnson & Higgins. His last position there was Vice President, Professional Liability. Mr. Grant has worked on SCPIE operations since 1976.

     Joseph P. Henkes, 47, has been with SCPIE since 1990 serving initially as Vice President, Operations and Actuarial Services. He was named Senior Vice President, Operations and Actuarial Services in 1992. Prior to that time he spent almost five years with Johnson & Higgins, where his services were devoted primarily to SCPIE operations. He has been an Associate of the Casualty Actuarial Society since 1975, and a member of the American Academy of Actuaries since 1980.

     Patrick T. Lo, 44, has been Vice President and Chief Financial Officer of SCPIE since 1993. From 1990 to 1993 he served as Vice President and Controller of SCPIE. Prior to that time, he spent nine years as Assistant Controller, Assistant Vice President and Vice President at The Doctors' Company, a California medical malpractice insurance company.

     Jack E. McCleary, M.D., 69, has been a member of the Board of Governors of the Exchange since 1982. He has been a board-certified dermatologist in Sherman Oaks, California, for more than five years. Dr. McCleary is currently the President of the CMA. He is a former LACMA President and Speaker of the CMA House of Delegates.

     Wendell L. Moseley, M.D., 68, has been a member of the Board of Governors of the Exchange since 1983. He has been a board-certified family practitioner in San Bernardino, California, for more than five years, and is currently on the clinical faculty of the Loma Linda University School of Medicine. Dr. Moseley is a past President of the San Bernardino County Medical Society. Dr. Moseley has served as a CMA delegate for 26 years. He is also a Director of the SCPIE Management Company.

     Allan K. Briney, M.D., 74, has been Chairman of the Board of Governors of the Exchange since 1976. He has been a board-certified radiologist in Whittier, California, for more than five years. He is a past President of the LACMA, and is a former Chairman of the LACMA's Board of Trustees. Dr. Briney has been Vice Chairman of the SCPIE Management Company Board of Directors since 1981.

     Willis T. King, Jr., 52, has been a director and officer of Johnson & Higgins for more than five years, and since 1986 has been Chairman and Chief Executive Officer of Willcox Incorporated Reinsurance Intermediaries, a subsidiary of Johnson & Higgins engaged in reinsurance.

     Charles B. McElwee, M.D., 66, has been a member of the Board of Governors of the Exchange since 1995. He has been a board-certified orthopedic surgeon in Covina, California, for more than five years, and is also affiliated with the University of Southern California School of Medicine. Dr. McElwee is a former President of the LACMA, Chairman of the Board of Trustees of the LACMA and a member of the Board of Trustees of the CMA. He is also Vice Chairman of the CALPAC, the legislative arm of the CMA.

     Donald P. Newell, 58, has been a partner at the law firm of Latham & Watkins in San Diego, California, for more than five years. Mr. Newell is also a director of Mercury General Corporation, an insurance holding company.

     Harriet M. Opfell, M.D., 72, has been a member of the Board of Governors of the Exchange since 1981. She has been a board-certified pediatrician in Orange, California, for more than five years, and is a clinical professor of pediatrics at the University of California at Irvine. Dr. Opfell is a former President of the Orange County Medical Association and served as President of the medical staff at Children's Hospital of Orange County.

     William A. Renert, M.D., 56, has been a member of the Board of Governors of the Exchange since 1990. He has been a board-certified radiologist in La Mesa, California, for more than five years. Dr. Renert is a past President of the San Diego County Medical Society, and is a CMA delegate and an American Medical Association delegate.

     Henry L. Stoutz, M.D., 64, has been a member of the Board of Governors of the Exchange since 1976. He has been a board-certified urologist in Ventura, California, for more than five years, and is a clinical instructor, Department of Urology, at the University of California at Los Angeles ("UCLA") School of Medicine. He is Chairman of the Ventura County Medical Society Professional Liability Committee.

     Reinhold A. Ullrich, M.D., 69, has been a member of the Board of Governors of the Exchange since 1991. He has been a board-certified obstetrician and gynecologist in Torrance, California, for more than five years, and has been on the clinical faculty at the UCLA School of Medicine since 1954. Dr. Ullrich is a former President of the LACMA, and is the immediate past Chairman of its Board of Trustees. He served on the CMA Board of Trustees from 1989 to 1995.

COMMITTEES OF THE SCPIE HOLDINGS BOARD

     The SCPIE Holdings Board will have the following standing committees immediately after the Merger.

     Executive Committee. The Executive Committee will have the authority to exercise all powers of the SCPIE Holdings Board between meetings of the SCPIE Holdings Board, except in cases where action of the entire SCPIE Holdings Board is required by the Restated Certificate, the Bylaws or applicable law. The Executive Committee will consist of four members, one of whom is required to be the Chairman of the SCPIE Holdings Board. The members of the Executive Committee will be Messrs. Karlan (Chairman), Briney, Moseley and Zuk.

     Audit Committee. The Audit Committee will make recommendations concerning the engagement of independent public accountants, review the scope of audit engagement, review letter of comments of such accountants and management's response thereto, approve professional services provided by such accountants, review the independence of such accountants, review any major accounting changes made or contemplated, consider the range of audit and non-audit fees and review the adequacy of the Company's internal accounting controls. The Audit Committee will consist of three members, all of whom are independent directors. The members of the Audit Committee will be Messrs. Moseley (Chairman), Karlan and McCleary.

     Compensation Committee. The Compensation Committee will establish remuneration levels for the Chief Executive Officer, Chief Financial Officer and Senior Vice Presidents of the Company, review significant employee benefit programs and establish, as it deems appropriate, and administer executive compensation programs, including bonus plans, stock option and other equity-based programs, deferred compensation plans and any other such cash or stock incentive programs. The Chief Executive Officer of the Company will establish remuneration levels for other employees of the Company. The Compensation Committee will consist of three members. The members of the Compensation Committee will be Messrs. Karlan (Chairman), Moseley and King.

     The SCPIE Holdings Board may from time to time establish certain other committees to facilitate the management of SCPIE Holdings.

DIRECTOR COMPENSATION

     Each non-employee Director will receive an annual retainer of $25,000. The Chairman of the Board of Directors of SCPIE Holdings will be paid $1,500 per Board meeting and other non-employee Directors will be paid $1,000 per Board meeting. Fees to non-employee Directors for participation on committees of the Board of Directors will be $1,000 per meeting. The Chairman of the Executive Committee will receive an additional annual retainer of $24,000. All non-employee Directors will be reimbursed for reasonable travel and other expenses incurred to attend meetings of the SCPIE Holdings Board and committees thereof.

EXECUTIVE COMPENSATION

     SCPIE Holdings was organized as a Delaware corporation in February 1996, and consequently did not pay any cash compensation to its executive officers for the year ended December 31, 1995. The following Summary Compensation Table sets forth information concerning the compensation of (i) the Company's President and Chief Executive Officer and (ii) the three other most highly compensated executive officers of the Company (collectively, the "Named Executive Officers") for the year ended December 31, 1995. During such time period, the Named Executive Officers were compensated by SCPIE Management Company.

                           SUMMARY COMPENSATION TABLE

                                                      ANNUAL COMPENSATION
                                             --------------------------------------
                                                                     OTHER ANNUAL         ALL OTHER
NAME AND PRINCIPAL POSITION(S)    YEAR(1)     SALARY      BONUS     COMPENSATION(2)    COMPENSATION(3)
- -------------------------------   -------    --------    -------    ---------------    ---------------
Donald J. Zuk                       1995     $391,378    $52,085        $ 1,581            $28,970
President and Chief Executive
Officer
Joseph P. Henkes                    1995     $190,000    $ 5,000             --            $11,400
Senior Vice President,
Operations and Actuarial
Services
Patrick S. Grant                    1995     $165,000    $15,000             --            $ 9,990
Senior Vice President,
Marketing
Patrick T. Lo                       1995     $131,000    $10,000             --            $ 7,860
Vice President and Chief
Financial Officer

- ---------------

(1) Under the rules promulgated by the Commission, since the Company was not a reporting company during the three immediately preceding fiscal years, only the information with respect to the most recent completed fiscal year is reported in the Summary Compensation Table.

(2) Other Annual Compensation for Mr. Zuk consists of payments for medical expenses that are in addition to those covered by the Company's medical benefit plans.

(3) All Other compensation consists of contributions to the SMC Cash Accumulation Plan of SCPIE (the "401(k) Plan") for each Named Executive Officer and expenses related to a company vehicle provided to Mr. Zuk by the Company.

EMPLOYMENT AGREEMENT

     SCPIE Management Company has in effect an employment agreement (the "Employment Agreement") with Mr. Zuk, which is guaranteed by SCPIE. The Employment Agreement will be assumed by the Company. The Employment Agreement provides for a term expiring on December 31, 2000, at a current salary of $413,409 per annum, with annual increases indexed to increases in the Consumer Price Index for the preceding calendar year. The Employment Agreement also provides for payment of bonuses at the discretion of the Board of Directors of SCPIE Management Company, subject to the approval of the Exchange. In the event of termination of the Employment Agreement by SCPIE Management Company, severance pay of up to two years' salary is due under certain circumstances. Mr. Zuk may also terminate the Employment Agreement at any time, with or without cause, upon 90 days' written notice to SCPIE Management Company. No other employment agreements currently exist.

COMPENSATION PLANS

     401(k) Plan. Following the Merger, the Company will assume the 401(k) Plan of the Exchange. The 401(k) Plan offers eligible employees of SCPIE Management Company an opportunity to contribute to the 401(k) Plan on a regular basis through payroll deductions. The 401(k) Plan's benefits are based on amounts contributed and individual account investment performance. All full-time employees of SCPIE

Management Company (defined as employees whose work week constitutes at least 38 3/4 hours) who are over age 21 years are eligible to participate in the 401(k) Plan.

     The Company matches 100% of an employee's contribution to the 401(k) Plan up to 6% of such employee's compensation. The amount of matching contributions made by the Company for the fiscal years ended December 31, 1995, 1994 and 1993 were $436,000, $350,000 and $304,000, respectively. In addition, the Company may make discretionary contributions to the 401(k) Plan to be allocated among the employees' accounts on the basis of their relative levels of compensation.

     Pension Benefits. Following the Merger, the Company will assume two retirement plans that provide pensions for employees of SCPIE. The SCPIE Management Company Retirement Income Plan (the "Retirement Plan") is an employee non-contributory tax qualified defined benefit plan that provides each employee with a basic annual benefit at normal retirement (age 65) equal to 1.15% of the employee's earnings for each year of service after 1989 (subject to applicable law limitations on the amount of earnings which may be considered for benefit accrual purposes under tax qualified plans) while with the Company and the employee's benefit accrued under a prior plan of SCPIE Management Company. Employees attaining age 35 or attaining age 21 and having completed one year of service are eligible to participate in the Retirement Plan. Benefits vest after five years of service. The Supplemental Retirement Plan for Selected Employees of SCPIE Management Company (the "Supplemental Plan") enhances the benefits under the Retirement Plan for selected employees of the Company (currently all 15 Vice Presidents and the President of SCPIE Management Company). The enhanced benefit under the Supplemental Plan provides an annual benefit at normal retirement age (age 65) equal to 1.5% of the average annual rate of earnings during the employee's 36 highest consecutive months in his or her last ten years of service immediately prior to retirement, multiplied by the employee's years of service with the Company or SCPIE Management Company, less the employee's benefits under the Retirement Plan and under the Johnson & Higgins Retirement Income Plan. In addition, the Supplemental Plan provides for a lump sum payment equal to the difference between (i) the amount of the benefits that the employee would have accrued under the 401(k) Plan if the Company's contribution allocated to the employee's account had not been limited by certain provisions of the Code that limit the amount which can be allocated to the employee's account under the 401(k) Plan and the amount of each employee's annual compensation which can be taken into account under the 401(k) Plan and (ii) the amount of the benefits actually accrued by the employee under the 401(k) Plan. The period of service under both the Retirement Plan and the Supplemental Plan includes any period of service with Johnson & Higgins, which formerly managed the business of SCPIE.

     The following table shows the estimated annual benefits payable under the Supplemental Plan and the Retirement Plan to Company employees in the higher salary classifications upon retirement :

  SUPPLEMENTAL
      PLAN
  REMUNERATION
 (AVERAGE OF 36                           ESTIMATED ANNUAL BENEFIT($)
    HIGHEST         ------------------------------------------------------------------------
  CONSECUTIVE
MONTHS IN FINAL                       YEARS OF CREDITED SERVICE AT AGE 65
  TEN YEARS OF      ------------------------------------------------------------------------
    SERVICE)          10           15           20           25           30           35
- ----------------    -------     --------     --------     --------     --------     --------
    $100,000        $15,000     $ 22,500     $ 30,000     $ 37,500     $ 45,000     $ 52,500
    $150,000         22,500       33,750       45,000       56,250       67,500       78,750
    $200,000         30,000       45,000       60,000       75,000       90,000      105,000
    $250,000         37,500       56,250       75,000       93,750      112,500      131,250
    $300,000         45,000       67,500       90,000      112,500      135,000      157,500
    $350,000         52,500       78,750      105,000      131,250      157,500      183,750
    $400,000         60,000       90,000      120,000      150,000      180,000      210,000
    $450,000         67,500      101,250      135,000      168,750      202,500      236,250
    $500,000         75,000      112,500      150,000      187,500      225,000      262,500

     The amounts shown in the table are straight life annuities payable under the plans without reduction for the joint and survivor annuity. Retirement benefits listed in the table are not subject to any deduction for Social Security benefits, but are reduced by any pension amounts payable to the employee under a Johnson & Higgins retirement plan.

     The earnings subject to the retirement plans for each of the executive officers in the Summary Compensation Table is determined from the compensation amounts shown under "Salary," but not the amounts shown under "Bonus." As of December 31, 1995, the years of service of Messrs. Zuk, Henkes, Grant and Lo are 29 years, 9 years, 24 years and 5 years, respectively.

     Frozen Retirement Plan for Members of the SCPIE Board of Governors. The Exchange has maintained the SCPIE Retirement Plan for Outside Governors and Affiliated Directors (the "Board of Governors' Retirement Plan"), a nonqualified supplemental retirement plan that provides a $12,000 annual retirement benefit for members of the Board of Governors and directors of affiliated entities who have at least five years of service as defined in the Board of Governors' Retirement Plan. After the Merger, the Exchange's obligations under the Board of Governors' Retirement Plan will become the obligations of SCPIE Indemnity. Participation in the Board of Governors' Retirement Plan will be frozen on December 31, 1996. Any persons receiving benefits on that date will continue to receive them. All other eligible persons under the Board of Governors' Retirement Plan will, on that date, become 100% vested in the benefits accrued prior to that date and no additional benefits will accrue in the future. No additional individuals, including directors of SCPIE Indemnity or directors of SCPIE Holdings, will be eligible to participate in the Board of Governors' Retirement Plan.

LIMITATION OF LIABILITY AND INDEMNIFICATION

     The DGCL permits a Delaware corporation to include in its charter and bylaws certain provisions to eliminate the personal liability of directors for monetary damages and to indemnify its directors and officers. In addition, effective upon consummation of the Merger, SCPIE Holdings will enter into indemnification agreements with each of its directors and certain of its executive officers. See "Comparison of Certain Rights of Members Before and After the Merger -- Indemnification" and "Description of Capital
Stock -- Delaware Law and Certain Charter and Bylaw
Provisions -- Indemnification."

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     The Company has employed in the past, and intends to employ in the future, the law firm of Latham & Watkins, to perform legal services. Donald P. Newell, a director of the Company, is a partner of Latham & Watkins.

     The Company has entered into in the past, and intends to enter into in the future, certain contracts with the firms of Willcox Incorporated Reinsurance Intermediaries and Johnson & Higgins, for whom Willis T. King, Jr., a director of the Company, serves as a director and officer. Johnson & Higgins serves as an insurance broker for the Company and received commissions for these services of $46,142, $81,658, and $114,559 in 1995, 1994 and 1993, respectively. The Company has six reinsurance contracts that are placed by Willcox Incorporated Reinsurance Intermediaries, which is the reinsurance division of Johnson & Higgins. Willcox Incorporated Reinsurance Intermediaries received commissions on the placement of these policies of $679,825, $571,615 and $717,807 in 1995, 1994 and 1993, respectively.

                           OWNERSHIP OF COMMON STOCK

     The following table sets forth certain information regarding beneficial ownership of Common Stock as of the Effective Date by (i) each person who will own beneficially more than 5% of the outstanding shares of Common Stock, (ii) each director and executive officer named in the Summary Compensation Table and
(iii) all directors and executive officers of SCPIE Holdings as a group. The number of shares of Common Stock beneficially owned by each director represents the number of shares each director and certain persons and entities affiliated with each director will receive as Eligible Members under the Merger Agreement. This estimate does not include any shares which any director or executive officer may purchase in the Initial Public Offering. Except as noted below, each holder listed below will have sole investment and voting power with respect to the shares beneficially owned by the holder. The address for all stockholders listed in the table is c/o SCPIE Holdings Inc., 9441 West Olympic Boulevard, Beverly Hills, California 90213-4015.

                                                            NUMBER OF SHARES
                                                                 TO BE            PERCENT
                              NAME                         BENEFICIALLY OWNED     OF TOTAL
        -------------------------------------------------  ------------------     --------
        Mitchell S. Karlan, M.D..........................                               *
        Donald J. Zuk....................................              --              --
        Patrick S. Grant.................................              --              --
        Joseph P. Henkes.................................              --              --
        Patrick T. Lo....................................              --              --
        Jack E. McCleary, M.D............................                               *
        Wendell L. Moseley, M.D..........................                               *
        Allan K. Briney, M.D.............................                               *
        Willis T. King, Jr...............................              --              --
        Charles B. McElwee, M.D..........................                               *
        Donald P. Newell.................................              --              --
        Harriet M. Opfell, M.D...........................                               *
        William A. Renert, M.D...........................                               *
        Henry L. Stoutz, M.D.............................                               *
        Reinhold A. Ullrich, M.D.........................                               *
                                                           ------------------     --------
        All directors and executive officers as a group
          (15 persons)...................................                               *

- ---------------

* Less than 1%.

                          DESCRIPTION OF CAPITAL STOCK
GENERAL

     The authorized capital stock of the Company as of the completion of the Merger will consist of 30,000,000 shares of Common Stock, $.0001 par value per share, and 5,000,000 shares of Preferred Stock, the rights, preferences and powers of which may be designated by the SCPIE Holdings Board. At present, there are no shares of Preferred Stock issued or outstanding. Assuming that the Initial Public Offering is held, SCPIE Holdings anticipates that, upon the completion of the Merger and the Initial Public Offering, there will be approximately 12,500,000 shares (12,800,000 shares if the underwriters' over-allotment option is exercised in full) of Common Stock issued and outstanding (less fractional shares, which, pursuant to the Merger Agreement, will be paid in cash).

     The following description of the capital stock of SCPIE Holdings does not purport to be complete or to give full effect to Delaware statutory or common law and is, in all respects, qualified by reference to the applicable provisions of the DGCL, and the Restated Certificate and the Bylaws.

COMMON STOCK

     Holders of shares of Common Stock are entitled to one vote per share on matters to be voted upon by the stockholders and, subject to the prior rights of the holders of Preferred Stock, to receive dividends ratably when and as declared by the SCPIE Holdings Board with funds legally available therefor and to share ratably in the assets of the Company legally available for distribution to the stockholders in the event of liquidation or dissolution, after payment of all debts and other liabilities. Holders of the Common Stock are not entitled to preemptive rights and will have no subscription, redemption or conversion privileges. The Common Stock does not have cumulative voting rights, which means the holder or holders of more than one-half of the shares of Common Stock voting for the election of directors can elect all of the directors then being elected. All of the outstanding shares of Common Stock are, and the shares to be issued in the Merger when issued and paid for will be, fully paid and nonassessable. The rights, preferences and powers of holders of Common Stock are subject to the rights of the holders of shares of any series of Preferred Stock which the Company may issue in the future. Pursuant to Section 160 of the DGCL, SCPIE Indemnity will not be entitled to vote the shares of Common Stock issued to it in the Merger. See "The Merger -- Additional Aspects of the Merger and the
Plan -- Issuance of Shares to SCPIE Indemnity."

PREFERRED STOCK

     The SCPIE Holdings Board will have the authority, without further stockholder approval, to issue up to 5,000,000 shares of Preferred Stock in one or more series and to determine the dividend rights, any conversion rights or rights of exchange, voting powers, rights and terms of redemption (including sinking fund provisions), liquidation preferences and any other rights, preferences, powers and restrictions. The number of shares constituting a series of Preferred Stock and the designation thereof shall be stated in a resolution or resolutions providing for the issuance of such series of Preferred Stock all in accordance with the laws of the State of Delaware.

     The issuance of Preferred Stock may have the effect of delaying, deferring or preventing a change in control of the Company, making removal of the present management of the Company more difficult, restricting the payment of dividends and other distributions to the holders of Common Stock, diluting the voting power of the Common Stock to the extent that the Preferred Stock has voting rights or diluting the equity interests of the Common Stock to the extent that the Preferred Stock is convertible into Common Stock. In addition, issuance of Preferred Stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could make it more difficult for a third party to acquire a majority of the outstanding shares of voting stock. Accordingly, the issuance of Preferred Stock may be used as an "anti-takeover" device without further action on the part of the stockholders of SCPIE Holdings.

DELAWARE LAW AND CERTAIN CHARTER AND BYLAW PROVISIONS

     The following is a description of certain provisions of the DGCL and the Restated Certificate and the Bylaws. This summary does not purport to be complete and is qualified in its entirety by reference to the DGCL, the Restated Certificate and the Bylaws.

     SCPIE Holdings is subject to the provisions of Section 203 of the DGCL.
Section 203 of the DGCL prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an "interested stockholder," unless the business combination is approved in a prescribed manner. A "business combination" includes certain mergers, asset sales and other transactions resulting in a financial benefit to the "interested stockholder." Subject to certain exceptions, an "interested stockholder" is a person who, together with affiliates and associates, owns, or within the past three years did own, 15% of the corporation's voting stock.

     Certain provisions of the Restated Certificate and the Bylaws could have anti-takeover effects. These provisions are intended to enhance the likelihood of continuity and stability in the composition of the policies formulated by the SCPIE Holdings Board. In addition, these provisions also are intended to ensure that the SCPIE Holdings Board will have sufficient time to act in what the Board of Directors believes to be in the best interests of the Company and its stockholders. These provisions also are designed to reduce the vulnerability of SCPIE Holdings to an unsolicited proposal for a takeover of SCPIE Holdings that does not contemplate the acquisition of all of its outstanding shares or an unsolicited proposal for the restructuring or sale of all or part of SCPIE Holdings. The provisions are also intended to discourage certain tactics that may be used in proxy fights. However, these provisions could delay or frustrate the removal of incumbent directors or the assumption of control of SCPIE Holdings by the holder of a large block of Common Stock, and could also discourage or make more difficult a merger, tender offer or proxy contest, even if such event would be favorable to the interest of stockholders.

     Classified Board of Directors. The Restated Certificate provides for the SCPIE Holdings Board to be divided into three classes of directors, with each class as nearly equal in number as possible, serving staggered three-year terms (other than directors which may be elected by holders of Preferred Stock). As a result, approximately one-third of the SCPIE Holdings Board will be elected each year. The classified board provision will help to assure the continuity and stability of the SCPIE Holdings Board and the business strategies and policies of SCPIE Holdings as determined by the SCPIE Holdings Board. The classified board provision could have the effect of discouraging a third party from making an unsolicited tender offer or otherwise attempting to obtain control of SCPIE Holdings without the approval of the Board. In addition, the classified board provision could delay stockholders who do not like the policies of the SCPIE Holdings Board from electing a majority of the SCPIE Holdings Board for two years.

     No Stockholder Action by Written Consent; Special Meetings. The Restated Certificate provides that stockholder action can only be taken at an annual or special meeting of stockholders and prohibits stockholder action by written consent in lieu of a meeting. The Bylaws provide that special meetings of stockholders may be called only by the SCPIE Holdings Board, its Chairman or the President of SCPIE Holdings. Stockholders are not permitted to call a special meeting of stockholders or to require that the SCPIE Holdings Board call a special meeting.

     Advance Notice Requirements for Stockholder Proposals and Director Nominees. The Bylaws establish an advance notice procedure for stockholders to make nominations of candidates for election as directors or to bring other business before an annual meeting of stockholders of SCPIE Holdings (the "Stockholder Notice Procedure"). The Stockholder Notice Procedure provides that only persons who are nominated by, or at the direction of, the SCPIE Holdings Board or its Chairman, or by a stockholder who has given timely written notice to the Secretary of SCPIE Holdings prior to the meeting at which directors are to be elected, will be eligible for election as directors of SCPIE Holdings. The Stockholder Notice Procedure also provides that at an annual meeting only such business may be conducted as has been brought before the meeting by, or at the direction of, the SCPIE Holdings Board or its Chairman or by a stockholder who has given timely written notice to the Secretary of SCPIE Holdings of such stockholder's intention to bring such business before such meeting. Under the Stockholder Notice Procedure, if a stockholder desires to submit a proposal or nominate persons for election as directors at an annual meeting, the stockholder must submit written notice to SCPIE Holdings not less than 60 days nor more than 90 days prior to the first anniversary of the previous year's annual meeting. In addition, under the Stockholder Notice Procedure, a stockholder's notice to SCPIE Holdings proposing to nominate a person for election as a director or relating to the conduct of business other than the nomination of directors must contain certain specified information. If the chairman of a meeting determines that business was not properly brought before the meeting, in accordance with the Stockholder Notice Procedure, such business shall not be discussed or transacted.

     Number of Directors; Removal; Filling Vacancies. The Restated Certificate and the Bylaws provide that the SCPIE Holdings Board will consist of between seven and thirteen members (other than directors elected by holders of Preferred Stock), the exact number to be fixed from time to time by resolution adopted by the directors of SCPIE Holdings. The SCPIE Holdings Board currently consists of twelve directors. Further, subject to the rights of the holders of any series of Preferred Stock then outstanding, the Restated Certificate authorizes the SCPIE Holdings Board to fill newly created directorships. If a number of vacancies existed in the SCPIE Holdings Board, this provision could delay the ability of a stockholder from obtaining majority representation on the SCPIE Holdings Board by permitting the SCPIE Holdings Board to enlarge the SCPIE Holdings Board in certain circumstances and fill the new directorships with its own nominees. A director so elected by the SCPIE Holdings Board holds office until the next election of the class for which such director has been chosen and until his successor is elected and qualified. Subject to the rights of the holders of any series of Preferred Stock then outstanding, the Restated Certificate and the Bylaws also provide that directors may be removed only for cause and only by the affirmative vote of holders of two-thirds (66 2/3%) of the outstanding shares of voting securities. The effect of these provisions is to preclude a stockholder from removing incumbent directors without cause and simultaneously gaining control of the SCPIE Holdings Board by filling the vacancies created by such removal with its own nominees.

     Indemnification. The Company has included in its Restated Certificate and Bylaws provisions to (i) eliminate the personal liability of its directors for monetary damages resulting from breaches of their fiduciary duty to the extent permitted by the DGCL and (ii) indemnify its directors and officers to the fullest extent permitted by Section 145 of the DGCL, including circumstances in which indemnification is otherwise discretionary. The Company believes that these provisions are necessary to attract and retain qualified persons as directors and officers.

     Bylaws. The Restated Certificate provides that the Bylaws are subject to adoption, amendment, alteration, repeal or rescission either by (i) a majority of the authorized number of directors or (ii) the affirmative vote of the holders of not less than two-thirds (66 2/3%) of the outstanding shares of voting securities. This provision makes it more difficult for stockholders to make changes in the Bylaws by allowing the holders of a minority of the voting securities to prevent the holders of a majority of voting securities from amending the Bylaws.

TRANSFER AGENT AND REGISTRAR

     ChaseMellon Shareholder Services L.L.C. has been appointed as the transfer agent and registrar for the Company's Common Stock.

                                 LEGAL MATTERS

     The validity of the Common Stock to be issued pursuant to the Merger will be passed upon for the Company by Latham & Watkins, San Diego, California, counsel for the Company.

                                    EXPERTS

     The combined financial statements of Southern California Physicians Insurance Exchange and Subsidiaries and Organization of Southern California Physicians, Inc. and Subsidiary at December 31, 1995 and 1994, and for each of the three years in the period ended December 31, 1995, and the balance sheet of SCPIE Holdings Inc. at February 29, 1996 included in the Proxy Statement/Prospectus of Southern California Physicians Insurance Exchange, which is referred to and made a part of this Proxy Statement/Prospectus and Registration Statement, have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon, appearing elsewhere herein, and are included in reliance upon such reports given the authority of such firm as experts in accounting and auditing.

                      GLOSSARY OF SELECTED INSURANCE TERMS

Accident year basis...........   The annual accounting period in which loss
                                 events occurred, regardless of when the losses are actually reported, booked or paid.

Calendar year basis...........   The matching of all losses incurred within a
                                 given period of time as reported in an income statement including estimated losses and LAE, IBNR and changes in estimates of losses and LAE incurred in prior periods, with premiums earned during that same period of time. Once calculated for a given time period, calendar year experience never changes.

Cede..........................   To transfer risk and related premium in
                                 connection with a reinsurance transaction.

Claims made and reported
basis.........................   A liability insurance policy written on a basis
                                 that generally insures only claims that are reported to the insurer during the policy period, or reported during any extended reporting period provided in the policy or any endorsement thereto, but only if the claims arise from incidents that occurred after a retroactive date stated in the policy. A claims made and reported policy is to be distinguished from an "occurrence policy."

Combined ratio................   The sum of the loss ratio and the expense ratio
                                 expressed as a percentage. Generally, a
                                 combined ratio below 100% indicates an
                                 underwriting profit and a combined ratio above
                                 100% indicates an underwriting loss.

Direct premiums written.......   Total premiums written by an insurer other than
                                 premiums for reinsurance assumed by an insurer.

Excess insurance..............   Insurance which covers the insured only for
                                 losses in excess of a stated amount or a specific primary policy.

Excess of loss reinsurance....   A generic term describing reinsurance that
                                 indemnifies the reinsured against all or a specified portion of losses on underlying insurance policies in excess of a specified dollar amount, called a "layer" or "retention."

Expense ratio.................   Policy acquisition costs and other underwriting
                                 expenses, divided by net premiums earned under GAAP accounting or by net premiums written under statutory accounting, expressed as a percentage.

Frequency.....................   Refers to the rate of occurrence. The number of
                                 times a claim or a loss by a specific peril occurs to a given body of exposures or insureds during a particular time period.

GAAP..........................   Generally accepted accounting principles in use
                                 throughout the United States in the
                                 preparation of financial statements, including the financial statements presented in this Proxy Statement/Prospectus.

Gross premiums written........   Total of (i) direct premiums written, plus (ii)
                                 reinsurance assumed premiums.

Incurred but not reported
  ("IBNR") reserves...........   The estimated liabilities for future payments
                                 of losses and LAE that have occurred, but have not yet been reported to the insurer.

Loss Adjustment Expenses
  ("LAE").....................   Expenses incurred in the settlement of claims,
                                 including outside adjustment expenses, legal fees and internal administration costs associated with the claims adjustment process, but not including general overhead expenses.

Loss Adjustment Expense
("LAE")
  reserves....................   Liabilities established for LAE. LAE includes
                                 an estimated provision for IBNR.

Loss ratio....................   The ratio of net incurred losses and LAE to net
                                 premiums earned. Net incurred losses include an estimated provision for IBNR.

Net premiums written..........   Gross premiums written less premiums ceded.

Occurrence basis..............   A liability insurance policy written on a basis
                                 that generally insures claims that arise from incidents that occurred during the policy period irrespective of when the claims are reported.

Premiums ceded................   The consideration paid to reinsurers in
                                 connection with reinsurance transactions.

Premiums earned...............   The portion of premiums written applicable to
                                 the expired period of policies and,
                                 accordingly, recognized as revenue during a given period.

Primary insurance.............   Insurance which covers an insured from the
                                 first dollar of loss, after any deductible or self-insured retention, as distinguished from umbrella or excess insurance.

Quota share basis.............   Reinsurance wherein the insurer cedes an agreed
                                 fixed percentage of liabilities, premiums and losses for each policy covered on a pro rata basis.

Redundancy (deficiency).......   Estimates in reserves change as more
                                 information becomes known about the frequency and severity of claims for each year. A redundancy (deficiency) exists when the original liability estimate is greater (less) than the reestimated liability. The cumulative redundancy (deficiency) is the aggregate net change in estimates over time subsequent to establishing the original liability estimate.

Reinsurance...................   A procedure whereby an original insurer cedes a
                                 portion of the premium to a reinsurer as payment for the reinsurer's assumption of a portion of the risk; referred to as reinsurance ceded by the original insurer and as reinsurance assumed by the reinsurer.

Reserves......................   Liabilities established by insurers to reflect
                                 the estimated cost of claims and the related
                                 LAE expenses that the insurer will ultimately be required to pay in respect of insurance it has written.

Retention.....................   The amount or portion of risk that an insurer
                                 retains for its own account. Losses in excess of the retention level are paid by the reinsurer. In quota share treaties, the retention may be a percentage of the original policy's limit. In excess of loss reinsurance, the retention is a dollar amount of loss, a loss ratio or a percentage of loss.

Risk-Based Capital
Requirements
  ("RBC").....................   Regulatory and rating agency targeted surplus
                                 based on the relationship of statutory surplus, with certain adjustments, to the sum of slated percentages of each element of a specified list of company risk exposures.

Severity......................   The average claim cost, statistically
                                 determined by dividing dollars of losses by the number of claims.

Statutory Accounting Practices
  ("SAP").....................   The accounting rules and procedures promulgated
                                 or permitted by the National Association of Insurance Commissioners ("NAIC") for financial reporting by insurers licensed in one or more states of the United States.

Statutory surplus.............   Total assets less total liabilities as
                                 determined in accordance with SAP.

Underwriting..................   The process whereby an insurer, directly or
                                 through its agent, reviews applications
                                 submitted for insurance coverage and determines whether it will accept all or part of the coverage being requested, and the applicable premium.

                        GLOSSARY OF MERGER RELATED TERMS

Approval Date.................               , 1996, the date that the
                                 Commissioner, pursuant to Section 1552 of the California Insurance Law, approved the Merger Agreement for submission to the Eligible Members for approval.

Board of Governors............   The Board of Governors of the Exchange.

California Department.........   The Department of Insurance of the State of
                                 California.

Commissioner..................   The Commissioner of Insurance of the California
                                 Department, or such governmental officer, body or authority as may succeed such Commissioner as the primary regulator of the Company's insurance business under applicable law.

Earned Premiums...............   For the applicable period, earned premiums in
                                 respect of a Policy.

Effective Date................   The date on which the Effective Time occurs.

Effective Time................   The time that the Merger Agreement is duly
                                 executed and delivered and filed with the California Secretary of State, or such other time as specified in the Merger Agreement.

Eligible Member...............   A Person who is a Member of the Company on the
                                 Approval Date.

Eligible Policy...............   A Policy issued to an Eligible Member on which
                                 premiums were earned at any time, provided, however, that with respect to a Policy issued to an Eligible Member who was not a Member on March 21, 1996, Earned Premiums for such a
                                 Policy shall consist only of earned premiums following March 21, 1996, and not earned premiums at any point prior to such date.

Fair Market Value.............   (i) the average closing price of a share of the
                                 Common Stock on the principal exchange on which the Common Stock is then trading, if any, on the first five trading days following the Effective Date; or (ii) if the Common Stock is not traded on an exchange but is quoted on Nasdaq or a successor quotation system, (1) the average last sales price (if the Common Stock is then listed as a National Market Issue under the NASD National Market System) or (2) the average of the mean between the closing representative bid and asked prices (in all other cases) for the Common Stock on the first five trading days following the Effective Date as reported by Nasdaq or such successor quotation system.

Initial Stock Price...........   The price per share at which the Common Stock
                                 is sold to the public in the Initial Public
                                 Offering.

Manager.......................   SCPIE Management Company, a California
                                 corporation that is the Exchange's
                                 attorney-in-fact.

Member, subscriber and
  insured person..............   A Person is a Member of the Exchange if such
                                 Person is a subscriber who is an "insured person" under the name of the Exchange through the facilities of the attorney-in-fact acting on behalf of the several subscribers. The term
                                 "subscriber" shall include those Persons who have executed a Subscription Agreement and Power of Attorney or any like agreement of the Exchange. The term "insured person" shall include (a) each individual physician, surgeon, nurse anesthetist, professional medical partnership, professional medical corporation or other healthcare provider to whom or which a policy of insurance has been issued by the Exchange as "named insured," and (b) each physician, surgeon, nurse anesthetist or other healthcare provider to whom a certificate insert (naming such person as a "physician member" or "certificate holder") has been issued as part of a policy of insurance issued by the Exchange to a professional medical partnership, professional medical corporation or other healthcare provider. A "named insured" under a policy of insurance ceases to be an insured person, subscriber and Member when the "policy period" of such policy terminates by expiration of time, cancellation or any other reason and a "physician member" or "certificate holder" ceases to be an insured person, subscriber and Member when the "coverage period" or "certificate period" under the applicable policy terminates by expiration of time cancellation, or any other reason.

Membership Interests..........   Rights of members under the subscription
                                 agreements, Company Bylaws, and California
                                 Insurance law (but not including contractual rights under policies).

Merger Shares.................   Shares of Common Stock to be delivered (i) to
                                 Members for their Membership Interests by virtue of the Merger and (ii) to SCPIE
                                 Indemnity as consideration for the cancellation of the shares of Common Stock currently held by the Exchange, which cancellation shall occur as part of the Merger.

Person........................   An individual, corporation, joint venture,
                                 limited liability company, partnership,
                                 association, trust, trustee, unincorporated entity, organization or government or any department or agency thereof.

Policy........................   An insurance policy issued by the Company, but
                                 not including (i) any agreement pursuant to which the Company has ceded or assumed insurance or (ii) a reporting endorsement.

Record Date...................                       , 1996.

                         INDEX TO FINANCIAL STATEMENTS

               SOUTHERN CALIFORNIA PHYSICIANS INSURANCE EXCHANGE
                                      AND
              ORGANIZATION OF SOUTHERN CALIFORNIA PHYSICIANS, INC.

                                                                                        PAGE
                                                                                        ----
Report of Independent Auditors........................................................   F-2
Combined Balance Sheets as of December 31, 1995 and 1994 and as of June 30, 1996 and
  1995................................................................................   F-3
Combined Statements of Income for the years ended December 31, 1995, 1994 and 1993 and
  for the six months ended June 30, 1996 and 1995.....................................   F-4
Combined Statements of Policyholders' Equity for the years ended December 31, 1995,
  1994, and 1993 and for the six months ended June 30, 1996 and 1995..................   F-5
Combined Statements of Cash Flows for the years ended December 31, 1995, 1994 and 1993
  and for the six months ended June 30, 1996 and 1995.................................   F-6
Notes to Combined Financial Statements................................................   F-7

                              SCPIE HOLDINGS INC.

Report of Independent Auditors........................................................  F-21
Balance Sheets as of February 29, 1996 and June 30, 1996..............................  F-22
Statement of Income for the four months ended June 30, 1996...........................  F-22
Note to Balance Sheets................................................................  F-23

                         REPORT OF INDEPENDENT AUDITORS

Board of Governors
Southern California Physicians Insurance Exchange

Board of Trustees
Organization of Southern California Physicians, Inc.

     We have audited the accompanying combined balance sheets as of December 31, 1995 and 1994, of Southern California Physicians Insurance Exchange and Organization of Southern California Physicians, Inc. and the related combined statements of income, policyholders' equity and cash flows for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of the Companies' management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the combined financial position at December 31, 1995 and 1994, of Southern California Physicians Insurance Exchange and Organization of Southern California Physicians, Inc. and the combined results of their operations and their cash flows for each of the three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles.

     At December 31, 1993, Southern California Physicians Insurance Exchange and Organization of Southern California Physicians, Inc. adopted Statement of Financial Accounting Standards No. 115, Accounting for Certain Investments in Debt and Equity Securities, as described in Note 1.

                                          ERNST & YOUNG LLP

Los Angeles, California
March 5, 1996, except
for Note 9, as to which
the date is July 12, 1996

               SOUTHERN CALIFORNIA PHYSICIANS INSURANCE EXCHANGE
              ORGANIZATION OF SOUTHERN CALIFORNIA PHYSICIANS, INC.

                            COMBINED BALANCE SHEETS
                             (DOLLARS IN THOUSANDS)

                                     ASSETS

                                                                            DECEMBER 31,
                                                          JUNE 30,     ---------------------
                                                            1996         1995         1994
                                                          --------     --------     --------
                                                          (UNAUDITED)
Securities available-for-sale (Note 2):
  Fixed maturity investments, at fair value (amortized
     cost: 1996 -- $656,499, 1995 -- $582,115,
     1994 -- $587,744)..................................  $651,336     $606,155     $558,914
  Equity investments, at fair value (cost:
     1996 -- $15,099, 1995 -- $49,396,
     1994 -- $43,289)...................................    20,491       61,083       46,440
                                                          --------     --------     --------
          Total securities available-for-sale...........   671,827      667,238      605,354
Short-term investments..................................    13,735       27,783       31,555
                                                          --------     --------     --------
          Total investments.............................   685,562      695,021      636,909
Cash....................................................     6,548        3,053        5,180
Accrued investment income...............................    10,970        9,835       11,136
Reinsurance recoverable on paid losses (Note 4).........        23           27          170
Reinsurance recoverable on unpaid losses (Note 4).......    22,086       19,560       19,177
Federal income taxes recoverable (Note 5)...............        --       20,363       23,941
Deferred Federal income taxes (Note 5)..................    25,349       11,992       33,635
Deferred policy acquisition costs.......................       531          468          515
Property and equipment, net.............................    19,161       19,145       19,648
Other assets............................................    16,390        1,894        1,294
                                                          --------     --------     --------
          Total assets..................................  $786,620     $781,358     $751,605
                                                          ========     ========     ========
                                       LIABILITIES
Reserves:
  Losses and loss adjustment expenses (Note 3)..........  $474,398     $466,187     $468,743
  Unearned premiums.....................................    22,629       19,916       21,928
                                                          --------     --------     --------
          Total reserves................................   497,027      486,103      490,671
Policyholders' dividends payable........................    12,951        8,646       18,147
Other liabilities.......................................    11,820       12,790       33,251
                                                          --------     --------     --------
          Total liabilities.............................   521,798      507,539      542,069
Commitments and contingencies (Note 8)
                               POLICYHOLDERS' EQUITY
Surplus.................................................   264,673      250,596      226,227
Unrealized appreciation (depreciation) on
  available-for-sale securities, net of deferred
  taxes.................................................       149       23,223      (16,691)
                                                          --------     --------     --------
          Total policyholders' equity...................   264,822      273,819      209,536
                                                          --------     --------     --------
          Total liabilities and policyholders' equity...  $786,620     $781,358     $751,605
                                                          ========     ========     ========

                            See accompanying notes.

               SOUTHERN CALIFORNIA PHYSICIANS INSURANCE EXCHANGE
              ORGANIZATION OF SOUTHERN CALIFORNIA PHYSICIANS, INC.

                         COMBINED STATEMENTS OF INCOME
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                     SIX MONTHS ENDED
                                         JUNE 30,                YEAR ENDED DECEMBER 31,
                                    -------------------     ----------------------------------
                                     1996        1995         1995         1994         1993
                                    -------     -------     --------     --------     --------
                                        (UNAUDITED)
Revenues:
  Premiums earned (Note 4)........  $61,128     $59,453     $116,354     $111,659     $113,194
  Net investment income (Note
     2)...........................   20,939      20,032       40,424       39,663       39,738
  Realized investment gains (Note
     2)...........................   11,496       4,684        7,950          548       15,987
  Other revenue...................      124         117          281          207          267
                                    --------    --------    --------     --------     --------
          Total revenues..........   93,687      84,286      165,009      152,077      169,186
Expenses:
  Losses and loss adjustment
     expenses (Note 3)............   58,247      57,533      118,023      108,720      125,354
  Other operating expenses........    6,764       6,270       12,561       11,844        9,734
                                    --------    --------    --------     --------     --------
          Total expenses..........   65,011      63,803      130,584      120,564      135,088
                                    --------    --------    --------     --------     --------
Income before policyholder
  dividends and Federal income
  taxes...........................   28,676      20,483       34,425       31,513       34,098
Policyholder dividends............    9,000           0            0            0            0
Federal income taxes (Note 5).....    5,599       6,167       10,056        9,212        8,618
                                    --------    --------    --------     --------     --------
          Net income..............  $14,077     $14,316     $ 24,369     $ 22,301     $ 25,480
                                    ========    ========    ========     ========     ========
Pro forma net income per share of
  common stock (Note 9)...........  $  1.41     $  1.43     $   2.44     $   2.23     $   2.55
                                    ========    ========    ========     ========     ========

                            See accompanying notes.

               SOUTHERN CALIFORNIA PHYSICIANS INSURANCE EXCHANGE
              ORGANIZATION OF SOUTHERN CALIFORNIA PHYSICIANS, INC.

                  COMBINED STATEMENTS OF POLICYHOLDERS' EQUITY
                             (DOLLARS IN THOUSANDS)

                                                      UNREALIZED
                                                     APPRECIATION                         TOTAL
                                                   (DEPRECIATION) OF                  POLICYHOLDERS'
                                                      INVESTMENTS        SURPLUS          EQUITY
                                                   -----------------     --------     --------------
Balance at January 1, 1993.......................      $   3,197         $178,446        $181,643
  Cumulative effect of change in accounting for
     investments at December 31..................         19,555               --          19,555
  Net income.....................................             --           25,480          25,480
  Net unrealized appreciation....................            721               --             721
                                                        --------         --------        --------
Balance at December 31, 1993.....................         23,473          203,926         227,399
  Net income.....................................             --           22,301          22,301
  Net unrealized depreciation....................        (40,164)              --         (40,164)
                                                        --------         --------        --------
Balance at December 31, 1994.....................        (16,691)         226,227         209,536
  Net income.....................................             --           24,369          24,369
  Net unrealized appreciation....................         39,914               --          39,914
                                                        --------         --------        --------
Balance at December 31, 1995.....................      $  23,223         $250,596        $273,819
                                                        --------         --------        --------
  Net income (unaudited).........................             --           14,077          14,077
  Net unrealized depreciation (unaudited)........        (23,074)              --         (23,074)
                                                        --------         --------        --------
Balance at June 30, 1996 (unaudited).............      $     149         $264,673        $264,822
                                                        ========         ========        ========

                            See accompanying notes.

               SOUTHERN CALIFORNIA PHYSICIANS INSURANCE EXCHANGE
              ORGANIZATION OF SOUTHERN CALIFORNIA PHYSICIANS, INC.

                       COMBINED STATEMENTS OF CASH FLOWS
                             (DOLLARS IN THOUSANDS)

                              SIX MONTHS ENDED JUNE
                                       30                      YEAR ENDED DECEMBER 31,
                             -----------------------     ------------------------------------
                               1996          1995          1995          1994          1993
                             ---------     ---------     ---------     ---------     --------
                                   (UNAUDITED)
OPERATING ACTIVITIES
Net income.................  $  14,077     $  14,316     $  24,369     $  22,301     $ 25,480
Adjustments to reconcile
  net income to net cash
  provided by operating
  activities:
  Unpaid losses and loss
     adjustment expenses,
     and reinsurance
     recoverables..........      5,689        (3,498)       (2,796)      (21,402)       5,609
  Accrued investment
     income................     (1,135)          699         1,301           (98)         645
  Provision for deferred
     Federal income
     taxes.................       (446)        1,686           158         6,050        4,777
  Unearned premiums........      2,713        (1,426)       (2,012)        1,398          614
  Policyholders' dividends
     payable...............      4,305        (4,770)       (9,501)      (11,179)     (18,588)
  Realized investments
     gains.................    (11,496)       (4,684)       (7,950)         (548)     (15,987)
  Provisions for
     amortization and
     depreciation..........        933         4,305         4,504         4,940        4,542
  Accrued expenses and
     other liabilities.....       (970)          621           430         4,717          (23)
  Changes in other
     assets................      5,780           898         3,029        (2,496)      (1,278)
                              --------      --------      --------      --------      -------
          Net cash provided
            by operating
            activities.....     19,450         6,527        11,532         3,683        5,791
INVESTING ACTIVITIES
Purchases -- fixed
  maturities...............   (298,305)      (91,711)     (269,149)     (193,618)    (353,972)
Sales -- fixed
  maturities...............    211,974        85,555       235,332       174,705      321,699
Maturities -- fixed
  maturities...............      9,476         8,554        15,909        15,211       30,200
Purchases -- equities......       (569)       (8,824)      (37,033)      (42,581)     (38,812)
Sales -- equities..........     47,421        14,108        37,510        35,901       49,993
Change in short-term
  investments, net.........     14,048       (15,240)        3,772         8,230      (15,940)
                              --------      --------      --------      --------      -------
          Net cash used in
            investing
            activities.....    (15,955)       (7,558)      (13,659)       (2,152)      (6,832)
                              --------      --------      --------      --------      -------
Increase (decrease) in
  cash.....................      3,495        (1,031)       (2,127)        1,531       (1,041)
Cash at beginning of
  period...................      3,053         5,180         5,180         3,649        4,690
                              --------      --------      --------      --------      -------
          Cash at end of
            period.........  $   6,548     $   4,149     $   3,053     $   5,180     $  3,649
                              ========      ========      ========      ========      =======

                            See accompanying notes.

               SOUTHERN CALIFORNIA PHYSICIANS INSURANCE EXCHANGE
              ORGANIZATION OF SOUTHERN CALIFORNIA PHYSICIANS, INC.

                     NOTES TO COMBINED FINANCIAL STATEMENTS

 1. NATURE OF OPERATIONS AND SIGNIFICANT ACCOUNTING POLICIES

  Basis of Presentation

     The financial statements have been combined using the consolidated balance sheets and results of operations of the Southern California Physicians Insurance Exchange (the Exchange) and the Organization of Southern California Physicians, Inc. (OSCAP), collectively the "Company." The Exchange formed two wholly owned subsidiaries in 1995, SCPIE Indemnity Company (SCPIE Indemnity) and SCPIE Holdings Inc. (SCPIE Holdings). Neither subsidiary had any operations since its formation. OSCAP is the holding company of SCPIE Management Company (SMC), the Exchange's attorney-in-fact, and is indirectly controlled by the Exchange. SMC has two wholly owned subsidiaries, SCPIE Insurance Services, Inc. (SIS) and SCPIE Management Services, Inc. (SMS). All transactions between the Exchange and OSCAP have been eliminated in the preparation of the combined financial statements.

     The Company writes professional liability insurance for physicians, oral and maxillofacial surgeons, hospitals and other healthcare providers. Substantially all of the Company's coverage is written on a "claims made and reported" basis. Generally, coverage is provided only for claims which are first reported to the Company during the insured's coverage period and which arise from occurrences during the insured's coverage period. The Company also makes "tail" coverage available for purchase by members in order to cover claims which arise from occurrences during the insured's coverage period, but which are first reported to the Company after the insured's coverage period and during the term of the applicable tail coverage.

     The preparation of financial statements of insurance companies requires management to make estimates and assumptions that affect amounts reported in the financial statements and accompanying notes. Such estimates and assumptions could change in the future as more information becomes known which could impact the amounts reported and disclosed herein.

     The accompanying combined financial statements have been prepared in conformity with generally accepted accounting principles which differ from statutory accounting practices prescribed or permitted by regulatory authorities. The significant accounting policies followed by the Company that materially affect financial reporting are summarized below:

  Investments

     In 1993, the Financial Accounting Standards Board (FASB) issued Statement 115 (Statement 115), Accounting for Certain Investments in Debt and Equity Securities. Statement 115 requires that fixed maturity securities are to be classified as either held-to-maturity, available-for-sale, or trading. The Company adopted Statement 115 as of December 31, 1993, which had no effect on net income and increased policyholders' surplus by $19,555,000 (net of deferred income taxes of $10,500,000) to reflect the net unrealized holding gains on securities previously carried at amortized cost; there was no effect on net income.

     Recognizing the need for the ability to respond to changes in market conditions and in tax positions, the Company has designated its entire investment portfolio as available-for-sale. As required by Statement 115, the Company adjusted the carrying value of its fixed maturity investments that are classified as investments available-for-sale to fair value at December 31, 1993. The Company has no securities classified as "trading" or "held-to-maturity." Transfers between categories are severely restricted.

               SOUTHERN CALIFORNIA PHYSICIANS INSURANCE EXCHANGE
              ORGANIZATION OF SOUTHERN CALIFORNIA PHYSICIANS, INC.

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

     Changes in fair values of available-for-sale securities, after adjustment of deferred income taxes, are reported as unrealized appreciation or depreciation directly in policyholders' equity and, accordingly, have no effect on net income.

     Prior to the adoption of Statement 115, the Company carried all of its equity securities, including non-redeemable preferred stock, at fair value with the unrealized gains and losses reported as a separate component of policyholders' equity. Fixed maturity securities, including redeemable preferred stock, were previously carried at amortized cost.

     For the mortgage-back bond portion of the fixed maturity securities portfolio, the Company recognizes income using a constant effective yield based on anticipated prepayments and the estimated economic life of securities. Prepayment assumptions are obtained from dealer surveys or internal estimates and are based on the current interest rate and economic environment. When actual prepayments differ significantly from anticipated prepayments, the effective yield is recalculated to reflect actual payments to date and anticipated future payments. The net investment in the security is adjusted to the amount that would have existed had the new effective yield been applied since the acquisition of the security. That adjustment is included in net investment income.

     In October 1994, the FASB issued Statement 119 (Statement 119), Derivative Financial Instruments and Fair Value of Financial Instruments. The Company currently holds no derivative financial instruments subject to Statement 119 disclosure requirements.

     Premiums and discounts on investments are amortized to investment income using the interest method over the contractual lives of the investments. Short-term investments are carried at cost, which approximates market value. Realized investment gains and losses are included as a component of revenues based on specific identification of the investment sold.

  Premiums

     Premiums are earned on a pro rata basis over the terms of the respective policies. The reserve for unearned premiums is determined on a monthly pro rata basis.

  Deferred Policy Acquisition Costs

     Premium taxes are capitalized and amortized as premiums are earned over the terms of the related policies. The deferred policy acquisition costs are amortized over the effective period of the related policies. Anticipated investment income is considered in determining if premium deficiencies exist.

  Reserves for Losses and Loss Adjustment Expenses

     Reserves for losses and loss adjustment expenses represent the estimated liability for reported claims plus those incurred but not yet reported and the related estimated adjustment expenses. The reserve for unpaid claims and related adjustment expenses is determined using case-basis evaluations and statistical analyses and represents estimates of the ultimate cost of all unpaid losses incurred through December 31 of each year. Although considerable variability is inherent in such estimates, management believes that the reserve for unpaid losses and related loss adjustment expenses (LAE) is adequate. The estimates are continually reviewed and adjusted as necessary; such adjustments are included in current operations and are accounted for as changes in estimates.

               SOUTHERN CALIFORNIA PHYSICIANS INSURANCE EXCHANGE
              ORGANIZATION OF SOUTHERN CALIFORNIA PHYSICIANS, INC.

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

  Reinsurance

     Reinsurance premiums, losses and loss adjustment expenses are accounted for on bases consistent with those used in accounting for the original policies issued and the terms of the reinsurance contracts.

     On January 1, 1993, the Company adopted the provisions of FASB Statement 113 (Statement 113), Accounting and Reporting for Reinsurance of Short-Duration and Long-Duration Contracts. At that date, the only effect of adopting Statement 113 was to reclassify as assets those reinsurance ceded amounts that previously had been reported as reductions of loss and LAE reserves.

  Dividends to Policyholders

     Dividends to policyholders are accrued during the period in which the related premiums are earned. Estimates of policyholder dividends are reviewed and adjusted as necessary; such adjustments are included in current operations and accounted for as changes in estimates. In the second quarter of 1996, the Company estimated an additional $9,000,000 of policyholder dividends would be paid due to favorable loss experience related to policy years 1987 through 1992. Except for this final dividend, after the merger, the Company will cease paying such dividends to its policyholders.

  Property and Equipment

     Property and equipment, principally the Company's home office building and land, are recorded at cost and depreciated principally under the straight-line method over the useful life of the assets.

  Income Taxes

     Effective January 1, 1993, the Company changed its method of accounting for income taxes to the liability method prescribed in FASB Statement 109 (Statement
109), Accounting for Income Taxes. Under that method, deferred tax assets and liabilities are determined based on differences among financial reporting and tax basis of assets and liabilities and are measured using the enacted tax rates and laws. The provisions of Statement 109 have been retroactively applied to the financial statements of the Company for all years beginning in 1990.

  Credit Risk

     Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of temporary cash investments and fixed maturities and reinsurance recoverables. The Company places its temporary cash investments with high credit quality financial institutions and limits the amounts of credit exposure to any one financial institution. Concentrations of credit risk with respect to fixed maturities are limited due to the large number of such investments and their distributions across many different industries and geographics.

     Reinsurance is placed with a number of individual companies and syndicates at Lloyd's of London to avoid concentration of credit risk. For the year ended December 31, 1995, approximately 54.9% of total reinsurance premiums ceded were placed with reinsurance companies with an A.M. Best rating of A or better and 26.5% of total reinsurance premiums ceded were ceded to Lloyd's of London syndicates. No other single reinsurer's percentage participation in 1995 exceeded 5.3%.

  Segment Information

     The Company operates in the United States of America and in only one reportable industry segment which provides professional liability insurance for physicians, oral and maxillofacial surgeons, hospitals and other health care providers principally in California.

               SOUTHERN CALIFORNIA PHYSICIANS INSURANCE EXCHANGE
              ORGANIZATION OF SOUTHERN CALIFORNIA PHYSICIANS, INC.

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

 2. INVESTMENTS

     The Company's investments in available-for-sale securities are summarized as follows:

                                                COST OR        GROSS          GROSS
                                               AMORTIZED     UNREALIZED     UNREALIZED       FAIR
                                                 COST          GAINS          LOSSES        VALUE
                                               ---------     ----------     ----------     --------
                                                                  (IN THOUSANDS)
JUNE 30, 1996 (UNAUDITED)
Fixed maturity securities:
  Bonds:
     U.S. Government and Agencies............  $ 334,341      $  3,789       $  7,096      $331,034
     State, municipalities and political
       subdivisions..........................    220,771         1,724          3,173       219,322
     Mortgage-backed securities, U.S.
       Government............................     88,586           713          1,059        88,240
     Corporate...............................     12,696             3             64        12,635
     Other...................................        105            --             --           105
  Redeemable preferred stock.................         --            --             --            --
                                                --------       -------        -------      --------
Total fixed maturity securities..............    656,499         6,229         11,392       651,336
Common stock.................................     15,099         5,838            446        20,491
                                                --------       -------        -------      --------
          Total..............................  $ 671,598      $ 12,067       $ 11,838      $671,827
                                                ========       =======        =======      ========
DECEMBER 31, 1995
Fixed maturity securities:
  Bonds:
     U.S. Government and Agencies............  $ 304,091      $ 15,458       $    430      $319,119
     State, municipalities and political
       subdivisions..........................    149,693         5,569            144       155,118
     Mortgage-backed securities, U.S.
       Government............................     80,279         1,896            277        81,898
     Corporate...............................     46,951         2,035             97        48,889
     Other...................................        105            --             --           105
  Redeemable preferred stocks................        996            30             --         1,026
                                                --------       -------        -------      --------
Total fixed maturity securities..............    582,115        24,988            948       606,155
Common stocks................................     49,396        13,530          1,843        61,083
                                                --------       -------        -------      --------
          Total..............................  $ 631,511      $ 38,518       $  2,791      $667,238
                                                ========       =======        =======      ========

               SOUTHERN CALIFORNIA PHYSICIANS INSURANCE EXCHANGE
              ORGANIZATION OF SOUTHERN CALIFORNIA PHYSICIANS, INC.

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

                                                COST OR        GROSS          GROSS
                                               AMORTIZED     UNREALIZED     UNREALIZED       FAIR
                                                 COST          GAINS          LOSSES        VALUE
                                               --------       -------        -------       --------
                                                                  (IN THOUSANDS)
DECEMBER 31, 1994
Fixed maturity securities:
  Bonds:
     U.S. Government and Agencies............  $ 300,131      $    512       $ 18,712      $281,931
     State, municipalities and political
       subdivisions..........................    110,423           767          1,798       109,392
     Mortgage-backed securities, U.S.
       Government............................     51,175           153          4,295        47,033
     Corporate...............................    120,353           358          5,455       115,256
     Other...................................      2,644           109            469         2,284
  Redeemable preferred stocks................      3,018            --             --         3,018
                                                --------       -------        -------      --------
Total fixed maturity securities..............    587,744         1,899         30,729       558,914
Non-redeemable preferred stocks..............      1,061            17             42         1,036
Common stocks................................     42,228         5,563          2,387        45,404
                                                --------       -------        -------      --------
          Total..............................  $ 631,033      $  7,479       $ 33,158      $605,354
                                                ========       =======        =======      ========

     The fair values for fixed maturity securities are based on quoted market prices, where available. For fixed maturity securities not actively traded, fair values are estimated using values obtained from independent pricing services. The fair values for equity securities are based on quoted market prices.

     The amortized cost and estimated fair value of the Company's investments in fixed maturity securities are summarized by stated maturities as follows:

                                              JUNE 30, 1996           DECEMBER 31, 1995
                                          ---------------------     ---------------------
                                          AMORTIZED      FAIR       AMORTIZED      FAIR
                                            COST        VALUE         COST        VALUE
                                          --------     --------     --------     --------
                                               (UNAUDITED)
                                                          (IN THOUSANDS)
    Years to maturity:
      One or less.......................  $ 13,637     $ 13,504     $    168     $    172
      After one through five............   118,488      118,530      111,332      114,096
      After five through ten............   194,668      194,434      167,105      177,626
      After ten.........................   241,120      236,628      223,231      232,363
    Mortgage-backed securities..........    88,586       88,240       80,279       81,898
                                          --------     --------     --------     --------
    Totals..............................  $656,499     $651,336     $582,115     $606,155
                                          ========     ========     ========     ========

     The foregoing data is based on the stated maturities of the securities. Actual maturities will differ for some securities because borrowers may have the right to call or prepay obligations.

               SOUTHERN CALIFORNIA PHYSICIANS INSURANCE EXCHANGE
              ORGANIZATION OF SOUTHERN CALIFORNIA PHYSICIANS, INC.

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

     The ratings of the Company's fixed maturity securities, using Moody's Investors Services, Inc. or Standard & Poor's Corporation rating service, are summarized as follows:



                                                             JUNE 30,       DECEMBER 31,
                                                               1996             1995
                                                            -----------     ------------
                                                            (UNAUDITED)
        AAA...............................................      81%              79%
        AA................................................      12               12
        A.................................................       6                8
        Not rated.........................................       1                1
                                                               ---              ---
                                                               100%             100%
                                                               ===              ===

     Major categories of the Company's investment income are summarized as follows:





                                             SIX MONTHS          YEAR ENDED DECEMBER 31,
                                           ENDED JUNE 30,    -------------------------------
                                                1996          1995        1994        1993
                                           --------------    -------     -------     -------
                                            (UNAUDITED)     (IN THOUSANDS)
    Fixed maturities...................       $ 20,415       $36,987     $37,968     $38,620
    Equities...........................            552         1,627       1,148       1,126
    Other..............................            899         4,250       2,862       2,178
                                               -------       -------     -------     -------
    Total investment income............         21,866        42,864      41,978      41,924
    Investment expenses................            927         2,440       2,315       2,186
                                               -------       -------     -------     -------
    Net investment income..............       $ 20,939       $40,424     $39,663     $39,738
                                               =======       =======     =======     =======

     Realized gains and losses from sales of investments are summarized as follows:



                                         SIX MONTHS
                                       ENDED JUNE 30,
                                            1996            1995         1994         1993
                                       --------------     --------     --------     --------
                                        (UNAUDITED)       (IN THOUSANDS)
    Fixed maturities:
    Gross realized gains............      $  5,337        $  4,946     $  3,440     $ 13,520
    Gross realized losses...........         3,799           1,558        3,186          321
                                          --------        --------     --------     --------
    Net realized gains..............      $  1,538        $  3,388     $    254     $ 13,199
                                          ========        ========     ========     ========
    Equities:
    Gross realized gains............      $ 11,674        $  6,649     $  2,430     $  5,337
    Gross realized losses...........         1,716           2,087        2,136        2,549
                                          --------        --------     --------     --------
    Net realized gains..............      $  9,958        $  4,562     $    294     $  2,788
                                          ========        ========     ========     ========

     The change in the Company's unrealized appreciation (depreciation) on fixed maturity securities was $52,870,000, ($58,915,000) and $12,615,000 for the years ended December 31, 1995, 1994 and 1993, respectively and the corresponding amounts for equity securities were $8,536,000, ($2,877,000) and $984,000.

     At December 31, 1995, the Company's investments in fixed maturity securities with a carrying amount of $533,000 were on deposit with state insurance departments to satisfy regulatory requirements.

     No investment in any person or its affiliates exceeded 10% of the Company's policyholders' equity at December 31, 1995.

               SOUTHERN CALIFORNIA PHYSICIANS INSURANCE EXCHANGE
              ORGANIZATION OF SOUTHERN CALIFORNIA PHYSICIANS, INC.

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

 3. LOSSES AND LOSS ADJUSTMENT EXPENSES

     The following table provides a reconciliation of the beginning and ending reserve balances, net of reinsurance recoverable.

                                   SIX MONTHS
                                 ENDED JUNE 30,              YEAR ENDED DECEMBER 31,
                              ---------------------     ----------------------------------
                                1996         1995         1995         1994         1993
                              --------     --------     --------     --------     --------
                                   (UNAUDITED)
                                                    (IN THOUSANDS)
    Reserve for losses and
      LAE, net of related
      reinsurance
      recoverable, at
      beginning of period...  $446,627     $449,566     $449,566     $472,129     $465,424
    Provision for losses and
      LAE for claims
      occurring in the
      current period, net of
      reinsurance...........    86,160       89,203      175,856      169,143      168,784
    Decrease in estimated
      losses and LAE for
      claims occurring in
      prior periods, net of
      reinsurance...........   (27,913)     (31,670)     (57,833)     (60,423)     (43,430)
                              --------     --------     --------     --------     --------
    Incurred losses during
      the period, net of
      reinsurance...........    58,247       57,533      118,023      108,720      125,354
                              --------     --------     --------     --------     --------
    Deduct losses and LAE
      payments for claims,
      net of reinsurance,
      occurring during:
      Current period........     1,257          988       11,481       10,178       12,971
      Prior periods.........    51,305       59,538      109,481      121,105      105,678
                              --------     --------     --------     --------     --------
                                52,562       60,526      120,962      131,283      118,649
                              --------     --------     --------     --------     --------
    Reserve for losses and
      LAE, net of related
      reinsurance
      recoverable, at end of
      period................   452,312      446,573      446,627      449,566      472,129
    Reinsurance recoverable
      for losses and LAE, at
      end of period.........    22,086       17,112       19,560       19,177       18,644
                              --------     --------     --------     --------     --------
    Reserves for losses and
      LAE, gross of
      reinsurance
      recoverable, at end of
      period................  $474,398     $463,685     $466,187     $468,743     $490,773
                              ========     ========     ========     ========     ========

     The Company's reserves for unpaid losses and LAE, net of related reinsurance recoverable, at December 31, 1994, 1993 and 1992 were decreased in the following year by $57,833,000, $60,423,000, and $43,430,000, respectively, for claims that had occurred on or prior to those balance sheet dates. Those redundancies resulted primarily from settling case basis reserves established in prior years for amounts that were less than expected. The 1995 redundancies were offset, in part, by a $23,900,000 increase in the loss reserves carried for physicians who receive free tail coverage in the event of death,

               SOUTHERN CALIFORNIA PHYSICIANS INSURANCE EXCHANGE
              ORGANIZATION OF SOUTHERN CALIFORNIA PHYSICIANS, INC.

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

disability or retirement from the medical profession. The increase was the result of a refinement in the actuarial methodology used to calculate the reserve for this tail coverage.

     The anticipated effect of inflation is implicitly considered when estimating liabilities for losses and LAE. While anticipated price increases due to inflation are considered in estimating the ultimate claim costs, the increase in average severities of claims is caused by a number of factors that vary with the individual type of insurance written. Future average severities are projected based on historical trends adjusted for implemented changes in underwriting standards, policy provisions and general economic trends. Those anticipated trends are monitored based on actual development and are modified if necessary.

 4. REINSURANCE

     Certain premiums and benefits are ceded to other insurance companies under various reinsurance agreements. These reinsurance agreements provide the Company with increased capacity to write additional risks and maintain its exposure to loss within its capital resources. Amounts recoverable from reinsurers are estimated in a manner consistent with the claim liability associated with the reinsured policy.

     Reinsurance contracts do not relieve the Company from its obligations to policyholders. The failure of reinsurers to honor their obligations could result in losses to the Company; consequently, allowances are established for amounts deemed uncollectible. The Company evaluates the financial condition and economic characteristics of its reinsurers to minimize its exposure to significant losses from reinsurer insolvencies.

     The effect of assumed and ceded reinsurance on premiums is summarized in the following tables.

                                                            SIX MONTHS ENDED JUNE 30,
                                                     ----------------------------------------
                                                            1996                  1995
                                                     ------------------    ------------------
                                                     WRITTEN    EARNED     WRITTEN    EARNED
                                                     -------    -------    -------    -------
                                                                   (UNAUDITED)
                                                                  (IN THOUSANDS)
    Direct........................................   $62,659    $63,979    $62,216    $63,294
    Assumed.......................................     6,008      1,559        397        397
    Ceded.........................................     4,372      4,410      3,961      4,238
                                                     -------    -------    --------   -------
    Net premiums..................................   $64,295    $61,128    $58,652    $59,453
                                                     =======    =======    ========   =======

                                                     YEAR ENDED DECEMBER 31,
                               --------------------------------------------------------------------
                                       1995                    1994                    1993
                               --------------------    --------------------    --------------------
                               WRITTEN      EARNED     WRITTEN      EARNED     WRITTEN      EARNED
                               --------    --------    --------    --------    --------    --------
                                                          (IN THOUSANDS)
Direct......................   $122,277    $124,118    $120,024    $118,449    $112,459    $112,428
Assumed.....................        780         780         736         736         782         782
Ceded.......................      8,544       8,544       7,526       7,526          16          16
                               --------    --------    --------    --------    --------    --------
Net premiums................   $114,513    $116,354    $113,234    $111,659    $113,225    $113,194
                               ========    ========    ========    ========    ========    ========

     Reinsurance premiums ceded reduced loss and loss adjustment expenses by $1,019,000 in 1995, $2,685,000 in 1994 and $2,501,000 in 1993.

               SOUTHERN CALIFORNIA PHYSICIANS INSURANCE EXCHANGE
              ORGANIZATION OF SOUTHERN CALIFORNIA PHYSICIANS, INC.

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

 5. FEDERAL INCOME TAXES

     The components of the Federal income tax provision in the accompanying statements of income are summarized as follows:

                                                SIX MONTHS ENDED
                                                    JUNE 30,           YEAR ENDED DECEMBER 31,
                                                ----------------    -----------------------------
                                                 1996      1995      1995        1994       1993
                                                ------    ------    -------     ------     ------
                                                  (UNAUDITED)
                                                                (IN THOUSANDS)
Current......................................   $6,045    $4,481    $ 9,898     $3,162     $3,841
Deferred.....................................     (446)    1,686        158      6,050      4,777
                                                ------    ------    -------     ------     ------
          Total..............................   $5,599    $6,167    $10,056     $9,212     $8,618
                                                ======    ======    =======     ======     ======

     A reconciliation of income tax computed at the U.S. Federal statutory tax rates to total income tax expense is as follows:

                                                    SIX MONTHS
                                                  ENDED JUNE 30,      YEAR ENDED DECEMBER 31,
                                                  ---------------   ---------------------------
                                                   1996     1995     1995      1994      1993
                                                  ------   ------   -------   -------   -------
                                                    (UNAUDITED)
                                                                (IN THOUSANDS)
Federal income tax at 35%.......................  $6,887   $7,169   $12,049   $11,029   $11,934
Increase (decrease) in taxes resulting from:
Tax-exempt interest.............................  (1,276)  (1,029)   (2,125)   (1,825)   (1,986)
Dividends received deduction....................     (96)    (116)     (216)     (290)     (323)
Tax rate change.................................      --       --        --        --    (1,021)
Other...........................................      84      143       348       298        14
                                                  -------  ------   -------   -------   -------
          Total Federal income tax expense......  $5,599   $6,167   $10,056   $ 9,212   $ 8,618
                                                  =======  ======   =======   =======   =======

               SOUTHERN CALIFORNIA PHYSICIANS INSURANCE EXCHANGE
              ORGANIZATION OF SOUTHERN CALIFORNIA PHYSICIANS, INC.

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

     Deferred income taxes reflect the net tax effect of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax assets and liabilities are summarized as follows:

                                                              JUNE 30,         DECEMBER 31,
                                                              --------     -------------------
                                                                1996        1995        1994
                                                              --------     -------     -------
                                                              (UNAUDITED)
                                                                       (IN THOUSANDS)
Deferred tax assets:
  Discounting of loss reserves............................    $ 25,477     $24,771     $25,557
  Policyholder dividends..................................         138         138       3,500
  Unrealized investment losses............................          --          --       8,987
                                                               -------     -------     -------
          Total deferred tax assets.......................      25,615      24,909      38,044
Deferred tax liabilities:
  Deferred policy acquisition costs.......................         186         164         180
  Unrealized investment gains.............................          80      12,498          --
  Interest receivable -- IRS audit........................          --          --       3,953
  Other...................................................          --         255         276
                                                               -------     -------     -------
          Total deferred tax liabilities..................         266      12,917       4,409
                                                               =======     =======     =======
          Net deferred tax assets.........................    $ 25,349     $11,992     $33,635
                                                               =======     =======     =======

     Federal income taxes paid during 1995, 1994 and 1993 were $9,900,000, $3,250,000 and $3,816,000, respectively.

     The Internal Revenue Service (IRS) had proposed adjustments to increase the Company's tax liability for 1986 and 1987 by $60,815,000 as a result of its examinations. The Company's management disagreed with the deficiencies proposed by the IRS and worked with the IRS Appeals Office. The Appeals Office reversed the $60,815,000 proposed adjustment and concluded that there would be no change in the 1986 or 1987 tax amounts. The Appeals Office has allowed the Company's refund claim for $9,120,000 in tax which arose from issues in the 1985 IRS examination which the IRS previously disallowed. The Appeals Office has also approved an outstanding claim for refund of $3,563,000 in tax resulting from an amended filing of the 1988 return. Both the 1985 and 1988 refunds were paid by the IRS with interest of $13,220,000 in January 1996. At December 31, 1995 the Company has recorded these refunds totaling $25,903,000 in Federal income taxes recoverable.

     In November 1995, the IRS proposed a $13,023,000 adjustment to increase the Company's 1991 tax liability and in June 1996, proposed a $3,673,000 adjustment to increase the Company's 1992 tax liability for the issue asserted in the 1986 and 1987 examinations. The Company's management disagrees with the proposed adjustment and intends to pursue all administrative and judicial remedies available to satisfactorily settle this dispute. The Company filed a petition in Tax Court to contest the 1991 tax deficiency in February 1996, and will file a similar petition related to the 1992 deficiency. Based on the results of the 1986 and 1987 IRS examinations, the Company's management believes that the resolution of these matters will not have a material adverse effect on the Company's financial position or results of operations and no accrual has been recorded in the accompanying financial statements. Because this matter may have to be appealed or litigated, the Company's management believes that it is unlikely that this issue will be resolved in the foreseeable future.

               SOUTHERN CALIFORNIA PHYSICIANS INSURANCE EXCHANGE
              ORGANIZATION OF SOUTHERN CALIFORNIA PHYSICIANS, INC.

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

 6. STATUTORY ACCOUNTING PRACTICES

     The Company is domiciled in California and prepares its statutory-basis financial statements in accordance with accounting practices prescribed or permitted by the California Department of Insurance. "Prescribed" statutory accounting practices include state laws, regulations and general administrative rules, as well as a variety of publications of the National Association of Insurance Commissioners (NAIC). "Permitted" statutory accounting practices encompass all accounting practices that are not prescribed; such practices may differ from state to state, may differ from company to company within a state, and may change in the future. The NAIC currently is in the process of codifying statutory accounting practices, the result of which is expected to constitute the only source of "prescribed" statutory accounting practices. Policyholders' surplus and net income, as reported to the domiciliary state insurance department in accordance with its prescribed or permitted statutory accounting practices, for the Company are summarized as follows:

                                                        1995         1994         1993
                                                      --------     --------     --------
                                                                (IN THOUSANDS)
    Statutory net income for the year...............  $ 24,393     $ 17,730     $ 16,886
    Statutory surplus at year end...................   235,352      187,299      171,589

     The Company offers its insureds free tail coverage in the event of death, total and permanent disability and complete and permanent retirement. In 1993, the NAIC published guidelines for establishing a reserve for future free tail policies when the claims-made policy includes a provision for waiving a premium charge in the event of death, disability or retirement of the insured. Based on the NAIC guidelines, this reserve should be recorded as an unearned premium reserve. Alternatively, it can be considered an unpaid loss with the permission of the insurance entity's state insurance department. In 1995, the Company received written approval from the California Department of Insurance to record this reserve as an unpaid loss. The Company's statutory surplus would be unaffected if the California Department of Insurance were to rescind its permission for this treatment.

 7. BENEFIT PLANS

     The Company has a 401(k) defined contribution plan and a non-contributory defined benefit plan which provide retirement benefits to all its employees. Under the 401(k) plan, the Company presently matches the employees' contribution. The contribution expense for the 401(k) plan was $436,000, $350,000 and $304,000 for the years ended December 31, 1995, 1994 and 1993, respectively. An additional defined contribution plan that no longer accepts contributions will remain with the trustee as funded at December 31, 1989 until retirement or termination of all employees vested in the plan.

     SMC also maintains a defined benefit pension plan whose benefits are based on years of service and salary levels. The Company's policy is to fund the pension plan up to the maximum deductible contributions the Federal laws and regulations permit. Plan assets consist of investment funds and cash held in a bank money market account.

               SOUTHERN CALIFORNIA PHYSICIANS INSURANCE EXCHANGE
              ORGANIZATION OF SOUTHERN CALIFORNIA PHYSICIANS, INC.

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

     Net pension expense consists of the following components:

                                                                  YEAR ENDED DECEMBER 31,
                                                                  -----------------------
                                                                  1995      1994     1993
                                                                  -----     ----     ----
                                                                      (IN THOUSANDS)
    Service cost-benefits earned during the year...............   $ 223     $252     $191
    Interest on projected benefit obligation...................      73       55       44
    Actual return on plan assets...............................    (282)     (60)     (51)
    Net amortization and deferral..............................     201        1       25
                                                                  -----     ----     ----
    Net pension expense........................................   $ 215     $248     $209
                                                                  =====     ====     ====

     The following table sets forth the funding status of the plan:

                                                                         DECEMBER 31,
                                                                      -------------------
                                                                       1995        1994
                                                                      -------     -------
                                                                        (IN THOUSANDS)
    Actuarial present value of benefit obligations:
    Accumulated benefit obligations, including vested benefits of
      $759,000 in 1995 and $489,000 in 1994........................   $(1,078)    $  (694)
                                                                      =======     =======
    Projected benefit obligation...................................   $(1,370)    $  (910)
    Plan assets....................................................     1,423         863
                                                                      -------     -------
    Plan assets in excess of (less than) projected benefit
      obligations..................................................        53         (47)
    Unrecognized net loss from past experience different from that
      assumed......................................................        31          48
    Unrecognized past service cost.................................       (15)        (16)
    Unrecognized net asset at January 1............................       (35)        (39)
                                                                      -------     -------
    Prepaid (accrued) pension expense..............................   $    34     $   (54)
                                                                      =======     =======

     The projected benefit obligation for 1995, 1994 and 1993 was determined using an assumed discount rate of 7%, 8% and 7%, respectively, and an assumed rate of compensation increase of 5% for 1995, 1994 and 1993. The expected long-term rate of return on plan assets was 8% in 1995, 1994 and 1993.

     The Company also has enacted a non-qualified supplemental employee retirement agreement for selected employees which provides benefits retroactively from January 1, 1990. At December 31, 1995, the projected benefit obligation for this plan was $1,891,000 of which the accumulated benefit obligation of $1,101,000 is accrued as a liability in the combined balance sheet. Pension expense for this plan was approximately $258,000 in 1995, $291,000 in 1994 and $19,000 in 1993.

               SOUTHERN CALIFORNIA PHYSICIANS INSURANCE EXCHANGE
              ORGANIZATION OF SOUTHERN CALIFORNIA PHYSICIANS, INC.

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

 8. COMMITMENTS AND CONTINGENCIES

     The Company leases certain facilities under lease agreements expiring from 1996 to 2001. Future minimum payments under noncancellable operating leases at December 31, 1995 consisted of the following (in thousands):

                        1996.................................  $195
                        1997.................................   195
                        1998.................................   185
                        1999.................................   175
                        2000.................................   175
                        Thereafter...........................     9
                                                               ----
                                  Total minimum payments
                                    due......................  $934
                                                               ====

     Rent expense for the years ended December 31, 1995, 1994 and 1993 was $46,000, $42,000 and $39,000, respectively.

     The Company is a defendant in an action brought by the bankruptcy estate of an uninsured physician. The bankruptcy estate alleged that the Company had an undisclosed conflict of interest when it provided the physician with a free courtesy defense by an attorney who had represented the interests of the Company's insureds in other cases. The punitive damages rendered by the jury were reduced to $14,000,000 by the trial judge. The Company believes that the action is entirely without merit and plans to aggressively pursue its rights on appeal. However, the ultimate resolution of this matter cannot be determined at this time and could result in a loss to the Company.

     The Company is named as defendant in various legal actions primarily arising from claims made under insurance policies and contracts. These actions are considered by the Company in estimating the loss and loss adjustment expense reserves. The Company's management believes that the resolution of these actions will not have a material adverse effect on the Company's financial position or results of operations.

     Since 1981, the Company has purchased annuities from life insurance companies to fund obligations under structured settlement agreements with certain medical malpractice claimants. Annuities having an aggregate purchase price of $12,294,000 were purchased from Executive Life Insurance Company (ELIC) which was placed in conservatorship during 1991 by the California Insurance Commissioner. On August 13, 1993, the California Superior Court for Los Angeles County approved a Rehabilitation Plan (the Plan) under which the annuities were restructured to reduce their account values and amounts payable to beneficiaries. Under the Plan, substantially all of the assets of ELIC have been transferred to another insurer, which has assumed the restructured annuities and is obligated to pay varying percentages of the original annuity benefits as they become due. Certain state insurance guaranty associations have agreed to enhance the annuity benefits up to the monetary limits permitted by applicable state laws. Under many of the annuities purchased by the Company, there remains a significant shortfall from the benefits provided in the original contracts. Certain creditors of ELIC have appealed the court's decision approving the Plan and the Plan was upheld in all material respects by the Court of Appeals. The Company has determined that it is contractually obligated for the shortfall amounts under certain of these annuities and at December 31, 1995, included in losses incurred a reserve in the amount of $7,036,000 and included in reinsurance recoverables expected recoverables of $3,036,000 related to these expected shortfall payments. During 1995, the Company made shortfall payments totaling $93,000 ($260,000 in 1994). The shortfall amounts paid by the Company in 1995 were reduced by a distribution to all annuitants of certain ELIC assets held in trust, pending the completion of various

               SOUTHERN CALIFORNIA PHYSICIANS INSURANCE EXCHANGE
              ORGANIZATION OF SOUTHERN CALIFORNIA PHYSICIANS, INC.

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

transactions and claims. The Company has been advised that there will be at least two additional distributions of assets from the ELIC Trusts, which will further reduce the shortfall under the ELIC annuities. The extent of the Company's obligations with respect to these and other ELIC annuities purchased by the Company cannot be determined until various transactions under the Plan are completed and claims with respect to the annuities and the pending appeal are resolved including claims on the remaining assets held in the ELIC Trusts. The Company believes that the amount of its obligations in excess of the existing reserves, if any, is not material to its financial position or results of operations.

 9. REORGANIZATION

     On March 21, 1996, the Board of Governors of the Exchange adopted a Plan and Agreement of Merger (the Merger Agreement) whereby the Exchange will reorganize from a reciprocal insurer to a stock insurance company and become a wholly owned subsidiary of SCPIE Holdings (the Reorganization). Pursuant to the Reorganization, the Exchange will merge with and into SCPIE Indemnity, a newly organized California stock insurer and a wholly owned subsidiary of SCPIE Holdings that will be the surviving corporation of the Reorganization. The assets and liabilities of the Exchange that will be merged into SCPIE Indemnity will be accounted for at a historical cost in a manner similar to that in a pooling of interests. SCPIE Indemnity is licensed to write property and casualty insurance lines in the state of California, but has not conducted business prior to the Reorganization. Prior to the Reorganization, OSCAP will be liquidated into the Exchange, so that SCPIE Management Company will become a subsidiary of SCPIE Indemnity after the Reorganization. The Reorganization also involves the consolidation of certain other affiliated entities and SCPIE Holdings.

     The principal purpose of the Reorganization is to improve SCPIE's access to the capital markets and to raise capital to permit the growth of existing business and develop new business opportunities in the professional liability insurance industry. The Reorganization will also provide Members of the Exchange with shares of Common Stock in exchange for their membership interests in the Exchange.

     A special meeting of SCPIE Members will be held to approve the Merger Agreement.

     Unaudited pro forma net income per share generated in the Combined Statements of Income gives effect in all periods to the Reorganization and the issuance of 10,000,000 shares of Common Stock (less fractional shares, which will be paid in cash) to Eligible Members of the Exchange.

     On July 12, 1996, OSCAP was liquidated into the Exchange and SMC and its subsidiaries became subsidiaries of the Exchange.

                         REPORT OF INDEPENDENT AUDITORS

Board of Directors
SCPIE Holdings Inc.

     We have audited the accompanying balance sheet of SCPIE Holdings Inc. as of February 29, 1996. This balance sheet is the responsibility of the Company's management. Our responsibility is to express an opinion on this balance sheet based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheet. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall balance sheet presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the balance sheet referred to above presents fairly, in all material respects, the financial position of SCPIE Holdings Inc. as of February 29, 1996, in conformity with generally accepted accounting principles.

                                          ERNST & YOUNG LLP

Los Angeles, California
May 1, 1996

                              SCPIE HOLDINGS INC.

                                 BALANCE SHEETS

                                                                                   FEBRUARY
                                                                   JUNE 30,           29,
                                                                     1996            1996
                                                                  -----------     ----------
                                                                  (UNAUDITED)
Assets
  Cash..........................................................  $   415,331     $  600,010
  Deposit.......................................................           --        400,000
  Investment in subsidiaries....................................   13,569,300             --
  Other.........................................................      418,472             --
                                                                  -----------     ----------
     Total assets...............................................  $14,403,103     $1,000,010
                                                                  ============    ==========
Liabilities
  Due to affiliates.............................................  $   392,843             --
  Other.........................................................        3,591             --
                                                                  -----------     ----------
     Total liabilities..........................................  $   396,434             --
                                                                  ============    ==========
Stockholder's Equity
  Common stock -- $.01 par value, 1,000 shares authorized, 500
     shares issued and outstanding..............................  $         5     $        5
Additional paid-in capital......................................   13,999,995        999,995
Retained earnings...............................................        6,669             10
                                                                  -----------     ----------
     Total stockholder's equity.................................  $14,006,669     $1,000,010
                                                                  ============    ==========
     Total liabilities and stockholder's equity.................  $14,403,103
                                                                  ============

                              STATEMENT OF INCOME

                                                                             FOUR MONTHS ENDED
                                                                               JUNE 30, 1996
                                                                             -----------------
                                                                                (UNAUDITED)
Net investment income......................................................       $10,361
Federal income taxes.......................................................         3,692
                                                                             -----------------
     Net income............................................................       $ 6,669
                                                                             ===============

                             See accompanying note.

                              SCPIE HOLDINGS INC.

                             NOTE TO BALANCE SHEETS

1.  ORGANIZATION

     SCPIE Holdings Inc. (SCPIE Holdings) is a Delaware corporation which is a wholly owned subsidiary of Southern California Physicians Insurance Exchange (the Exchange). SCPIE Holdings has no historic operations and was organized in February 1996, as part of the Exchange's plan to reorganize its corporate structure.

     In March 1996 SCPIE Holdings acquired the outstanding stock of two inactive property and casualty insurance companies, FG Insurance Corporation and FG Casualty Company, for $12.5 million, and an additional contribution of $1.05 million was made during the second quarter of 1996. The transaction will be accounted for as a purchase and the excess of the purchase price over the net book value of the underlying assets will be recorded as goodwill and amortized over a period of 10 years. SCPIE Holdings plans to utilize these companies to enter geographic markets outside California.

                                    ANNEX I

                          FORM OF AMENDED AND RESTATED
                          PLAN AND AGREEMENT OF MERGER

                          FORM OF AMENDED AND RESTATED
                          PLAN AND AGREEMENT OF MERGER

                                  BY AND AMONG

                              SCPIE HOLDINGS INC.
                            A DELAWARE CORPORATION,

                                      AND

                            SCPIE INDEMNITY COMPANY
                           A CALIFORNIA CORPORATION,

                                      AND

                         SOUTHERN CALIFORNIA PHYSICIANS
                               INSURANCE EXCHANGE
                     A CALIFORNIA INTER-INSURANCE EXCHANGE

                               TABLE OF CONTENTS

                                                                                          PAGE
                                                                                          ----
    I  THE MERGER......................................................................     1
       1.1  The Merger.................................................................     1
       1.2  Effective Time of the Merger...............................................     2
       1.3  Effect of the Merger.......................................................     2
       1.4  Subsequent Actions.........................................................     2
       1.5  Governing Documents........................................................     2
       1.6  Directors and Officers.....................................................     2
   II  CONVERSION OF MEMBERSHIP INTERESTS, ALLOCATION AND PAYMENT OF MERGER
       CONSIDERATION...................................................................     3
       2.1  Certain Definitions........................................................     3
       2.2  Conversion of Membership Interests.........................................     4
       2.3  Allocation of Merger Shares................................................     4
       2.4  Adjustment of Share Numbers................................................     5
       2.5  Fractional Shares..........................................................     5
       2.6  Cancellation and Issuance of Holdings Stock................................     5
       2.7  Issuance of Consideration..................................................     5
       2.8  No Further Interest in the Company.........................................     5
  III  APPROVAL BY THE COMMISSIONER....................................................     5
       3.1  Commissioner's Approval....................................................     5
   IV  REPRESENTATIONS AND WARRANTIES BY THE COMPANY...................................     5
       4.1  Organization and Qualification.............................................     5
       4.2  Authority Relative to this Plan; Recommendation to Eligible Members........     5
       4.3  Compliance.................................................................     6
    V  REPRESENTATIONS AND WARRANTIES OF HOLDINGS AND NEW INSURER......................     6
       5.1  Organization and Qualification.............................................     6
       5.2  Capitalization.............................................................     7
       5.3  Authority Relative to this Plan............................................     7
       5.4  Compliance.................................................................     7
   VI  ADDITIONAL AGREEMENTS...........................................................     7
       6.1  Cooperation................................................................     7
       6.2  Special Meeting of Eligible Members of the Company.........................     8
       6.3  Officers' and Directors' Insurance; Indemnification........................     9
       6.4  Continuity of Obligations Regarding Policyholders..........................     9
  VII  CONDITIONS PRECEDENT............................................................    10
       7.1  Conditions to Obligations of Each Party to Effect the Merger...............    10
 VIII  TERMINATION.....................................................................    10
       8.1  Termination................................................................    10
       8.2  Effect of Termination......................................................    11

                                    ANNEX I-i

                                                                                          PAGE
                                                                                          ----
   IX  GENERAL PROVISIONS..............................................................    11
       9.1  Amendment..................................................................    11
       9.2  Extension; Waiver..........................................................    11
       9.3  Nonsurvival of Representations and Warranties..............................    11
       9.4  Entire Plan................................................................    11
       9.5  Counterparts...............................................................    11
       9.6  Severability...............................................................    11
       9.7  Notices....................................................................    12
       9.8  Public Announcements.......................................................    12
       9.9  Section Headings...........................................................    12
       9.10 Benefits and Assignment....................................................    12
       9.11 Applicable Law.............................................................    12

                                   ANNEX I-ii

     THIS AMENDED AND RESTATED PLAN AND AGREEMENT OF MERGER (the "Plan"), dated as of August 8, 1996, is among SCPIE HOLDINGS INC., a Delaware corporation ("Holdings"), SCPIE INDEMNITY COMPANY, a California corporation and a wholly owned subsidiary of Holdings ("New Insurer"), and SOUTHERN CALIFORNIA PHYSICIANS INSURANCE EXCHANGE, a California inter-insurance exchange (the "Company").

                                    RECITALS

     WHEREAS, the Company is a California reciprocal or inter-insurance exchange organized pursuant to the provisions of Division I, Part 2, Chapter 3 (commencing with Section 1280) of the Insurance Code of the State of California (the "California Insurance Law").

     WHEREAS, New Insurer is a corporation of the State of California authorized to transact insurance under the California Insurance Law.

     WHEREAS, Holdings is a corporation of the State of Delaware and a wholly owned subsidiary of the Company.

     WHEREAS, the General Corporations Law of the State of California (the "California Corporations Law") and the California Insurance Law permit a merger of a California reciprocal or inter-insurance exchange with and into a corporation authorized to transact insurance in California.

     WHEREAS, in furtherance of such merger, it is contemplated that the Membership Interests (as hereinafter defined) of Eligible Members (as hereinafter defined) of the Company will be exchanged for the consideration described herein.

     WHEREAS, the Board of Governors of the Company (the "Board of Governors") and the respective Boards of Directors of New Insurer and Holdings have each duly approved the merger contemplated by this Plan (the "Merger") upon the terms and subject to the conditions set forth in this Plan and in accordance with California Corporations Law and the California Insurance Law, with the result that the Company shall be merged with and into New Insurer and the Eligible Members of the Company shall receive, pursuant to the Merger, shares of the Common Stock, par value $.0001 per share, of Holdings (the "Common Stock").

     WHEREAS, the Company intends to prepare and mail to all Eligible Members of the Company a proxy statement with respect to a special meeting (the "Special Meeting") of Members of the Company at which Eligible Members will be asked to approve this Plan.

     WHEREAS, the parties entered into a plan and agreement of merger, dated March 21, 1996, relating to the Merger (the "Original Plan"); and

     WHEREAS, the parties desire to amend and restate the Original Plan by entering into this Plan, and the parties intend for the terms and conditions of this Plan to supersede all terms and conditions of the Original Plan.

                                   AGREEMENT

     NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained and for other good and valuable consideration the receipt and adequacy of which are hereby acknowledged, Holdings, New Insurer and the Company hereby agree as follows:

                                   ARTICLE I

                                   THE MERGER

     1.1 The Merger. Subject to the conditions of Article VII being satisfied or duly waived, and in accordance with and subject to (i) the provisions of this Plan, (ii) the California Corporations Law and

                                    ANNEX I-1

(iii) the California Insurance Law, the Company shall be merged with and into New Insurer in the Merger. At and after the Effective Time, the separate existence of the Company (except as may be continued by operation of law) shall cease, and the New Insurer shall continue as the surviving corporation under the corporate name it possesses immediately prior to the Effective Time. The Company and the New Insurer are sometimes hereinafter referred to as the "Constituent Entities" and New Insurer is sometimes hereinafter referred to as the "Surviving Corporation."

     1.2 Effective Time of the Merger. The Merger shall become effective at the time (herein called the "Effective Time") this Plan is filed with the Secretary of State of the State of California in the manner provided under Section 1113(g) of the California Corporations Law and Section 1556(a) of the California Insurance Law. The day on which the Effective Time occurs is hereinafter called the "Effective Date." The Effective Date shall be such date as the Board of Governors and the Boards of Directors of Holdings and New Insurer determine is appropriate after the conditions set forth herein have been satisfied or waived.

     1.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the California Corporations Law and the California Insurance Law, including, without limitation, Section 1107 of California Corporations Law and Section 1557 of the California Insurance Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the rights and property of the Company shall accrue to, and become the rights and properties of, the Surviving Corporation, which shall succeed to and assume all the obligations and liabilities (including policyholder obligations and liabilities) of the Company; and all rights of creditors (including policyholders) and liens of the Company shall become the rights of creditors (including policyholders) and liens of the Surviving Corporation. After the Effective Time, any reference to the Company in any writing, including but not limited to any power or powers of attorney or agency agreement or agreements authorizing the execution of any surety bonds or contracts or policies of insurance, or authorizing the acceptance of service of process or any other act on behalf of the Constituent Entities and any and all other contracts, policies, agreements, instruments and documents to which either Constituent Entity is a party, whether executed or taking effect before or after the Merger, shall be deemed a reference to the Surviving Corporation if not inconsistent with the other provisions of such writing, and all such writings are hereby ratified, confirmed and approved by the Surviving Corporation, and the Surviving Corporation shall be deemed to be substituted in the place and stead of either Constituent Entity as a party thereto.

     1.4 Subsequent Actions. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Plan, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Company, all such deeds, bill of sale, assignments and assurances and to take and do, in the name and on behalf of such corporation or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Plan.

     1.5 Governing Documents. The Articles of Incorporation and Bylaws of New Insurer shall be the Articles of Incorporation and Bylaws of the Surviving Corporation, as in effect immediately prior to the Effective Time, until thereafter amended as provided therein and under California Corporations Law.

     1.6 Directors and Officers. The members of the Board of Directors of the New Insurer immediately prior to the Effective Time will be the initial directors of the Surviving Corporation, and the officers of the New Insurer immediately prior to the Effective Time will be the initial officers of the Surviving Corporation, in each case until their successors are duly elected and qualified.

                                    ANNEX I-2

                                   ARTICLE II

                      CONVERSION OF MEMBERSHIP INTERESTS,
                 ALLOCATION AND PAYMENT OF MERGER CONSIDERATION

     2.1 Certain Definitions. As used in this Article II and elsewhere in this Plan, the terms listed below shall have the following meanings:

     "Approval Date" means the date that the Commissioner, pursuant to Section 1552 of the California Insurance Law, approves this Plan for submission to the Eligible Members for approval.

     "Attorney-in-Fact" means SCPIE Management Company, a California corporation that is the Company's attorney-in-fact.

     "California Department" means the Department of Insurance of the State of California.

     "Commissioner" means the Commissioner of Insurance of the California Department, or such governmental officer, body or authority as may succeed such Commissioner as the primary regulator of the Company's insurance business under applicable law.

     "Earned Premiums" means, for the applicable period, earned premiums in respect of a Policy.

     "Eligible Member" means a Person who is a Member of the Company on the Approval Date.

     "Eligible Policy" means a Policy issued to an Eligible Member on which premiums were earned at any time, provided, however, that with respect to a Policy issued to an Eligible Member who was not a Member on March 21, 1996, Earned Premiums for such a Policy shall consist only of earned premiums following March 21, 1996, and not earned premiums at any point prior to such date.

     "Fair Market Value" means (i) the average closing price of a share of the Common Stock on the principal exchange on which the Common Stock is then trading, if any, on the first five trading days following the Effective Date; or
(ii) if the Common Stock is not traded on an exchange but is quoted on Nasdaq or a successor quotation system, (1) the average last sales price (if the Common Stock is then listed as a National Market Issue under the NASD National Market System) or (2) the average of the mean between the closing representative bid and asked prices (in all other cases) for the Common Stock on the first five trading days following the Effective Date as reported by Nasdaq or such successor quotation system.

     "Initial Public Offering" means the initial public offering by Holdings of shares of Common Stock pursuant to an effective registration statement on Form S-1.

     "Initial Stock Price" means the price per share to the public at which the Common Stock is sold in the Initial Public Offering.

     "Member," "subscriber" and "insured person." A Person is a Member of the Company if such Person is a subscriber who is an "insured person" under the name of the Company through the facilities of the Attorney-in-Fact acting on behalf of the several subscribers. The term "subscriber" shall include those Persons who have executed a Subscription Agreement and Power of Attorney or any like agreement of the Company. The term "insured person" shall include (a) each individual physician, surgeon, nurse anesthetist, professional medical partnership, professional medical corporation or other health care provider to whom or which a policy of insurance has been issued by the Company as "named insured," and (b) each physician, surgeon, nurse anesthetist or other health care provider to whom a certificate insert (naming such person as a "physician member" or "certificate holder") has been issued as part of a policy of insurance issued by the Company to a professional medical partnership, professional medical corporation or other health care provider. A "named insured" under a policy of insurance ceases to be an insured person, subscriber and Member when the "policy period" of such policy terminates by expiration of time, cancellation or any other reason and a "physician member" or "certificate holder" ceases to be an insured person, subscriber and Member when the "coverage period" or "certificate period" under the applicable policy terminates by expiration of time cancellation, or any other reason.

                                    ANNEX I-3

     "Merger Shares" means the shares of Common Stock to be delivered (i) to Members upon conversion of their Membership Interests by virtue of the Merger and (ii) to New Insurer as consideration for the cancellation of the shares of Common Stock held by the Company, which cancellation shall occur immediately prior to the Merger as set forth in Section 2.5.

     "Person" means an individual, corporation, joint venture, limited liability company, partnership, association, trust, trustee, unincorporated entity, organization or government or any department or agency thereof.

     "Policy" means an insurance policy issued by the Company but does not include (i) any agreement pursuant to which the Company has ceded or assumed insurance or (ii) a reporting endorsement.

     2.2 Conversion of Membership Interests. At the Effective Time, by virtue of the Merger and without any action on the part of the Company, New Insurer, Holdings, the Surviving Corporation or the holder of any of the following securities:

          (a) The rights of Members of the Company arising under the subscription agreements between Members and the Company (the "Subscription Agreements"), the Company's Bylaws, the California Insurance Law and otherwise, including, without limitation, the right to vote for members of the Board of Governors and on other matters and to participate in any distribution of surplus on liquidation of the Company (but not including contractual rights arising under Policies (the "Membership Interests"), in existence immediately prior to the Effective Time shall be cancelled and extinguished and be converted into the right to receive shares of Common Stock as set forth in this Agreement.

          (b) The Members entitled to receive Merger Shares shall be the Eligible Members. The Merger Shares shall be allocated among the Eligible Members as described in this Article II.

          (c) Each share of common stock of New Insurer issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.

     2.3  Allocation of Merger Shares.

          (a) The number of Merger Shares allocable to each Eligible Member shall be determined as follows:

          (i) Each Eligible Member shall be allocated a number of shares of Common Stock equal to the product of x and y, where

             "x" equals 9,000,000 shares of Common Stock and

             "y" equals the ratio of the Earned Premiums of such Eligible Member on Eligible Policies to the total Earned Premiums of all Eligible Members on Eligible Policies during the period beginning on January 1, 1993 and ending on but including the Approval Date, plus

          (ii) Each Eligible Member who was also a Member on March 21, 1996 shall be allocated a number of shares of Common Stock equal to 1,000,000 shares of Common Stock divided by the total number of Eligible Members who were also Members on March 21, 1996.

          (b) The number of Merger Shares allocable to New Insurer shall be (i) 500,000 or (ii) such other number as the Board of Directors of Holdings and the Board of Governors of the Company determine is appropriate in order to insure that the Merger Shares issued to New Insurer pursuant to the Merger have a fair market value equivalent to the fair market value of the shares of Common Stock held by the Company which are to be cancelled in the Merger pursuant to Section 2.5 hereof.

                                    ANNEX I-4

     2.4 Fractional Shares. No fractional shares of Common Stock shall be issued to any Eligible Member upon surrender of Membership Interests. In lieu of any fractional shares, each Eligible Member shall be paid an amount in cash (without interest) rounded to the nearest cent, determined (i) by multiplying
(a) the Initial Stock Price by (b) the fractional interest to which such Eligible Member would otherwise be entitled or (ii) in the event that the Initial Public Offering does not occur on the Effective Date, by multiplying (a) the Fair Market Value by (b) the fractional interest to which such Eligible Member would otherwise be entitled.

     2.5 Cancellation and Issuance of Holdings Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the Company, New Insurer, Holdings or the Surviving Corporation:

          (a) the Common Stock of Holdings held by the Company shall be cancelled; and

          (b) the Merger Shares allocable to New Insurer pursuant to Section 2.3(b) shall be issued.

     2.6 Issuance of Consideration. As soon as reasonably practicable after the Effective Date, Holdings shall prepare and issue (i) stock certificates representing the Merger Shares allocated to each Eligible Member and to New Insurer, and (ii) checks representing the cash paid in lieu of fractional shares, as calculated pursuant to Section 2.4 hereof.

     2.7 No Further Interest in the Company. As of the Effective Time, each Member of the Company shall cease to be a Member, and shall have no further interest in the Company or the Surviving Corporation, except for such interest that each such Member may have as a holder of Common Stock.

                                  ARTICLE III

                          APPROVAL BY THE COMMISSIONER

     3.1 Commissioner's Approval. This Plan is subject to the approval of the Commissioner pursuant to Sections 1552 et. seq. of the California Insurance Law.

                                   ARTICLE IV

                 REPRESENTATIONS AND WARRANTIES BY THE COMPANY

     The Company represents and warrants to Holdings that, as of the date of this Plan and as of the Effective Time:

     4.1 Organization and Qualification. The Company is a reciprocal or inter-insurance exchange duly organized, validly existing and in good standing under the laws of the State of California. The Company has all requisite power and authority required for it to own (or lease) and use its properties and carry on its business as presently conducted. The Company is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the nature of business or the character of its properties makes necessary such qualifications or licensing, except where the failure to so qualify would not materially adversely affect the condition (financial or otherwise), results of operations, business, properties or prospects of the Company taken as a whole.

     4.2  Authority Relative to this Plan; Recommendation to Eligible
Members. The Company has full right, power, and authority to execute, deliver and perform the terms of this Plan. Subject only to favorable action by the Company's Eligible Members at the Special Meeting referred to in Section 6.2, the execution, delivery and performance of this Plan by the Company have been duly and validly authorized and approved by all required action on the part of the Company. The Company's Board of Governors has unanimously approved the execution, delivery and performance of this Plan. Subject only to approval of the Company's Eligible Members as described above, this Plan constitutes the valid and binding agreement of the Company and is enforceable in accordance with its terms.

     4.3 Compliance. Neither the execution and delivery of this Plan by the Company nor the consummation of the transactions contemplated hereby nor compliance by the Company with any of the

                                    ANNEX I-5
provisions hereof will (i) violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of the Company under any of the terms, conditions or provisions of (a) the management agreement between the Company and the Attorney-in-Fact, or the Company's Bylaws or (b) any material note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which the Company or any direct or indirect subsidiary of the Company is a party, or to which any of them, or any of their respective properties or assets, may be subject, or (ii) subject to compliance with the statutes and regulations referred to in the next paragraph, violate any judgment, ruling, order, writ, injunction, decree, statute, rule or regulation applicable to the Company or any direct or indirect subsidiary of the Company or any of their respective properties or assets, except, in the case of each of clauses (i) and (ii) above, for such violations, conflicts, breaches, defaults, terminations, accelerations or creations of liens, security interests, charges or encumbrances, which, in the aggregate, would not have a material adverse effect on the transactions contemplated hereby or on the condition (financial or other), business or operations of the Company and its subsidiaries taken as a whole.

     Other than in connection with or in compliance with the provisions of the California Corporations Law, the California Insurance Law, the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the Securities Act of 1933, as amended (the "Securities Act"), and the "takeover" or "blue sky" laws of various states, no notice to, filing with, or authorization, consent or approval of, any domestic or foreign public body or authority is necessary for the consummation the Company of the transactions contemplated by this Plan, except where failure to give such notice, make such filings, or obtain authorizations, consents or approvals would, in the aggregate, not have a material adverse effect on the transactions contemplated hereby or on the condition (financial or other), business or operations of the Company taken as a whole.

                                   ARTICLE V

           REPRESENTATIONS AND WARRANTIES OF HOLDINGS AND NEW INSURER

     Each of Holdings and New Insurer each, jointly and severally, represents and warrants to the Company as follows:

     5.1 Organization and Qualification. Holdings is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. New Insurer is a corporation duly organized, validly existing and in good standing under the laws of the State of California. Each of Holdings and New Insurer is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the nature of their respective businesses or the character of their respective properties makes necessary such qualifications or licensing, except where the failure to so qualify would not materially adversely affect the condition (financial or otherwise), results of operations, business, properties or prospects of Holdings and New Insurer, taken as a whole. New Insurer holds a certificate of authority from the Commissioner to transact specified classes of insurance in the State of California, and such certificate of authority is in full force and effect.

     5.2 Capitalization. As of the date of this Plan, Holdings has an authorized capital stock of 1,000 shares of Common Stock, par value $.0001 per share, of which 500 shares are duly and validly issued and outstanding, fully paid and nonassessable, all of which are held by the Company. As of the date of this Plan, New Insurer has an authorized capital stock of 100,000 shares of common stock, par value $260.00 per share, of which 10,000 shares are duly and validly issued and outstanding, fully paid, nonassessable, all of which are held by the Company.

     5.3 Authority Relative to this Plan. Each of Holdings and New Insurer has full corporate power and authority to execute and deliver this Plan and to perform its respective obligations hereunder. All

                                    ANNEX I-6
corporate action required on the part of Holdings and New Insurer in order to authorize such execution, delivery and performance has been taken. This Plan constitutes the valid and binding obligation of each of Holdings and New Insurer, enforceable against each in accordance with its terms.

     5.4 Compliance. Neither the execution and delivery of this Plan by Holdings and New Insurer nor the consummation of the transactions contemplated hereby nor compliance by Holdings and New Insurer with any of the provisions hereof will (i) violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of Holdings or New Insurer or any other direct or indirect subsidiary under any of the terms, conditions or provisions of (a) the respective charters or bylaws of Holdings or New Insurer or (b) any material note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Holdings or New Insurer is a party, or to which either of them, or any of their respective properties or assets, may be subject, or (ii) subject to compliance with the statutes and regulations referred to in the next paragraph, violate any judgment, ruling, order, writ, injunction, decree, statute, rule or regulation applicable to Holdings or New Insurer or any of their respective properties or assets, except, in the case of each of clauses (i) and (ii) above, for such violations, conflicts, breaches, defaults, terminations, accelerations or creations of liens, security interests, charges or encumbrances, which, in the aggregate, would not have a material adverse effect on the transactions contemplated hereby or on the condition (financial or other), business or operations of Holdings and its subsidiaries taken as a whole.

     Other than in connection with or in compliance with the provisions of the California Corporations Law, the California Insurance Law, the Exchange Act, the Securities Act, and the "takeover" or "blue sky" laws of various states, no notice to, filing with, or authorization, consent or approval of, any domestic or foreign public body or authority is necessary for the consummation by Holdings or New Insurer of the transactions contemplated by this Plan, except where failure to give such notice, make such filings, or obtain authorizations, consents or approvals would, in the aggregate, not have a material adverse effect on the transactions contemplated hereby or on the condition (financial or other), business or operations of Holdings and New Insurer taken as a whole.

                                   ARTICLE VI

                             ADDITIONAL AGREEMENTS

     6.1 Cooperation. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use all reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Plan and to cooperate with each other in connection with the foregoing, including using its best efforts to:

          (a) prepare and file with the California Department as soon as is reasonably practicable all necessary permit applications and other necessary registrations and filings, including, but not limited to, all filings and other submissions of information to governmental authorities with respect to the transactions contemplated by this Plan, and use its best efforts to obtain such permits and approvals as promptly as possible;

          (b) prepare and file with the SEC as soon as is reasonably practicable a Registration Statement, including a proxy statement/prospectus (the "Registration Statement") with respect to the transactions contemplated by this Plan, and use its best efforts to have such Registration Statement declared effective by the SEC under the Securities Act as promptly as possible;

          (c) mail, as soon as is reasonably practicable after receiving any required regulatory approvals, a proxy statement, together with a form of proxy, with respect to the meeting of the Company's Eligible Members at which the Eligible Members of the Company will vote upon this Plan and the

                                    ANNEX I-7

     Merger (the "Proxy Statement"). The term "Proxy Statement" shall mean such proxy or information statement at the time it initially is mailed to the Company's Eligible Members and all amendments or supplements thereto, if any, similarly filed and mailed. The information provided and to be provided by the Company, Holdings and New Insurer, respectively, for use in the Proxy Statement shall, on the date the Proxy Statement is first mailed to the Company's Eligible Members and on the date of the meeting of the Company's Eligible Members referred to in Section 6.2, be true and correct in all material respects and shall not omit to state any material fact necessary in order to make such information not misleading, and each of the Company, Holdings and New Insurer agrees to correct any information provided by it for use in the Proxy Statement that shall have become false or misleading;

          (d) take all such actions as may be required under state blue sky or securities laws in connection with the transactions contemplated by this Plan;

          (e) arrange for the listing of the Common Stock on a national securities exchange;

          (f) obtain all necessary waivers, consents and approvals from other parties to material loan agreements, leases and other contracts;

          (g) obtain all necessary consents, approvals and authorizations as are required to be obtained under any Federal, state or foreign law or regulations;

          (h) defend all lawsuits or other legal proceedings, formal or informal, challenging this Plan or the consummation of the transactions contemplated hereby; and

          (i) lift, rescind or mitigate the effect of any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated hereby.

     6.2 Special Meeting of Eligible Members of the Company. (a) After approval by the Commissioner of this Plan pursuant to Section 1552 of the California Insurance Law, the Company shall take all action necessary, in accordance with California Corporations Law, the California Insurance Law, the Subscription Agreements and the Company's Bylaws, to convene the Special Meeting of the Eligible Members as promptly as practicable to consider and vote upon this Plan and the Merger.

     (b) The record date for the Special Meeting shall be the Approval Date.

     (c) Each Eligible Member shall be entitled to vote in person or by proxy in a manner to be prescribed by the Commissioner and the Company's Bylaws; provided, however, that any vote cast shall be by ballot and not viva voce.

     (d) The Proxy Statement shall contain the recommendation of the Board of Governors that the Eligible Members of the Company vote to adopt and approve the Merger and this Plan.

     (e) The Company shall use its best efforts to solicit from Eligible Members proxies in favor of such adoption and approval and to take all other action necessary or, in the reasonable judgment of the Company, helpful to secure the vote or consent of the Eligible Members.

     (f) The Company shall mail notice of the Special Meeting to all Eligible Members. Such notice shall set forth the reasons for the Special Meeting and the time and place of the Special Meeting, and shall enclose a proxy for each Eligible Member. Such notice and proxy shall be mailed by first class mail to the address of each Eligible Member, as such address appears on the records of the Company, at least 35 days prior to the Special Meeting, and such notice and proxy shall be in a form satisfactory to the Commissioner. Notice of the Special Meeting shall be accompanied by information relevant to the Special Meeting.

     (g) Notice of the Special Meeting also shall be given by the Company through publication in a newspaper of general circulation in Los Angeles County, State of California, the county of the Company's principal place of business. Such publication shall be made at least twice and shall be published in a

                                    ANNEX I-8
business day edition of the newspaper. Such publication shall be made at least 30 days prior to the Special Meeting.

     (h) The affirmative vote of the Eligible Members required for adoption and approval of this Plan and the Merger shall be 66-2/3% of the Eligible Members.

     6.3 Officers' and Directors' Insurance; Indemnification. It is understood and agreed that the Company shall indemnify and hold harmless and, after the Effective Time, the Surviving Corporation will indemnify and hold harmless, each present and former member of the Board of Governors and officer of the Company, and each director and officer of the Attorney-in-Fact (the "Indemnified Parties") to the full extent permitted by applicable law against any losses, claims, damages, liabilities, costs, expenses, judgments and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation arising out of or pertaining to any action or omission which arises out of or relates to the transactions contemplated by this Plan, and the Company and the Surviving Corporation, as the case may be, will advance expenses to each such person upon receipt of an undertaking to: (i) repay such amount if it shall be determined ultimately that such person is not entitled to indemnification under the applicable law; and (ii) reasonably cooperate with the Company (of, after the Effective Time, the Surviving Corporation) concerning the action, suit, proceeding or investigation. In the event any such claim, action, suit, proceeding or investigation is brought against any Indemnified Party (whether arising before or after the Effective Time), (a) the Indemnified Parties may retain counsel satisfactory to them and the Company (or them and the Surviving Corporation after the Effective Time), (b) the Company (or after the Effective Time, the Surviving Corporation) shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received, and (c) the Company (or after the Effective Time, the Surviving Corporation) will use its best efforts to assist in the vigorous defense of any such matter, provided, that neither the Company nor the Surviving Corporation shall be liable for any such settlement effected without their written consent, which consent, however, shall not be unreasonably withheld. Any Indemnified Party wishing to claim indemnification under this Section 6.3, upon learning of any such claim, action, suit, proceeding or investigation, shall notify the Company or the Surviving Corporation thereof and shall deliver to the Company or the Surviving Corporation an undertaking to repay any amounts advanced pursuant hereto when and if a court of competent jurisdiction shall ultimately determine, after exhaustion of all avenues of appeal, that such Indemnified Party was not entitled to indemnification under this Section. In addition, upon the occurrence of the Effective Time, New Insurer shall be deemed expressly to have assumed any obligations of the Company to its directors and officers for indemnification, whether under the Company's Bylaws or the Subscription Agreements, or otherwise, for acts or occurrences prior to the Effective Time. This Section 6.3 shall survive the consummation of the Merger.

     6.4 Continuity of Obligations Regarding Policyholders. It is understood and agreed that after the Effective Time: (i) the Surviving Corporation shall be a corporation of the State of California authorized to transact insurance under the California Insurance Law, (ii) the policyholders of the Company prior to the Effective Time shall become policyholders of the Surviving Corporation; (iii) the Surviving Corporation shall, as required by Section 1070.6(b) of the California Insurance Law, be available to such policyholders to obtain policy changes and endorsements, to receive payment of premiums and refund unearned premiums, to serve notice of claim, proof of loss, summons, process and other papers, and for purposes of suit; and (iv) the Surviving Corporation shall timely file with the Commissioner the financial statements and tax returns required by Section 1070.6(c) of the California Insurance Law, and shall timely pay all taxes found to be due relating to the business of the Company in the State of California during the calendar year of the Merger, in accordance with said Section 1070.6(c).

                                    ANNEX I-9

                                  ARTICLE VII

                              CONDITIONS PRECEDENT

     7.1 Conditions to Obligations of Each Party to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following conditions:

          (a) the Registration Statement shall have become effective under the Securities Act and no stop order with respect to the Registration Statement shall have been issued;

          (b) all consents, authorizations, orders or approvals of the California Department and any other governmental commission, board or other regulatory body that the parties mutually agree are essential to effect the Merger and for New Insurer to conduct the business of New Insurer and the Company in substantially the same matter as now conducted shall have been received;

          (c) this Plan and the Merger shall have been approved and adopted by the requisite vote or consent of the Eligible Members of the Company required by California Corporations Law and California Insurance Law, by the requisite vote or consent of the shareholders of New Insurer required by California Corporations Law; and by the requisite vote or consent of the stockholder of Holdings;

          (d) the Company shall have received either a private letter ruling from the Internal Revenue Service, or an opinion from a law firm of recognized standing, to the effect that for Federal income tax purposes, the Eligible Members generally will recognize no gain or loss on the exchange of their Membership Interests for shares of Common Stock pursuant to the Merger;

          (e) the Company shall have contributed, for no consideration, all of the outstanding shares of Common Stock of New Insurer to Holdings;

          (f) no preliminary or permanent injunction or other order, decree or ruling issued by a court of competent jurisdiction or by a governmental, regulatory or administrative agency or commission nor any statute, rule, regulation or executive order promulgated or enacted by any governmental authority shall be in effect, which would prevent the consummation of the Merger or make the consummation of the Merger illegal; and

          (g) prior to the Effective Time, the Company and Holdings shall have received from an investment banking firm of recognized standing an opinion that the exchange of the aggregate Membership Interests for the Merger Shares and the cash in lieu of fractional shares to be paid to the Eligible Members in the Merger in the aggregate is fair, from a financial point of view, to the Eligible Members as a group.

                                  ARTICLE VIII

                                  TERMINATION

     8.1 Termination. This Plan may be terminated, and the Merger contemplated herein may be abandoned, at any time prior to the Effective Time, whether prior to or after approval of the Merger by the Eligible Members:

          (a) by mutual written consent of the Board of Directors of Holdings, the Board of Directors of New Insurer and the Board of Governors of the Company; or

          (b) by the Company, if New Insurer or Holdings breaches in any material respect any of its covenants or agreements contained in this Plan; or

          (c) by Holdings, if the Company breaches in any material respect any of its covenants or agreements contained in this Plan; or

                                   ANNEX I-10

          (d) by either Holdings or the Company:

             (i) if the Merger has not been consummated prior to December 31, 1996; or

             (ii) if any court of competent jurisdiction or other governmental body shall have issued an order, decree or ruling, or taken any other action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and non-appealable.

     8.2 Effect of Termination. In the event of the termination of this Plan as provided in Section 7.1, this Plan shall forthwith become void, and there shall be no liability on the part of the Company, Holdings or New Insurer, except as described in Section 6.3 and as set forth in the last sentence of this Section
8.2. Nothing contained in this Section 8.2 shall relieve the Company, Holdings or New Insurer from liability for any breach of this Plan.

                                   ARTICLE IX

                               GENERAL PROVISIONS

     9.1 Amendment. This Plan may be amended by an instrument in writing signed on behalf of each of the parties hereto; provided, however, that after approval of the Merger by the Eligible Members, no amendment may be made which under applicable law requires further approval of Eligible Members without such further approval of Eligible Members.

     9.2 Extension; Waiver. At any time prior to the Effective Time any party hereto may (i) extend the time for the performance of any of the obligations or other acts of any other party hereto; (ii) waive any inaccuracies in the representations and warranties contained in this Plan and (iii) waive compliance with any of the agreements of the other parties or conditions to its own obligations contained in this Plan. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party by a duly authorized officer.

     9.3 Nonsurvival of Representations and Warranties. The respective representations and warranties of the Company, New Insurer and Holdings contained herein shall expire with, and be terminated and extinguished upon, consummation of the Merger, and thereafter none of the Company, New Insurer and Holdings or any officer, director or principal thereof shall be under any liability whatsoever with respect to any such representation or warranty. This
Section 9.3 shall have no effect upon any other obligation of the parties hereto, whether to be performed before or after the consummation of the Merger.

     9.4 Entire Plan. This Plan contains the entire agreement among the Company, New Insurer and Holdings with respect to the subject matter hereof and supersedes all prior arrangements and understandings, both written and oral, among such parties with respect thereto.

     9.5 Counterparts. This Plan may be executed in one or more counterparts, all of which shall be considered one and same agreement and shall become binding when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

     9.6 Severability. It is the desire and intent of the parties that the provisions of this Plan be enforced to the fullest extent permissible under the law and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, in the event that any provision of this Plan would be held in any jurisdiction to be invalid, prohibited or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Plan or affecting the validity or enforceability of such provision in any other jurisdiction. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Plan or affecting the validity or enforceability of such provision in any other jurisdiction.

                                   ANNEX I-11

     9.7 Notices. Any notice given by any party under this Plan (each, a "notice") shall be in writing and shall be deemed duly given (i) when personally delivered, or (ii) when five days have elapsed after its transmittal by registered or certified mail, postage prepaid, return receipt requested, addressed to the party to whom directed at that party's address as it appears below or another address of which that party has given notice as provided herein, or (iii) when transmitted by telex or telecopy (or equivalent service), the sender's receiving apparatus having printed the answerback (if any) of the addressee on a copy of the telex or telecopy message. Notices of address change shall be effective only upon receipt notwithstanding the previous sentence.

        If to the Company, to:

                   Southern California Physicians Insurance Exchange 9441 W. Olympic Boulevard
                   P.O. Box 4015
                   Beverly Hills, California 90213-4015
                   Telecopy No.: (310) 551-5924

        If to Holdings to:

                   SCPIE Holdings Inc.
                   9441 W. Olympic Boulevard
                   P.O. Box 4015
                   Beverly Hills, California 90213-4015
                   Telecopy No.: (310) 551-5924

        If to New Insurer, to:

                   SCPIE Indemnity Company
                   9441 W. Olympic Boulevard
                   P.O. Box 4015
                   Beverly Hills, California 90213-4015
                   Telecopy No.: (310) 551-5924

        In each case, with copy to:

                   Latham & Watkins
                   701 "B" Street, Suite 2100
                   San Diego, California 92101
                   Attention: Donald P. Newell, Esq.
                   Telecopy No.: (619) 696-7419

     9.8 Public Announcements. Unless otherwise required by law, prior to the Effective Time, no news release or other public announcement pertaining to the transactions contemplated by this Plan will be made by any party without the prior written consent of the other party hereto.

     9.9 Section Headings. The section headings contained in this Plan are inserted for reference purposes only and shall not affect the meaning or interpretation of this Plan.

     9.10 Benefits and Assignment. This Plan is not intended to convey upon any person other than the parties any rights or remedies hereunder. This Plan shall not be assigned by operation of law or otherwise.

     9.11 Applicable Law. This Plan and the legal relations between the parties hereto shall be governed by and construed in accordance with the laws of the State of California applicable to contracts made and to be performed therein.

                                   ANNEX I-12

     IN WITNESS WHEREOF, each of the parties has caused this Plan to be executed as of the date first above written, which is sometimes referred to herein as "the date of this Plan."

                                          SOUTHERN CALIFORNIA PHYSICIANS
                                          INSURANCE EXCHANGE, by SCPIE
                                          Management Company, its
                                          Attorney-in-Fact

                                          By /s/  DONALD J. ZUK

                                            ------------------------------------
                                                  Donald J. Zuk
                                                  President and Chief Executive
                                             Officer

                                          By /s/  WENDELL L. MOSELEY, M.D.

                                            ------------------------------------
                                                  Wendell L. Moseley, M.D.
                                                  Secretary

                                          SCPIE INDEMNITY COMPANY

                                          By /s/  DONALD J. ZUK

                                            ------------------------------------
                                                  Donald J. Zuk
                                                  President and Chief Executive
                                             Officer

                                          By /s/  WENDELL L. MOSELEY, M.D.

                                            ------------------------------------
                                                  Wendell L. Moseley, M.D.
                                                  Secretary

                                          SCPIE HOLDINGS INC.

                                          By /s/  DONALD J. ZUK

                                            ------------------------------------
                                                  Donald J. Zuk
                                                  President and Chief Executive
                                             Officer

                                          By /s/  WENDELL L. MOSELEY, M.D.

                                            ------------------------------------
                                                  Wendell L. Moseley, M.D.
                                                  Secretary

                                   ANNEX I-13

                                    ANNEX II

                        OPINION OF THE FINANCIAL ADVISOR












































                                   ANNEX II-1

                       [Salomon Brothers Inc Letterhead]

                                                            , 1996

The Board of Governors
Southern California Physicians Insurance Exchange
9441 West Olympic Boulevard
Beverly Hills, CA 90213-4015

Members of the Board:

     You have requested our opinion as investment bankers as to the fairness, from a financial point of view, to the Eligible Members of Southern California Physicians Insurance Exchange ("SCPIE" or the "Company"), as a group, of the exchange of the aggregate Membership Interests for shares of Common Stock of SCPIE Holdings Inc. (the "Holding Company"), and cash in lieu of fractional shares, pursuant to the Plan and Agreement of Merger among the Company, the Holding Company and SCPIE Indemnity Company, a California stock insurance company, dated March 21, 1996 and amended August 8, 1996 (as so amended, the "Plan"). Capitalized terms not otherwise defined herein are used as defined in the Plan.

     The Plan provides for a merger and related transactions pursuant to Section 1550 et seq. of the California Insurance Law (the "Reorganization") and further provides, among other things, that: (1) the Company will merge with and into SCPIE Indemnity Company, the surviving corporation of the Merger; (2) following the Reorganization, SCPIE Indemnity Company will be a wholly owned subsidiary of the Holding Company; (3) the Membership Interests in SCPIE will be extinguished;
(4) Eligible Members will receive shares of Common Stock of the Holding Company and cash in lieu of fractional shares as compensation for the extinguishment of their Membership Interests in SCPIE; and (5) at the discretion of the board of directors of the Holding Company, shares of Common Stock of the Holding Company may be offered to the public in the Initial Public Offering.

     As you are aware, Salomon Brothers Inc has been retained by SCPIE to provide investment banking advice and SCPIE has agreed to retain Salomon Brothers Inc as lead manager in connection with the proposed Initial Public Offering. The Company has agreed to indemnify us for certain liabilities arising out of the rendering of this opinion.

     Pursuant to California Insurance Law, the Plan must be approved by (a) the Commissioner of Insurance of the California Insurance Department (the "Commissioner") and (b) not less than two-thirds of the Eligible Members at a special meeting of the policyholders. If approved by Eligible Members and the Commissioner, and if the other conditions set forth in the Plan or required by law are satisfied, the Merger contemplated by the Plan will become effective on the Effective Date.

     You have not asked for our opinion and we do not express any opinion as to:
(1) which of the Company's policyholders are to be included among the Eligible Members; (2) the fairness of the proposed consideration to be paid to any Eligible Member or to any class of Eligible Members in connection with the Reorganization, including any provisions of the Plan relating to which Eligible Members receive Common Stock of the Holding Company, the allocation of such Common Stock among Eligible Members and other provisions of the Plan which distinguish among Eligible Members; and (3) the price at which the common stock is sold in the Initial Public Offering (the "IPO Price"), the fair market value of any shares of Common Stock of the Holding Company to be issued pursuant to the Plan or the price at which the Common Stock of the Holding Company issued in connection with the Plan or pursuant to the Initial Public Offering will trade. We note that the IPO Price will be a function of market conditions and the recent performance of and outlook for the Company at that time. We believe that trading in the Common Stock of the Holding Company for a period following the completion of a distribution of the Common Stock of the Holding Company, including the Initial Public Offering, would be characterized by a redistribution of the Common Stock of the Holding Company among Eligible Members that were issued shares of Common Stock and other investors. It is possible that during these periods of

                                   ANNEX II-2
redistribution the Common Stock of the Holding Company may trade at prices below the prices at which it would trade on a fully distributed basis.

     In arriving at our opinion, we have reviewed, analyzed and relied upon material bearing upon the financial and operating condition and prospects of the Company and material prepared in connection with the Plan and the Reorganization, and we have considered such financial and other factors as we have deemed appropriate under the circumstances, including, among other things, the following: (1) the statutory annual statements provided by the Company for the years 1991 through 1995; (2) certain GAAP financial data provided by the Company, including the unaudited income statement and balance sheet for the three month period ending March 31, 1996, the audited income statements for each year of the three year period ending December 31, 1995, the audited balance sheets for each year of the two year period ending December 31, 1995, the unaudited income statements for each year of the two year period ending December 31, 1992, and the unaudited balance sheets for each year of the three year period ending December 31, 1993; (3) certain consolidated financial projections for the Holding Company and its subsidiaries after the Reorganization provided to us by the Company; (4) the Registration Statement on Form S-1 of the Company dated May 3, 1996 as amended; (5) the Registration Statement on Form S-4 of the Company dated May 3, 1996 as amended; (6) a copy of the Plan dated March 21, 1996 as amended August 8, 1996; (7) certain financial data of the Company which we compared with publicly available financial information and market data of other companies which we believed to be comparable; and (8) the financial terms of the transactions contemplated by the Plan and the exhibits thereto which we compared with the financial terms of other transactions we deemed to be relevant. We have also conducted discussions with management and advisors of the Company relating to the business of the Company and certain financial and other aspects of the Plan and the Reorganization and such other matters we believe relevant to our inquiry. We have also taken into account our assessment of general economic, market and financial conditions, our experience in securities valuation and our knowledge of the insurance industry generally.

     Furthermore, you have directed us to assume and we have assumed that: (1) the Reorganization will meet all applicable legal and regulatory requirements and that all necessary action will have been taken to comply with all applicable laws and requirements, including the receipt of all required approvals by policyholders, regulators and otherwise; and (2) the terms of the Initial Public Offering (which have not yet been determined) will not affect the legal or tax treatment of the Plan or the Reorganization. We have also assumed that, as of the date hereof, the Reorganization will be completed on the basis described in the Plan. We have been advised as to certain legal and tax matters by counsel to the Company and, with respect to such matters, we have relied upon such counsel.

     We have assumed that the Company will receive, prior to the Effective Date, a private letter ruling from the Internal Revenue Service or an opinion from its tax counsel as to certain tax matters as described in Section 7.1(d) of the Plan. For purposes of our opinion, we have assumed that, if an opinion from tax counsel is delivered, then such opinion of tax counsel is correct and will be confirmed as of the Effective Date with no changes or exceptions whatsoever.

     In preparing our opinion we have taken into account a number of factors including but not limited to, the following (in no particular order): (1) the fact that the Company has advised us that growth is extremely important to remain an effective and competitive insurer in the future; (2) the fact that the Company has advised us that it is of significant strategic importance that it have broader access to external capital to finance this growth; (3) the Company's A+ (Superior) rating by A.M. Best and the considerations on which such rating is based; (4) in its present form as a reciprocal insurer, the Company has limited access to the capital markets for new capital; (5) following the Reorganization the Company will have a capital structure potentially enabling it to access the capital markets for new capital; and (6) the illiquidity of Membership Interests.

     In conducting our review and arriving at our opinion, we have relied upon and assumed the accuracy and completeness of the financial and other information provided to us or publicly available and have not attempted to independently verify the same. With respect to the financial forecasts, we have assumed

                                   ANNEX II-3
that such forecasts have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the Company, and we express no opinion with respect to such forecasts or the assumptions on which they are based. We have not made or obtained any evaluations or appraisals of the properties, assets, liabilities, reserves or surplus of the Company. Our opinion as expressed herein is limited to the fairness, from a financial point of view, to the Eligible Members of the exchange of the aggregate membership interests for shares of Common Stock of the Holding Company, and cash in lieu of fractional shares, pursuant to the Plan, and does not address the Company's underlying business decision to participate in the Plan and Reorganization, and does not constitute a recommendation to any Eligible Member as to how such Eligible Member should vote with respect to the Plan. Our opinion is necessarily based upon conditions as they exist and can be evaluated on the date hereof and the information made available to us through the date hereof.

     It is understood that this letter is for the information of the Board of Governors of the Company and is not to be quoted or referred to, in whole or in part, in any document or used for any other purpose without the prior written consent of Salomon Brothers Inc, except that it may be referred to in, and attached as an exhibit to, the Proxy Statement/Prospectus to be sent to Eligible Members, and copies of it may be provided to the Commissioner.

     Based upon and subject to the foregoing, it is our opinion as investment bankers that, as of the date hereof, the exchange of the aggregate Membership Interests for shares of Common Stock of the Holding Company, and for cash in lieu of fractional shares pursuant to the Plan is fair, from a financial point of view, to the Eligible Members of the Company, as a group.

Very truly yours,

                                   ANNEX II-4

                                   ANNEX III

            RESTATED CERTIFICATE OF INCORPORATION OF SCPIE HOLDINGS

                              AMENDED AND RESTATED
                          CERTIFICATE OF INCORPORATION
                                       OF
                              SCPIE HOLDINGS INC.

     SCPIE HOLDINGS INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"), DOES HEREBY CERTIFY:

          1. The Corporation's original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on September 18, 1995 under the name SCPIE HOLDINGS INC.

          2. That by action taken at a special meeting of the Board of Directors on May 9, 1996, resolutions were duly adopted setting forth a proposed amendment and restatement of the Certificate of Incorporation of the Corporation, declaring said amendment and restatement to be advisable and directing its officers to submit said amendment and restatement to the stockholder of the Corporation for consideration thereof. The resolution setting forth the proposed amendment and restatement is as follows:

             "THEREFORE, BE IT RESOLVED, that the Certificate of Incorporation of the Corporation is hereby amended and restated to read in its entirety as follows, subject to the required consent of the stockholder of the corporation:

           FIRST: The name of the Corporation (hereinafter the "Corporation") is

                                      SCPIE HOLDINGS INC.

           SECOND: The address, including street, number, city and county, of the registered office of the Corporation in the State of Delaware is 1013 Centre Road, City of Wilmington, County of New Castle, and the name of the registered agent of the Corporation in the State of Delaware is The Prentice-Hall Corporation System, Inc.

           THIRD: The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

           FOURTH: The total number of shares of stock which the Corporation shall have authority to issue shall be thirty five million (35,000,000), divided as follows: (i) thirty million (30,000,000) shares of Common Stock with a par value of $.0001 per share, and (ii) five million (5,000,000) shares of Preferred Stock with a par value of $1.00 per share.

                Shares of Preferred Stock may be issued from time to time in one or more series, each of such series to have such terms as stated in the resolution or resolutions providing for the establishment of such series adopted by the Board of Directors of the Corporation as hereinafter provided. Except as otherwise expressly stated in the resolution or resolutions providing for the establishment of a series of Preferred Stock, any shares of Preferred Stock which may be redeemed, purchased or acquired by the Corporation may be reissued except as otherwise expressly provided by law.

                Authority is hereby expressly granted to the Board of Directors of the Corporation to issue, from time to time, shares of Preferred Stock in one or more series, and, in connection with the establishment of any such series by resolution or resolutions, to determine and fix such voting powers, full or limited, or no voting powers, and such other powers, designations, preferences and relative, participating, optional and other special rights, and the qualifications, limitations and restrictions thereof, if any including, without limitation, dividend rights, conversion rights, redemption privileges and liquidation preferences, as shall be stated in such resolution or resolutions, all to the fullest extent permitted by the General Corporation Law of the State of Delaware. Without limiting the generality of the foregoing, the resolution or resolutions providing for the establishment of any series of Preferred Stock

                                   Annex III-2
           may, to the extent permitted by law, provide that such series shall be superior to, rank equally with or be junior to the Preferred Stock of any other series. Except as otherwise expressly provided in the resolution or resolutions providing for the establishment of any series of Preferred Stock, no vote of the holders of shares of Preferred Stock or Common Stock shall be a prerequisite to the issuance of any shares of any series of the Preferred Stock authorized by and complying with the conditions of this Amended and Restated Certificate of Incorporation.

           FIFTH: 1. The business and affairs of the Corporation shall be managed by or under the direction of a Board of Directors consisting of (not including directors elected by one or more series of Preferred Stock) not less than 7 nor more than 13 directors, the exact number of directors to be determined from time to time solely by resolution adopted by the affirmative vote of a majority of the directors.

           2. The directors of the Corporation, other than directors elected by one or more series of Preferred Stock, shall be divided into three classes, designated Class I, Class II and Class III. Each class shall consist, as nearly as may be possible, of one-third of the total number of directors (other than directors elected by one or more series of Preferred Stock) constituting the entire Board of Directors. Each director (other than directors elected by one or more series of Preferred Stock) shall serve for a term ending on the date of the third annual meeting of stockholders next following the annual meeting at which such director was elected, provided that directors initially designated as Class I directors shall serve for a term ending on the date of the 1997 annual meeting, directors initially designated as Class II directors shall serve for a term ending on the date of the 1998 annual meeting, and directors initially designated as Class III directors shall serve for a term ending on the date of the 1999 annual meeting. Notwithstanding the foregoing, each director shall hold office until such director's successor shall have been duly elected and qualified or until such director's earlier death, resignation, disqualification or removal. If the authorized number of directors (other than directors elected by one or more series of Preferred Stock and other than directors to be elected at an annual meeting of stockholders) is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, but in no event will a decrease in the number of directors shorten the term of any incumbent director. Vacancies on the Board of Directors resulting from death, resignation, removal or otherwise and newly created directorships resulting from any increase in the number of directors may be filled (other than directors elected by one or more series of Preferred Stock) solely by a majority of the directors then in office (although less than a quorum) or by a sole remaining director, and each director so elected shall hold office for a term that shall coincide with the remaining term of the class to which such director shall have been elected. Whenever the holders of one or more series of Preferred Stock shall have the right, voting separately as a series, to elect directors, the nomination, election, term of office, filling of vacancies, removal and other features of such directorships shall not be governed by this ARTICLE SIXTH unless otherwise provided for in the certificate of designation for such series.

           3. No director (other than directors elected by one or more series of Preferred Stock) may be removed from office by the stockholders except for cause and, in addition to any other vote required by law, upon the affirmative vote of the holders of not less than 66 2/3% of the total voting power of all outstanding securities of the Corporation then entitled to vote generally in the election of directors, voting together as a single class.

           SIXTH: The following provisions are inserted for the management of the business and the conduct of the affairs of the Corporation and for the further definition of the powers of the Corporation and its directors and stockholders:

                                   Annex III-3

           1. The Board of Directors shall have the power to adopt, amend or repeal the by-laws of the Corporation.

                The stockholders may adopt, amend, alter, repeal or rescind the by-laws of the Corporation only with, in addition to any other vote required by law, the affirmative vote of the holders of not less than 66 2/3% of the total voting power of all outstanding securities of the Corporation then entitled to vote generally in the election of directors, voting together as a single class.

           2. Elections of directors need not be by written ballot unless the by-laws of the Corporation so provide.

           3. Any action required or permitted to be taken at any annual or special meeting of stockholders may be taken only upon the vote of stockholders at an annual or special meeting duly noticed and called in accordance with the General Corporation Law of the State of Delaware, and may not be taken by written consent of stockholders without a meeting.

           4. Special meetings of stockholders may be called by the Board of Directors, the Chairman of the Board of Directors or the President of the Corporation and may not be called by any other person. Notwithstanding the foregoing, whenever holders of one or more series of Preferred Stock shall have the right, voting separately as a series, to elect directors, such holders may call special meetings of such holders pursuant to the certificate of designation for such series.

           SEVENTH: A director of this Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended.

                Any repeal or modification of the foregoing paragraph shall not adversely affect any right or protection of a director of the Corporation existing hereunder with respect to any act or omission occurring prior to such repeal or modification.

           EIGHTH: The Corporation reserves the right at any time, and from time to time, to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed by law; and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to the rights reserved in this article.

          3. That thereafter, at a meeting of the sole stockholder of the Corporation in accordance with Section 228 of the General Corporation Law of the State of Delaware, all of the shares of Common Stock of the Corporation were voted in favor of the amendment.

          4. That said Amended and Restated Certificate of Incorporation was duly adopted in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware.

                                   Annex III-4

     IN WITNESS WHEREOF, SCPIE HOLDINGS INC. has caused this Certificate to be signed by Donald J. Zuk, its President, this 10th day of September, 1996.

                                          SCPIE HOLDINGS INC.
                                          a Delaware corporation

                                          By:   /s/  DONALD J. ZUK
                                             -------------------------
                                            Name: Donald J. Zuk
                                            Title: President

                                   Annex III-5

                                    ANNEX IV

                            BYLAWS OF SCPIE HOLDINGS





























                                   ANNEX IV-1

                              AMENDED AND RESTATED
                                    BY-LAWS
                                       OF

                              SCPIE HOLDINGS INC.
























































                                   Annex IV-2

                               TABLE OF CONTENTS

                                                                                         PAGE
                                                                                         ----
ARTICLE I -- OFFICES...................................................................    1
     Section 1.  REGISTERED OFFICES....................................................    1
     Section 2.  OTHER OFFICES.........................................................    1
ARTICLE II -- MEETINGS OF STOCKHOLDERS.................................................    1
     Section 1.  PLACE OF MEETINGS.....................................................    1
     Section 2.  ANNUAL MEETING OF STOCKHOLDERS........................................    1
     Section 3.  QUORUM; ADJOURNED MEETINGS AND NOTICE THEREOF.........................    1
     Section 4.  VOTING................................................................    1
     Section 5.  PROXIES...............................................................    1
     Section 6.  SPECIAL MEETINGS......................................................    2
     Section 7.  NOTICE OF STOCKHOLDER.................................................    2
     Section 8.  MAINTENANCE AND INSPECTION OF STOCKHOLDER LIST........................    2
ARTICLE III -- DIRECTORS...............................................................    3
     Section 1.  THE NUMBER OF DIRECTORS...............................................    3
     Section 2.  VACANCIES.............................................................    3
     Section 3.  POWERS................................................................    3
     Section 4.  PLACE OF DIRECTORS' MEETINGS..........................................    3
     Section 5.  REGULAR MEETINGS......................................................    3
     Section 6.  SPECIAL MEETINGS......................................................    3
     Section 7.  QUORUM................................................................    3
     Section 8.  ACTION WITHOUT MEETING................................................    3
     Section 9.  TELEPHONIC MEETINGS...................................................    4
     Section10.  COMMITTEES OF DIRECTORS...............................................    4
     Section11.  MINUTES OF COMMITTEE MEETINGS.........................................    4
     Section12.  COMPENSATION OF DIRECTORS.............................................    4
ARTICLE IV -- OFFICERS.................................................................    4
     Section 1.  OFFICERS..............................................................    4
     Section 2.  ELECTION OF OFFICERS..................................................    4
     Section 3.  SUBORDINATE OFFICERS..................................................    5
     Section 4.  COMPENSATION OF OFFICERS..............................................    5
     Section 5.  TERM OF OFFICE; REMOVAL AND VACANCIES.................................    5
     Section 6.  CHAIRMAN OF THE BOARD.................................................    5
     Section 7.  PRESIDENT.............................................................    5
     Section 8.  VICE PRESIDENTS.......................................................    5
     Section 9.  SECRETARY.............................................................    5
     Section10.  ASSISTANT SECRETARY...................................................    5
     Section11.  TREASURER.............................................................    5
     Section12.  ASSISTANT TREASURER...................................................    6
ARTICLE V -- INDEMNIFICATION OF DIRECTORS AND OFFICERS.................................    6
ARTICLE VI -- INDEMNIFICATION OF EMPLOYEES AND AGENTS..................................    6
ARTICLE VII -- CERTIFICATES OF STOCK...................................................    6
     Section 1.  CERTIFICATES..........................................................    6
     Section 2.  SIGNATURES ON CERTIFICATES............................................    6
     Section 3.  STATEMENT OF STOCK RIGHTS, PREFERENCES, PRIVILEGES....................    7

                                   Annex IV-3

                                                                                         PAGE
                                                                                         ----
     Section 4.  LOST CERTIFICATES.....................................................    7
     Section 5.  TRANSFERS OF STOCK....................................................    7
     Section 6.  FIXED RECORD DATE.....................................................    7
     Section 7.  REGISTERED STOCKHOLDERS...............................................    7
ARTICLE VIII -- GENERAL PROVISIONS.....................................................    7
     Section 1.  DIVIDENDS.............................................................    7
     Section 2.  PAYMENT OF DIVIDENDS; DIRECTORS' DUTIES...............................    8
     Section 3.  CHECKS................................................................    8
     Section 4.  FISCAL YEAR...........................................................    8
     Section 5.  CORPORATE SEAL........................................................    8
     Section 6.  MANNER OF GIVING NOTICE...............................................    8
     Section 7.  WAIVER OF NOTICE......................................................    8
ARTICLE IX -- AMENDMENTS...............................................................    8
     Section 1.  AMENDMENT BY DIRECTORS OR STOCKHOLDERS................................    8

                                   Annex IV-4

                              AMENDED AND RESTATED
                                    BY-LAWS
                                       OF
                              SCPIE HOLDINGS INC.

                                   ARTICLE I

                                    OFFICES

     SECTION 1. Registered Offices. The registered office of the corporation shall be in the City of Wilmington, County of New Castle, State of Delaware.

     SECTION 2. Other Offices. The corporation may also have offices at such other places both within and without the State of Delaware as the Board of Directors may from time to time determine or the business of the corporation may require.

                                   ARTICLE II

                            MEETINGS OF STOCKHOLDERS

     SECTION 1. Place of Meetings. Meetings of stockholders shall be held at any place within or outside the State of Delaware designated by the Board of Directors. In the absence of any such designation, stockholders' meetings shall be held at the principal executive office of the corporation.

     SECTION 2. Annual Meeting of Stockholders. The annual meeting of stockholders shall be held each year on a date and a time designated by the Board of Directors.

     SECTION 3. Quorum; Adjourned Meetings and Notice Thereof. A majority of the voting power of the shares of capital stock of the corporation issued and outstanding and entitled to vote at any meeting of stockholders, the holders of which are present in person or represented by proxy, shall constitute a quorum for the transaction of business except as otherwise provided by law, by the Certificate of Incorporation, or by these By-Laws. A quorum, once established, shall not be broken by the withdrawal of enough votes to leave less than a quorum and the votes present may continue to transact business until adjournment. If, however, such quorum shall not be present or represented at any meeting of the stockholders, a majority of the voting power of the shares of capital stock represented in person or by proxy may adjourn the meeting from time to time, without notice other than announcement at the meeting of the time and place of the adjourned meeting, until a quorum shall be present or represented. At such adjourned meeting at which a quorum shall be present or represented, any business may be transacted which might have been transacted at the meeting as originally noticed. If the adjournment is for more than thirty days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote thereat.

     SECTION 4. Voting. When a quorum is present at any meeting, in all matters other than the election of directors, the vote of the holders of stock representing a majority of the voting power present in person or represented by proxy shall decide any question brought before such meeting, unless the question is one upon which by express provision of the Certificate of Incorporation, or these By-Laws, or any rule, regulation or statutory provision applicable to the corporation, a different vote is required in which case such express provision shall govern and control the decision of such question. Directors shall be elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors.

     SECTION 5. Proxies. At each meeting of the stockholders, each stockholder having the right to vote may vote in person or may authorize another person or persons to act for him by proxy appointed by an instrument in writing subscribed by such stockholder and bearing a date not more than three years prior to said meeting, unless said instrument provides for a longer period. All proxies must be filed with the Secretary of the corporation at the beginning of each meeting in order to be counted in any vote at the meeting. Each stockholder shall have one vote for each share of common stock having voting power,

                                   Annex IV-5
registered in his name on the books of the corporation on the record date set by the Board of Directors as provided in Article VI, Section 6 hereof.

     SECTION 6. Special Meetings. Special meetings of the stockholders, for any purpose, or purposes, unless otherwise prescribed by statute or by the Certificate of Incorporation, may be called by the Board of Directors, the Chairman of the Board or the President. Such request shall state the purpose or purposes of the proposed meeting. Business transacted at any special meeting of stockholders shall be limited to the purposes stated in the notice.

     SECTION 7. Notice of Stockholder Business and Nominations. (1) Nominations of persons for election to the Board of Directors of the corporation and the proposal of business to be considered by the stockholders may be made at an annual meeting of stockholders (a) pursuant to the corporation's notice of meeting, (b) by or at the direction of the Board of Directors or (c) by any stockholder of the corporation who was a stockholder of record at the time of giving of notice provided for in this By-Law, who is entitled to vote at the meeting and who complies with the notice procedures set forth in this By-Law.

     (2) For nominations or other business to be properly brought before an annual meeting by a stockholder pursuant to clause (c) of paragraph (1) of this By-Law, the stockholder must have given timely notice thereof in writing to the Secretary of the corporation and such other business must otherwise be a proper matter for stockholder action. To be timely, a stockholder's notice shall be delivered to the Secretary at the principal executive offices of the corporation not later than the close of business on the 60th day nor earlier than the close of business on the 90th day prior to the first anniversary of the preceding year's annual meeting; provided, however, that in the event that the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the stockholder to be timely must be so delivered not earlier than the close of business on the 90th day prior to such annual meeting and not later than the close of business on the later of the 60th day prior to such annual meeting and not later than the close of business on the later of the 60th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made by the corporation. In no event shall the public announcement of an adjournment of an annual meeting commence a new time period for the giving of a stockholder's notice as described above. Such stockholder's notice shall set forth (a) as to each person whom the stockholder proposes to nominate for election or re-election as a director all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (the "Exchange Act") and Rule 14A-11 thereunder (including such person's written consent to being named in the proxy statement as a nominee and to serving as a director if elected); (b) as to any other business that the stockholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest in such business of such stockholder and the beneficial owner, if any, on whose behalf the nomination or proposal is made and
(c) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made (i) the name and address of such stockholder, as they appear on the Corporation's books, and of such beneficial owner and (ii) the class and number of shares of the Corporation which are owned beneficially and of record by such stockholder and such beneficial owner.

     SECTION 8. Maintenance and Inspection of Stockholder List. The officer who has charge of the stock ledger of the corporation shall prepare and make, at least ten days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting, arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, during ordinary business hours, for a period of at least ten days prior to the meeting, either at a place within the city where the meeting is to be held, which place shall be specified in the notice of the meeting, or, if not so specified, at the place where the meeting is to be held. The list shall

                                   Annex IV-6
also be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any stockholder who is present.

                                  ARTICLE III

                                   DIRECTORS

     SECTION 1. The Number of Directors. The number of directors (other than directors elected by one or more series of Preferred Stock) which shall constitute the whole Board shall be not less than seven (7) nor more than thirteen (13), the exact number of directors to be determined from time to time solely by resolution adopted by the affirmative vote of a majority of the directors. The directors need not be stockholders. The directors shall be elected at the annual meeting of the stockholders, except as provided in Section 2 of this Article, and each director elected shall hold office until his successor is duly elected and qualified.

     SECTION 2. Vacancies. Vacancies on the Board of Directors by reason of death, resignation, removal, or otherwise, and newly created directorships resulting from any increase in the number of directors may be filled (other than directors elected by one or more series of Preferred Stock) solely by a majority of the directors then in office (although less than a quorum) or by a sole remaining director. Each director so chosen shall hold office until such director's successor shall have been duly elected and qualified or until such director's earlier death, resignation, disqualification or removal. If, at the time of filling any vacancy or any newly created directorship, the directors then in office shall constitute less than a majority of the whole Board (as constituted immediately prior to any such increase), the Court of Chancery may, upon application of any stockholder or stockholders having the right to vote for such directors, summarily order an election to be held to fill any such vacancies or newly created directorships, or to replace the directors chosen by the directors then in office.

     SECTION 3. Powers. The property and business of the corporation shall be managed by or under the direction of its Board of Directors. In addition to the powers and authorities by these By-Laws expressly conferred upon them, the Board may exercise all such powers of the corporation and do all such lawful acts and things as are not by statute or by the Certificate of Incorporation or by these By-Laws directed or required to be exercised or done by the stockholders.

     SECTION 4. Place of Directors' Meetings. The directors may hold their meetings and have one or more offices, and keep the books of the corporation outside of the State of Delaware.

     SECTION 5. Regular Meetings. Regular meetings of the Board of Directors may be held without notice at such time and place as shall from time to time be determined by the Board.

     SECTION 6. Special Meetings. Special meetings of the Board of Directors may be called by the President on forty-eight hours' notice to each director, either personally or by mail, telecopier, or other means of electronic transmission at the address of such director on the books and records of the corporation; special meetings shall be called by the President or the Secretary in like manner and on like notice on the written request of two directors.

     SECTION 7. Quorum. At all meetings of the Board of Directors a majority of the then authorized number of directors shall be necessary and sufficient to constitute a quorum for the transaction of business, and the vote of a majority of the directors present at any meeting at which there is a quorum shall be the act of the Board of Directors, except as may be otherwise specifically provided by statute, by the Certificate of Incorporation or by these By-Laws. If a quorum shall not be present at any meeting of the Board of Directors, the directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present.

     SECTION 8. Action Without Meeting. Unless otherwise restricted by the Certificate of Incorporation or these By-Laws, any action required or permitted to be taken at any meeting of the Board of Directors or of any committee thereof may be taken without a meeting, if all members of the Board or committee, as

                                   Annex IV-7
the case may be, consent thereto in writing, and the writing or writings are filed with the minutes of proceedings of the Board or committee.

     SECTION 9. Telephonic Meetings. Unless otherwise restricted by the Certificate of Incorporation or these By-Laws, members of the Board of Directors, or any committee designated by the Board of Directors, may participate in a meeting of the Board of Directors, or any committee, by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting shall constitute presence in person at such meeting.

     SECTION 10. Committees of Directors. The Board of Directors may, by resolution passed by a majority of the whole Board, designate one or more committees, each such committee to consist of one or more of the directors of the corporation. The Board may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of a member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not he or they constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of any such absent or disqualified member. Any such committee, to the extent provided in the resolution of the Board of Directors, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the corporation, and may authorize the seal of the corporation to be affixed to all papers which may require it; but no such committee shall have the power or authority in reference to amending the Certificate of Incorporation, adopting an agreement of merger or consolidation, recommending to the stockholders the sale, lease or exchange of all or substantially all of the corporation's property and assets, recommending to the stockholders a dissolution of the corporation or a revocation of a dissolution, or amending the By-Laws of the corporation; and, unless the resolution or the Certificate of Incorporation expressly so provide, no such committee shall have the power or authority to declare a dividend or to authorize the issuance of stock.

     SECTION 11. Minutes of Committee Meetings. Each committee shall keep regular minutes of its meetings and report the same to the Board of Directors when required.

     SECTION 12. Compensation of Directors. Unless otherwise restricted by the Certificate of Incorporation or these By-Laws, the Board of Directors shall have the authority to fix the compensation of directors. The directors may be paid their expenses, if any, of attendance at each meeting of the Board of Directors and may be paid a fixed sum for attendance at each meeting of the Board of Directors or a stated salary as director. No such payment shall preclude any director from serving the corporation in any other capacity and receiving compensation therefor. Members of special or standing committees may be allowed like compensation for attending committee meetings.

                                   ARTICLE IV

                                    OFFICERS

     SECTION 1. Officers. The officers of this corporation shall be chosen by the Board of Directors and shall include a Chairman of the Board of Directors or a President, or both, and a Secretary. The corporation may also have at the discretion of the Board of Directors such other officers as are desired, including a Vice-Chairman of the Board of Directors, a Chief Executive Officer, a Treasurer, one or more Vice Presidents, one or more Assistant Secretaries and Assistant Treasurers, and such other officers as may be appointed in accordance with the provisions of Section 3 hereof. In the event there are two or more Vice Presidents, then one or more may be designated as Executive Vice President, Senior Vice President, or other similar or dissimilar title. At the time of the election of officers, the directors may by resolution determine the order of their rank. Any number of offices may be held by the same person, unless the Certificate of Incorporation or these By-Laws otherwise provide.

     SECTION 2. Election of Officers. The Board of Directors, at its first meeting after each annual meeting of stockholders, shall choose the officers of the corporation.

                                   Annex IV-8

     SECTION 3. Subordinate Officers. The Board of Directors may appoint such other officers and agents as it shall deem necessary who shall hold their offices for such terms and shall exercise such powers and perform such duties as shall be determined from time to time by the Board.

     SECTION 4. Compensation of Officers. The salaries of all officers and agents of the corporation shall be fixed by the Board of Directors.

     SECTION 5. Term of Office; Removal and Vacancies. The officers of the corporation shall hold office until their successors are chosen and qualify in their stead. Any officer elected or appointed by the Board of Directors may be removed at any time by the affirmative vote of a majority of the members of the Board of Directors. If the office of any officer or officers becomes vacant for any reason, the vacancy shall be filled by the Board of Directors.

     SECTION 6. Chairman of the Board. The Chairman of the Board, if such an officer be elected, shall, if present, preside at all meetings of the Board of Directors and exercise and perform such other powers and duties as may be from time to time assigned to him by the Board of Directors or prescribed by these By-Laws. If there is no President, the Chairman of the Board shall in addition be the Chief Executive Officer of the corporation and shall have the powers and duties prescribed in Section 7 of this Article IV.

     SECTION 7. President. Subject to such supervisory powers, if any, as may be given by the Board of Directors to the Chairman of the Board, if there be such an officer, the President shall be the Chief Executive Officer of the corporation and shall, subject to the control of the Board of Directors, have general supervision, direction and control of the business and officers of the corporation. He shall preside at all meetings of the stockholders and, in the absence of the Chairman of the Board, or if there be none, at all meetings of the Board of Directors. He shall be an ex-officio member of all committees and shall have the general powers and duties of management usually vested in the office of President and Chief Executive Officer of corporations, and shall have such other powers and duties as may be prescribed by the Board of Directors or these By-Laws.

     SECTION 8. Vice Presidents. In the absence or disability of the President, the Vice Presidents in order of their rank as fixed by the Board of Directors, or if not ranked, the Vice President designated by the Board of Directors, shall perform all the duties of the President, and when so acting shall have all the powers of and be subject to all the restrictions upon the President. The Vice Presidents shall have such other duties as from time to time may be prescribed for them, respectively, by the Board of Directors.

     SECTION 9. Secretary. The Secretary shall attend all sessions of the Board of Directors and all meetings of the stockholders and record all votes and the minutes of all proceedings in a book to be kept for that purpose; and shall perform like duties for the standing committees when required by the Board of Directors. He shall give, or cause to be given, notice of all meetings of the stockholders and of the Board of Directors, and shall perform such other duties as may be prescribed by the Board of Directors or these By-Laws. He shall keep in safe custody the seal of the corporation, and when authorized by the Board, affix the same to any instrument requiring it, and when so affixed it shall be attested by his signature or by the signature of an Assistant Secretary. The Board of Directors may give general authority to any other officer to affix the seal of the corporation and to attest the affixing by his signature.

     SECTION 10. Assistant Secretary. The Assistant Secretary, or if there be more than one, the Assistant Secretaries in the order determined by the Board of Directors, or if there be no such determination, the Assistant Secretary designated by the Board of Directors, shall, in the absence or disability of the Secretary, perform the duties and exercise the powers of the Secretary and shall perform such other duties and have such other powers as the Board of Directors may from time to time prescribe.

     SECTION 11. Treasurer. The Treasurer shall have the custody of the corporate funds and securities and shall keep full and accurate accounts of receipts and disbursements in books belonging to the corporation and shall deposit all moneys, and other valuable effects in the name and to the credit of the corporation, in such depositories as may be designated by the Board of Directors. He shall disburse the funds of the corporation as may be ordered by the Board of Directors, taking proper vouchers for such disbursements, and shall render to the Board of Directors, at its regular meetings, or when the Board of

                                   Annex IV-9

Directors so requires, an account of all his transactions as Treasurer and of the financial condition of the corporation. If required by the Board of Directors, he shall give the corporation a bond, in such sum and with such surety or sureties as shall be satisfactory to the Board of Directors, for the faithful performance of the duties of his office and for the restoration to the corporation, in case of his death, resignation, retirement or removal from office, of all books, papers, vouchers, money and other property of whatever kind in his possession or under his control belonging to the corporation.

     SECTION 12. Assistant Treasurer. The Assistant Treasurer, or if there shall be more than one, the Assistant Treasurers in the order determined by the Board of Directors, or if there be no such determination, the Assistant Treasurer designated by the Board of Directors, shall, in the absence or disability of the Treasurer, perform the duties and exercise the powers of the Treasurer and shall perform such other duties and have such other powers as the Board of Directors may from time to time prescribe.

                                   ARTICLE V

                   INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The corporation shall indemnify every person who was or is a party or is or was threatened to be made a party to any action, suit, or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director or officer of the corporation or, while a director or officer of the corporation, is or was serving at the request of the corporation as a director or officer of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against expenses (including counsel fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding, to the full extent permitted by applicable law. The corporation shall be required to indemnify a person in connection with a proceeding (or part thereof) initiated by such person only if the proceeding (or part thereof) was authorized by the Board of Directors of the corporation. The indemnification provided for in these Bylaws shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under these Bylaws, or any agreement, vote of stockholders or otherwise.

                                   ARTICLE VI

                    INDEMNIFICATION OF EMPLOYEES AND AGENTS

     The corporation may, at its option, indemnify every person who was or is a party or is or was threatened to be made a party to any action, suit, or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was an employee or agent of the corporation or, while an employee or agent of the corporation, is or was serving at the request of the corporation as an employee or agent or trustee of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against expenses (including counsel fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding, to the extent permitted by applicable law.

                                  ARTICLE VII

                             CERTIFICATES OF STOCK

     SECTION 1. Certificates. Every holder of stock of the corporation shall be entitled to have a certificate signed by, or in the name of the corporation by, the Chairman or Vice Chairman of the Board of Directors, or the President or a Vice President, and by the Secretary or an Assistant Secretary, or the Treasurer or an Assistant Treasurer of the corporation, certifying the number of shares represented by the certificate owned by such stockholder in the corporation.

     SECTION 2. Signatures on Certificates. Any or all of the signatures on the certificate may be a facsimile. In case any officer, transfer agent, or registrar who has signed or whose facsimile signature has

                                   Annex IV-10
been placed upon a certificate shall have ceased to be such officer, transfer agent, or registrar before such certificate is issued, it may be issued by the corporation with the same effect as if he were such officer, transfer agent, or registrar at the date of issue.

     SECTION 3. Statement of Stock Rights, Preferences, Privileges. If the corporation shall be authorized to issue more than one class of stock or more than one series of any class, the powers, designations, preferences and relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights shall be set forth in full or summarized on the face or back of the certificate which the corporation shall issue to represent such class or series of stock, provided that, except as otherwise provided in section 202 of the General Corporation Law of the State of Delaware, in lieu of the foregoing requirements, there may be set forth on the face or back of the certificate which the corporation shall issue to represent such class or series of stock, a statement that the corporation will furnish without charge to each stockholder who so requests the powers, designations, preferences and relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights.

     SECTION 4. Lost Certificates. The Board of Directors may direct a new certificate or certificates to be issued in place of any certificate or certificates theretofore issued by the corporation alleged to have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming the certificate of stock to be lost, stolen or destroyed. When authorizing such issue of a new certificate or certificates, the Board of Directors may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificate or certificates, or his legal representative, to advertise the same in such manner as it shall require and/or to give the corporation a bond in such sum as it may direct as indemnity against any claim that may be made against the corporation with respect to the certificate alleged to have been lost, stolen or destroyed.

     SECTION 5. Transfers of Stock. Upon surrender to the corporation, or the transfer agent of the corporation, of a certificate for shares duly endorsed or accompanied by proper evidence of succession, assignation or authority to transfer, it shall be the duty of the corporation to issue a new certificate to the person entitled thereto, cancel the old certificate and record the transaction upon its books.

     SECTION 6. Fixed Record Date. In order that the corporation may determine the stockholders entitled to notice of or to vote at any meeting of the stockholders, or any adjournment thereof, or entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the Board of Directors may fix a record date which shall not be more than sixty nor less than ten days before the date of such meeting, nor more than sixty days prior to any other action. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the adjourned meeting.

     SECTION 7. Registered Stockholders. The corporation shall be entitled to treat the holder of record of any share or shares of stock as the holder in fact thereof and accordingly shall not be bound to recognize any equitable or other claim or interest in such share on the part of any other person, whether or not it shall have express or other notice thereof, save as expressly provided by the laws of the State of Delaware.

                                  ARTICLE VIII

                               GENERAL PROVISIONS

     SECTION 1. Dividends. Dividends upon the capital stock of the corporation, subject to the provisions of the Certificate of Incorporation, if any, may be declared by the Board of Directors at any regular or special meeting, pursuant to law. Dividends may be paid in cash, in property, or in shares of the capital stock, subject to the provisions of the Certificate of Incorporation.

                                   Annex IV-11

     SECTION 2. Payment of Dividends; Directors' Duties. Before payment of any dividend there may be set aside out of any funds of the corporation available for dividends such sum or sums as the directors from time to time, in their absolute discretion, think proper as a reserve fund to meet contingencies, or for equalizing dividends, or for repairing or maintaining any property of the corporation, or for such other purpose as the directors shall think conducive to the interests of the corporation, and the directors may abolish any such reserve.

     SECTION 3. Checks. All checks or demands for money and notes of the corporation shall be signed by such officer or officers as the Board of Directors may from time to time designate.

     SECTION 4. Fiscal Year. The fiscal year of the corporation shall be fixed by resolution of the Board of Directors.

     SECTION 5. Corporate Seal. The corporate seal shall have inscribed thereon the name of the corporation, the year of its organization and the words "Corporate Seal, Delaware." Said seal may be used by causing it or a facsimile thereof to be impressed or affixed or reproduced or otherwise.

     SECTION 6. Manner of Giving Notice. Whenever, under the provisions of the Certificate of Incorporation, or of these By-Laws, or any rule, regulation or statutory provision applicable to the corporation, notice is required to be given to any director or stockholder, it shall not be construed to mean personal notice, but such notice may be given (unless otherwise provided) in writing, by mail, addressed to such director or stockholder, at his address as it appears on the records of the corporation, with postage thereon prepaid, and such notice shall be deemed to be given at the time when the same shall be deposited in the United States mail. Notice to directors may also be given by mail, telecopier, or other means of electronic transmission at the address of such director on the books and records of the corporation.

     SECTION 7. Waiver of Notice. Whenever any notice is required to be given under the provisions of the Certificate of Incorporation or of these By-Laws, or any rule, regulation or statutory provision applicable to the corporation, a waiver thereof in writing, signed by the person or persons entitled to said notice, whether before or after the time stated therein, shall be deemed equivalent thereto.

                                   ARTICLE IX

                                   AMENDMENTS

     SECTION 1. Amendment by Directors or Stockholders. These By-Laws may be altered, amended or repealed or new By-Laws may be adopted by the affirmative vote of the holders of not less than two-thirds of the total voting power of all outstanding shares of securities of the corporation then entitled to vote generally in the election of directors or by the Board of Directors, at any regular meeting of the stockholders or of the Board of Directors or at any special meeting of the stockholders or of the Board of Directors if notice of such alteration, amendment, repeal or adoption of new By-Laws be contained in the notice of such special meeting.

                                   Annex IV-12

                            CERTIFICATE OF SECRETARY

     I, the undersigned, do hereby certify:

          (1) That I am the duly elected and acting Secretary of SCPIE HOLDINGS INC., a Delaware corporation; and

          (2) That the foregoing amended and restated by-laws constitute the bylaws of said corporation as duly adopted by the written consent of the stockholder of said corporation as of May 9, 1996.

     IN WITNESS WHEREOF, I have hereunto subscribed my name this 9th day of May, 1996.

                                          /s/ WENDELL L. MOSELEY, M.D.
                                          ----------------------------
                                          Wendell L. Moseley, M.D.
                                          Secretary

                                   Annex IV-13

                                    ANNEX V

                          INSTRUCTIONS FOR COMPLETING
                   THE TAXPAYER IDENTIFICATION NUMBER ("TIN")
                               CERTIFICATION CARD

INSTRUCTIONS TO TAXPAYER
(Section References are to the Internal Revenue Code).

PURPOSE OF FORM. -- A person who is required to file an information return with the Internal Revenue Service (IRS) must obtain your correct taxpayer identification number (TIN) to report income paid to you, real estate transactions, mortgage interest you paid, the acquisition or abandonment of secured property, or contributions you made to an individual retirement arrangement (IRA). Use Form W-9 to furnish your correct TIN to the requester (the person asking you to furnish your TIN), and, when applicable, (1) to certify that the TIN you are furnishing is correct (or that you are waiting for a number to be issued), (2) to certify that you are not subject to backup withholding if you are an exempt payee. Furnishing your correct TIN and making the appropriate certifications will prevent certain payments from being subject to backup withholding.

Note: If a requester gives you a form other than a W-9 to request your TIN, you must use the requester's form. The TIN Certification Card is a "Substitute" Form W-9.

HOW TO OBTAIN A TIN. -- If you do not have a TIN, apply for one immediately. To apply, get Form SS-5, Application for a Social Security Card (for individuals) from your local office of the Social Security Administration, or Form SS-4, Application for Employer Identification Number (for businesses and all other entities), from your local IRS office.

    To complete Form W-9 if you do not have a TIN, write "Applied For" in the space for the TIN on the form, sign and date the form, and give it to the requester. Generally, you will then have 60 days to obtain a TIN and furnish it to the requester. If the requester does not receive your TIN within 60 days, backup withholding, if applicable, will begin and continue until you furnish your TIN to the requester. For reportable interest or dividend payments, the payer must exercise one of the following options concerning backup withholding during this 60-day period. Under option (1), a payer must backup withhold on any withdrawals you make from your account after 7 business days after the requester receives this form back from you. Under option (2), the payer must backup withhold on any reportable interest or dividend payments made to your account, regardless of whether you make any withdrawals. The backup withholding under option (2) must begin no later than 7 business days after the requester receives this form back. Under option (2) the payer is required to refund the amounts withheld if your certified TIN is received within the 60-day period and you were not subject to backup withholding during that period.

Note: Writing "Applied For" on the form means that you have already applied for a TIN OR that you intend to apply for one in the near future.

As soon as you receive your TIN, complete another Form W-9, include your TIN, sign and date the form, and give it to the requester.

WHAT IS BACKUP WITHHOLDING? -- Persons making certain payments to you are required to withhold and pay to the IRS 31% of such payments under certain conditions. This is called "backup withholding." Payments that could be subject to backup withholding include interest, dividends, broker and barter exchange transactions, rents, royalties, nonemployee compensation, and certain payments from fishing boat operators, but do not include real estate transactions.

    If you give the requester your correct TIN, make the appropriate Certification, and report all your taxable interest and dividends on your tax return, your payments will not be subject to backup withholding. Payments you receive will be subject to backup withholding if:

(1) You do not furnish your TIN to the requester, or

(2) The IRS notifies the requester that you furnished an incorrect TIN, or

(3) You are notified by the IRS that you are subject to backup withholding because you failed to report all your interest and dividends on your tax return (for reportable interest and dividends only), or

(4) You fail to certify to the requester that you are not subject to backup withholding under (3) above (for reportable interest and dividend accounts opened after 1983 only), or

(5) You fail to certify your TIN. This applies only to reportable interest, dividend, broker, or barter exchange accounts opened after 1983, or broker accounts considered inactive in 1983.

    Except as explained in (5) above, other reportable payments are subject to backup withholding only if (1) or (2) above applies.

    Certain payees and payments are exempt from backup withholding and information reporting. See Payees and Payments Exempt From Backup Withholding, below, and Exempt Payees and Payments under Specific Instructions, on page 94 if you are an exempt payee.

PAYEES AND PAYMENTS EXEMPT FROM BACKUP WITHHOLDING. -- The following is a list of payees exempt from backup withholding and for which no information reporting is required. For interest and dividends, all listed payees are exempt except item (9). For broker transactions, payees listed in (1) through (13), and a person registered under the Investment Advisers Act of 1940 who regularly acts as broker are exempt. Payments subject to reporting under sections 6041 and 6041A are generally exempt from backup withholding only if made to payees described in items (1) through (7), except that a corporation that provides medical and health care services or bills and collects payments for such services is not exempt from backup withholding or information reporting. Only payees described in items (2) through (6) are exempt from backup withholding for barter exchange transactions, patronage dividends, and payments by certain fishing boat operators.

(1) A corporation.

(2) An organization exempt from tax under section 501(a), or an IRA, or a custodial account under section 403(b)(7).

(3) The United States or any of its agencies or instrumentalities.

(4) A state, the District of Columbia, a possession of the United States, or any of their political subdivisions, agencies or instrumentalities.

(5) A foreign government or any of its political subdivisions, agencies or instrumentalities.

(6) An international organization or any of its agencies or instrumentalities.

(7) A foreign central bank of issue.

(8) A dealer in securities or commodities required to register in the U.S. or possession of the U.S.

(9) A futures commission merchant registered with the Commodity Futures Trading Commission.

(10) A real estate investment trust.

(11) An entity registered at all times during the tax year under the Investment Company Act of 1940.

(12) A common trust fund operated by a bank under section 584(a).

(13) A financial institution.

(14) A middleman known in the investment community as a nominee or listed in the most recent publication of the American Society of Corporate Secretaries, Inc., Nominee List.

(15) A trust exempt from tax under section 664 or described in section 4947.

    Payments of dividends and patronage dividends generally not subject to backup withholding also include the following:

- -- Payments to nonresident aliens subject to withholding under section 1441.

- -- Payments to partnerships not engaged in a trade or business in the U.S. and that have at least one nonresident partner.

- -- Payments of patronage dividends not paid in money.

- -- Payments made by certain foreign organizations.

    Payments of interest generally not subject to backup withholding include the following:

- -- Payments of interest on obligations issued by individuals. Note: You may be subject to backup withholding if this interest is $600 or more and is paid in the course of the payer's trade or business and you have not provided your correct TIN to the payer.

- -- Payments of tax-exempt interest (including exempt-interest dividends under section 852).

- -- Payments described in section 6049(b)(5) to nonresident aliens.

- -- Payments on tax-free covenant bonds under section 1451.

- -- Payments made by certain foreign organizations.

- -- Mortgage interest paid by you.

                                    ANNEX V-1

    Payments that are not subject to information reporting are also not subject to backup withholding. For details, see sections 6041, 60.41A(a), 6042, 6044, 6045, 6049, 6050A, and 6050N, and the regulations under those sections.

PENALTIES

    FAILURE TO FURNISH TIN. -- If you fail to furnish your correct TIN to the requester, you are subject to a penalty of $50 for each such failure unless your failure is due to reasonable cause and not to willful neglect.

    CIVIL PENALTY FOR FALSE INFORMATION WITH RESPECT TO WITHHOLDING. If you make a false statement with no reasonable basis that results in no imposition of backup withholding, you are subject to a penalty of $500.

    CRIMINAL PENALTY FOR FALSIFYING INFORMATION. -- Willfully falsifying certifications or affirmations may subject you to criminal penalties including fines and/or imprisonment.

SPECIFIC INSTRUCTIONS

    NAME. -- If you are an individual, you must generally provide the name shown on your social security card. However, if you have changed your last name, for instance, due to marriage, without informing the Social Security Administration of the name change, please enter your first name and both the last name shown on your social security card and your new last name.

    If you are a sole proprietor, you must furnish your individual name and either your SSN or EIN. You may also enter your business name below your individual name. Enter your name(s) as shown on your social security card and/or as it was used to apply for your EIN on Form SS-4.

SIGNING THE CERTIFICATION. --

    (1) INTEREST, DIVIDEND AND BARTER EXCHANGE ACCOUNTS OPENED BEFORE 1984 AND BROKER ACCOUNTS CONSIDERED ACTIVE DURING 1983. -- You are required to furnish your correct TIN, but you are not required to sign the certification.

    (2) INTEREST, DIVIDEND, BROKER AND BARTER EXCHANGE ACCOUNTS OPENED AFTER 1983 AND BROKER ACCOUNTS CONSIDERED INACTIVE DURING 1983. -- You must sign the certification or backup withholding will apply. If you are subject to backup withholding and you are merely providing your correct TIN to the requester, you must cross out item (2) in the certification before signing the form.

    (3) REAL ESTATE TRANSACTIONS. -- You must sign the certification. You may cross out item (2) of the certification if you wish.

    (4) OTHER PAYMENTS. -- You are required to furnish your correct TIN, but you are not required to sign the certification unless you have been notified of an incorrect TIN. Other payments include payments made in the course of the requester's trade or business for rents, royalties, goods (other than bills for merchandise), medical and health care services, payments to a nonemployee for services (including attorney and accounting fees), and payments to certain fishing boat crew members.

    (5) MORTGAGE INTEREST PAID BY YOU, ACQUISITION OR ABANDONMENT OF SECURED PROPERTY, OR IRA CONTRIBUTIONS. -- You are required to furnish your correct TIN, but you are not required to sign the certification.

    (6) EXEMPT PAYEES AND PAYMENTS. -- If you are exempt from backup withholding, you should complete this form to avoid possible erroneous backup withholding. Enter your correct TIN on the form, circle "EXEMPT" in 2(i) of the certification, sign and date the form. If you are a nonresident alien or foreign entity not subject to backup withholding, give the requester a completed Form W-8, Certification of Foreign Status.

    (7) TIN "APPLIED FOR." -- Follow the instructions under How To Obtain a TIN, on page 93, sign and date this form.

    SIGNATURE. -- For a joint account, only the person whose TIN is shown on the form should sign the form.

    PRIVACY ACT NOTICE. -- Section 6109 requires you to furnish your correct TIN to persons who must file information returns with the IRS to report interest dividends, and certain other income paid to you, mortgage interest you paid, the acquisition or abandonment of secured property, or contributions you made to an IRA. The IRS uses the numbers for identification purposes and to help verify the accuracy of your tax return. You must provide your TIN whether or not you are required to file a tax return. Payers must generally withhold 31% of taxable interest, dividend, and certain other payments to a payee who does not furnish a TIN to a payer. Certain penalties may also apply.

                                    ANNEX V-2

WHAT NAME AND NUMBER TO GIVE THE REQUESTER

- -------------------------------------------------------------         -------------------------------------------------------------
                                       GIVE THE NAME AND                                                     GIVE THE NAME AND
FOR THIS TYPE OF ACCOUNT:              SOCIAL SECURITY                FOR THIS TYPE OF ACCOUNT:              EMPLOYER
                                       NUMBER OF:                                                            IDENTIFICATION
                                                                                                             NUMBER OF:
- -------------------------------------------------------------         -------------------------------------------------------------
 1. Individual                         The individual                 6. Sole proprietorship                 The owner(3)

 2. Two or more individuals            The actual owner of            7. A valid trust, estate,              Legal entity(4)
    joint (account)                    the account or, if                or pension trust
                                       combined funds, the
                                       first individual on            8. Corporate                           The corporation
                                       the account(1)
                                                                      9. Association, club,                  The organization
 3. Custodian account of a minor       The minor(2)                      religious, charitable,
    (Uniform Gift to Minors Act)                                         educational or other
                                                                         tax-exempt organization
 4. a. The usual revocable savings     The grantor-trustee(1)
       trust (grantor is                                             10. Partnership                         The partnership
       also trustee)
                                                                     11. A broker or registered              The broker or nominee
    b. So-called trust account that    The actual owner(1)               nominee
       is not a legal or valid
       trust under State law                                         12. Account with the                    The public entity
                                                                         Department of Agriculture
 5. Sole proprietorship                The owner(3)                      in the name of a public
                                                                         entity (such as a state or
                                                                         local government, school
                                                                         district or prison) that
                                                                         receives agricultural
                                                                         program payments.
- -------------------------------------------------------------         -------------------------------------------------------------

(1) List first and circle the name of the person whose number you furnish.

(2) Circle the minor's name and furnish the minor's social security number.

(3) Show the individual's name. See item 5 or 6. You may also enter business name.

(4) List first and circle the name of the legal trust, estate, or pension trust. (Do not furnish the identification number of the personal representative or trustee unless the legal entity itself is not designated in the account title.)

Note: If no name is circled when there is more than one name, the number will considered to be that of the first name listed.



                                   ANNEX V-3

                                    ANNEX VI

STATE OF CALIFORNIA                    CHUCK QUACKENBUSH, Insurance Commissioner
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

DEPARTMENT OF INSURANCE
45 FREMONT STREET, 24TH FLOOR
SAN FRANCISCO, CA 94105
                                                                  [LOGO]

September   , 1996

Southern California Physicians Insurance Exchange
9441 West Olympic Boulevard
Beverly Hills, CA 90213

       SUBJECT: Southern California Physicians Insurance Exchange (SCPIE) -- Application for Approval of Conversion Merger with and into SCPIE Indemnity Co.

Dear Ladies and Gentlemen:

By this letter, the California Department of Insurance (CDI) herewith approves for submission to a vote of the members, the proposed merger of Southern California Physicians Insurance Exchange (SCPIE) with and into SCPIE Indemnity Company (Indemnity), a California-domiciled stock insurer, whereby SCPIE will in effect be converted from a reciprocal exchange into a stock insurer owned by SCPIE Holdings, Inc., a Delaware-domiciled business corporation, the shares of which will be issued to SCPIE members, all as more fully set forth in the documents duly filed with CDI in support of the captioned application.

Please note that this approval is issued under California Insurance Code (CIC) sec. 1552 for purposes of authorizing submission of the transaction to SCPIE's members for approval per CIC sec. 1553, and does not constitute a final certificate of approval under CIC sec. 1555 which would enable complete consummation of the transaction by means of filing the merger agreement with California Secretary of State.

Please further note that with respect to the required member vote, the issuance of this approval should be considered as being permissive only, and not as constituting an official recommendation or endorsement of the proposed transaction. SCPIE members should exercise their own sound independent judgement in deciding how they will vote.

Additionally, this approval cannot constitute assurance that a final certificate of approval will be issued, inasmuch as fairness and equity require due consideration by CDI of any pertinent comments or concerns brought to CDI's attention by members or other interested parties as part of the membership-meeting process. Accordingly, notwithstanding approval at the point, any such information shall be considered with respect to whether a final certificate of approval should be issued following the membership vote, pursuant to CIC sec. 1555.

This approval is issued pursuant to CIC sec. 1552 only and, except as indicated hereinbelow, does not constitute, signify or imply review under any other CIC Section or other California statutes.

By reason of this review and approval, no additional consent per CIC sec. 1011(c) shall be needed or required. Additionally, insofar as the transaction would result in a change of control within the purview of the California Insurance Holding Company System Regulatory Act, CIC sec. 1215.2, then by reason of the review and approval required by CIC sec. 1552 and sec. 1555, CDI herein and hereby issues its order pursuant to CIC sec. 1215.2(f) exempting the transaction from the review and approval requirements of sec. 1215.2, inasmuch as transactions subject to comprehensive review and approval requirements under other CIC provisions are not among those believed to be comprehended within the purpose of sec. 1215.2.

                                   ANNEX VI-1

Appropriate amendment to the survivor's Form B registration statement under CIC sec. 1215.4(d) should be filed to reflect the result of the merger and repositioning of Indemnity.

Acknowledged as presently pending with CDI concurrently with the captioned application are three additional related applications; specifically, applications for (1) technical withdrawal per CIC sec. 1070 et seq. of SCPIE as an insurer following its merger with Indemnity; (2) prior CDI consent to transfer of all 10,000 issued and outstanding shares of Indemnity to SCPIE Holdings, Inc., a Delaware stock corporation; and (3) security permit for initial public issuance of additional shares by SCPIE Holdings, Inc. Appropriate administrative action upon all such applications shall be taken concurrently with CDI's action upon any filing for final definitive certificate of approval per CIC sec. 1555(a); should no such filing be made, all related applications will be deemed to have been abandoned without prejudice as moot.

This administrative authorization is based on the specific information and documentation previously filed in or with the captioned application, together with all assurances, representations, confirmations, certifications, undertakings, opinions and commitments submitted in support of it. Consequently, it is conditioned on the continuing full accuracy and validity of them all, and on the continuous conduct of Applicant and all other pertinent parties in complete compliance therewith.

     This authorization applies only to the transaction between the present parties thereto, in the form as presently proposed or described in the materials filed in or with the captioned application, and cannot be assumed to apply to any amendment, revision, substitution, modification or other alteration thereto. Consequently, any contemplated alteration must be brought promptly to the attention of CDI before consummation, for determination as to whether it falls with the scope of this authorization, or requires additional regulatory action or review.

     This approval addresses those issues within the California Insurance Commissioner's statutory jurisdiction, and shall not be construed to determine or resolve any issues or matters lawfully committed to the jurisdiction of any other administrative agency or judicial tribunal.

     CDI suggests that this letter or a true copy thereof be retained among the parties' permanent corporate records, inasmuch as it constitutes the sole evidence of approval of the transaction for submission to vote of the membership intended to be issued by CDI.

     This communication is believed and intended to be a complete response to the captioned Applicant's request for approval to submit the transaction to a vote of Applicant's members, and accordingly, should suffice to conclude this stage of the administrative approval process.

Very truly yours,

JAMES W. HOLMES
Senior Staff Counsel
(415) 904-5679

JWH:pd

cc: Diana L. Day
    Patrick Abandy
      CDI Financial Analysis Div.

bcc: V. Sidbury
     N. Clark
     R. Loo

                                   ANNEX VI-2

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF OFFICERS AND DIRECTORS.

     Article Seventh of the Restated Certificate of Incorporation of SCPIE Holdings Inc. (the "Registrant") provides with respect to the indemnification of directors that no director shall be liable to Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent that such exemption from liability or limitation thereof is not permitted under the DGCL. Article V of Registrant's Bylaws provides that Registrant shall indemnify every person who was or is a party or is or was threatened to be made a party to any action, suit, or proceeding, whether civil, criminal, administrative or investigative, (an "Action") by reason of the fact that he is or was a director or officer of Registrant or, while a director or officer of Registrant, is or was serving at the request of Registrant as a director or officer of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against expenses (including counsel fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding, to the full extent permitted by applicable law. Article V further provides that Registrant shall be required to indemnify a person in connection with a proceeding (or part thereof) initiated by such person only if the proceeding (or part thereof) was authorized by the Board of Directors of Registrant. Article VI of Registrant's Bylaws provides that Registrant may, at its option, indemnify every person who was or is a party or is or was threatened to be made a party to any Action, by reason of the fact that he is or was an employee or agent of Registrant or, while an employee or agent of Registrant, is or was serving at the request of Registrant as an employee or agent or trustee of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against expenses (including counsel fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding, to the extent permitted by applicable law. In addition to the foregoing, Registrant intends to enter into indemnification agreements with each of its directors and certain of its executive officers. The information contained in the Prospectus under the caption "Description of Capital
Stock -- Delaware Law and Certain Charter and ByLaw Provisions" is incorporated by reference herein. It is the position of the Commission that indemnification of officers and directors of liabilities arising under the Securities Act is against public policy and is unenforceable pursuant to Section 14 of the Securities Act.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     A.  EXHIBITS


        NUMBER                                     DOCUMENT
        ------                                     --------
         2.        Form of Amended and Restated Plan and Agreement of Merger by and among
                   SCPIE Holdings Inc., SCPIE Indemnity Company, and Southern California
                   Physicians Insurance Exchange, dated August 8, 1996.**
         3.1       Form of Amended and Restated Certificate of Incorporation.**
         3.2       Form of Amended and Restated Bylaws.**
         5         Opinion of Latham & Watkins.**
         8         Opinion of Latham & Watkins re tax matters.**
        10.1       Amended and Restated Employment Agreement dated January 2, 1996, between
                   SCPIE Management Company and Donald J. Zuk.**


        10.2       Operational Agreement between Southern California Physicians Insurance
                   Exchange and Sullivan, Kelly and Associates, Inc. dated August 25,
                   1995.**
        10.2.1     Amendment to Operational Agreement between Southern California Physicians
                   Insurance Exchange and Sullivan, Kelly and Associates, Inc. dated August
                   1, 1996.**

        NUMBER                                     DOCUMENT
        ------                                     --------
        10.3       Letter of Credit Agreement dated January 11, 1995 between First
                   Interstate Bank and Southern California Physicians Insurance Exchange in
                   the amount of $27,368,087.**
        10.4       Letter of Credit Agreement dated January 26, 1995 between First
                   Interstate Bank and Southern California Physicians Insurance Exchange for
                   a $5,000,000 Secured Standby Letter of Credit Facility.**
        10.5       First Excess of Loss Treaty No. 01-95-0020 with various subscribing reinsurers.**
        10.6       Second Excess of Loss Treaty No. 01-95-0021 with various subscribing reinsurers.**
        10.7       Third Excess of Loss Treaty No. 01-95-0022 with various subscribing reinsurers.**
        10.8       Fourth Excess of Loss Treaty No. 01-95-0599 with various subscribing reinsurers.**
        10.9       Per Policy Excess of Loss Treaty No. 01-94-0365 with various subscribing reinsurers.**
        10.10      Reinstatement/Retroactive/Aggregate Extension Excess of Loss Treaty No.
                   01-95-0879 with various subscribing reinsurers.**
        10.11      Medical Malpractice Surplus Reinsurance Treaty between SCPIE and Lloyd's
                   Syndicate No. 1010 and Syndicates comprising 1007 Group underwritten for by CW Spreckley, Esq. and others, effective date January 1, 1996, Treaty
                   No. 01-95-0374.**
        10.12      SCPIE Management Company Retirement Income Plan, as amended and restated, effective January 1, 1989.**
        10.13      Supplemental Employee Retirement Plan for Selected Employees of SCPIE
                   Management Company dated January 1, 1995.**
        10.14      Retirement Plan for Outside Governors and Affiliated Directors, effective
                   January 1, 1994 as amended.**
        10.15      The SMC Cash Accumulation Plan dated July 1, 1991, as amended.**
        10.16      Inter-Company Pooling Arrangement as of April 1, 1996.**
        10.17      Form of Indemnification Agreement.**
        11.        Statement re: computation of per share earnings, reference is made to page F-4.
        21.        Subsidiaries of the registrant.**
        24.1       Consent of Ernst & Young LLP, reference is made to page S-1.
        24.2       Consent of Latham & Watkins, reference is made to Exhibit 5.**
        24.3       Consent of Salomon Brothers Inc
        25.        Power of Attorney, reference is made to page II-3.
        27.        Financial Data Schedule.**
        99.1       Form of Proxy Card.**
        99.2       Form of Taxpayer Identification Card.**
        99.3       Form of Record Card.**
        99.4       Southern California Physician Insurance Exchange Merger Information
                   Center Q & As.**


- ---------------

(**) Previously filed.

     B.  FINANCIAL STATEMENT SCHEDULES

     Schedules I, II, III, IV and VI have been omitted as all required data is included in the Financial Statements and corresponding footnotes. All other schedules for which provision is made in the applicable accounting regulations of the Securities and Exchange Commission are not required under the related instructions or are not applicable and therefore have been omitted.

ITEM 22.  UNDERTAKINGS.

     Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The registrant hereby undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

     The undersigned registrant hereby undertakes:

          (1) For purposes of determining any liability under the Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Act shall be deemed to be part of this registration statement as of the time it was declared effective; and

          (2) For the purpose of determining any liability under the Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Amendment to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Beverly Hills, State of California, on September 16, 1996.


                                          SCPIE HOLDINGS INC.

                                          By: /s/  DONALD J. ZUK
                                            ------------------------------------
                                                       Donald J. Zuk
                                                         President

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment to Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


                  SIGNATURE                               TITLE                    DATE
                  ---------                               -----                    ----
                          *                       Chairman of the Board      September 16, 1996
- ---------------------------------------------
          Mitchell S. Karlan, M.D.

             /s/  DONALD J. ZUK                   President, Principal       September 16, 1996
- ---------------------------------------------      Executive Officer,
                Donald J. Zuk                           Director

                          *                       Vice President, Chief      September 16, 1996
- ---------------------------------------------      Financial Officer,
                Patrick T. Lo                     (Principal Financial
                                                  Officer and Principal
                                                   Accounting Officer)

                          *                             Director             September 16, 1996
- ---------------------------------------------
            Allan K. Briney, M.D.

                          *                             Director             September 16, 1996
- ---------------------------------------------
             Willis T. King, Jr.

                          *                      Treasurer and Director      September 16, 1996
- ---------------------------------------------
           Jack E. McCleary, M.D.

                          *                             Director             September 16, 1996
- ---------------------------------------------
          Charles B. McElwee, M.D.

                          *                      Secretary and Director      September 16, 1996
- ---------------------------------------------
          Wendell L. Moseley, M.D.

                          *                             Director             September 16, 1996
- ---------------------------------------------
              Donald P. Newell

                  SIGNATURE                               TITLE                    DATE
                  ---------                               -----                    ----
                          *                             Director             September 16, 1996
- ---------------------------------------------
           Harriet M. Opfell, M.D.

                          *                             Director             September 16, 1996
- ---------------------------------------------
           William A. Renert, M.D.

                          *                             Director             September 16, 1996
- ---------------------------------------------
            Henry L. Stoutz, M.D.

                          *                             Director             September 16, 1996
- ---------------------------------------------
          Reinhold A. Ullrich, M.D.

       * By:        /s/  DONALD J. ZUK
            ---------------------------------
                Donald J. Zuk
              Attorney-in-Fact

                        CONSENT OF INDEPENDENT AUDITORS


We consent to the reference to our firm under the caption "Experts" and to the use of our reports dated March 5, 1996, except for Note 9, as to which the date is July 12, 1996, and May 1, 1996, in Amendment No. 4 to Registration Statement (Form S-4 No. 333-4454) and related Prospectus of SCPIE Holdings Inc. for the registration of 10,500,000 shares of its common stock.


                                          ERNST & YOUNG LLP

Los Angeles, California

September 16, 1996

                               INDEX TO EXHIBITS


                                                                                       SEQUENTIALLY
  EXHIBIT                                                                                NUMBERED
  NUMBER                                   DESCRIPTION                                     PAGE
  -------                                  -----------                                 ------------
   2.      Form of Amended and Restated Plan and Agreement of Merger by and among
           SCPIE Holdings Inc., SCPIE Indemnity Company, and Southern California
           Physicians Insurance Exchange, dated August 8, 1996**......................
   3.1     Form of Amended and Restated Certificate of Incorporation**................
   3.2     Form of Amended and Restated Bylaws**......................................
   5       Opinion of Latham & Watkins**..............................................
   8       Opinion of Latham & Watkins re tax matters**...............................
  10.1     Amended and Restated Employment Agreement dated January 2, 1996, between
           SCPIE Management Company and Donald J. Zuk**...............................
  10.2     Operational Agreement between Southern California Physicians Insurance
           Exchange and Sullivan, Kelly and Associates, Inc. dated August 25,
           1995**.....................................................................
  10.2.1   Amendment to Operational Agreement between Southern California Physicians
           Insurance Exchange and Sullivan, Kelly and Associates, Inc. dated August 1,
           1996**.....................................................................
  10.3     Letter of Credit Agreement dated January 11, 1995 between First Interstate
           Bank and Southern California Physicians Insurance Exchange in the amount of
           $27,368,087**..............................................................
  10.4     Letter of Credit Agreement dated January 26, 1995 between First Interstate
           Bank and Southern California Physicians Insurance Exchange for a $5,000,000
           Secured Standby Letter of Credit Facility**................................
  10.5     First Excess of Loss Treaty No. 01-95-0020 with various subscribing reinsurers**...............................................................
  10.6     Second Excess of Loss Treaty No. 01-95-0021 with various subscribing reinsurers**...............................................................
  10.7     Third Excess of Loss Treaty No. 01-95-0022 with various subscribing reinsurers**...............................................................
  10.8     Fourth Excess of Loss Treaty No. 01-95-0599 with various subscribing reinsurers**...............................................................
  10.9     Per Policy Excess of Loss Treaty No. 01-94-0365 with various subscribing reinsurers**...............................................................
  10.10    Reinstatement/Retroactive/Aggregate Extension Excess of Loss Treaty No.
           01-95-0879 with various subscribing reinsurers**...........................
  10.11    Medical Malpractice Surplus Reinsurance Treaty between SCPIE and Lloyd's
           Syndicate No. 1010 and Syndicates comprising 1007 Group underwritten for by
           CW Spreckley, Esq. and others, effective date January 1, 1996, Treaty No.
           01-95-0374**...............................................................
  10.12    SCPIE Management Company Retirement Income Plan, as amended and restated, effective January 1, 1989**................................................
  10.13    Supplemental Employee Retirement Plan for Selected Employees of SCPIE
           Management Company dated January 1, 1995**.................................
  10.14    Retirement Plan for Outside Governors and Affiliated Directors, effective
           January 1, 1994 as amended**...............................................
  10.15    The SMC Cash Accumulation Plan dated July 1, 1991, as amended**............
  10.16    Inter-Company Pooling Agreement as of April 1, 1996**......................
  10.17    Form of Indemnification Agreement**........................................
  11.      Statement re: computation of per share earnings, reference is made to page
           F-4........................................................................
  21.      Subsidiaries of the registrant**...........................................
  24.1     Consent of Ernst & Young LLP, reference is made to page S-1................
  24.2     Consent of Latham & Watkins, reference is made to Exhibit 5**..............
  24.3     Consent of Salomon Brothers Inc............................................
  25.      Power of Attorney, reference is made to page II-3..........................
  27.      Financial Data Schedule**..................................................
  99.1     Form of Proxy Card**.......................................................
  99.2     Form of Taxpayer Identification Card**.....................................
  99.3     Form of Record Card**......................................................
  99.4     Southern California Physicians Insurance Exchange Merger Information Center
           Q & As**...................................................................


- ---------------

(**) Previously filed.